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As filed with the Securities and Exchange Commission on June 30, 2005

Registration No. 333-123657

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3
TO

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ITC HOLDINGS CORP.
(Exact Name of Registrant as Specified in its Charter)

Michigan (State or other jurisdiction of incorporation or organization)	4911 (Primary Standard Industrial Classification Code Number)	32-0058047 (I.R.S. Employer Identification Number)
39500 Orchard Hill Place Suite 200 Novi, Michigan 48375 (248) 374-7100 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Daniel J. Oginsky, Esq.
Vice President, General Counsel and Secretary
ITC Holdings Corp.
39500 Orchard Hill Place, Suite 200
Novi, Michigan 48375
(248) 374-7045
(Name and Address, including Zip Code, and Telephone Number, including Area Code of agent for service)

With copies to:
Risë B. Norman, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017-3954 (212) 455-2000	Erica A. Ward, Esq. Richard B. Aftanas, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036-5622 (212) 735-3000

        Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

        If the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

.

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

.

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

.

        If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount Of Registration Fee(3)

Common Stock, without par value	14,375,000	$21.00	$301,875,000	$35,531

(1)
Includes 1,875,000 shares of Common Stock issuable upon exercise of the underwriters' over-allotment option.

(2)
Estimated solely for purpose of determining the amount of the registration fee in accordance with Rule 457(o).

(3)
$35,310 of which has previously been paid.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

PROSPECTUS

Subject to Completion, dated June 30, 2005

12,500,000 Shares

Common Stock

This is the initial public offering of ITC Holdings Corp. common stock. The selling stockholder is offering 10,000,000 shares of our common stock and we are offering 2,500,000 shares of our common stock. No public market currently exists for our common stock. We will not receive any proceeds from the sale of our common stock by the selling stockholder.

Our common stock has been approved for listing, subject to official notice of issuance, on the New York Stock Exchange under the symbol "ITC." We currently estimate that the initial public offering price will be between $19.00 and $21.00 per share.

Investing in our common stock involves risks. See "Risk Factors" beginning on page 12.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds to the selling stockholder (before expenses)	$	$
Proceeds to ITC Holdings Corp. (before expenses)	$	$

The selling stockholder has granted the underwriters a 30-day option to purchase up to an additional 1,875,000 shares of common stock on the same terms and conditions as set forth above if the underwriters sell more than 12,500,000 shares of common stock in this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Lehman Brothers, on behalf of the underwriters, expects to deliver the shares on or about                , 2005.

LEHMAN BROTHERS	CREDIT SUISSE FIRST BOSTON	MORGAN STANLEY

GOLDMAN, SACHS & CO.	UBS INVESTMENT BANK

                         , 2005

        Until            , 2005, 25 days after the date of this prospectus, all dealers that effect transactions in our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

ABOUT THIS PROSPECTUS

        You should rely only on the information contained in this prospectus. We, the selling stockholder and the underwriters have not authorized any other person to provide you with information different from that contained in this prospectus. If any person provides you with different or inconsistent information, you should not rely on it. We and the selling stockholder are only offering to sell, and only seeking offers to buy, the common stock in jurisdictions where offers and sales are permitted.

        The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

        Unless otherwise noted or the context requires, all references in this prospectus to:

  •
  "ITC Holdings" are references to ITC Holdings Corp. and not any of its subsidiaries;

  •
  "ITC" are references to International Transmission Company, a wholly-owned subsidiary of ITC Holdings; and

  •
  "We," "our" and "us" are references to ITC Holdings, together with all of its subsidiaries.

        All references in this prospectus to "kV" are references to kilovolts (one kilovolt equaling 1,000 volts). All references to "MW" are references to megawatts (one megawatt equaling 1,000,000 watts), all references to "kW" are references to kilowatts (one kilowatt equaling 1,000 watts) and all references to "TWh" are to terawatt hours (one terawatt hour equaling 1,000,000,000,000 watt hours).

i

SUMMARY

        This summary highlights selected information in this prospectus, but it may not contain all of the information that you should consider before deciding to invest in our common stock. You should read this entire prospectus carefully, including the "Risk Factors" section and our historical financial statements, which are included elsewhere in this prospectus.

Our Business

Overview

        Our operating subsidiary, ITC, is the first independently owned and operated electricity transmission company in the United States. We operate, maintain and invest in transmission infrastructure in order to enhance system integrity and reliability and relieve transmission constraints. By pursuing this goal, we seek to reduce the overall cost of delivered energy for end-use consumers by providing them with access to electricity from the lowest cost electricity generation sources. ITC owns a fully-regulated, high-voltage system that transmits electricity to local electricity distribution facilities from generating stations in Michigan and surrounding areas. The local distribution facilities connected to the ITC transmission system served a population of approximately 4.9 million people, as of December 31, 2004, in an area comprised of 13 southeastern Michigan counties, including the Detroit metropolitan area.

        As a transmission utility with rates regulated by the Federal Energy Regulatory Commission, ITC earns revenues through fees charged for the use of its electricity transmission system by its customers, which include investor-owned utilities, municipalities, co-operatives, power marketers and alternative energy suppliers. The rates charged to ITC's customers are established on a cost-of-service model, which allows for the recovery of expenses and income taxes and a return on and of invested capital.

The Electricity Transmission Sector

        Electricity transmission is the flow of electricity at high voltages from electricity generation resources to local distribution systems. In the United States, electricity transmission assets are predominantly owned, operated and maintained by utilities that also own electricity generation and distribution assets, known as vertically integrated utilities. The vertically integrated model has discouraged investment in transmission systems and has inhibited the provision of non-discriminatory transmission access to all market participants. Recent trends have resulted in significant transmission constraints, increased stress on aging transmission equipment, power outages and other power quality problems. Given historical underinvestment, continued growth in demand and the costs associated with outages, we believe a significant opportunity exists to invest in transmission infrastructure with the support of policy makers and end-use consumers. See "Industry Overview" for a further description of the electricity transmission sector.

Our Operations

        ITC began operations under independent ownership in February 2003. We have no ownership of or financial interest in electricity generation or distribution assets, allowing us to focus solely on the transmission of electricity and investment in transmission infrastructure. ITC's primary operating responsibilities include scheduling outages on system elements to allow for maintenance and construction, balancing electricity generation and demand, and monitoring flows over transmission lines to ensure physical limits are not exceeded.

        ITC's operating assets consist primarily of approximately 2,700 circuit miles of transmission lines, approximately 16,000 transmission towers and poles and 30 stations, which connect ITC's transmission lines to generation resources, distribution facilities and neighboring transmission systems.

        ITC is committed to investing capital in its transmission system to improve reliability and meet its customers' ongoing needs. By prudently investing capital in our transmission system, we believe we will enhance our earnings growth potential as we continue to earn a regulated return on this expanding rate base. When ITC began independent operations, its net property, plant and equipment was approximately $435.8 million. Since that time, ITC has invested approximately $122.5 million in property, plant and equipment and expects to invest approximately $100 million in additional property, plant and equipment in each of 2005 and 2006. Prudent capital investment is indicative of our growth strategy.

        Property, plant and equipment additions in excess of depreciation and amortization expense as illustrated below result in an expansion of ITC's rate base.

(a)
Amount represents additions to property, plant and equipment. Additions to property, plant and equipment differ from cash expenditures for property, plant and equipment primarily due to construction labor and materials costs incurred as of the period end, but not yet paid for.

(b)
Amount represents depreciation and amortization expense related to property, plant and equipment.

(c)
Approximate amount that ITC expects to invest in property, plant and equipment additions.

        Substantially all of ITC's revenues for the year ended December 31, 2004 were derived from providing transmission service. ITC's principal customer is The Detroit Edison Company, a wholly-owned subsidiary of DTE Energy Company, or DTE Energy, which accounted for approximately 68% of ITC's revenues for the year ended December 31, 2004. We generated revenues, net income and adjusted EBITDA of $126.4 million, $2.6 million and $57.7 million, respectively, for the year ended December 31, 2004. If ITC's customers had been billed the rate under the Attachment O formula, we would have generated revenues of $168.5 million for the year ended December 31, 2004. We generated revenues, net income and adjusted EBITDA of $42.5 million, $7.9 million and $26.5 million, respectively, for the three months ended March 31, 2005. See "—Summary Historical Financial Data" for the definition of adjusted EBITDA and a discussion of its usefulness as a measure of our overall financial and operating performance and a reconciliation of net income to adjusted EBITDA. As described below, ITC's customers were charged a frozen rate until December 31, 2004.

Regulation and Ratemaking

        To further its policy objective of establishing the independent operation and ownership of, and investment in, transmission facilities, the Federal Energy Regulatory Commission authorized our acquisition of the transmission assets of DTE Energy, and allowed ITC to earn a return of 13.88% on the equity portion of its capital structure. The Federal Energy Regulatory Commission, in an order dated May 5, 2005, confirmed that ITC Holdings and ITC will remain independent of market participants after this offering, subject to the enforcement of the restrictions on ownership and voting by market participants in ITC Holdings' Amended and Restated Articles of Incorporation and notifications to the Federal Energy Regulatory Commission regarding such ownership. Based on its independence from market participants, ITC will continue to collect the 100 basis point incentive portion of its rate of return. As of December 31, 2004, equity constituted 60.8% of ITC's capital structure.

        ITC's rates are determined using a Federal Energy Regulatory Commission-approved formulaic rate setting mechanism known as Attachment O and automatically adjust annually to account for year-to-year changes in network load, expenses and return on and of invested capital. Beginning June 1, 2005 and each June thereafter, ITC will implement a new rate calculated using data from the previous calendar year as described above.

        On January 1, 2005, ITC's billed rate increased 47% from $1.075 per kW/month to $1.587 per kW/month, as it moved from a frozen rate with a revenue deferral, approved in connection with our acquisition of ITC, to an Attachment O formula rate. The revenue deferral resulted from the difference between the revenues ITC would have collected under Attachment O and the actual revenues ITC received based on the frozen rate. ITC's customers would have been billed a rate of $1.278 per kW/month during the period from June 1, 2003 to May 31, 2004 and a rate of $1.587 per kW/month during the period from June 1, 2004 to December 31, 2004 had its customers been charged the Attachment O rate during those periods. Based upon 2004 year-end results, the rate for the one-year period which started June 1, 2005 is $1.594 per kW/month.

Business Strengths

        We believe that ITC's business combines the stability of a regulated utility with significant opportunities for growth through prudent capital investment. Our business strengths include:

        Stability.    We believe that we benefit from the following strengths that enhance our stability as a regulated utility:

  •
  supportive regulatory environment for independent transmission companies;

  •
  efficient and predictable rate setting process;

  •
  minimal weather, commodity and energy demand risk;

  •
  attractive service territory;

  •
  lack of competition;

  •
  operational excellence; and

  •
  experienced and incentivized management team.

        Growth.    Our growth strategy is aligned with the Federal Energy Regulatory Commission's policy objective to promote needed investment in transmission infrastructure, improve reliability and reduce system constraints. Key elements of our strategy are significant prudent investment in ITC's existing transmission system and the pursuit of acquisitions of other transmission systems.

Risks Related to Our Business

        Our ability to grow our business is subject to certain risks, including those generally associated with the electricity transmission industry. In addition, ITC Holdings is a holding company and is not able to pay dividends to its stockholders and fulfill its cash obligations unless it receives dividends or other payments from ITC. We had $519.8 million of consolidated indebtedness as of March 31, 2005, which may adversely affect our ability to generate cash flow, pay dividends on our common stock, remain in compliance with debt covenants and operate our business. In addition, we are a "controlled company" within the meaning of the New York Stock Exchange rules. Any of these factors or other factors described in this prospectus under "Risk Factors" may limit our ability to grow our business.

        Our principal executive offices are located at 39500 Orchard Hill Place, Suite 200, Novi, Michigan 48375 and our telephone number at that address is (248) 374-7100. ITC's website is located at www.itctransco.com. The information on ITC's website is not part of this prospectus.

Ownership Structure

        ITC Holdings is controlled by International Transmission Holdings Limited Partnership, a Michigan limited partnership, or the IT Holdings Partnership, which is managed by its general partner, Ironhill Transmission, LLC. The sole member of Ironhill Transmission, LLC is Mr. Lewis M. Eisenberg. We refer to Ironhill Transmission, LLC, together with its sole member, Mr. Lewis Eisenberg, as the General Partner. The IT Holdings Partnership has issued limited partnership interests to:

  •
  investment partnerships that are managed and advised by affiliates of Kohlberg Kravis Roberts & Co. L.P., or KKR;

  •
  investment partnerships that are managed and advised by affiliates of Trimaran Capital Partners, L.L.C., or Trimaran; and

  •
  Stockwell Fund, L.P., or Stockwell, an entity formed to make direct investments for certain State of Michigan retirement funds.

        The chart below illustrates the ownership of ITC Holdings on a fully-diluted basis after giving effect to the exercise of all outstanding stock options held by management and employees of ITC Holdings at March 31, 2005, but before giving effect to this offering.

(1)
KKR Millennium Fund, L.P. and KKR Partners III, L.P. (Series A).

(2)
Trimaran Fund II, L.L.C., Trimaran Parallel Fund II, L.P., Trimaran Capital, L.L.C., CIBC Employee Private Equity Fund (Trimaran) Partners and CIBC MB Inc.

(3)
After giving effect to this offering, the IT Holdings Partnership will own approximately 55.01%, investors in this offering will own approximately 35.04% and our management and employees will own approximately 9.95% of our outstanding common stock on a fully-diluted basis after giving effect to the exercise of all outstanding stock options held by management and employees of ITC Holdings and assuming that the underwriters do not exercise their over-allotment option.

The Offering

Shares of common stock outstanding prior to this offering	30,701,917.
Shares of common stock offered by the selling stockholder	10,000,000.
Shares of common stock offered by ITC Holdings Corp.	2,500,000.
Shares of common stock outstanding after this offering	33,201,917.
Use of proceeds
We estimate that our net proceeds from this offering, after deducting estimated underwriting discounts and commissions and estimated offering expenses, will be approximately $43.0 million, assuming an initial public offering price of $20.00 per share, which is the midpoint of the range set forth on the cover page of this prospectus.

We intend to use the net proceeds we receive from this offering to repay borrowings under ITC Holdings' revolving credit agreement and for general corporate purposes, including for capital expenditures at ITC.
We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholder in this offering.
Dividend policy
We currently intend to pay quarterly dividends on our common stock. We anticipate paying a dividend in the third quarter of 2005 and paying an aggregate of approximately $17.5 million in dividends to our stockholders in 2005.
New York Stock Exchange symbol	"ITC."

        Unless we specifically state otherwise, all information in this prospectus:

  •
  assumes no exercise of the over-allotment option by the underwriters;

  •
  gives retroactive and prospective effect to a 3.34-for-one stock split of our outstanding shares of common stock that will be effected immediately prior to the completion of this offering;

  •
  gives effect to the adjustment of the number of shares authorized under the Amended and Restated 2003 Stock Purchase and Option Plan for Key Employees of ITC Holdings Corp. and its Subsidiaries, or the 2003 Stock Purchase and Option Plan, as well as the share amounts of stock grants and the number of options and exercise prices of options under the 2003 Stock Purchase and Option Plan as a result the 3.34-for-one stock split;

  •
  gives effect to our Amended and Restated Articles of Incorporation, which increased our authorized common stock to 100 million shares in June 2005; and

  •
  assumes that none of the remaining 2,262,864 shares of common stock reserved for issuance under the 2003 Stock Purchase and Option Plan have been issued, including 1,991,878 shares of common stock issuable upon the exercise of outstanding stock options at an exercise price of $7.48 per share, 802,100 of which were vested as of March 31, 2005.

Risk Factors

        Investing in our common stock involves substantial risk. You should carefully consider all of the information set forth in this prospectus and, in particular, should evaluate the specific factors set forth under "Risk Factors" in deciding whether to invest in our common stock.

Summary Historical Financial Data

        Set forth below is summary historical financial, operating and other data of ITC's predecessor and summary historical consolidated financial, operating and other data of ITC Holdings and subsidiaries, in each case, at the dates and for the periods indicated.

        The summary historical financial data presented on the following pages for the year ended December 31, 2002, and for the two-month period ended February 28, 2003, have been derived from audited financial statements of ITC's predecessor included elsewhere in this prospectus. The summary historical consolidated financial data presented on the following pages as of and for the period from February 28, 2003 through December 31, 2003, and as of and for the year ended December 31, 2004, have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary historical condensed consolidated financial data presented on the following pages as of March 31, 2005 and for the three months ended March 31, 2004 and 2005 have been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. The financial data presented for the three months ended March 31, 2005 are not necessarily indicative of the results that may be expected for the year ending December 31, 2005.

        Prior to June 1, 2001, the provision of electricity transmission services over the facilities now owned by ITC was undertaken as part of The Detroit Edison Company's, or Detroit Edison's, transmission business which was integrated with Detroit Edison's distribution business. On May 31, 2001, Detroit Edison's transmission business was separated from Detroit Edison's distribution business and was contributed to ITC's predecessor.

        From June 1, 2001 until February 28, 2003, ITC's predecessor was operated as a subsidiary of DTE Energy.

        On February 28, 2003, ITC Holdings acquired ITC's predecessor from DTE Energy and began operating the transmission system as a stand-alone company, independent of DTE Energy and Detroit Edison. For the period from March 1, 2003 to December 31, 2004, ITC's rate was $1.075 per kW/month based on a frozen rate with a revenue deferral to be recovered in future periods. The term "Predecessor ITC" refers to the ITC business prior to its acquisition by ITC Holdings on February 28, 2003.

        The summary historical financial data presented below should be read together with "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," Predecessor ITC's financial statements and the notes to those statements, our consolidated financial statements and the notes to those statements, in each case, included elsewhere in this prospectus.

			ITC Holdings and Subsidiaries
	Predecessor ITC
					Three Months Ended March 31,
	Year Ended December 31, 2002	Two-Month Period Ended February 28, 2003(a)	Period From February 28, 2003 Through December 31, 2003(a)	Year Ended December 31, 2004
					2004	2005
	(in thousands, except share and per share data)
Statement of operations data:
Operating Revenues	$137,535	$20,936	$102,362	$126,449	$27,544	$42,460
Operating Expenses:
Operation and maintenance	34,699	5,675	22,902	24,552	6,394	6,522
General and administrative	—	—	26,342	24,412	6,448	5,286
Depreciation and amortization	21,996	3,665	21,463	29,480	6,966	8,018
Taxes other than income taxes	15,776	4,298	11,499	20,840	5,424	4,299

Total operating expenses	72,471	13,638	82,206	99,284	25,232	24,125

Operating Income	65,064	7,298	20,156	27,165	2,312	18,335

Other Expenses (Income):
Interest expense	58	—	21,630	25,585	6,291	6,854
Allowance for equity funds used in construction	—	—	(322)	(1,691)	(318)	(580)
Loss on extinguishment of debt	—	—	11,378	—	—	—
Other income	(1,720)	(147)	(197)	(1,289)	(12)	(305)
Other expense	245	45	27	283	37	176

Total other expenses (income)	(1,417)	(102)	32,516	22,888	5,998	6,145

Income (Loss) Before Income Taxes	66,481	7,400	(12,360)	4,277	(3,686)	12,190

Income Tax Provision (Benefit)	23,268	3,915	(4,306)	1,669	(1,268)	4,320

Net Income (Loss)	$43,213	$3,485	$(8,054)	$2,608	$(2,418)	$7,870

Net Income (loss) per share data:(b)
Basic net income (loss) per share:
Net income (loss) per share			$(0.27)	$0.09	$(0.08)	$0.26
Weighted average shares			29,339,394	30,183,886	30,159,066	30,341,967
Diluted net income (loss) per share:
Net income (loss) per share			$(0.27)	$0.08	$(0.08)	$0.25
Weighted average shares			29,339,394	30,899,548	30,159,066	31,140,306

(footnotes on next page)

	As of December 31,		As of March 31, 2005
	2003	2004	Acual	As Adjusted
	(in thousands)
Balance sheet data:
Cash and cash equivalents	$8,139	$14,074	$3,863	$25,811
Working capital (deficit)	(17,633)	(27,117)	(6,870)	15,078
Property, plant and equipment—net	459,393	513,684	543,251	543,251
Total assets	751,657	808,847	833,087	855,939
Total debt:
ITC Holdings	265,866	273,485	280,315	266,015
ITC	184,887	209,945	239,448	239,448
Stockholders' equity	191,246	196,602	204,846	243,447
	Predecessor ITC		ITC Holdings and Subsidiaries
			Period From February 28, 2003 Through December 31, 2003(a)		Three Months Ended March 31,
	Year Ended December 31, 2002	Two-Month Period Ended February 28, 2003(a)		Year Ended December 31, 2004
					2004	2005
	(in thousands)
Other data:
Adjusted EBITDA(c)	$88,535	$11,065	$41,789	$57,651	$9,253	$26,482
Capital expenditures	15,360	5,616	26,805	76,779	21,549	36,112
	2002	2003	2004	2005
Operating data:
Monthly Peak Load (MW):
January	7,668	7,608	8,022	8,090
February	7,572	7,437	7,656	7,672
March	7,566	7,542	7,434	7,562
April	8,386	6,934	7,305	7,299
May	8,702	7,017	8,718	7,678
June	11,067	11,266	11,114
July	11,423	10,225	11,344
August	11,438	11,617	10,877
September	10,894	8,717	9,841
October	8,645	7,369	7,197
November	7,271	7,843	7,832
December	7,772	8,124	8,469

(a)
Our business is seasonal, with peak transmission loads occurring during the summer air conditioning months. Annualized financial data for the two-month period ended February 28, 2003 and the period from February 28, 2003 through December 31, 2003 are not indicative of results for the full year.

(b)
Net income (loss) per share is calculated by dividing net income (loss) by the weighted average shares outstanding. Weighted average shares for the purposes of the basic net income (loss) per share calculation has been adjusted to reflect the 3.34-for-one stock split that will be effected immediately prior to the completion of this offering. Basic net income (loss) per share excludes 405,485 and 337,273 shares of restricted common stock at December 31, 2003 and 2004, respectively, and 438,523 and 344,629 shares of restricted common stock at March 31, 2004 and 2005, respectively, that were issued and outstanding, but had not yet vested as of such dates.

(c)
Adjusted EBITDA is not a measurement of operating performance calculated in accordance with generally accepted accounting principles in the United States, or GAAP, and should not be considered a substitute for net income, operating income, net profit after tax or cash flows from operating activities, as determined in accordance with GAAP.

        We define adjusted EBITDA as net income plus:

    •
    income taxes;

    •
    depreciation and amortization expense; and

    •
    interest expense;

        excluding:

    •
    allowance for equity funds used during construction; and

    •
    certain other items not related to operating performance such as loss on extinguishment of debt.

  We use adjusted EBITDA on a consolidated basis to assess our overall financial and operating performance. We believe this non-GAAP measure, as we have defined it, is helpful in identifying trends in our day-to-day performance because the items excluded have little or no significance on our day-to-day operations. Adjusted EBITDA provides us with a measure of financial performance independent of items that are beyond the control of management in the short-term, such as depreciation, taxation and interest expense associated with our capital structure. This metric measures our financial performance based on operational factors that management can impact in the short-term, namely the cost structure or expenses of the organization. Adjusted EBITDA is one of the metrics used by senior management and the board of directors to review the financial performance of the business on a monthly basis and to determine the level of bonuses for management and employees. Adjusted EBITDA is also used by research analysts and investors to evaluate the performance of and value companies in our industry. An investor or potential investor may find this item important in evaluating our performance, results of operations and financial position. We use non-GAAP financial measures as a supplement to our GAAP results in order to provide a more complete understanding of the factors and trends affecting our business. However, adjusted EBITDA has limitations as an analytical tool. Adjusted EBITDA is not an alternative to net income, operating income or cash flows from operating activities as calculated and presented in accordance with GAAP. In addition, because adjusted EBITDA is not a measure of financial performance under GAAP and is susceptible to varying calculations, adjusted EBITDA, as presented in this prospectus, may differ from and may not be comparable to similarly titled measures used by other companies.

        The following table reconciles net income (loss) to adjusted EBITDA:

	Predecessor ITC		ITC Holdings and Subsidiaries
			Period From February 28, 2003 Through December 31, 2003(a)		Three Months Ended March 31,
		Two-Month Period Ended February 28, 2003(a)
	Year Ended December 31, 2002			Year Ended December 31, 2004
					2004	2005
	(in thousands)
Net income (loss)	$43,213	$3,485	$(8,054)	$2,608	$(2,418)	$7,870
Income taxes	23,268	3,915	(4,306)	1,669	(1,268)	4,320
Loss on extinguishment of debt	—	—	11,378	—	—	—
Allowance for equity funds used during construction	—	—	(322)	(1,691)	(318)	(580)
Interest expense	58	—	21,630	25,585	6,291	6,854
Depreciation and amortization	21,996	3,665	21,463	29,480	6,966	8,018

Adjusted EBITDA	$88,535	$11,065	$41,789	$57,651	$9,253	$26,482

RISK FACTORS

        An investment in our common stock involves risks. You should carefully consider the risks described below, together with the other information in this prospectus, before deciding to purchase any common stock.

Risks Related to Our Business

ITC Holdings is a holding company with no operations, and unless ITC Holdings receives dividends or other payments from ITC, ITC Holdings will be unable to pay dividends to its stockholders and fulfill its cash obligations.

        As a holding company with no business operations, ITC Holdings' material assets consist only of the common stock of ITC (and any other subsidiaries ITC Holdings may own in the future), dividends and other payments received from time to time from ITC or such subsidiaries and the proceeds raised from the sale of debt and equity securities. ITC Holdings may not be able to access cash generated by ITC in order to fulfill cash commitments or to pay dividends to stockholders. ITC Holdings will have to rely upon dividends and other payments from ITC (and any other subsidiaries ITC Holdings may have in the future) to generate the funds necessary to fulfill its cash obligations. ITC, however, is legally distinct from ITC Holdings and has no obligation, contingent or otherwise, to make funds available to ITC Holdings. The ability of ITC to make dividend and other payments to ITC Holdings is subject to the availability of funds after taking into account ITC's funding requirements, the terms of ITC's indebtedness, the regulations of the Federal Energy Regulatory Commission, or the FERC, under the Federal Power Act of 1935, or the FPA, and applicable state laws.

Certain elements of ITC's cost recovery through rates can be challenged before and by the regulators which could result in lowered rates and have an adverse effect on our business, financial condition and results of operations.

        ITC provides transmission service under rates regulated by the FERC. The FERC has approved ITC's rate setting formula under Attachment O, but it has not expressly approved the amount of ITC's actual capital and operating expenditures to be used in that formula. In addition, all aspects of ITC's rates approved by the FERC, including the Midwest Independent Transmission System Operator, Inc., or MISO, Attachment O rate mechanism, ITC's allowed 13.88% return on the equity portion of its capital structure, and the data inputs provided by ITC for calculation of each year's rate, are subject to challenge by interested parties at the FERC in a Section 206 proceeding under the FPA. If a challenger can establish that any of these aspects are unjust, unreasonable, imprudent or unduly discriminatory, then the FERC will make appropriate adjustments to them and/or disallow ITC's inclusion of those aspects in the rate setting formula. This could result in lowered rates and an adverse effect on our business, financial condition and results of operations.

The regulations to which ITC is subject may limit our ability to raise capital and/or pursue acquisition or development opportunities.

        ITC is a "public utility" under the FPA and, accordingly, is subject to regulation by the FERC. As a "public utility," ITC must obtain approval from the FERC under Section 203 of the FPA for dispositions of its regulated facilities and acquisitions of regulated facilities and any securities of another public utility. ITC must also seek approval by the FERC under Section 204 of the FPA for issuances of its securities.

        In addition, ITC is a "public-utility company" as defined under the Public Utility Holding Company Act of 1935, or PUHCA. ITC Holdings and ITC are currently exempt from all provisions of PUHCA other than Section 9(a)(2), which generally requires prior Securities and Exchange Commission, or SEC, approval for any person to, directly or indirectly, acquire a 5% or greater voting interest in more than one "public-utility company." The restrictions imposed on us by PUHCA may limit our ability to pursue acquisition or development opportunities or subject us to more burdensome and costly regulation if an acquisition results in ITC Holdings or ITC having the status of a registered holding company.

Changes in federal energy laws, regulations or policies could reduce the dividends we may be able to pay our stockholders.

        The Attachment O rate setting mechanism used by ITC has only been approved through January 31, 2008, subject to further extension that must be approved by the FERC. After January 31, 2008, we cannot predict whether the FERC will change its policies or regulations or whether the approved transmission rates, rate determination mechanism or methodologies will be changed. Any changes could significantly decrease our revenues and ITC Holdings' ability to pay dividends to its stockholders and meet its obligations.

        Transmission costs constitute a relatively small portion of end-use consumers' overall electric utility costs. However, some large institutional end-use consumers may attempt to influence government and/or regulators to change the rate setting system that applies to ITC, particularly if rates for delivered electricity increase substantially.

        ITC is regulated by the FERC as a "public utility" under the FPA. The FERC could propose new policies and regulations concerning transmission services or rate setting methodologies. In addition, the U.S. Congress has periodically considered enacting energy legislation that would repeal PUHCA, shift certain of the SEC's responsibilities to the FERC, modify provisions of the FPA or provide the FERC or another entity with increased authority to regulate transmission reliability matters. ITC cannot predict whether, and to what extent, it may be affected by any such changes in federal energy laws, regulations or policies in the future.

If the network load on ITC's transmission system is lower than expected, our revenues would be reduced.

        ITC Holdings' sole operating asset is its interest in ITC. ITC's business is the regulated transmission of high-voltage electricity between power generation facilities and local distribution networks. If the network load on ITC's transmission system is lower than expected due to mild weather, a weak economy, changes in the nature or composition of the transmission grid in Michigan or surrounding regions, poor transmission quality of neighboring transmission systems, or for any other reason, it would reduce ITC's and our revenues.

ITC's operating results fluctuate on a seasonal and quarterly basis and based upon weather conditions.

        Demand for electricity is largely dependent on weather conditions. As a result, ITC's overall operating results fluctuate substantially on a seasonal basis, thereby impacting ITC's and our operating results. In general, ITC's revenues have historically exhibited summer peaking patterns. However, a particularly cool summer may reduce demand for electricity below that expected by ITC, causing a decrease in ITC's revenues from the same period of the previous year.

ITC depends on Detroit Edison, its primary customer, for a substantial portion of its revenues, and any material failure by Detroit Edison to make payments for transmission services would adversely affect our revenues and our ability to service ITC's and our debt obligations.

        ITC derives a substantial portion of its revenues from the transmission of electricity between Detroit Edison's power generation facilities and Detroit Edison's local distribution facilities. Payments from Detroit Edison, billed by MISO, constituted approximately 76%, 68% and 74% of ITC's total operating revenues for the ten months ended December 31, 2003, the year ended December 31, 2004 and the three months ended March 31, 2005, respectively, and are expected to constitute the majority of ITC's revenues for the foreseeable future. Any material failure by Detroit Edison to make payments for transmission services would adversely affect our revenues and our ability to service ITC's and our debt obligations.

Deregulation and/or increased competition may adversely affect ITC's customers, or Detroit Edison's customers, which in turn may reduce our revenues.

        The business of ITC's primary customer, Detroit Edison, is subject to regulation that has undergone substantial change in accordance with Michigan Public Act 141 of 2000, which mandates the implementation of retail access, as well as changes in federal regulatory requirements. The utility industry has also been undergoing dramatic structural change for several years, resulting in increasing competitive pressures on electric utility companies, such as Detroit Edison, and we expect that trend to continue for the foreseeable future. Finally, the manufacturing sector in Detroit Edison's service territory has also been subject to increasing competitive pressures. As a result, demand for electricity transmission service by manufacturing companies in ITC's service territory may be negatively impacted. These factors may create greater risks to the stability of Detroit Edison's revenues and may affect Detroit Edison's ability to make its payments for transmission service to MISO and thus to ITC, which would adversely affect our financial condition and results of operations.

        On April 1, 2005, MISO began centrally dispatching generation resources throughout much of the Midwest with the launch of its Midwest Energy Markets. Because of this restructuring of power markets throughout the Midwest, the risk profile of some of ITC's customers may change, thus affecting the ability of these customers to pay for the services provided by ITC.

Hazards associated with high-voltage electricity transmission may result in suspension of ITC's operations or the imposition of civil or criminal penalties.

        ITC's operations are subject to the usual hazards associated with high-voltage electricity transmission, including explosions, fires, inclement weather, natural disasters, mechanical failure, unscheduled downtime, equipment interruptions, remediation, chemical spills, discharges or releases of toxic or hazardous substances or gases and other environmental risks. The hazards can cause personal injury and loss of life, severe damage to or destruction of property and equipment and environmental damage, and may result in suspension of operations and the imposition of civil or criminal penalties. We maintain property and casualty insurance, but we are not fully insured against all potential hazards incident to our business, such as damage to poles and towers or losses caused by outages.

ITC is subject to environmental regulations and to laws that can give rise to substantial liabilities from environmental contamination.

        ITC's operations are subject to federal, state and local environmental laws and regulations, which impose limitations on the discharge of pollutants into the environment, establish standards for the management, treatment, storage, transportation and disposal of hazardous materials and of solid and hazardous wastes, and impose obligations to investigate and remediate contamination in certain circumstances. Liabilities to investigate or remediate contamination, as well as other liabilities concerning hazardous materials or contamination such as claims for personal injury or property damage, may arise at many locations, including formerly owned or operated properties and sites where wastes have been treated or disposed of, as well as at properties currently owned or operated by ITC. Such liabilities may arise even where the contamination does not result from noncompliance with applicable environmental laws. Under a number of environmental laws, such liabilities may also be joint and several, meaning that a party can be held responsible for more than its share of the liability involved, or even the entire share. Environmental requirements generally have become more stringent in recent years, and compliance with those requirements more expensive.

        ITC has incurred expenses in connection with environmental compliance, and we anticipate that it will continue to do so in the future. Failure to comply with the extensive environmental laws and regulations applicable to it could result in significant civil or criminal penalties and remediation costs. ITC's assets and operations also involve the use of materials classified as hazardous, toxic, or otherwise dangerous. Some of ITC's facilities and properties are located near environmentally sensitive areas such as wetlands. In addition, certain properties in which ITC has an ownership interest or at which ITC operates are, and others are suspected of being, affected by environmental contamination. Compliance with these laws and regulations, and liabilities concerning contamination or hazardous materials, may adversely affect our costs and, therefore our business, financial condition and results of operations.

        In addition, claims have been made or threatened against electric utilities for bodily injury, disease or other damages allegedly related to exposure to electromagnetic fields associated with electricity transmission and distribution lines. We cannot assure you that such claims will not be asserted against us or that, if determined in a manner adverse to our interests, would not have a material adverse effect on our business, financial condition and results of operations.

Acts of war, terrorist attacks and threats or the escalation of military activity in response to such attacks or otherwise may negatively affect our business, financial condition and results of operations.

        Acts of war, terrorist attacks and threats or the escalation of military activity in response to such attacks or otherwise may negatively affect our business, financial condition and results of operations in unpredictable ways, such as increased security measures and disruptions of markets. Strategic targets, such as energy-related assets, including, for example, ITC's transmission facilities and Detroit Edison's generation and distribution facilities, may be at risk of future terrorist attacks. In addition to the increased costs associated with heightened security requirements, such events may have an adverse effect on the economy in general. A lower level of economic activity could result in a decline in energy consumption, which may adversely affect our business, financial condition and results of operations.

Risks Related to Our Capital Structure and Leverage

Because we are controlled by the IT Holdings Partnership, your ability as a stockholder of ITC Holdings to influence our management and policies will be severely limited.

        As of March 31, 2005, approximately 90.65% of the shares of common stock of ITC Holdings on a fully-diluted basis was beneficially owned by the IT Holdings Partnership. Members of management and our employees own the remaining shares of common stock. After giving effect to the sale of all of the shares of common stock in this offering, approximately 55.01% and 9.95% of the outstanding shares of common stock of ITC Holdings will be beneficially owned by the IT Holdings Partnership and members of our management and employees, respectively, after giving effect to the exercise of all outstanding stock options held by management and employees of ITC Holdings and assuming that the underwriters do not exercise their over-allotment option. Consequently, the IT Holdings Partnership has, and after this offering will continue to have, the power to determine matters submitted to a vote of ITC Holdings' stockholders without the consent of ITC Holdings' other stockholders and could take other actions that might be favorable to the IT Holdings Partnership or its partners, including electing all of ITC Holdings' directors, appointing new management and adopting amendments to ITC Holdings' Articles of Incorporation and bylaws. In addition, the ability of stockholders, other than the IT Holdings Partnership, to influence our management and policies will be severely limited, including with respect to our acquisition or disposition of assets, the approval of a merger or similar business combination, the incurrence of indebtedness, the issuance of additional shares of common stock or other equity securities and the payment of dividends or other distributions on our common stock. In addition, we cannot take certain actions that would adversely affect the limited partners of the IT Holdings Partnership without their approval. We cannot assure you that the interests of the IT

Holdings Partnership and/or its limited partners will not conflict with the interests of other holders of our common stock.

We are highly leveraged and our dependence on debt may limit our operating flexibility and ability to pay dividends and/or obtain additional financing.

        We had $519.8 million of consolidated indebtedness as of March 31, 2005. ITC had $185.0 million of 4.45% First Mortgage Bonds Series A due July 15, 2013 and ITC Holdings had $267.0 million of 5.25% Senior Notes due July 15, 2013 outstanding as of December 31, 2004 and March 31, 2005. Additionally, we had total revolving credit facility commitments at ITC and ITC Holdings of $25.0 million and $40.0 million, respectively, and amounts outstanding of $25.0 million and $7.5 million, respectively, at December 31, 2004. We had total revolving credit facility commitments at ITC and ITC Holdings of $65.0 million and $47.5 million, respectively, and amounts outstanding of $54.5 million and $14.3 million, respectively, at March 31, 2005. Total interest paid (excluding interest capitalized) on the indebtedness identified above for the year ended December 31, 2004 and for the three months ended March 31, 2005 was $22.4 million and $11.2 million, respectively. At March 31, 2005, our total long-term debt to capitalization (total long-term debt plus total stockholders' equity) was 71.7% and total stockholders' equity was $204.8 million.

        This capital structure can have several important consequences, including, but not limited to, the following:

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  If future cash flows are insufficient, we or our subsidiaries may need to incur further indebtedness in order to make the capital expenditures and other expenses or investments planned by us. We expect to invest approximately $100 million in ITC's transmission system in each of 2005 and 2006, but this amount could vary depending on the requirements of ITC's transmission system and the factors discussed below.

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  ITC Holdings' indebtedness will have the general effect of reducing its flexibility to react to changing business and economic conditions insofar as they affect its financial condition and, therefore, may pose substantial risk to ITC Holdings' stockholders. A substantial portion of the dividends and payments in lieu of taxes ITC Holdings receives from ITC will be dedicated to the payment of interest on its indebtedness, thereby reducing the funds available for the payment of dividends on our common stock.

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  In the event that ITC Holdings is liquidated, any senior or subordinated creditors of ITC Holdings and any senior or subordinated creditors of our subsidiaries will be entitled to payment in full prior to any distributions to the holders of shares of common stock of ITC Holdings.

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  Our credit facilities mature in March 2007, and our ability to secure additional financing prior to or after that time, if needed, may be substantially restricted by the existing level of our indebtedness and the restrictions contained in our debt instruments.

ITC's actual capital expenditures may be lower than planned, which would decrease ITC's expected rate base and therefore our revenues.

        ITC's rate base is determined in part by its capital expenditures, specifically for property, plant and equipment, or PP&E, when placed in service. ITC expects to invest approximately $100 million in additional PP&E in each of 2005 and 2006. If ITC's capital expenditures and the resulting in service PP&E are lower for any reason, including, among other things, the impact of weather conditions, union strikes, material prices and availability, our ability to obtain financing for such expenditures, if necessary, limitations on the amount of construction that can be undertaken on our system at any one time or regulatory approvals for reasons relating to environmental, siting or regional planning issues or as a result of legal proceedings, ITC will have a lower than anticipated rate base during the year ending

December 31, 2005, thus causing its revenue requirement and future earnings to be potentially lower than anticipated.

Certain provisions in our debt instruments limit our capital flexibility.

        Our debt instruments include senior notes and first mortgage bonds and revolving credit facilities containing numerous financial and operating covenants that place significant restrictions on, among other things, our ability to:

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  incur additional indebtedness;

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  engage in sale and lease-back transactions;

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  create liens or other encumbrances;

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  enter into mergers, consolidations, liquidations or dissolutions, or sell or otherwise dispose of all or substantially all of our assets; and

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  pay dividends or make distributions on ITC Holdings' and ITC's capital stock.

        The revolving credit facilities also require ITC Holdings and ITC to meet certain financial ratios. The ability of ITC Holdings and ITC to comply with these and other requirements and restrictions may be affected by changes in economic or business conditions, results of operations or other events beyond our control. A failure to comply with the obligations contained in the senior secured credit facilities could result in acceleration of the related debt and the acceleration of debt under other instruments evidencing indebtedness that may contain cross-acceleration or cross-default provisions.

Our ability to raise capital may be restricted which may, in turn, restrict our ability to make capital expenditures or dividend payments to our stockholders.

        Because the IT Holdings Partnership may seek to maintain its beneficial ownership percentage of ITC Holdings and may not choose to acquire additional shares of our common stock in connection with a future issuance of shares of our common stock by us, we may be constrained in our ability to raise equity capital in the future from sources other than the limited partners of the IT Holdings Partnership and other affiliates of KKR, Trimaran or Stockwell. Moreover, we cannot assure you that the IT Holdings Partnership will make any capital contributions to us in the future. If we are unable to raise capital and we do not receive capital contributions from the IT Holdings Partnership in the future, our ability to make capital expenditures or dividend payments to our stockholders may be limited.

We are a "controlled company" within the meaning of the New York Stock Exchange rules and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements.

        Upon completion of this offering, the IT Holdings Partnership will continue to control a majority of our outstanding common stock. As a result, we are a "controlled company" within the meaning of the New York Stock Exchange, or NYSE, corporate governance standards. Under the NYSE rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a "controlled company" and may elect not to comply with certain NYSE corporate governance requirements, including:

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  the requirement that a majority of the board of directors consist of independent directors;

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  the requirement that we have a nominating/corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities;

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  the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities; and

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  the requirement for an annual performance evaluation of the nominating/corporate governance and compensation committees.

        Following this offering, we intend to utilize these exemptions. As a result, we will not have a majority of independent directors nor will our nominating/corporate governance and compensation committees consist entirely of independent directors. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the NYSE corporate governance requirements.

Future transactions may limit our ability to use our net operating loss carryforwards.

        As of December 31, 2004, we had net operating loss carryforwards, or NOLs, of approximately $74.7 million. These NOLs may be used to offset future taxable income and thereby reduce our U.S. federal income taxes otherwise payable. Section 382 of the Internal Revenue Code of 1986, as amended, imposes an annual limit on the ability of a corporation that undergoes an "ownership change" to use its NOLs to reduce its tax liability. It is possible that the transactions described in this prospectus, when combined with future transactions (including issuances of new shares of our common stock and sales of shares of our common stock), would cause us to undergo an ownership change. In that event, we would not be able to use our pre-ownership-change NOLs in excess of the limitation imposed by Section 382.

Risks Related to This Offering

There is currently no public market for our common stock and we cannot assure you that an active market will develop to provide you with adequate liquidity.

        There has not been a public market for our common stock. We cannot predict the extent to which investor interest in our company will lead to the development of a trading market on the NYSE or otherwise or how liquid that market might become. The initial public offering price for our common stock will be determined by negotiations between us, the selling stockholder and the representatives of the underwriters and may not be indicative of prices that will prevail in the open market following this offering. We cannot assure you that the market price for our common stock after this offering will ever exceed the price that you pay for our common stock in this offering.

Future sales of our shares could depress the market price of our common stock.

        The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market after this offering or the perception that these sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. We, our directors and executive officers and the selling stockholder have agreed with the underwriters not to sell, dispose of or hedge any shares of our common stock or securities convertible into or exchangeable for shares of our common stock during the period from the date of this prospectus continuing through the date that is 180 days after the date of this prospectus, except with the prior written consent of Lehman Brothers Inc.

        Pursuant to the management stockholder's agreements that we entered into with each of our employees who have purchased or been granted shares of our common stock (equal to an aggregate of 1,080,350 shares as of the date of this prospectus), generally these employee stockholders have the right, upon the sale by IT Holdings Partnership of shares of our common stock in any underwritten offering, to sell a percentage of the shares of our common stock that the employee stockholders hold at the time of the offering and any shares of our common stock underlying then exercisable options. Under the management stockholder's agreements, as a percentage of total shares held, the employee stockholders would be eligible to sell a percentage equal to the percentage sold by the IT Holdings Partnership. Otherwise, each of these employee stockholders is restricted from selling any common stock he or she holds until the fifth anniversary of the date of the execution of the employee stockholder's respective management stockholder's agreement (which were generally entered into between February 2003 and November 2004), which date in all cases falls after 180 days from the date of this prospectus. The "piggyback" registration rights described above also expire on such fifth anniversary. See "Certain Relationships and Related Party Transactions—Management Stockholder's Agreements."

        Notwithstanding the foregoing, all of our employee stockholders have agreed to waive their right to exercise their "piggyback" registration rights with respect to this offering in exchange for certain other rights and/or benefits as further described under "Certain Relationships and Related Party Transactions—Executive and Non-Executive Waiver and Agreements."

        After this offering, we will have approximately 33,201,917 shares of common stock outstanding. Of those shares, the 12,500,000 shares to be sold in this offering will be freely tradeable. Approximately 322,912 shares, including shares subject to options, held by our employees will be eligible for resale immediately after this offering and approximately 113,886 shares (assuming sale of such shares at the midpoint of the price range set forth on the cover page of this prospectus and after payment of taxes relating to the sale of such shares) will be eligible for resale after the expiration of the 180-day lock-up period referred to above, in each case subject to restrictions under the Securities Act of 1933, as amended. If the underwriters exercise their over-allotment option in full, an additional 60,560 shares will be eligible for resale immediately after this offering, subject to restrictions under the Securities Act of 1933, as amended. Approximately 20,701,917 shares outstanding after this offering will be eligible for resale from time to time, subject to the contractual restrictions on sales referred to above and to the volume, manner of sale and other conditions of Rule 144, including approximately 259,942 shares which may be sold freely pursuant to Rule 144(k). See "Shares Eligible for Future Sale."

        In addition, 2,262,864 shares were available for future issuance under our 2003 Stock Purchase and Option Plan as of March 31, 2005, including 1,991,878 shares issuable upon the exercise of presently outstanding stock options, of which 802,100 were vested as of March 31, 2005. In the future, we may issue our common stock in connection with investments or repayment of our debt. The amount of such common stock issued could constitute a material portion of our then outstanding common stock.

We may not be able to pay dividends, and the reduction or elimination of dividends would negatively affect the market price of our common stock.

        While we currently intend to pay quarterly dividends on our common stock, we have no obligation to do so. We anticipate paying a dividend in the third quarter of 2005 and paying an aggregate of approximately $17.5 million in dividends to our stockholders in 2005. Dividend payments are within the absolute discretion of our board of directors and will depend on, among other things, our results of operations, working capital requirements, capital expenditure requirements, financial condition, contractual restrictions, anticipated cash needs and other factors that our board of directors may deem relevant. For example, we may not generate sufficient cash from operations in the future to pay dividends on our common stock in the intended amounts or at all. In addition, ITC Holdings is a holding company and its ability to pay dividends may be limited by restrictions upon transfer of funds applicable to its subsidiaries (including, for example, those which are contained in ITC's revolving credit agreement and the IT Holdings Partnership agreement). As a holding company without any specific operations, ITC Holdings is dependent on receiving dividends from its operating subsidiaries, such as ITC, in order to be able to make dividend distributions of its own. Any reduction or elimination of dividends would adversely affect the market price of our common stock. See "Dividend Policy."

Provisions in the Articles of Incorporation and bylaws of ITC Holdings and Michigan corporate law may prevent efforts by our stockholders to change the direction or management of our company.

        The Articles of Incorporation and bylaws of ITC Holdings contain provisions that might enable our management to resist a proposed takeover. These provisions could discourage, delay or prevent a change of control or an acquisition at a price that our stockholders may find attractive. These provisions also may discourage proxy contests and make it more difficult for our stockholders to elect directors and take other corporate actions. The existence of these provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. These provisions include:

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  a requirement that special meetings of our stockholders may be called only by our board of directors, the chairman of our board of directors, our president or the holders of a majority of the shares of our outstanding common stock;

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  a requirement of unanimity when stockholders are acting by consent without a meeting if the IT Holdings Partnership owns less than 35% of the common stock of ITC Holdings;

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  advance notice requirements for stockholder proposals and nominations; and

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  the authority of our board to issue, without stockholder approval, common or preferred stock, including in connection with our implementation of any stockholders rights plan, or "poison pill."

        For additional information regarding these provisions, you should read the information under the heading "Description of Our Capital Stock."

Provisions of the Articles of Incorporation of ITC Holdings restrict market participants from voting or owning 5% or more of the outstanding shares of capital stock of ITC Holdings.

        ITC was granted favorable rate treatment by the FERC based on its independence from market participants. The FERC defines a "market participant" as any person or entity that, either directly or through an affiliate, sells or brokers electricity or provides ancillary services to ITC or MISO. An affiliate, for these purposes, includes any person or entity that directly or indirectly owns, controls or holds with the power to vote 5% or more of the outstanding voting securities of a market participant. To help ensure that ITC Holdings and ITC will remain independent of market participants following this offering, ITC Holdings' Articles of Incorporation impose certain restrictions on the ownership and voting of shares of capital stock of ITC Holdings by market participants. In particular, the Articles of Incorporation provide that ITC Holdings is restricted from issuing any shares of capital stock or recording any transfer of shares if the issuance or transfer would cause any market participant, either individually or together with members of its "group" (as defined in SEC beneficial ownership rules), to beneficially own 5% or more of any class or series of our capital stock. Additionally, if a market participant, together with its group members, acquires beneficial ownership of 5% or more of any series of the outstanding shares of capital stock of ITC Holdings, such market participant or any stockholder who is a member of a group including a market participant will not be able to vote or direct or control the votes of shares representing 5% or more of any series of ITC Holdings' outstanding capital stock. Finally, to the extent a market participant, together with its group members, acquires beneficial ownership of 5% or more of the outstanding shares of any series of capital stock of ITC Holdings, the Articles of Incorporation allow the board of directors of ITC Holdings to redeem any shares of capital stock of ITC Holdings so that, after giving effect to the redemption, the market participant, together with its group members, will cease to beneficially own 5% or more of that series of ITC Holdings' outstanding capital stock.

The trading price of our common stock is likely to be volatile and you may not be able to sell your shares at or above the initial public offering price.

        The trading prices of securities of companies in the power industry have been highly volatile. Accordingly, the trading price of our common stock is likely to fluctuate widely. Factors that will affect the trading price of our common stock include:

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  variations in our operating results;

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  the gain or loss of significant customers;

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  changes in the estimates of our operating results or changes in recommendations by any securities analysts that elect to follow our common stock;

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  terrorist acts and political instability; and

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  market conditions in our industry and the economy as a whole.

        In addition, if the market for power industry securities, or the stock market in general, experiences continued or increased loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, operating results or financial condition.

The book value of shares of common stock purchased in this offering will be immediately diluted.

        Purchasers of common stock in this offering will suffer immediate dilution of $17.92 per share in the pro forma net tangible book value per share. We also have a large number of outstanding stock options to purchase common stock with exercise prices that are below the estimated initial public offering price of the common stock. To the extent that these options are exercised, purchasers in this offering will be further diluted.

We will incur increased costs as a result of being a public company.

        As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002, as well as new rules subsequently implemented by the SEC and the NYSE, have required changes in corporate governance practices of public companies. We expect these new rules and regulations to significantly increase our legal and financial compliance costs and to make some activities more time-consuming and costly. For example, in anticipation of becoming a public company, we are in the process of creating additional board committees and adopting policies regarding internal controls and disclosure controls and procedures. In addition, we are beginning the process of evaluating our internal control structure in relation to Section 404 of the Sarbanes-Oxley Act and, pursuant to this section, we will be required to include management attestations and auditor reports on internal controls in our annual report for the year ending December 31, 2006. We will incur additional costs and dedicate significant resources toward complying with these requirements. We also expect these new laws, rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these new laws, rules and regulations, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. The costs of compliance or our failure to comply with these laws, rules and regulations could adversely affect our reputation, financial condition, results of operations and the price of our common stock.

FORWARD-LOOKING STATEMENTS

        This prospectus contains certain statements that describe our management's beliefs concerning future business conditions and prospects, growth opportunities and the outlook for our business and the electricity transmission industry based upon information currently available. Wherever possible, we have identified these "forward-looking" statements by words such as "anticipates," "believes," "intends," "estimates," "expects," "projects" and similar phrases.

        These forward-looking statements are based upon assumptions our management believes are reasonable. Such forward-looking statements are subject to risks and uncertainties which could cause our actual results, performance and achievements to differ materially from those expressed in, or implied by, these statements, including, among other things:

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  our ability to obtain regulatory approval for rate adjustments in response to changing circumstances and changes in laws or regulations affecting us;

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  restrictions imposed by laws, including PUHCA and the FPA, or regulations affecting ITC Holdings and ITC;

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  changes in the nature or the composition of the transmission grid in surrounding areas, location of generation assets within ITC's service territory and in surrounding regions and the impact on the flow of transmission;

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  any changes in our regulatory construct;

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  the stability of Detroit Edison or deregulation affecting Detroit Edison;

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  protracted generation outages;

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  potential environmental liabilities;

  •
  hazards related to our business;

  •
  damage to our assets or our ability to serve our customers, market disruptions and other economic effects as a result of terrorism, military activity or war and action by the United States and other governments in reaction thereto;

  •
  higher property tax assessments from various municipalities;

  •
  decrease in revenues due to abnormal weather conditions; and

  •
  other risk factors discussed herein and listed from time to time in our public filings with the SEC.

        Any or all of our forward-looking statements in this prospectus may turn out to be wrong. They can be affected by assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in our discussion in this prospectus will be important in determining future results. Consequently, we cannot assure you that our expectations or forecasts expressed in such forward-looking statements will be achieved. Actual future results may vary materially.

        Except as required by law, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise. Also, please note that we provide a cautionary discussion of risks and uncertainties under the caption "Risk Factors" in this prospectus. These are factors that we think could cause our actual results to differ materially from expected results. Other factors besides those listed here could adversely affect our business and results of operations.

USE OF PROCEEDS

        We estimate that our net proceeds from the sale of 2,500,000 shares of common stock in this offering, after deducting estimated underwriting discounts and commissions and estimated offering expenses, will be approximately $43.0 million, assuming an initial public offering price of $20.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus. We intend to use the net proceeds we receive from this offering to repay borrowings under ITC Holdings' amended and restated revolving credit agreement, to pay an aggregate of $6.7 million of one-time termination fees under management agreements with KKR, Trimaran Fund Management, L.L.C. and the IT Holdings Partnership and for general corporate purposes, including capital expenditures at ITC.

        ITC Holdings' amended and restated revolving credit agreement has a maturity date of March 19, 2007. Borrowings under this credit agreement bear interest, at ITC Holdings' option, at either the applicable London Interbank Offered Rate, or LIBOR, plus 1.50% each year or the applicable alternate base rate plus 0.50% each year, which applicable spreads are subject to adjustment based on the ratings by Moody's Investor Service, Inc. and Standard & Poor's Ratings Services applicable to ITC Holdings' senior notes (described under "Description of Our Indebtedness—5.25% Senior Notes and Mortgage Bonds—5.25% Senior Notes due July 15, 2013") from time to time. See "Description of Our Indebtedness—Revolving Credit Facilities." An affiliate of Credit Suisse First Boston LLC, one of the underwriters of this offering, is one of the lenders under this credit agreement. We expect to use $14.3 million of the net proceeds received by us in this offering to repay a portion of the amount that is currently outstanding under this credit agreement.

        We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholder in this offering.

DIVIDEND POLICY

        We currently intend to declare and pay quarterly dividends on our common stock. We anticipate paying a dividend in the third quarter of 2005 and paying an aggregate of approximately $17.5 million in dividends to our stockholders in 2005. The declaration and payment of dividends is subject to the discretion of our board of directors and depends on various factors, including our net income, financial condition, cash requirements, future prospects and other factors deemed relevant by our board of directors. If and when our board of directors declares and pays a dividend on our common stock, pursuant to our special bonus plans for executives and key employees, amounts equivalent to the dividend may be paid to the special bonus plan participants in respect of vested and unvested performance units to be granted to each such participant under such plans, unless our board of directors determines otherwise. We currently expect these dividend equivalent amounts to be paid upon the declaration of dividends on our common stock. See "Management—Special Bonus Plans."

        In August 2003, ITC Holdings made a distribution to stockholders of $27.1 million, or $0.90 per share of common stock.

        As a holding company with no business operations, ITC Holdings' material assets consist only of the stock of ITC and cash on hand. ITC Holdings' only sources of cash to pay dividends to its stockholders are dividends and other payments received by ITC Holdings from time to time from ITC and the proceeds raised from the sale of our debt and equity securities. ITC, however, is legally distinct from ITC Holdings and has no obligation, contingent or otherwise, to make funds available to ITC Holdings for the payment of dividends to ITC Holdings' stockholders or otherwise. The ability of ITC to pay dividends and make other payments to ITC Holdings is subject to, among other things, the availability of funds, after taking into account capital expenditure requirements, the terms of its indebtedness, applicable state laws and regulations of the FERC and the FPA.

        ITC Holdings' revolving credit agreement and ITC's revolving credit agreement impose restrictions on our ability to pay dividends if an event of default has occurred under the relevant agreement, and thus our ability to pay dividends on our common stock will depend upon, among other things, our level of indebtedness at the time of the proposed dividend and whether we are in compliance with the covenants under our revolving credit facilities and our debt instruments. See "Description of Our Indebtedness." Our future dividend policy will also depend on the requirements of any future financing agreements to which we may be a party and other factors considered relevant by our board of directors. For a discussion of our cash resources and needs, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources."

CAPITALIZATION

        The following table sets forth our capitalization as of March 31, 2005 on an actual basis and on an as adjusted basis after giving effect to:

  •
  the issue and sale by us of approximately 2,500,000 shares of our common stock in this offering at an assumed public offering price of $20.00 per share, the midpoint of the price range on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses;

  •
  a 3.34-for-one stock split of our outstanding shares of common stock that will be effected immediately prior to the completion of this offering;

  •
  the adjustment of the number of shares authorized under the 2003 Stock Purchase and Option Plan, as well as the share amounts of stock grants and the number of options and exercise prices of options under the 2003 Stock Purchase and Option Plan as a result the 3.34-for-one stock split;

  •
  our Amended and Restated Articles of Incorporation, which increased our authorized common stock to 100 million shares in June; and

  •
  the application of the net proceeds to us described under "Use of Proceeds."

        You should read the information in this table in conjunction with "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited financial statements and related notes included elsewhere in this prospectus.

	As of March 31, 2005
	Actual	As Adjusted
	(in thousands, except share data)
Cash and cash equivalents	$3,863	$25,811

Long-term debt:
5.25% Senior Notes due July 15, 2013	$266,015	$266,015
4.45% First Mortgage Bonds Series A due July 15, 2013	184,902	184,902
Revolving credit facilities (a)	68,800	54,500
Other	39	39

Total long-term debt	$519,756	$505,456

Stockholders' equity:
Common stock, without par value, 100,000,000 shares authorized, 30,686,595 shares issued and outstanding and 33,186,544 shares as adjusted	$203,848	$246,821
Unearned compensation-restricted stock	(1,426)	(1,426)
Retained earnings (accumulated deficit)	2,424	(1,947)

Total stockholders' equity	$204,846	$243,447

Total long-term debt and stockholders' equity	$724,602	$748,903

(a)
Consists of amounts outstanding under a $65.0 million revolving credit agreement entered into by ITC with a March 2007 maturity date and a $47.5 million revolving credit agreement entered into by ITC Holdings with a March 2007 maturity date. The amounts available under our revolving credit facilities are subject to customary borrowing conditions.

        The table above excludes 802,100 shares of common stock issuable upon the exercise of options that were vested at March 31, 2005, with an exercise price of $7.48 per share.

DILUTION

        Dilution is the amount by which the offering price paid by the purchasers of the common stock to be sold in this offering will exceed the net tangible book value per share of common stock after this offering. The net tangible book value per share is equal to the amount of our total tangible assets (total assets less intangible assets) less total liabilities, divided by the number of shares of our common stock outstanding as of March 31, 2005. For purposes of the calculation of net tangible book value, our only intangible asset is goodwill. Calculations relating to shares of common stock in the following disclosures and tables assume a 3.34-for-one stock split of our outstanding shares of common stock that will be effected immediately prior to the completion of this offering. After giving effect to the sale of shares of common stock in this offering at an assumed initial public offering price of $20.00 per share, the midpoint of the range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses, our pro forma net tangible book value as of March 31, 2005 would have been $68.9 million, or $2.08 per share of common stock. This represents an immediate increase in net tangible book value of $1.09 per share to existing stockholders and an immediate dilution in net tangible book value of $17.92 per share to new investors.

        The following table illustrates this per share dilution:

		Per Share
Initial public offering price per share		$20.00
Net tangible book value per share before this offering	0.99
Increase per share attributable to this offering	1.09

Pro forma net tangible book value per share after this offering		2.08

Dilution per share to new investors		$17.92

        The following table summarizes, on a pro forma basis as of March 31, 2005, the total number of shares of common stock purchased from us and the selling stockholder, the total consideration paid to us and the selling stockholder and the average price per share paid by new investors purchasing shares in this offering:

	Shares Purchased		Total Consideration
					Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders	30,193,232	92.4%	$225,600,536	81.9%	$7.47
New investors (1)	2,500,000	7.6	50,000,000	18.1	20.00

Total	32,693,232	100.00%	$275,600,536	100.00%

(1)
Excludes shares of common stock being sold by the selling stockholder.

        The tables and calculations above assume no exercise of outstanding options. As of March 31, 2005, there were 1,991,878 shares of our common stock reserved for issuance upon exercise of outstanding options at an exercise price of $7.48 per share. To the extent that these options are exercised, there will be further dilution to new investors. See "Management—Compensation of Directors and Executive Officers—Option Holdings" and "Description of Our Capital Stock."

SELECTED CONSOLIDATED FINANCIAL DATA

        The following table sets forth selected historical financial data of Predecessor ITC and selected historical consolidated financial data of ITC Holdings and subsidiaries as of the dates and for the periods indicated.

        The selected financial data presented on the following pages as of December 31, 2001 and 2002 and for the seven-month period ended December 31, 2001 have been derived from the financial statements of Predecessor ITC not included in this prospectus. The selected financial data presented on the following pages for the year ended December 31, 2002, and for the two-month period ended February 28, 2003, have been derived from audited financial statements of Predecessor ITC included elsewhere in this prospectus. The selected consolidated financial data presented on the following pages as of and for the period from February 28, 2003 through December 31, 2003, and as of and for the year ended December 31, 2004, have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected historical condensed consolidated financial data presented on the following pages as of March 31, 2005 and for the three months ended March 31, 2004 and 2005 have been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. The financial data presented for the three months ended March 31, 2005 are not necessarily indicative of the results that may be expected for the year ending December 31, 2005.

        The selected financial data for the year ended December 31, 2000 and the five months ended May 31, 2001 are omitted because, prior to June 1, 2001, the provision of electricity transmission services over the facilities now owned by ITC was undertaken as part of Detroit Edison's transmission business which was integrated with Detroit Edison's distribution business and the revenues, expenses and cash flows associated with the transmission business were integrated with Detroit Edison's other operations and were not separately identifiable. On May 31, 2001, Detroit Edison's transmission business was separated from Detroit Edison's distribution business and was contributed to Predecessor ITC.

        From June 1, 2001 until February 28, 2003, Predecessor ITC was operated as a subsidiary of DTE Energy.

        On February 28, 2003, ITC Holdings acquired Predecessor ITC from DTE Energy and began operating the transmission system as a stand-alone company, independent of DTE Energy and Detroit Edison. For the period from March 1, 2003 to December 31, 2004, ITC's rate was $1.075 per kW/month based on a frozen rate with a revenue deferral for recovery in future periods.

        The selected financial data presented below should be read together with Predecessor ITC's financial statements and the notes to those statements, our consolidated financial statements and the notes to those statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations," in each case, included elsewhere in this prospectus.

	Predecessor ITC			ITC Holdings and Subsidiaries
				Period From February 28, 2003 Through December 31, 2003(a)
	Seven-Month Period Ended December 31, 2001(a)		Two-Month Period Ended February 28, 2003(a)			Three Months Ended March 31,
		Year Ended December 31, 2002			Year Ended December 31, 2004
						2004	2005
	(in thousands, except share and per share data)
Statement of operations data:
Operating Revenues	$63,664	$137,535	$20,936	$102,362	$126,449	$27,544	$42,460
Operating Expenses:
Operation and maintenance	22,566	34,699	5,675	22,902	24,552	6,394	6,522
General and administrative	—	—	—	26,342	24,412	6,448	5,286
Depreciation and amortization	12,481	21,996	3,665	21,463	29,480	6,966	8,018
Taxes other than income taxes	8,875	15,776	4,298	11,499	20,840	5,424	4,299

Total operating expenses	43,922	72,471	13,638	82,206	99,284	25,232	24,125

Operating Income	19,742	65,064	7,298	20,156	27,165	2,312	18,335

Other Expenses (Income):
Interest expense	12	58	—	21,630	25,585	6,291	6,854
Allowance for equity funds used in construction	—	—	—	(322)	(1,691)	(318)	(580)
Loss on extinguishment of debt	—	—	—	11,378	—	—	—
Other income	(1,120)	(1,720)	(147)	(197)	(1,289)	(12)	(305)
Other expense	551	245	45	27	283	37	176

Total other expenses (income)	(557)	(1,417)	(102)	32,516	22,888	5,998	6,145

Income (Loss) Before Income Taxes	20,299	66,481	7,400	(12,360)	4,277	(3,686)	12,190

Income Tax Provision (Benefit)	7,105	23,268	3,915	(4,306)	1,669	(1,268)	4,320

Net Income (Loss)	$13,194	$43,213	$3,485	$(8,054)	$2,608	$(2,418)	$7,870

Net Income (loss) per share data:(b)
Basic net income (loss) per share:
Net income (loss) per share				$(0.27)	$0.09	$(0.08)	$0.26
Weighted average shares				29,339,394	30,183,886	30,159,066	30,341,967
Diluted net income (loss) per share:
Net income (loss) per share				$(0.27)	$0.08	$(0.08)	$0.25
Weighted average shares				29,339,394	30,899,548	30,159,066	31,140,306
			ITC Holdings and Subsidiaries
	Predecessor ITC		As of December 31,
					As of March 31, 2005
	As of December 31, 2001	As of December 31, 2002
			2003	2004	Actual	As Adjusted
	(in thousands)
Balance sheet data:
Cash and cash equivalents	$8	$—	$8,139	$14,074	$3,863	$25,811
Working capital (deficit)	(2,573)	46,041	(17,633)	(27,117)	(6,870)	15,078
Property, plant and equipment— net	441,035	434,539	459,393	513,684	543,251	543,251
Total assets	514,927	634,785	751,657	808,847	833,087	855,939
Total debt:
ITC Holdings	—	—	265,866	273,485	280,315	266,015
ITC	—	—	184,887	209,945	239,448	239,448
Stockholders'/Member's equity	339,577	382,790	191,246	196,602	204,846	243,447

(footnotes on next page)

	Predecessor ITC			ITC Holdings and Subsidiaries
				Period From February 28, 2003 Through December 31, 2003 (a)		Three Months Ended March 31,
	Seven-Month Period Ended December 31, 2001 (a)		Two-Month Period Ended February 28, 2003 (a)
		Year Ended December 31, 2002			Year Ended December 31, 2004
						2004	2005
	(in thousands)
Other data:
Adjusted EBITDA (c)	$32,792	$88,535	$11,065	$41,789	$57,651	$9,253	$26,482
Capital expenditures	22,322	15,360	5,616	26,805	76,779	21,549	36,112
Operating data:	2001	2002	2003	2004	2005
Monthly Peak Load (MW):
January	7,753	7,668	7,608	8,022	8,090
February	7,355	7,572	7,437	7,656	7,672
March	7,258	7,566	7,542	7,434	7,562
April	7,012	8,386	6,934	7,305	7,299
May	8,068	8,702	7,017	8,718	7,678
June	10,895	11,067	11,266	11,114
July	11,309	11,423	10,225	11,344
August	11,875	11,438	11,617	10,877
September	10,037	10,894	8,717	9,841
October	7,145	8,645	7,369	7,197
November	7,343	7,271	7,843	7,832
December	7,573	7,772	8,124	8,469

(a)
Our business is seasonal, with peak transmission loads occurring during the summer air conditioning months. Annualized financial data for the seven-month period ended December 31, 2001, the two-month period ended February 28, 2003 and the period from February 28, 2003 through December 31, 2003 are not indicative of results for the full year.

(b)
Net income (loss) per share is calculated by dividing net income (loss) by the weighted average shares outstanding. Weighted average shares for the purposes of the basic net income (loss) per share calculation has been adjusted to reflect the 3.34-for-one stock split that will be effected immediately prior to the completion of this offering. Basic net income (loss) per share excludes 405,485 and 337,273 shares of restricted common stock at December 31, 2003 and 2004, respectively, and 438,523 and 344,629 shares of restricted common stock at March 31, 2004 and 2005, respectively, that were issued and outstanding, but had not yet vested as of such dates.

(c)
Adjusted EBITDA is not a measurement of operating performance calculated in accordance with GAAP and should not be considered a substitute for net income, operating income, net profit after tax or cash flows from operating activities, as determined in accordance with GAAP.

        We define adjusted EBITDA as net income plus:

    •
    income taxes;

    •
    depreciation and amortization expense; and

    •
    interest expense;

        excluding:

    •
    allowance for equity funds used during construction; and

    •
    certain other items not related to operating performance such as loss on extinguishment of debt.

  We use adjusted EBITDA on a consolidated basis to assess our overall financial and operating performance. We believe this non-GAAP measure, as we have defined it, is helpful in identifying trends in our day-to-day performance because the items excluded have little or no significance on our day-to-day operations. Adjusted EBITDA provides us with a measure of financial performance independent of items that are beyond the control of management in the short-term, such as depreciation, taxation and interest expense associated with our capital structure. This metric measures our financial performance based on operational factors that management can impact in the short-term, namely the cost structure or expenses of the organization. Adjusted EBITDA is one of the metrics used by senior management and the board of directors to review the financial performance of the business on a monthly basis and to determine the level of bonuses for management and employees. Adjusted EBITDA is also used by research analysts and investors to evaluate the performance of and value companies in our industry. An investor or potential investor may find this item important in evaluating our performance, results of operations and financial position. We use non-GAAP financial measures as a supplement to our GAAP results in order to provide a more complete understanding of the factors and trends affecting our business. However, adjusted EBITDA has limitations as an analytical tool. Adjusted EBITDA is not an alternative to net income, operating income or cash flows from operating activities as calculated and presented in accordance with GAAP. In addition, because Adjusted EBITDA is not a measure of financial performance under GAAP and is susceptible to varying calculations, adjusted EBITDA, as presented in this prospectus, may differ from and may not be comparable to similarly titled measures used by other companies.

        The following table reconciles net income (loss) to adjusted EBITDA:

	Predecessor ITC			ITC Holdings and Subsidiaries
				Period From February 28, 2003 Through December 31, 2003 (a)		Three Months Ended March 31,
	Seven-Month Period Ended December 31, 2001 (a)		Two-Month Period Ended February 28, 2003 (a)
		Year Ended December 31, 2002			Year Ended December 31, 2004
						2004	2005
	(in thousands)
Net income (loss)	$13,194	$43,213	$3,485	$(8,054)	$2,608	$(2,418)	$7,870
Income taxes	7,105	23,268	3,915	(4,306)	1,669	(1,268)	4,320
Loss on extinguishment of debt	—	—	—	11,378	—	—	—
Allowance for equity funds used during construction	—	—	—	(322)	(1,691)	(318)	(580)
Interest expense	12	58	—	21,630	25,585	6,291	6,854
Depreciation and amortization	12,481	21,996	3,665	21,463	29,480	6,966	8,018

Adjusted EBITDA	$32,792	$88,535	$11,065	$41,789	$57,651	$9,253	$26,482

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion together with our audited consolidated financial statements and related notes and the audited financial statements and related notes of International Transmission Company, LLC, or Predecessor ITC, included elsewhere in this prospectus. This discussion contains forward-looking statements. Actual results could differ materially from those discussed below. Please see "Forward-Looking Statements" and "Risk Factors" for a discussion of certain of the uncertainties, risks and assumptions associated with these statements.

Overview

        ITC is the first independently owned and operated electricity transmission company in the United States. ITC owns, operates and maintains a fully-regulated, high-voltage transmission system that transmits electricity to local electricity distribution facilities from generating stations in Michigan, other midwestern states and Ontario, Canada. The local distribution facilities connected to the ITC transmission system served a population of approximately 4.9 million people, as of December 31, 2004, in an area comprised of 13 southeastern Michigan counties, including the Detroit metropolitan area. ITC's electricity transmission system also acts as a conduit for transmitting electricity to and from adjacent third party electricity transmission systems.

        ITC was formed as a legal entity and subsidiary of Detroit Edison in January 2001, but initially had no assets or employees and was supported by employees of DTE Energy. Prior to January 1, 2001, there was no separation of the transmission business from the distribution business within Detroit Edison. The distribution and transmission operations were commingled and operated jointly until June 1, 2001. Detroit Edison separated its transmission assets from its distribution assets on June 1, 2001, placing these assets in a separate subsidiary, namely ITC. A process to separately identify costs and revenues associated with ITC was implemented simultaneously with ITC becoming a subsidiary of DTE Energy. ITC became independent as a result of DTE Energy's divestiture of its electricity transmission business, consistent with FERC and State of Michigan policy initiatives promoting an independent transmission system. The FERC's transmission policy was developed in part in response to the significant historical underinvestment in transmission infrastructure in the United States and the potential for discrimination that arises when a utility operates transmission and generation facilities within the same region.

        ITC is a member of MISO, a FERC-approved regional transmission organization, or RTO, which has responsibility for the oversight and coordination of transmission service for a substantial portion of the midwestern United States and Manitoba, Canada. MISO establishes regional operating and market practices and scheduling protocols. It also administers the transmission tariff under which all customers procure transmission service.

        ITC's primary operating responsibilities include maintaining, improving and expanding its transmission system to meet its customers' ongoing needs, scheduling outages on system elements to allow for maintenance and construction, balancing electricity generation and demand, maintaining appropriate system voltages and monitoring flows over transmission lines and other facilities to make sure physical limits are not exceeded. ITC's operating assets consist primarily of approximately 2,700 circuit miles of transmission lines, approximately 16,000 transmission towers and poles and 30 stations, which connect ITC's transmission lines to generation resources, distribution facilities and neighboring transmission systems. ITC's transmission system serves distribution utilities that are located in an approximately 7,600 square mile area throughout southeastern Michigan. As of February 28, 2003, ITC's net PP&E was $435.8 million. Since that time, and through December 31, 2004, ITC has invested approximately $122.5 million in PP&E and has incurred other net PP&E activity of $0.8 million consisting of accrued asset removal costs reclassified to regulatory liabilities and asset settlements with

DTE Energy, offset by depreciation and amortization of $45.4 million, increasing its net PP&E to $513.7 million, as of December 31, 2004. For each of 2005 and 2006, ITC expects to invest approximately $100 million in additional PP&E, primarily on projects reviewed by MISO. During the three months ended March 31, 2005, ITC invested approximately $35.7 million in PP&E and has incurred other net PP&E activity of $1.2 million consisting of accrued asset removal costs reclassified to regulatory liabilities and asset settlements with DTE Energy, offset by depreciation and amortization of $7.3 million, increasing its net PP&E to $543.3 million, as of March 31, 2005.

        As a transmission utility whose rates are regulated by the FERC, ITC earns revenues through fees charged for the use of its transmission system by its customers, which include investor-owned utilities, municipalities, co-operatives, power marketers and alternative energy suppliers. ITC's rates are established on a cost-of-service model allowing for the recovery of expenses, including depreciation and amortization, and a return on invested capital. ITC's transmission rates are determined on an annual basis using a FERC-approved formulaic rate setting mechanism known as Attachment O.

Attachment O Rate Setting

        Attachment O is a FERC-approved cost of service rate formula mechanism that is applied annually by MISO to determine the rate for transmission service to customers in the zones of most transmission-owning members of MISO. MISO verifies and uses selected financial and operating data from the transmission owner's most recently completed calendar year to determine the new rate for transmission to its customers in its zone. These data are taken from the transmission owner's FERC Form 1 filing, made by the end of April of each year, which is designed to collect financial and operating information from electric utilities subject to the jurisdiction of the FERC. Under Attachment O, transmission rates and revenue requirements incorporate a return on the transmission owner's rate base, consisting primarily of net PP&E, an accumulated deferred income tax adjustment, certain regulatory assets and a materials and supplies allocation; and a recovery of operating expenses, including depreciation and amortization, and interest expense and taxes. After MISO confirms the rate derived from the information supplied by the transmission owner, no further actions or approvals are required for the new calculated rate to take effect. By completing the Attachment O template on an annual basis, ITC is able to adjust its transmission rates based on year-to-year changes in network load on its transmission system, operating expenses and rate base.

        ITC charged a fixed rate of $1.075 per kW/month from June 1, 2002 to December 31, 2004, which was based primarily on actual and allocated transmission expenses from Detroit Edison's 2000 FERC Form 1 when the transmission business was integrated with the overall utility business of Detroit Edison. Neither ITC nor its transmission business existed as a separate FERC Form 1 reporting entity until June 1, 2001. Instead, the transmission-related activities of Detroit Edison were integrated into the overall utility business of Detroit Edison. The increase in tariff rates from $1.075 per kW/month to $1.587 per kW/month in January 2005, was due primarily to changes in capital structure, the elimination of deferred taxes, the inclusion of certain regulatory assets, the inclusion in rate base of the revenue deferral associated with the rate freeze, the increase in the FERC-approved return on equity and increases in plant in service and operating expenses. Beginning June 1, 2005 and each June thereafter, ITC will implement a new rate calculated using data from the previous calendar year as described above. Based upon 2004 year-end results, the rate for the one-year period which started June 1, 2005 is $1.594 per kW/month.

        We expect that our revenues, operating cash flows and net income will increase in 2005 compared to 2004 as a result of the increase in the rates ITC charges; however, other factors may affect these measures, such as the effect of changes in expenses on operating cash flows and net income or the effect of network load on operating revenues, operating cash flows and net income.

Recent Regulatory Matters

        Initial Public Offering. On March 30, 2005, we filed a Joint Application for Authorization of an Indirect Disposition of Jurisdictional Facilities under Section 203 of the FPA and Notification of Change in Ownership Structure with the FERC. The filing contemplates the public offering of ITC Holdings' common stock, including an initial public offering and potential future public offerings. The FERC approved the application in its order issued on May 5, 2005 and, in doing so, authorized this offering, as well as potential future public offerings of ITC Holdings' common stock occurring within two years of May 5, 2005.

        Redirected Transmission Service. In January and February 2005, in FERC Docket EL05-55 and EL05-63, transmission customers filed complaints against MISO claiming that MISO was charging excessive rates for redirected transmission service. In April 2005, the FERC ordered MISO to refund, with interest, excess amounts charged to all affected transmission customers. ITC earns revenues based on an allocation from MISO for this redirected transmission service and is obligated to refund the excess amounts charged to all affected transmission customers. We had not accrued any amounts relating to this proceeding as of March 31, 2005 based on our assessment of the likelihood of any refunds resulting from these complaints at that date. Based on the April 2005 order, we will be required to refund amounts relating to redirected transmission service upon completion of the refund calculations by MISO, which MISO expects to complete during second quarter of 2005. We cannot estimate the amount of the refund until the calculations are completed.

        Long-Term Pricing. In November 2004, in FERC Docket EL02-111 et al., the FERC approved a pricing structure to facilitate seamless trading of electricity between MISO and PJM Interconnection. The order establishes a Seams Elimination Cost Adjustment, or SECA, as set forth in previous FERC orders, to take effect December 1, 2004, and remain in effect through March 31, 2006 as a transitional pricing mechanism. The SECA revenues are subject to refund and will be litigated in a contested hearing before the FERC with a final order expected in 2006. We cannot anticipate whether any refunds of amounts earned by ITC will result from this hearing and we have not accrued any amounts relating to this proceeding. Through March 31, 2005, ITC has recorded $0.7 million of SECA revenue.

        Elimination of Transmission Rate Discount. Several energy marketers filed a complaint against MISO in February 2005 in FERC Docket EL05-66, asserting that MISO improperly eliminated a rate discount that had previously been effective for transmission service at the Michigan-Ontario Independent Electric System Operator interface. Since the complaints were filed, MISO has held amounts in escrow that it has collected for the difference between the discounted tariff rate and the full tariff rate. The FERC has not yet acted on this complaint. ITC has recorded revenues based only on the amounts collected by MISO and remitted to ITC. These amounts do not include the amounts held in escrow by MISO of $0.6 million as of March 31, 2005.

Other Legal Matters

        The Michigan Public Power Agency, or MPPA, has an ownership interest in ITC's Greenwood-St.Clair-Jewell-Stephens Transmission Line and Monroe-Wayne-Coventry-Majestic Transmission Line. An Ownership and Operating Agreement provides ITC with authority for construction of capital improvements and for the operation and management of the transmission lines. MPPA is responsible for the capital and operating and maintenance costs allocable to their ownership interest. In June 2005, MPPA notified us that it disagrees with the amounts invoiced to it by ITC in 2004 and 2003 under this agreement. Of the $2.2 million billed to MPPA under this agreement for 2004 and 2003, MPPA took the position that its obligation should not exceed $0.5 million. ITC's total amount billed to MPPA is approximately $2.9 million for the time period from March 2003 to June 2005. Of this amount, $2.8 million was included in accounts receivable at March 31, 2005. MPPA has failed to pay any of these amounts. It is likely that we will pursue litigation to recover the full amount billed to MPPA and we are considering whether an adjustment to the receivables is warranted in the second quarter of 2005.

        As discussed in Note 3 of the notes to the financial statements for the year ended December 31, 2002 and the two-month period ended February 28, 2003 for Predecessor ITC, Predecessor ITC was subject to a settlement of a dispute regarding the $1.075 per kW/month rate charged for transmission service for the period June 2002 through February 2003. In an order issued October 17, 2003, under Docket Nos. ER02-1963-000 and ER02-1963-001, the FERC accepted DTE Energy's offer of settlement to the matter which in effect required DTE Energy to refund, with interest, all amounts collected in excess of a $0.97 per kW/month rate within 30 days of the FERC order. The total amount of the refund was $9.3 million, plus accrued interest of $0.4 million.

ITC Acquisition

        ITC Holdings was formed for the purpose of acquiring International Transmission Company, LLC, or Predecessor ITC. On February 28, 2003, following the approval of the transaction by the FERC, ITC Holdings acquired the outstanding ownership interests of Predecessor ITC from DTE Energy for $610.0 million in cash plus direct transaction costs, subject to purchase price adjustments relating to PP&E and other items identified subsequent to February 28, 2003. In 2003, we paid $8.3 million in additional consideration for the acquisition of Predecessor ITC. Immediately following the acquisition, Predecessor ITC was merged with and into ITC Holdings Merger Sub, Inc., an entity formed by ITC Holdings, and ITC Holdings Merger Sub, Inc. was then renamed International Transmission Company.

        We accounted for the acquisition using the purchase method. The excess purchase price, including transaction costs, over the fair value of net assets acquired was classified as goodwill. The acquisition was treated as a taxable transaction, adjusting the tax basis of the assets to fair value pursuant to an election under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended. The goodwill amount of $174.6 million as of March 31, 2005 is expected to be deductible for federal income tax purposes, with the majority of the goodwill being amortized over 15 years.

Trends and Seasonality

        We expect a general trend of moderate growth in our tariff rate over the next few years under Attachment O, although we cannot predict a specific year-to-year trend due to the variability of network load and other factors beyond our control. The tariff rate for the period from June 1, 2005 through May 31, 2006 is based primarily on FERC Form 1 data for the year ended December 31, 2004 and is $1.594 per kW/month compared to $1.587 per kW/month for the period from January 1, 2005 through May 31, 2005. Absent any other factors, there are two known items that will cause an increase in rate in 2006. Beginning June 1, 2006, one-fifth, or approximately $11.9 million, of the revenue that was deferred during the rate freeze will be included in ITC's rates in each of the following five 12-month periods, which will cause an increase in rates during these periods. Another component of the increase in rates that is expected to continue over the next few years is as a result of increased capital investment in excess of depreciation. This is in part due to our application of industry standards in our capital investment decision process. We continually test our transmission system against reliability standards established by the North American Electric Reliability Council, or NERC, and the MISO. These reliability standards have become more specific and stringent in recent years, primarily as a reaction to the August 2003 electrical blackout. We believe that investing in the system to meet these NERC standards, although not mandated by FERC, is a prudent way to prioritize capital spending. Moreover, since the August 2003 blackout, Congress has several times considered legislation that would make compliance with reliability standards established by NERC or another entity mandatory. In addition to investments that improve the reliability of the transmission system, we continue to identify investment opportunities that increase throughput and reduce transmission constraints in ITC's system and in turn reduce the delivered cost of energy to end-use consumers. We expect the levels for capital spending for the next few years to be moderately higher than those seen in 2004. ITC strives for improved reliability of its system and lower delivered costs of electricity to end-use consumers.

        In support of the application of the NERC reliability standards, the FERC in a Policy Statement on Matters Related to Bulk Power System Reliability, Docket No. PL04-5-000, issued April 19, 2004, clarified its position on several matters relating to the application of the standards, one of which was a policy to allow utilities "to recover prudently incurred costs necessary to ensure bulk electric system reliability, including prudent expenditures for vegetation management, improved grid management and monitoring equipment, operator training, and compliance with NERC reliability standards and Good Utility Practices."

        Our results of operations are subject to seasonal variations. Our revenues depend on the monthly peak loads and regulated transmission rates. Demand for electricity and thus transmission load, to a large extent depend upon weather conditions. Our revenues and operating income are higher in the summer months when cooling demand and network load are higher.

        We are not aware of any trends or uncertainties in the economy and industries in ITC's service territory that are reasonably likely to have a material effect on our financial condition or results of operations. However, any changes in economic conditions that either increase or decrease the use of ITC's system to transmit electricity will impact revenue for a given year. Additionally, adverse economic conditions could impact our customers' ability to pay for our services.

Management Fees

        On February 28, 2003, we entered into agreements with KKR, Trimaran Fund Management, L.L.C. and the IT Holdings Partnership for the provision of management, consulting and financial services in exchange for annual fees. We incurred expenses of $1.0 million and $1.3 million for 2003 and 2004, respectively, in respect of these annual fees, excluding out-of-pocket costs. In connection with this offering, the parties to these agreements and ITC Holdings have agreed to amend these agreements by terminating ITC's obligation to pay these annual fees in exchange for one-time fees to KKR and Trimaran Fund Management of $4.0 million and $1.7 million, respectively, and a one-time fee to the IT Holdings Partnership of $1.0 million which will be payable by ITC Holdings upon the completion of this offering.

Termination of Dividend Equivalent Rights Plan

        On May 10, 2005, our board of directors determined that it is in the best interests of our company to terminate the Dividend Equivalent Rights Plan. Upon termination of the plan, 25 plan participants will receive their full account balances. As a result, an aggregate amount of approximately $1.8 million will be paid by us from the funded trust to participants in the plan.

Basis of Presentation

        We acquired the outstanding ownership interests of Predecessor ITC from DTE Energy on February 28, 2003 and accounted for the acquisition as a purchase. We adopted certain accounting policies and methods which differ from those followed by Predecessor ITC prior to the acquisition and as reflected in Predecessor ITC's audited financial statements and related notes included elsewhere in this prospectus.

Revenues

        We derive nearly all of our revenues from providing network transmission service, point-to-point transmission service and other related services over our system. The revenue information throughout this Basis of Presentation section is presented for a full year of operations for the year ended

December 31, 2004, which may be more meaningful than revenue information presented for a three-month period given the seasonality of our revenues. Most of our expenses and substantially all of our assets are devoted to providing transmission service. ITC's principal transmission service customer is Detroit Edison which accounted for approximately 68% of ITC's total operating revenues for the year ended December 31, 2004. ITC's system is the only transmission system that directly interconnects with Detroit Edison's distribution network. ITC's remaining revenues were generated from providing service to other entities such as alternative electricity suppliers, power marketers and other wholesale customers that provide electricity to end-use consumers and from transaction-based capacity reservations on ITC's transmission system. MISO is responsible for billing and collection of transmission services in the MISO service territory. MISO, as the billing agent for ITC, collects fees for the use of ITC's transmission system, invoicing Detroit Edison and other ITC customers on a monthly basis. MISO has implemented credit policies for its members, which include ITC's customers.

        Network Revenues are generated from fees charged to network customers for their use of ITC's electricity transmission system during the one hour of monthly peak usage. For the year ended December 31, 2004, approximately 90.2% of ITC's operating revenues were derived from the provision of network service. ITC's network revenues are dependent on monthly peak loads and regulated transmission rates.

        Network revenues are determined using rates regulated by the FERC. ITC's monthly network revenues are the result of a calculation which can be simplified into the following:

  (1)
  multiply:

  •
  the network load measured in kWs achieved during the one hour of monthly peak usage for ITC's transmission system by

  •
  the appropriate monthly tariff rate as calculated under Attachment O by

  •
  12 by

  •
  the number of days in that month; and

  (2)
  divide the result by 365.

Therefore, ITC earns proportionately more revenues in months with 31 days than in months with a lesser number of days if all other factors remain equal. Set forth below is a simplified illustrative calculation of the network revenue earned for the month of December 2004:

  8,469,000 (peak network load in kW in December) × $1.075 (the monthly tariff) × 12 × 31 (days in December)/365 = $9,278,776 total December network revenues.

        Point-to-Point Revenues consist of revenues generated from a type of transmission service for which the customer pays for transmission capacity reserved along a specified path between two points on an hourly, daily, weekly or monthly basis. Point-to-point revenues also include other components pursuant to schedules under the MISO transmission tariff. Approximately 13.4% of ITC's operating revenues for the year ended December 31, 2004 was derived from providing point-to-point service, without giving effect to the refund described below.

        The rates approved by the FERC in connection with our acquisition of ITC from DTE Energy included a departure from the Attachment O formula with respect to the treatment of point-to-point revenues received during 2003 and 2004. Based on FERC orders as part of the acquisition of ITC's transmission system from DTE Energy, ITC has refunded or will refund a portion of point-to-point revenues earned during the period from March 1, 2003 through December 31, 2004 to network and point-to-point customers pro rata. ITC refunded 100% of 2003 point-to-point revenues in March 2004 and refunded 75% of 2004 point-to-point revenues in March 2005. Point-to-point revenues collected for periods after December 31, 2004 are no longer refunded.

        Scheduling, Control and Dispatch Revenues also are approved by the FERC and are allocated to ITC by MISO as compensation for the services ITC performs, jointly with the Michigan Electric Transmission Company, or METC, in operating the Michigan Electric Coordinated Systems, or MECS, control area. Such services include processing energy schedule requests utilizing the MECS system, monitoring of reliability data, implementation of emergency procedures, and coordination of the MECS operation. Approximately 4.9% of ITC's operating revenues for the year ended December 31, 2004 were derived from providing scheduling, control and dispatch services.

        Other Revenues consist primarily of rental revenues received from METC for the use of the Michigan Electric Power Coordination Center, or MEPCC, building as well as property easement revenues. Approximately 1.6% of ITC's revenues for the year ended December 31, 2004 consisted of other revenues.

        The following table sets forth the components of our revenue, expressed as a dollar amount and percentage of net revenues, for the year ended December 31, 2004:

	Year Ended December 31, 2004
Revenues
	Amount	Percentage
	(in thousands, except percentages)
Network	$114,082	90.2%
Point-to-point	16,989	13.4
Scheduling, control and dispatch	6,146	4.9
Other	1,973	1.6

Total	139,190	110.1
Refundable point-to-point	(12,741)	(10.1)

Net operating revenues	$126,449	100.0%

        The total of the monthly peak loads for 2004 was up 4.0% and down 2.4% as compared to the corresponding totals for 2003 and 2002, respectively.

	Monthly Peak Load (in Megawatts)
	2001	2002	2003	2004	2005
January	7,753	7,668	7,608	8,022	8,090
February	7,355	7,572	7,437	7,656	7,672
March	7,258	7,566	7,542	7,434	7,562
April	7,012	8,386	6,934	7,305	7,299
May	8,068	8,702	7,017	8,718	7,678
June	10,895	11,067	11,266	11,114
July	11,309	11,423	10,225	11,344
August	11,875	11,438	11,617	10,877
September	10,037	10,894	8,717	9,841
October	7,145	8,645	7,369	7,197
November	7,343	7,271	7,843	7,832
December	7,573	7,772	8,124	8,469

Expenses

        Operation and Maintenance Expenses consist primarily of the costs of contractors to operate and maintain ITC's transmission system and salary-related expenses for ITC personnel involved in operation and maintenance activities. The majority of expenses for the operation of the transmission system relate to activities of the MECS control area. Maintenance expenses include preventative or planned maintenance, such as vegetation management, tower painting and equipment inspections, as well as reactive maintenance for equipment failures.

        Prior to February 28, 2003, ITC had entered into a Master Services Agreement with Detroit Edison whereby Detroit Edison performed maintenance, asset construction and day-to-day management of transmission operations and administration services. Detroit Edison received compensation for wages and benefits for employees performing work on behalf of ITC and for costs of construction or maintenance directly related to ITC in addition to overhead and other fees. Subsequent to February 28, 2003 and through April 2004, ITC had operated under a construction and maintenance, engineering, and system operations service level agreements, or the SLA, with Detroit Edison whereby Detroit Edison performed maintenance, asset construction, and certain aspects of transmission operations and administration, or the SLA Activities, on behalf of ITC. ITC entered into the SLA to provide an orderly transition from being a subsidiary of an integrated utility to a stand-alone independent transmission company. The SLA, as amended, had a term through February 29, 2004, with certain specified services extending through April 30, 2004, as necessary. Under the terms of the SLA, ITC's SLA Activities were jointly managed by ITC and Detroit Edison and therefore ITC did not have exclusive control over its expenditures relating to the SLA Activities through the term of the SLA. The terms of the SLA included an agreed upon pricing mechanism whereby Detroit Edison was paid an amount to compensate them for their fully allocated costs.

        In August 2003, ITC entered into an Operation and Maintenance Agreement with its primary maintenance contractor and a Supply Chain Management Agreement with its primary purchasing and inventory management contractor to perform these services subsequent to the term of the SLA. In order to facilitate the transition from Detroit Edison, the new contractors had performed work in parallel with Detroit Edison prior to the termination of the SLA. The agreements reduce uncertainty with regard to ITC's cost structure for the period ending August 28, 2008. Additionally, the new operating agreements allow ITC to exclusively manage and control operating expenditures.

        Because Predecessor ITC had no employees of its own, it was supported by employees of other DTE Energy subsidiaries, principally Detroit Edison. Any work a person did on behalf of Predecessor ITC (both field operations or administrative) was captured and recorded as operation and maintenance expense. In addition, there were allocations of employee benefits (for those employees whose time was billed to Predecessor ITC), corporate overhead (executive staff, legal) and infrastructure costs (facilities, information technology, equipment etc.) that were assigned to Predecessor ITC and recorded as operation and maintenance expense. Administrative costs such as employee benefits, corporate overhead and infrastructure costs are now recorded in general and administrative expenses at ITC.

        General and Administrative Expenses consist primarily of compensation and related costs for personnel and facilities for our finance, human resources, regulatory, information technology and legal organizations, and fees for professional services. Professional services are principally composed of outside legal, audit, consulting and information technology services. Additionally, benefits expenses for all employees are included in general and administrative expenses.

        During 2003, under the terms of the SLA, Detroit Edison performed many of the administrative duties in support of ITC's construction program. Subsequent to the termination of the SLA, we began to capitalize certain general and administrative expenses in July 2004 that resulted from our management of the expanded construction program. These expenses are included in PP&E.

        Depreciation and Amortization Expenses consist primarily of depreciation of PP&E using the straight-line method for financial reporting. Additionally, we amortize the regulatory asset-acquisition adjustment, representing a portion of the goodwill created from the acquisition of ITC that was approved for recovery in rates by the FERC. The original amount of $60.6 million as of February 28, 2003 is being amortized over 20 years on a straight-line basis.

        Taxes other than Income Taxes consist primarily of property tax expenses. In accordance with Michigan law, ITC's real property tax values were uncapped as a result of the change in ownership of the assets of ITC. Additionally, numerous municipalities have applied their own valuation tables in assessing the value of ITC's personal property, rather than using the valuation tables approved by the State Tax Commission, or STC, resulting in higher property values. ITC has filed tax appeals and is in the process of discussing December 31, 2003 tax assessments with various municipalities, which are the basis for 2004 property tax expense. ITC has developed an appeal strategy and filed formal appeals with the Michigan Tax Tribunal, or MTT, for the municipalities that did not utilize the STC tax tables. The December 31, 2004 tax assessments received from the municipalities that are the basis for 2005 personal property taxes use the STC-approved valuation tables.

        The Michigan Single Business Tax, a value-added tax, will be recorded in taxes other than income taxes when incurred. We did not incur any Michigan Single Business Tax during the period from February 28, 2003 through December 31, 2003 or during 2004.

        Interest Expense consists primarily of interest on ITC Holdings' $267.0 million of 5.25% Senior Notes and ITC's $185.0 million of 4.45% Series A Mortgage Bonds. ITC Holdings and ITC also have revolving credit facilities outstanding, with the interest expense and facility fees being recorded to interest expense. Additionally, the amortization of debt financing expenses is recorded to interest expense.

Non-GAAP Financial Measures

        A non-GAAP financial measure is generally defined as one that purports to measure historical or future financial performance, financial position or cash flows but excludes or includes amounts that would not be so adjusted in the most comparable GAAP measure. In this prospectus, we define and use adjusted EBITDA, a non-GAAP financial measure, as set forth below.

Definition of Adjusted EBITDA

        We define adjusted EBITDA as follows:

        net income plus:

  •
  income taxes;

  •
  depreciation and amortization expense; and

  •
  interest expense;

        excluding:

  •
  allowance for equity funds used during construction; and

  •
  certain other items not related to operating performance such as loss on extinguishment of debt.

Management's Use of Adjusted EBITDA

        We use adjusted EBITDA on a consolidated basis to assess our overall financial and operating performance. We believe this non-GAAP measure, as we have defined it, is helpful in identifying trends in our day-to-day performance because the items excluded have little or no significance on our day-to-day operations. This measure provides an assessment of controllable expenses and affords management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieve optimal financial performance. It provides an indicator for management to determine if adjustments to current spending decisions are needed.

        Adjusted EBITDA provides us with a measure of financial performance independent of items that are beyond the control of management in the short-term, such as depreciation, taxation and interest expense associated with our capital structure. This metric measures our financial performance based on operational factors that management can impact in the short-term, namely the cost structure or expenses of the organization. Adjusted EBITDA is one of the metrics used by senior management and the board of directors to review the financial performance of the business on a monthly basis and to determine the level of bonuses for management and employees. Adjusted EBITDA is also used by research analysts and investors to evaluate the performance of and value companies in our industry.

        We have not used adjusted EBITDA as a measure of segment performance. We only measure performance on a consolidated basis because we have only one primary operating segment.

Limitations of Adjusted EBITDA

        Adjusted EBITDA has limitations as an analytical tool. It should not be viewed in isolation or as a substitute for GAAP measures of earnings. Material limitations in making the adjustments to our earnings to calculate adjusted EBITDA, and using this non-GAAP financial measure as compared to GAAP net income (loss), include:

  •
  the cash portion of interest expense, income tax (benefit) provision and non-recurring charges related to securities issuance activities generally represent charges (gains) which may significantly affect our financial results;

  •
  depreciation and amortization, though not directly affecting our current cash position, represent the wear and tear and/or reduction in value of other plant, equipment and intangible assets which permit us to provide electricity transmission to our customers and may be indicative of future needs for capital expenditures, or development or acquisition of intangible assets; and

  •
  allowance for equity funds used during construction is a result of strategic capital spending decisions and is excluded for the same reason as interest expense.

        An investor or potential investor may find this item important in evaluating our performance, results of operations and financial position. We use non-GAAP financial measures to supplement our GAAP results in order to provide a more complete understanding of the factors and trends affecting our business.

        Adjusted EBITDA is not an alternative to net income, operating income or cash flows from operating activities as calculated and presented in accordance with GAAP. You should not rely on adjusted EBITDA as a substitute for any such GAAP financial measure. We strongly urge you to review the reconciliation of adjusted EBITDA to GAAP net income (loss), along with our consolidated financial statements included elsewhere in this prospectus. We also strongly urge you to not rely on any single financial measure to evaluate our business. In addition, because adjusted EBITDA is not a measure of financial performance under GAAP and is susceptible to varying calculations, the adjusted EBITDA measure, as presented in this prospectus, may differ from and may not be comparable to similarly titled measures used by other companies.

Critical Accounting Policies and Methods

        Preparation of financial statements and related disclosures in compliance with GAAP requires the application of appropriate technical accounting rules and guidance, as well as the use of estimates. The application of these policies necessarily involves judgments regarding future events, including legal and regulatory challenges and anticipated recovery of costs. These judgments, in and of themselves, could materially impact the financial statements and disclosures based on varying assumptions. In addition, the financial and operating environment also may have a significant effect, not only on the operation of our business, but on our results reported through the application of accounting measures used in preparing the financial statements and related disclosures, even if the nature of the accounting policies applied has not changed.

        The following is a list of accounting policies that are most significant to the portrayal of our financial condition and results of operations and that require management's most difficult, subjective or complex judgments.

        Regulation.    Nearly all of ITC's business is subject to regulation. As a result, we apply accounting principles in accordance with Statement of Financial Accounting Standards, or SFAS, 71, "Accounting

for the Effects of Certain Types of Regulation," or SFAS 71. Use of SFAS 71 results in differences in the application of GAAP between regulated and non-regulated businesses. SFAS 71 requires the recording of regulatory assets and liabilities for certain transactions that would have been treated as expense or revenue in non-regulated businesses. Future regulatory changes or changes in the competitive environment could result in discontinuing the application of SFAS 71. If we were to discontinue the application of SFAS 71 on ITC's operations, we may be required to record extraordinary losses of $55.1 million relating to the regulatory asset-acquisition adjustment and $8.1 million of other regulatory assets relating to deferred financing fees at December 31, 2004. Additionally, we may be required to record extraordinary gains of $43.9 million relating to asset removal costs that have been accrued in advance of incurring these costs, recorded as regulatory liabilities at December 31, 2004.

        We believe that currently available facts support the continued applicability of SFAS 71 and that all regulatory assets and liabilities are recoverable or refundable under our current rate environment.

        Attachment O Revenue Deferral.    ITC's revenue deferral resulted from the difference between the revenue ITC would have collected under Attachment O and the actual revenue ITC received based on the frozen rate. The final revenue deferral at December 31, 2004 as established during the rate freeze was $59.7 million ($38.8 million net of tax). The revenue deferral and related taxes are not reflected as an asset or as revenue in our consolidated financial statements because they do not meet the criteria to be recorded as regulatory assets in accordance with SFAS 71 or Emerging Issues Task Force 92-7, "Accounting by Rate-Regulated Utilities for the Effects of Certain Alternative Revenue Programs," or EITF 92-7. SFAS 71 provides that an enterprise shall capitalize all or part of an incurred cost that would otherwise be charged to expense if certain criteria are met, including whether it is probable that future revenue in an amount at least equal to the capitalized cost will result from inclusion of that cost in allowable costs for rate-making purposes. Although the amortization of the revenue deferral is an allowable component of future rates based on FERC approval obtained for this item, the revenue deferral does not represent an incurred cost. Rather, it is a delayed recovery of revenue based on many components of our tariff rate, including incurred costs, rate base, capital structure, network load and other components of Attachment O. EITF 92-7 provides that a regulated enterprise should recognize revenue for other than incurred costs if the revenue program meets certain criteria. The revenue deferral does not satisfy the criteria of EITF 92-7 to record the revenue deferral in the year it is determined. We believe the proper revenue recognition relating to the revenue deferral occurs when we begin to charge the rate that includes the amortization of the revenue deferral beginning in June 2006.

        Purchase Accounting.    We accounted for our acquisition of Predecessor ITC using the purchase method, prescribed by SFAS 141, "Business Combinations." Estimates have been made in valuing certain assets and liabilities in the balance sheet. The provisions of the acquisition required an adjustment to the acquisition price of $610.0 million based on the closing balance sheet at February 28, 2003 prepared by DTE Energy. ITC Holdings paid an additional $8.3 million to DTE Energy subsequent to February 28, 2003 relating to the acquisition. During 2004, ITC Holdings and DTE Energy negotiated additional adjustments to the purchase price relating to the acquisition for various PP&E and inventory balances. These negotiations are not final; however, ITC Holdings recorded an increase in the purchase price related to its best estimate of the outcome. There may be additional purchase price adjustments as ITC and DTE Energy continue to identify differences from the closing balance sheet at February 28, 2003. We do not expect any additional purchase price adjustments to be significant. If additional purchase price adjustments are identified, the amount recorded for goodwill or other balance sheet items would be impacted.

        Goodwill.    We have goodwill resulting from the acquisition of Predecessor ITC. In accordance with SFAS 142, "Goodwill and Other Intangible Assets," we are required to perform an impairment test annually or whenever events or circumstances indicate that the value of goodwill may be impaired. In order to perform these impairment tests, we determined fair value using valuation techniques based on estimates of market-based valuation multiples for companies within ITC's peer group and also considered discounted future cash flows under various scenarios. The market-based multiples involve judgment regarding the appropriate peer group and the appropriate multiple to apply in the valuation and the cash flow estimates involve judgments based on a broad range of assumptions, information and historical results. To the extent estimated market-based valuation multiples and/or discounted cash flows are revised downward, we may be required to write down all or a portion of ITC's goodwill, which would adversely impact earnings. As of December 31, 2004, goodwill totaled $176.0 million and we determined that no impairment existed as of our goodwill impairment testing date of October 1, 2004.

        Valuation.    Our accounting for stock-based compensation requires us to determine the fair value of shares of ITC Holdings' common stock. The fair value of ITC Holdings' common stock is determined using a discounted future cash flow method, which is a valuation technique that is acceptable for privately-held companies. The cash flow estimates involve judgments based on a broad range of assumptions, information and historical results. In the event different assumptions were used, it would result in a different fair value of ITC Holdings' common stock which would impact the amount of compensation expense recognized related to our stock-based awards.

        Property Taxes.    Property taxes recognized for 2004 are based on a total annual legal liability of $20.3 million from the 2004 tax statements received from municipalities. Numerous municipalities have applied their own valuation tables in assessing the value of ITC's personal property subsequent to the acquisition of Predecessor ITC, rather than the valuation tables approved by the STC. ITC has filed formal tax appeals with the MTT and is discussing December 31, 2003 tax assessments with various municipalities, which are the basis for 2004 property tax expense. As part of its appeal strategy, ITC has reached tentative settlements with the municipalities that did not utilize the STC tax tables. The tentative settlements would significantly reduce the 2004 property tax statements issued by those municipalities to ITC but remain to be finalized and approved by the MTT. Until this issue is resolved, ITC has made property tax payments based on the valuation tables approved by the STC, while continuing to expense the full amounts billed by the municipalities in applying their own valuation tables. In the event that the tentative settlements with the municipalities are finalized or the MTT appeals are otherwise resolved and the estimated personal property tax values change, any adjustments to ITC's property tax expense would be recorded at that time.

Results of Operations

        The financial information presented in this prospectus includes results of operations for Predecessor ITC for the two-month period ended February 28, 2003 and ITC Holdings Corp. for the period from February 28, 2003 through December 31, 2003. Neither the two-month period nor the ten-month period is reflective of a twelve-month year of operations and, accordingly, neither of such periods individually is directly comparable to the results of operations for the year ended December 31, 2004 or for the year ended December 31, 2002.

        In order to provide a year-over-year analysis, audited financial information for Predecessor ITC for the two-month period ended February 28, 2003 and audited information for ITC Holdings for the period from February 28, 2003 through December 31, 2003 have been combined to create a pro forma period consisting of the year ended December 31, 2003, which we refer to as the 2003 Pro Forma Period. The discussion is provided for comparative purposes only, but the value of such a comparison may be limited. You should not interpret the 2003 Pro Forma Period financial information as the result of operations that ITC Holdings would have achieved had the acquisition occurred prior to January 1, 2003.

        The following statement summarizes historical operating results for the periods indicated:

			ITC Holdings and Subsidiaries
					ITC Holdings and Subsidiaries
	Predecessor ITC
			Period From February 28, 2003 Through December 31, 2003
	Year Ended December 31, 2002	Two-Month Period Ended February 28, 2003		2003 Pro Forma Period	Year Ended December 31, 2004	Three Months Ended March 31, 2004	Three Months Ended March 31, 2005
				(unaudited)
	(in thousands)
Operating revenues	$137,535	$20,936	$102,362	$123,298	$126,449	$27,544	$42,460
Operating expenses:
Operation and maintenance	34,699	5,675	22,902	28,577	24,552	6,394	6,522
General and administrative	—	—	26,342	26,342	24,412	6,448	5,286
Depreciation and amortization	21,996	3,665	21,463	25,128	29,480	6,966	8,018
Taxes other than income taxes	15,776	4,298	11,499	15,797	20,840	5,424	4,299

Total operating expenses	72,471	13,638	82,206	95,844	99,284	25,232	24,125
Operating income	65,064	7,298	20,156	27,454	27,165	2,312	18,335
Other expenses (income):
Interest expense	58	—	21,630	21,630	25,585	6,291	6,854
Allowance for equity funds used in construction	—	—	(322)	(322)	(1,691)	(318)	(580)
Loss on extinguishment of debt	—	—	11,378	11,378	—	—	—
Other income	(1,720)	(147)	(197)	(344)	(1,289)	(12)	(305)
Other expense	245	45	27	72	283	37	176

Total other expenses (income)	(1,417)	(102)	32,516	32,414	22,888	5,998	6,145

Income (loss) before income taxes	66,481	7,400	(12,360)	(4,960)	4,277	(3,686)	12,190
Income tax provision (benefit)	23,268	3,915	(4,306)	(391)	1,669	(1,268)	4,320

Net income (loss)	$43,213	$3,485	$(8,054)	$(4,569)	$2,608	$(2,418)	$7,870

Results of Operations for the Three Months Ended March 31, 2004 Compared to the Three Months Ended March 31, 2005

        Operating Revenues.    Revenues increased by $15.0 million, or 54.5%, from $27.5 million in the three months ended March 31, 2004 to $42.5 million in the three months ended March 31, 2005.

        The following table sets forth the components of our revenue, expressed as a dollar amount and percentage of net operating revenues, for the three months ended March 31, 2004 and 2005:

	Three Months Ended March 31,
	2004		2005
	Amount	Percentage	Amount	Percentage
	(in thousands, except percentages)
Network	$24,741	89.8%	$36,577	86.2%
Point-to-point	3,890	14.1	4,087	9.6
Scheduling, control and dispatch	1,359	5.0	1,332	3.1
Other	471	1.7	464	1.1

Total	30,461	110.6	42,460	100.0
Refundable point-to-point	(2,917)	(10.6)	—	—

Net operating revenues	$27,544	100.0%	$42,460	100.0%

        Network revenues increased by $11.9 million, or 48.2%, from $24.7 million in the three months ended March 31, 2004 to $36.6 million in the three months ended March 31, 2005. The increase was due primarily to an increase in the rate used for network revenues from $1.075 per kW/month in the three months ended March 31, 2004 to $1.587 in the three months ended March 31, 2005, which increased revenues by $11.4 million. The remaining increase of $0.5 million was primarily due to an increase in the total of the monthly peak loads for the three months ended March 31, 2005 of 0.9% compared to the three months ended March 31, 2004, which increased revenues by $0.3 million.

        Point-to-point revenues, net of refunds, increased by $3.1 million, or 310.0% from $1.0 million in the three months ended March 31, 2004 to $4.1 million in the three months ended March 31, 2005, primarily because ITC is no longer is required to refund point-to-point revenues earned in 2005, as was required for point-to-point revenues earned during the three months ended March 31, 2004 in the amount of $2.9 million.

        Operating Expenses.    Total operating expenses decreased by $1.1 million, or 4.4%, from $25.2 million in the three months ended March 31, 2004 to $24.1 million in the three months ended March 31, 2005.

        Operation and maintenance expenses increased by $0.1 million, or 1.6%, from $6.4 million in the three months ended March 31, 2004 to $6.5 million in the three months ended March 31, 2005. The increase was due to increased operation and maintenance activities performed during the three months ended March 31, 2005 of $1.7 million, primarily due to increases in preventative maintenance for vegetation management of $0.9 million and circuit breaker inspections of $0.6 million, as well as other net increases of $0.2 million. Partially offsetting this increase was a $1.6 million decrease in expenses relating to training contract personnel to transition ITC's operation and maintenance activities from Detroit Edison in the three months ended March 31, 2004 that did not recur during the three months ended March 31, 2005.

        General and administrative expenses decreased by $1.1 million, or 17.2%, from $6.4 million in the three months ended March 31, 2004 to $5.3 million in the three months ended March 31, 2005. The decrease was primarily due to the capitalization of certain general and administrative expenditures totaling $0.9 million in the three months ended March 31, 2005. No such amounts were capitalized in the three months ended March 31, 2004. Additionally, general and administrative expenses decreased by $0.9 million due to losses incurred in the three months ended March 31, 2004 related to our investment in Conjunction LLC, or Conjunction, through our wholly-owned subsidiary, New York Transmission Holdings Corporation, or NYTHC. Conjunction was formed in 2003 to develop a high-voltage direct current line to be built within New York state to transmit power to the metropolitan New York City area. There was no impact from Conjunction in the three months ended March 31, 2005. Partially offsetting these decreases of $1.8 million were increases of $0.7 million, which related to higher compensation and benefits expense of $0.6 million due to additions in headcount and various other items totaling a net increase of $0.1 million.

        Depreciation and amortization expenses increased by $1.0 million, or 14.3%, from $7.0 million in the three months ended March 31, 2004 to $8.0 million in the three months ended March 31, 2005 due to a higher depreciable asset base as a result of PP&E additions during 2004 and the three months ended March 31, 2005.

        Taxes other than income taxes decreased by $1.1 million, or 20.4%, from $5.4 million in the three months ended March 31, 2004 to $4.3 million in the three months ended March 31, 2005 due to ITC's lower assessed property tax values as of December 31, 2004 that are the basis for the 2005 property taxes compared to the assessed values as of December 31, 2003 that were the basis for the 2004 property taxes. Numerous municipalities had applied their own valuation tables in assessing the value of ITC's personal property at December 31, 2003, rather than using the valuation tables approved by the STC. The municipalities used the valuation tables approved by the STC in assessing the value of ITC's personal property at December 31, 2004, which will result in lower property taxes in 2005 compared to 2004.

        Other Expenses.    Interest expense increased by $0.6 million, or 9.5%, from $6.3 million in the three months ended March 31, 2004 to $6.9 million in the three months ended March 31, 2005. The increase was primarily due to higher borrowing levels under our revolving credit facilities in the three months ended March 31, 2005 to finance capital expenditures at ITC.

        Net Income (Loss).    As a result of the factors identified above, net income after taxes increased by $10.3 million from a net loss of $2.4 million in the three months ended March 31, 2004 to net income of $7.9 million in the three months ended March 31, 2005.

Results of Operations for the Year Ended December 31, 2004 Compared to the 2003 Pro Forma Period

        Operating Revenues.    Revenues increased by $3.1 million, or 2.5%, from $123.3 million in the 2003 Pro Forma Period to $126.4 million in 2004. This increase was primarily due to higher monthly peak load in 2004 resulting in increased network revenues of $2.8 million and a $1.3 million increase in net point-to-point revenues. Partially offsetting these increases was a net $1.0 million decrease primarily in revenues associated with scheduling, controlling and dispatch services and amounts received for use of utility property.

        Operating Expenses.    Total operating expenses increased by $3.5 million, or 3.7%, from $95.8 million in the 2003 Pro Forma Period to $99.3 million in 2004.

        Operation and maintenance expenses decreased by $4.0 million, or 14.0%, from $28.6 million in the 2003 Pro Forma Period to $24.6 million in 2004 primarily due to active cost management. During 2003, Detroit Edison and ITC jointly controlled maintenance activities under the terms of the SLA. Beginning in April 2004, ITC had exclusive control over its operation and maintenance activities.

        General and administrative expenses decreased by $1.9 million, or 7.2%, from $26.3 million in the 2003 Pro Forma Period to $24.4 million in 2004. The decrease was primarily due to non-recurring expenses of $4.9 million in the 2003 Pro Forma Period comprised of regulatory asset amortization relating to MISO and ITC start-up costs partially offset by general increases in salary, benefits, and professional services in 2004. The offsetting increase relating to salary, benefits and other expenses would have been higher in 2004 if not for the capitalization of certain general and administrative expenditures totaling $2.5 million.

        Depreciation and amortization expenses increased by $4.4 million, or 17.5%, from $25.1 million in the 2003 Pro Forma Period to $29.5 million in 2004 due to a higher depreciable asset base as a result of PP&E additions during 2004 and the 2003 Pro Forma Period.

        Taxes other than income taxes increased by $5.0 million, or 31.6%, from $15.8 million in the 2003 Pro Forma Period to $20.8 million in 2004 due to ITC's higher property tax values as of December 31, 2003. In accordance with Michigan law, ITC's real property tax values were uncapped as a result of the change in ownership of ITC's assets. Additionally, numerous municipalities have applied their own valuation tables in assessing the value of ITC's personal property, rather than using the valuation tables approved by the STC, resulting in higher property taxes.

        Other Expenses.    Interest expense increased by $4.0 million, or 18.5%, from $21.6 million in the 2003 Pro Forma Period to $25.6 million in 2004. The increase was primarily due to 12 months of borrowings in 2004, as compared to 10 months of borrowings in the 2003 Pro Forma Period, as well as higher borrowing levels in 2004 related to increased capital expenditures in 2004.

        There was a non-recurring expense of $11.4 million in the 2003 Pro Forma Period relating to the extinguishment of debt as a result of ITC Holdings' debt refinancing in July 2003.

        Net Income (Loss).    As a result of the factors identified above, net income after taxes increased by $7.2 million from a net loss of $4.6 million in the 2003 Pro Forma Period to net income of $2.6 million in 2004.

Results of Operations for the 2003 Pro Forma Period Compared to the Year Ended December 31, 2002

        Operating Revenues.    Revenues decreased by $14.2 million, or 10.3%, from $137.5 million in 2002 to $123.3 million in the 2003 Pro Forma Period. This decrease was due to a $13.3 reduction of net Point-to-Point revenues due primarily to the refunding of 100% of March through December 2003 Point-to-Point revenues and a $4.2 million decrease in network revenues due primarily to lower monthly peak loads. Partially offsetting these decreases was a net increase of $3.3 million primarily as a result of scheduling, controlling and dispatch revenues and amounts received for use of utility property.

        Operating Expenses.    Total operating expenses increased by $23.3 million, or 32.1%, from $72.5 million in 2002 to $95.8 million in the 2003 Pro Forma Period.

        Operation and maintenance expenses decreased by $6.1 million, or 17.6%, from $34.7 million in 2002 to $28.6 million in the 2003 Pro Forma Period. In 2002 and the first two months of 2003, general and administrative costs were classified as operation and maintenance expense. Directly identifiable general and administrative costs of $9.0 million and allocated corporate overhead costs of $11.0 million were billed by DTE Energy to ITC and classified as operation and maintenance expense in 2002 as compared to $3.1 million and $0.9 million, respectively, in the 2003 Pro Forma Period. Predecessor ITC had no employees and was supported by employees of other DTE Energy subsidiaries. We record these types of expenses as general and administrative expenses. Offsetting the $16.0 million decrease was an increase relating to operation and maintenance expenses for transmission station equipment of $6.8 million and overhead and underground lines of $1.7 million and an increase of $1.4 million in miscellaneous expenses.

        General and administrative expenses increased by $26.3 million in the 2003 Pro Forma Period as Predecessor ITC recognized no general and administrative expenses in 2002. The 2003 Pro Forma Period general and administrative expenses resulted from non-recurring expenses of $4.9 million for the amortization of a regulatory asset relating to MISO and Predecessor ITC start-up costs. In 2003, we acquired a majority interest in Conjunction. We recorded $1.6 million of expenses at NYTHC in the 2003 Pro Forma Period related to the start-up activities of Conjunction. The remaining increase of

$19.8 million related to certain general and administrative expenses. In 2002 expenses for these functions charged by DTE Energy to Predecessor ITC were recorded as operation and maintenance expense. These expenses in the 2003 Pro Forma Period included salary and benefits costs of $8.8 million, professional services of $6.4 million, insurance expense of $1.7 million and $2.9 million of general office expenses such as rent and supplies.

        Depreciation and amortization expenses increased by $3.1 million, or 14.1%, from $22.0 million in 2002 to $25.1 million in the 2003 Pro Forma Period primarily due to $2.5 million in amortization expense related to a regulatory asset-acquisition adjustment in the 2003 Pro Forma Period, as well as other increases of $0.6 million for depreciation expense as a result of a higher depreciable asset base in 2003.

        Taxes other than income taxes were $15.8 million in both 2002 and the 2003 Pro Forma Period.

        Other Expenses.    Interest expense increased by $21.5 million from $0.1 million in 2002 compared to $21.6 million in the 2003 Pro Forma Period primarily as a result of the fact that no debt was outstanding during 2002. 2003 Pro Forma Period interest expense on borrowings was $11.4 million and $7.6 million at Holdings and ITC, respectively. Additionally, amortization of debt issuance costs of $2.6 million was recorded in the 2003 Pro Forma Period with no corresponding amount in 2002.

        There was a non-recurring expense of $11.4 million in the 2003 Pro Forma Period relating to the extinguishment of debt as a result of Holdings' debt refinancing in July 2003.

        Net Income (Loss).    As a result of the factors identified above, net income after taxes decreased by $47.8 million from net income of $43.2 million in 2002 to a net loss of $4.6 million in the 2003 Pro Forma Period.

Liquidity and Capital Resources

Liquidity

        We expect to fund our future liquidity needs with cash from operations, our cash and cash equivalents, proceeds from our initial public offering of common stock and amounts available under our revolving credit facilities, subject to certain conditions. We expect that our liquidity requirements will arise principally from our need to:

  •
  fund capital expenditures;

  •
  fund ITC Holdings' and ITC's debt service requirements;

  •
  fund working capital requirements; and

  •
  pay dividends on our common stock.

We believe that we have sufficient liquidity to meet our cash and other needs for at least the next 12 months.

        For each of 2005 and 2006, we expect to invest approximately $100 million in additional PP&E, primarily on projects reviewed by MISO. This amount consists of a significant amount of capital investment that ITC could defer (or not incur in a particular year) if then current business conditions require. The expected investment amount also could vary as ITC continues to identify prudent capital investment opportunities that would reduce transmission constraints, increase flows across the system, or improve system reliability. Additionally, the amount could vary for other reasons, including, among other things, the impact of weather conditions, union strikes, material prices and availability, our ability to obtain financing for such expenditures, if necessary, limitations on the amount of construction that can be undertaken on our system at any one time or regulatory approvals for reasons relating to environmental, siting or regional planning issues or as a result of legal proceedings, as well as variances between the actual costs of construction contracts awarded compared to the forecasted costs.

        We expect to pay approximately $24.0 million of interest expense in 2005. In 2005, we expect to pay an aggregate of approximately $17.5 million in dividends to our stockholders.

        The following table summarizes cash flows for the periods indicated:

			ITC Holdings and Subsidiaries
					ITC Holdings and Subsidiaries
	Predecessor ITC
			Period From February 28, 2003 Through December 31, 2003
	Year Ended December 31, 2002	Two-Month Period Ended February 28, 2003		2003 Pro Forma Period	Year Ended December 31, 2004	Three Months Ended March 31, 2004	Three Months Ended March 31, 2005
				(unaudited)
	(in thousands)
Operating activities
Net income (loss)	$43,213	$3,485	$(8,054)	$(4,569)	$2,608	$(2,418)	$7,870
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization expense	21,996	3,665	21,463	25,128	29,480	6,966	8,018
Loss on extinguishment of debt	—	—	11,378	11,378	—	—	—
Deferred income taxes	646	(827)	(4,306)	(5,133)	1,435	(1,269)	4,320
Regulatory assets	(2,469)	(105)	6,769	6,664	1,933	483	483
Other deferred assets and liabilities	—	—	6,962	6,962	552	335	560
Changes in working capital	28,356	(36,203)	18,664	(17,539)	13,638	(7,789)	(31,063)

Net cash provided by (used in) operating activities	91,742	(29,985)	52,876	22,891	49,646	(3,692)	(9,812)
Investing activities
Expenditures for property, plant and equipment	(15,360)	(5,616)	(26,805)	(32,421)	(76,779)	(21,549)	(36,112)
Acquisition of ITC and related transaction fees	—	—	(634,004)	(634,004)	—	—	—
Change in affiliated note receivable	(72,355)	72,355	—	72,355	—	—	—
Other	304	12	(2,000)	(1,988)	308	—	229

Net cash provided by (used in) investing activities	(87,411)	66,751	(662,809)	(596,058)	(76,471)	(21,549)	(35,883)
Financing activities
Issuance of long-term debt	—	—	891,593	891,593	46	—	—
Repayment of long-term debt	—	—	(435,000)	(435,000)	—	—	—
Borrowings under revolving credit facilities	—	—	—	—	54,500	21,500	51,000
Repayments of revolving credit facilities	—	—	—	—	(22,000)	—	(14,700)
Distributions to stockholders	—	—	(27,095)	(27,095)	—	—	—
Acquisition-related debt issuance costs	—	—	(20,878)	(20,878)	—	—	—
Issuance of common stock	—	—	218,675	218,675	1,020	264	—
Cash effect of assets and liabilities transferred to DTE Energy	—	(36,766)	—	(36,766)	—	—	—
Net short-term borrowings from DTE Energy	(4,339)	—	—	—	—	—	—
Other	—	—	(9,223)	(9,223)	(806)	(355)	(816)

Net cash provided by (used in) financing activities	(4,339)	(36,766)	618,072	581,306	32,760	21,409	35,484

Net increase in cash and cash equivalents	(8)	—	8,139	8,139	5,935	(3,832)	(10,211)
Cash and cash equivalents—beginning of period	8	—	—	—	8,139	8,139	14,074

Cash and cash equivalents—end of period	$—	$—	$8,139	$8,139	$14,074	$4,307	$3,863

Operating Activities

        Net cash used in operating activities was $9.8 million and $3.7 million for the three months ended March 31, 2005 and 2004, respectively. Our main source of liquidity is our cash flows generated by operating activities. We experienced negative operating cash flows for the three months ended March 31, 2004 and 2005, as a result of the seasonality of operating revenues, as well as property taxes, interest and point-to-point revenue refunds paid during the first quarter.

        Net cash from operating activities was $49.6 million, $22.9 million and $91.7 million for 2004, the 2003 Pro Forma Period and 2002, respectively. Our main source of liquidity is our cash flow generated by operating activities. Excluding the changes in operating cash flows from Predecessor ITC during the 2003 Pro Forma Period, which primarily consisted of significant non-recurring items relating to settlement of intercompany balances prior to our acquisition of ITC from DTE Energy, operating cash flows were consistent between the 2003 Pro Forma Period and 2004.

Investing Activities

        Net cash used in investing activities was $35.9 million and $21.5 million for the three months ended March 31, 2005 and 2004, respectively. The majority of our cash outflows related to expenditures for PP&E.

        Net cash used by investing activities was $76.5 million, $596.1 million and $87.4 million for 2004, the 2003 Pro Forma Period and 2002, respectively. The majority of our cash outflow for 2004 related to expenditures for PP&E. The majority of our cash outflow for the 2003 Pro Forma Period related to our acquisition of ITC from DTE Energy for $618.3 million, plus transaction costs of $15.7 million. Net cash used by investing activities in 2002 included a working capital loan of $72.4 million from Predecessor ITC to DTE Energy.

        During 2004, ITC made capital expenditures of $76.8 million, primarily relating to projects that improved the transmission system reliability or projects that reduced transmission constraints. During the 2003 Pro Forma Period, ITC made capital expenditures of $32.4 million. The majority of these expenditures were made under the SLA. Capital expenditures for 2002 were $15.4 million.

Financing Activities

        Net cash provided by financing activities was $35.5 million and $21.4 million for the three months ended March 31, 2005 and 2004, respectively. The amount of net cash from financing activities is attributable to borrowings under our revolving credit facilities to finance our capital expenditures.

        Net cash from financing activities was $32.8 million for 2004 and $581.3 million for the 2003 Pro Forma Period. Net cash used in financing activities was $4.3 million for 2002.

        We manage our cash needs for capital expenditures through revolving credit facilities at both ITC Holdings and ITC. The cash inflow for 2004 represented primarily net borrowings under those revolving credit facilities. In July 2003, the original term loans borrowed in connection with our acquisition of ITC from DTE Energy were refinanced. ITC Holdings issued $267.0 million of its 5.25% Senior Notes due July 15, 2013, or the ITC Holdings 5.25% Senior Notes, and ITC issued $185.0 million of its 4.45% First Mortgage Bonds Series A due July 15, 2013, or the ITC Series A Mortgage Bonds. The proceeds of both issues were used to redeem the term loans used to partially finance the acquisition and, in addition, ITC Holdings' proceeds were used in part to make a $27.1 million distribution to its stockholders, or $0.90 per share of common stock. ITC also issued $15.0 million of its First Mortgage Bonds Series B due February 28, 2006, or the ITC Series B Mortgage Bonds, in July 2003 in support of its revolving credit agreement. Under the terms of the ITC Series B Mortgage Bonds, ITC is only required to make interest or principal payments on the ITC Series B Mortgage Bonds if payments are not made under ITC's revolving credit agreement.

        In July 2003, ITC entered into a 2 1/2-year $15.0 million revolving credit agreement with a syndicate of lenders. On September 15, 2003, ITC obtained FERC approval to issue an additional $10.0 million of long-term debt, increasing the authorized debt capacity at ITC from $200.0 million to $210.0 million. The additional $10.0 million capacity was obtained under ITC's revolving credit agreement in January 2004 and ITC issued an additional $10.0 million of the ITC Series B Mortgage Bonds in support of its revolving credit agreement at that time.

        On February 13, 2004, ITC filed an application with the FERC to issue additional debt and/or equity securities in the amount of $50.0 million, which increased ITC's total FERC-approved borrowing capacity to $75.0 million. On March 10, 2004, the FERC issued a letter order authorizing the issuance of such securities subject to various terms and conditions. At December 31, 2004, ITC had $25.0 million outstanding under its revolving credit agreement.

        In March 2004, ITC Holdings obtained capacity of $20.0 million under a three-year revolving credit agreement, subject to increase to up to $45.0 million under certain conditions. ITC Holdings obtained an additional $10.0 million of commitments in May 2004 and another $10.0 million of commitments in June 2004. At December 31, 2004, ITC Holdings had $7.5 million outstanding under its revolving credit agreement.

        On January 12, 2005, ITC Holdings and a syndicate of lenders amended and restated ITC Holdings' revolving credit agreement to increase the total commitments thereunder to $47.5 million, with an option to increase the commitments to $50.0 million subject to ITC Holdings' ability to obtain the agreement of willing lenders. ITC Holdings' revolving credit agreement contains a $10.0 million letter of credit sub-facility. As amended and restated, ITC Holdings' revolving credit agreement has a maturity date of March 19, 2007. At March 31, 2005, ITC Holdings had $14.3 million outstanding under its revolving credit facility. There were no letters of credit outstanding under the letter of credit sub-facility.

        On January 19, 2005, ITC and a syndicate of lenders amended and restated ITC's revolving credit agreement to increase the total commitments thereunder to $65.0 million, with an option to increase the commitments to $75.0 million subject to ITC's ability to obtain the agreement of willing lenders. ITC issued an additional $50.0 million of the ITC Series B Mortgage Bonds in support of its amended and restated revolving credit agreement. As amended and restated, ITC's revolving credit agreement and the aggregate of $75.0 million of ITC's Series B Mortgage Bonds have a maturity date of March 19, 2007. At March 31, 2005, ITC had $54.5 million outstanding under its revolving credit facility.

        Borrowings under ITC's revolving credit agreement bear interest, at ITC's option, at either LIBOR plus 1.25% each year or the alternate base rate plus 0.25% each year, which applicable spreads are subject to adjustment based on the ratings by Moody's Investor Service, Inc. and Standard & Poor's Ratings Services applicable to ITC's First Mortgage Bonds from time to time. ITC's revolving credit agreement also provides for the payment to the lenders of a commitment fee on the average daily unused commitments under the revolving credit agreement at a rate equal to 0.50% each year, payable quarterly in arrears.

        Borrowings under ITC Holdings' revolving credit agreement bear interest, at ITC Holdings' option, at either LIBOR plus 1.50% each year or the alternate base rate plus 0.50% each year, which applicable spreads are subject to adjustment based on the ratings by Moody's Investor Service, Inc. and Standard & Poor's Ratings Services applicable to ITC Holdings' senior notes from time to time. ITC Holdings' revolving credit agreement provides for the payment to the lenders of a commitment fee on the average daily unused commitments under the revolving credit agreement at a rate equal to 0.375% each year and a letter of credit fee on the average daily stated amount of all outstanding letters of credit at a rate equal to the then-applicable spread for LIBOR loans, in each case payable quarterly in arrears. ITC Holdings' revolving credit agreement also provides for the payment to Canadian Imperial

Bank of Commerce, as letter of credit issuer, of a letter of credit fronting fee on the average daily stated amount of all outstanding letters of credit at a rate equal to 0.125% each year, payable quarterly in arrears.

        The ITC Holdings 5.25% Senior Notes, ITC Series A Mortgage Bonds and revolving credit facilities contain numerous financial and operating covenants that place significant restrictions on, among other things, our ability to:

  •
  incur additional indebtedness;

  •
  engage in sale and lease-back transactions;

  •
  create liens or other encumbrances;

  •
  enter into mergers, consolidations, liquidations or dissolutions, or sell or otherwise dispose of all or substantially all of our assets; and

  •
  pay dividends or make distributions on ITC Holdings' and ITC's capital stock.

        In addition, ITC's revolving credit agreement requires ITC to maintain a ratio of total debt to total capitalization (calculated as total debt plus total stockholder's equity) of less than or equal to 60%, and ITC Holdings' revolving credit agreement requires ITC Holdings to maintain a ratio of total debt to total capitalization (calculated as total debt plus total stockholders' equity) of less than or equal to 85%. Both ITC and ITC Holdings have complied with their respective total debt to total capitalization ratios over the life of the revolving credit agreements as well as their other covenants. We do not expect that the completion of this offering will have any affect on ITC Holdings' or ITC's ability to comply with the financial covenants described above. See "Description of Our Indebtedness."

        We rely on both internal and external sources of liquidity to provide working capital and to fund capital requirements. We expect to continue to utilize our existing revolving credit facilities as needed to meet our cash requirements and we may secure additional funding from either our existing equity investors or in the financial markets.

        ITC Holdings maintains credit ratings of BBB- and Baa3 and ITC maintains credit ratings of BBB+ and Baa1 by Standard and Poor's and Moody's, respectively. In July 2004, Standard and Poor's lowered ITC's outlook from "stable" to "negative" to recognize ITC's significant use of cash for its extensive capital and maintenance programs while operating under a rate freeze. In March 2005, Standard and Poor's revised its outlook to "stable" from "negative" following the rate increase that occurred January 1, 2005. We believe our investment-grade credit ratings should provide a significant degree of flexibility in obtaining funds on competitive terms. However, these credit ratings reflect the views of the rating agencies only. An explanation of the significance of these ratings may be obtained from each rating agency. Such ratings are not a recommendation to buy, sell, or hold debt securities, but rather an indication of creditworthiness. Any rating can be revised upward or downward or withdrawn at any time by a rating agency if it decides that the circumstances warrant the change. Each rating should be evaluated independently of any other rating.

Reconciliation of PP&E Activity

        The following table displays the activity for gross PP&E for the period from February 28, 2003 through December 31, 2003 and for the year ended December 31, 2004:

	2003	2004
	(in thousands)

Gross PP&E at February 28, 2003 and January 1, 2004	$816,767	$847,664
Additions to PP&E	40,968	81,520
Retirements of PP&E (a)	(10,071)	(8,260)
Net reductions in PP&E due to proposed asset settlements with DTE Energy (b)	—	(5,214)

Gross PP&E at December 31, 2003 and 2004	$847,664	$915,710

(a)
When PP&E is replaced or otherwise disposed of, the gross book value of the retired PP&E is removed from gross PP&E.

(b)
Subsequent to February 28, 2003, ITC Holdings and DTE Energy identified certain PP&E that was included in the February 28, 2003 balance sheet that was not transmission PP&E and should not be included in PP&E on our balance sheet. These items reduced our gross PP&E balance when they were identified and recorded in 2004. These items are partially offset by transmission PP&E ITC Holdings and DTE Energy identified that should have been included in the February 28, 2003 balance sheet that was not included in PP&E. We recorded our best estimate of the outcome of these negotiations based on actual recorded balances for this PP&E.

        The following table reconciles the differences between additions to PP&E from the table above to cash expenditures for PP&E for the period from February 28, 2003 through December 31, 2003 and for the year ended December 31, 2004:

	2003	2004
	(in thousands)

Additions to PP&E	$40,968	$81,520
Change in accrued liabilities and accounts payable relating to PP&E (a)	(14,216)	(5,963)
PP&E actual removal costs (b)	375	4,365
Non-cash PP&E adjustments (c)	(322)	(3,143)

Expenditures for PP&E in statements of cash flows	$26,805	$76,779

(a)
PP&E additions that are unpaid as of year end are not cash expenditures for PP&E for purposes of the statement of cash flows.

(b)
Consists of actual costs incurred for the removal of PP&E. These amounts are not included in additions to PP&E, but are included in cash expenditures for PP&E in the statements of cash flows. We classify accruals for future removal costs as regulatory liabilities, and actual removal costs incurred reduce the regulatory liability.

(c)
Consists primarily of allowance for equity funds used in construction, which is included in additions to PP&E, but is a non-cash item, as well as proposed asset settlements with DTE Energy in 2004.

        The following table displays the activity for accumulated depreciation and amortization for the period from February 28, 2003 through December 31, 2003 and for the year ended December 31, 2004:

	2003	2004
	(in thousands)
Accumulated depreciation and amortization at February 28, 2003 and January 1, 2004	$(380,962)	$(388,271)
PP&E depreciation expense	(18,938)	(26,450)
Retirements of depreciable PP&E (a)	10,071	8,236
Net reductions in accumulated depreciation and amortization due to proposed asset settlements with DTE Energy	—	2,603
Accrued removal costs and other (b)	1,558	1,856

Accumulated depreciation and amortization at December 31, 2003 and 2004	$(388,271)	$(402,026)

(a)
When depreciable PP&E is replaced or otherwise disposed of, the gross book value of the retired PP&E is removed from accumulated depreciation and amortization.

(b)
Consists primarily of estimated accrued removal costs that are a component of depreciation expense but are not recorded in accumulated depreciation and amortization. We record accruals for future removal costs as regulatory liabilities.

Contractual Obligations and Commitments

        The following table details our contractual obligations as of December 31, 2004:

	Total	Less than 1 year	1-3 years	4-5 years	More than 5 years
	(in thousands)
Long-term debt:
ITC Series A Mortgage Bonds	$185,000	$—	$—	$—	$185,000
ITC revolving credit agreement	25,000	—	25,000	—	—
ITC Holdings 5.25% Senior Notes	267,000	—	—	—	267,000
ITC Holdings revolving credit agreement	7,500	—	7,500	—	—
Other	46	7	22	8	9
Interest payments for long-term debt:
ITC Series A Mortgage Bonds	70,342	8,232	24,698	16,465	20,947
ITC Holdings 5.25% Senior Notes	119,772	14,017	42,053	28,035	35,667
Operating leases	2,781	771	2,010	—	—
Deferred payables	6,109	1,222	3,665	1,222	—
Electric plant-related	52,009	49,894	1,164	951	—
Minimum pension funding	758	758	—	—	—

Total obligations	$736,317	$74,901	$106,112	$46,681	$508,623

        Interest payments included above relate to our fixed-rate long-term debt. We also expect to make interest payments under our variable-rate revolving credit agreements.

        Pursuant to the terms of the SLA, deferred payables were recorded for operation and maintenance expenses incurred by ITC under the SLA during 2003 to the extent these expenses exceeded $15.9 million. Accordingly, deferred payables of $6.1 million were recognized as expense but payment was deferred as a long-term payable and will subsequently be paid to Detroit Edison in five equal annual installments beginning June 30, 2005.

        The electric plant-related items represent commitments for materials, services and equipment that had not been received as of December 31, 2004 for construction and maintenance projects for which we have an executed contract. The majority of the items relate to materials and equipment that have long production lead times.

        The minimum pension funding requirement is only estimable for 2005 as of December 31, 2004. Our minimum contribution is $0.8 million, which is included above; however, we expect to contribute $1.6 million to the defined benefit retirement plan relating to 2004 during 2005. It is expected that there will be additional minimum funding requirements in future years.

Off-balance Sheet Arrangements

        We have no off-balance sheet arrangements.

Quantitative and Qualitative Disclosures About Market Risk

Commodity Price Risk

        ITC has commodity price risk arising from market price fluctuations for materials such as copper, aluminum, steel, oil and gas and other goods used in construction and maintenance activities. Higher costs of these materials are passed on to ITC by the contractors for these activities, which are a component of the tariff rate under Attachment O.

Interest Rate Risk

        ITC and ITC Holdings had been subject to interest rate risk in connection with the issuance of variable rate term loans used to partially finance our acquisition of ITC from DTE Energy. In order to manage interest costs, ITC entered into an interest rate swap as a hedge of the variable rate interest on the ITC term loans. In July 2003, ITC's variable rate term loan was repaid with the proceeds from the issuance of the ITC Series A Mortgage Bonds and the interest rate swap agreement was terminated at that time. Additionally in July 2003, ITC Holdings' variable rate term loans were repaid with the proceeds from the issuance of the ITC Holdings 5.25% Senior Notes.

        At March 31, 2005, ITC had $54.5 million outstanding under its revolving credit agreement and ITC Holdings had $14.3 million outstanding under its revolving credit agreement, both of which are variable rate loans and therefore fair value approximates book value.

        Based on the borrowing rates currently available for bank loans with similar terms and average maturities, the fair value of the ITC Series A Mortgage Bonds and ITC Holdings 5.25% Senior Notes was $432.7 million at March 31, 2005. The total book value of the ITC Series A Mortgage Bonds and ITC Holdings 5.25% Senior Notes was $450.9 million at March 31, 2005. We performed a sensitivity analysis calculating the impact of changes in interest rates on the fair value of long-term debt at March 31, 2005. An increase in interest rates of 10% at March 31, 2005 would decrease the fair value of debt by $16.0 million, and a decrease in interest rates of 10% at March 31, 2005 would increase the fair value of debt by $16.8 million.

Credit Risk

        Our credit risk is primarily with Detroit Edison, which was responsible for approximately 68% of our total operating revenues for 2004 and 74% of our total operating revenues for the three months ended March 31, 2005. Under Detroit Edison's current rate structure, Detroit Edison includes the cost of transmission services provided by ITC in its billings to its customers, effectively passing through to end-use consumers the total cost of transmission service. However, any financial difficulties experienced by Detroit Edison may affect Detroit Edison's ability to make its payments for transmission service to ITC which could negatively impact our business. MISO, as ITC's billing agent, bills Detroit Edison and other ITC customers on a monthly basis and collects fees for the use of ITC's transmission system. MISO has implemented strict credit policies for its members, which include customers using ITC's transmission system. In general, if these customers do not maintain their investment grade credit rating or have a history of late payments, MISO may require them to provide MISO with a letter of credit or cash deposit equal to the highest monthly invoiced amount over the previous 12 months.

Recent Accounting Pronouncements

        We adopted the SFAS and implemented the Financial Accounting Standards Board Interpretation, or FIN, listed below on the dates set forth below. Except as noted below, implementation of these accounting standards has had no significant impact on our financial position, results of operations or cash flows.

SFAS 150	Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity
SFAS 123R	Share-Based Payment
FIN 46R	Consolidation of Variable Interest Entities—an Interpretation of ARB No. 51 (revised)
FIN 47	Accounting for Conditional Asset Retirement Obligations

        SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS 150 requires that certain financial instruments be classified as liabilities that were previously considered equity. The adoption of this standard as of July 1, 2003, as required, had no impact on our consolidated financial statements.

        SFAS 123R requires all entities to recognize compensation expense in an amount equal to the fair value of share-based payments made to employees, among other requirements. SFAS 123R is effective in the first reporting period beginning after December 15, 2005. We have already adopted the expense recognition provisions of SFAS 123 for our stock-based compensation and have not concluded whether the transition to SFAS 123R will have a material effect on our consolidated financial statements.

        FIN 46R provides guidance on the identification of entities for which control is achieved through means other than through voting rights ("variable-interest entity") and how to determine when an entity is the primary beneficiary and required to consolidate a variable interest entity. The adoption of FIN 46R, as of January 1, 2004, had no impact on our consolidated financial statements.

        FIN 47 is an interpretation of SFAS 143, "Accounting for Asset Retirement Obligations." FIN 47 clarifies that the term "conditional asset retirement obligation" as used in SFAS 143, refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. An entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. FIN 47 is effective for us on December 31, 2005. We have not concluded whether FIN 47 will have a material effect on our consolidated financial statements.

INDUSTRY OVERVIEW

Overview

        Electricity transmission is the flow of electricity at high voltages from electricity generation resources to local distribution systems. The FERC has a policy goal of ensuring non-discriminatory transmission access for all transmission customers. In the United States, electricity transmission assets are predominantly owned, operated and maintained by utilities that also own electricity generation and distribution assets, known as vertically integrated utilities. The FERC has recognized that the vertically integrated utility model inhibits the provision of non-discriminatory transmission access and, in order to alleviate this discrimination, the FERC has mandated that all transmission systems over which it has jurisdiction, must be operated on an arm's-length basis from any associated electricity generation operations. The FERC has also indicated that independent transmission companies should play a prominent role in furthering its policy goals and has encouraged the legal and functional separation of transmission operations from generation and distribution operations.

        On the basis of recent data collected by the U.S. Department of Energy, or the DOE, the U.S. electricity transmission system consists of nearly 160,000 miles of high-voltage transmission lines and has an estimated $60 billion of net installed assets. The electricity transmission sector has historically experienced significant underinvestment. According to the Edison Electric Institute, transmission investment made by investor-owned utilities declined from $42.3 billion in the 10-year period from 1975 to 1984 to $29.5 million in the 10-year period from 1992 to 2001 (both in 2003 dollars), or a reduction of $12.8 billion. According to the DOE, annual electricity consumption more than doubled in the same period, increasing from 1,747 TWh in 1975 to 3,544 TWh in 2001. The DOE expects electricity to remain the fastest growing segment of delivered energy and projects total electricity consumption to increase by approximately 50.0% from 2003 through 2025. The disproportionate growth in electricity generation, wholesale power sales and consumption versus transmission investment have resulted in significant transmission constraints across the United States and increased stress on aging equipment. These problems will be exacerbated without increased investment in transmission infrastructure.

        The blackout in August 2003 and the investigations into its causes have confirmed the need for broad-based transmission investment with estimates ranging from $50 billion to $100 billion across the United States, according to a recent DOE study. After the blackout, the DOE established the Office of Electric Transmission and Distribution to improve the reliability of, and to increase investment in, transmission and distribution infrastructure.

        According to the Electric Power Research Institute, U.S. businesses lose $45.7 billion annually in foregone production due to power outages and another $6.7 billion annually due to power quality issues. The cost of power outages includes losses of production materials and employee productivity due to interrupted manufacturing processes. For example, cost estimates attributed to the 2003 blackout range from $4 billion to $10 billion in the United States alone. Transmission system investments over and above maintenance-related investments can increase system reliability and reduce the frequency of power outages. Such investments can reduce transmission constraints and improve access to lower cost generation resources, resulting in a lower overall cost of delivered electricity for end-use consumers. Given historical underinvestment, continued growth in demand and the costs associated with outages, we believe a significant opportunity exists to invest in transmission infrastructure with the support of policy makers and end-use consumers.

Regulatory Environment

        Regulators and public policy makers have seen the need for further investment in the transmission grid. After the 2003 blackout, DOE has established the new Office of Electric Transmission and Distribution, focused on working with reliability experts from the power industry, state governments, and their Canadian counterparts to improve grid reliability and increase investment in the country's electric infrastructure. In addition, the FERC has clearly signaled its desire for substantial new investment in the transmission sector by proposing financial incentives, such as raising the return on equity for transmission-only companies to a level that is greater than that of traditional utilities and then implementing such an incentive in ITC's case.

        In the FERC's January 15, 2003 "Proposed Pricing Policy for Efficient Operation and Expansion of Transmission Grid," the FERC stated that its proposed policy is to "promote competitive wholesale electric markets, reduce wholesale electric costs and improve electric reliability." The FERC further proposed to "reward transmission owners for forming independent transmission companies or taking other measures which make their transmission facilities operationally independent from the activities of other market participants." The FERC defines a "market participant" as any entity that sells or brokers electricity, or provides ancillary services to ITC or MISO or any person or entity that holds 5% or more of the voting securities of such entity or any affiliate thereof. An affiliate, for these purposes, includes any person or entity that directly or indirectly owns, controls or holds with the power to vote 5% or more of the outstanding voting securities of a market participant. The FERC distinguishes market participants from truly independent owners of transmission assets because of the potential for discrimination inherent in operating a transmission system and participating in the sale of electricity in wholesale or retail markets. The FERC also proposed to "reward transmission owners for pursuing additional measures to operate and expand the transmission grid efficiently in ways that resolve . . . system needs using either classic transmission investment or innovative technologies."

        On June 27, 2005, in FERC Docket PL05-11, the FERC issued a "Policy Statement Regarding Evaluation of Independent Ownership and Operation of Transmission," to remove barriers to the formation of independent transmission companies and provide guidance and greater flexibility for the circumstances under which independent transmission companies may have market participants as passive investors and continue to qualify for incentive rates. The FERC also noted its approval of ITC's current independent structure and the safeguards adopted by ITC and ITC Holdings to remain independent of market participants in connection with this offering.

Federal Regulation

        Background of the Federal Energy Regulatory Commission.    The FERC is an independent regulatory commission within the Department of Energy that regulates the interstate transmission and certain wholesale sales of natural gas, the transmission of oil and oil products by pipeline, and the transmission and wholesale sale of electricity in interstate commerce. The FERC also administers accounting and financial reporting regulations and standards of conduct for the companies it regulates.

        Federal Regulatory History.    In 1996, in order to facilitate open access transmission for participants in wholesale power markets, the FERC issued Order No. 888. The open access policy promulgated by the FERC in Order No. 888 was upheld in a United States Supreme Court decision issued on March 4, 2002. To facilitate open access, among other things, Order No. 888 encouraged investor owned utilities, or IOUs, to cede control over their transmission systems to Independent System Operators, or ISOs, which are not-for-profit entities.

        As an alternative to ceding operating control of their transmission assets to ISOs, increasing numbers of IOUs began to promote the formation of for-profit transmission companies, which would assume control of the operation of the grid. In December 1999, the FERC issued Order No. 2000, which strongly encouraged utilities to voluntarily transfer operational control of their transmission systems to Regional Transmission Organizations, or RTOs. RTOs, as envisioned in Order No. 2000, would assume many of the functions of an ISO, but the FERC permitted greater flexibility with regard to the organization and structure of RTOs than it had for ISOs. Unlike ISOs, RTOs could accommodate the inclusion of independently owned, for-profit companies that own transmission assets within their operating structure. Independent ownership would facilitate not only the independent operation of the transmission systems but also the formation of companies with a greater financial interest in maintaining and augmenting the capacity and reliability of those systems.

        MISO was formed in 1996 as a voluntary association of electricity transmission owners consistent with the principles in FERC Order No. 888. Later, in response to Order 2000, MISO evolved into an RTO with an open architecture framework capable of accommodating a variety of business models including independently owned, for-profit transmission companies. On December 20, 2001, the FERC approved MISO as the nation's first RTO. MISO, in its role as a regional transmission organization, monitors electric reliability throughout much of the Midwest — an area that encompasses more than 100,000 miles of interconnected, high voltage transmission lines in 15 states and the Canadian province of Manitoba. MISO is responsible for more than 107,000 MW of peak load and 132,000 MW of generation. MISO is responsible for coordinating the operation of the wholesale electricity transmission system and ensuring fair, non-discriminatory access to the transmission grid. On April 1, 2005, MISO began centrally dispatching generation resources throughout much of the Midwest with the launch of its Midwest Energy Markets.

        In Order No. 2000, the FERC also expressed a willingness to create financial incentives for new investment in transmission assets and to motivate the independent ownership and operation of transmission assets.

State Regulation

        The MPSC does not have jurisdiction over ITC's rates or terms and conditions of service, but it has jurisdiction over siting of new transmission lines. Pursuant to Michigan Public Acts 197 and 198 of 2004, ITC has the right as an independent transmission company to condemn property in the State of Michigan for the purposes of building new transmission facilities.

        ITC is also subject to the regulatory oversight of the Michigan Department of Environmental Quality for compliance with all environmental standards and regulations.

RATE SETTING

Rate Setting and Attachment O

        Transmission Rates.    ITC's revenue for transmission services is collected by charging transmission service rates that are regulated by the FERC. ITC, ITC Holdings, IT Holdings Partnership, DTE Energy and Detroit Edison submitted a joint application seeking authorization for the acquisition of ITC and its transmission facilities by ITC Holdings and approval of transmission rates for ITC as a stand-alone, independent transmission company. On February 20, 2003, the FERC issued an order authorizing the acquisition, approving ITC's transmission rates and deeming ITC independent from all market participants, as defined by the FERC. In its February 20, 2003 order, the FERC accepted ITC's proposed return of 13.88% on the equity portion of its capital structure. ITC's proposal to use its actual capital structure, targeting 60% equity and 40% debt, was also accepted by the FERC consistent with Attachment O which uses ITC's actual capital structure from its FERC Form 1. Since Attachment O is a FERC-approved rate formula, no FERC filing is required to put the calculated rates into effect. The FERC, in an order dated May 5, 2005, confirmed that ITC Holdings and ITC will remain independent of market participants after this offering, subject to the enforcement of the restrictions on ownership and voting by market participants in ITC Holdings' Amended and Restated Articles of Incorporation and notifications to the FERC regarding such ownership. Based on its independence from market participants, ITC will continue to collect the 100 basis point incentive portion of its rate of return.

        In accordance with the FERC's February 20, 2003 order, ITC's billed transmission service rate was frozen at $1.075 per kW/month from March 1, 2003 through December 31, 2004. In order to compensate ITC for the revenue foregone during the rate freeze, FERC allowed ITC to recover the difference between the revenue ITC would have been entitled to collect using Attachment O and the actual revenue ITC received from March 1, 2003 to December 31, 2004. At December 31, 2004, this difference, which we refer to as the revenue deferral, was fixed at $59.7 million, which will be included in ITC's rates over the five-year period beginning June 1, 2006. The revenue deferral will be included in the rate that would otherwise be charged under Attachment O, resulting in higher payments to ITC during this five-year period.

        Attachment O is a FERC-approved cost of service formula rate template that is completed annually by most transmission-owning members of MISO. Rates are set annually under Attachment O and are in effect for the one-year period beginning June 1 of each year. Pursuant to the FERC's February 20, 2003 order, on January 1, 2005, ITC began billing its then effective Attachment O transmission rate of $1.587 per kW/month. This rate is based on financial data and load information for the year ended December 31, 2003, and will be charged for service on the ITC transmission system for the period from January 1, 2005 through May 31, 2005. For the purpose of determining rates for the period from June 1, 2005 through May 31, 2006, MISO will use primarily selected financial and operating data as reported on ITC's FERC Form 1 as of and for the year ended December 31, 2004 and its network load for 2004. As a result, the Attachment O rate is based on data collected during the year ending five months prior to the effectiveness of the Attachment O rate. To the extent that actual conditions during the 12-month period vary from the data on which the Attachment O rate is based, ITC may recover more or less than its revenue requirement for that period. Rates derived using Attachment O are posted on the MISO Open Access Same-time Information System on June 1 of each calendar year. The information used to complete the Attachment O template comes from the previous calendar year's FERC Form 1 (or other pertinent financial information), and is subject to verification by MISO. By completing the Attachment O template on an annual basis, ITC is able to adjust its transmission rates for any variances experienced in the prior calendar year, including the amount of network load on its transmission system, operating expenses and capital expenditures. Because Attachment O is a FERC-approved formula rate, no further action or FERC filings are required for the calculated rates to go into effect, although the rate is subject to legal challenge at the FERC.

        The Attachment O rate setting mechanism has been approved for MISO transmission owners through January 31, 2008, subject to further extension that must be approved by the FERC.

        Revenue Calculations—Transmission Tariff Rate.    The following three steps illustrate ITC's rate plan methodology:

  Step One—Establish Rate Base and Calculate Allowed Return

        ITC's rate base is calculated at December 31 each year and consists primarily of net PP&E, an accumulated deferred income tax adjustment, certain regulatory assets and a materials and supplies allocation; and a recovery of operating expenses, including depreciation and amortization, and taxes. PP&E included in rate base is restricted to those assets used only for utility transmission services and includes capital expenditures incurred and in service which are added to rate base on an annual basis. Moreover, ITC's rate base includes a regulatory asset approved for recovery by the FERC at the time of our acquisition of ITC from DTE Energy and the revenue deferral.

        The rate base is then multiplied by ITC's weighted average cost of capital to determine the allowed return on rate base. The weighted average cost of capital is calculated using the actual capital structure of ITC, the actual pre-tax cost of the debt portion of our capital structure and a FERC-approved 13.88% return on the equity portion of its capital structure.

  Step Two—Calculate Revenue Requirement

        The gross revenue requirement is calculated beginning with the allowed return on rate base, as calculated in Step One above and adding recoverable operating expenses, including depreciation and amortization and taxes.

  Step Three—Calculate Transmission Rate

        After calculating the gross revenue requirement in Step Two above, ITC is required to credit certain revenues, other than network revenues, such as point-to-point and rental revenues, which it generated during the prior year. This net amount represents revenues to be recovered from network customers through transmission rates. This transmission rate is calculated by dividing the net amount by the prior year's annual network load.

        Illustration of Attachment O Rate Setting.    Set forth below is a simplified illustration of the calculation of ITC's monthly network and point-to-point rates under the Attachment O rate setting mechanism for the period from June 1, 2005 through May 31, 2006, based primarily upon ITC's 2004 FERC Form 1 data.

Line	Attachment O Items	Instructions	Amount
1	Rate Base (as of December 31, 2004)		$553,217,672
2	Multiply by Weighted Average Cost of Capital relying on data from the 2004 FERC Form 1(1)		10.532%
3	Allowed Return on Rate Base	(Line 1 × Line 2)	$58,264,885
4	Recoverable Operating Expenses		$41,661,829
5	Taxes and Depreciation and Amortization		$74,904,873
6	Allowed Return on Rate Base	(Line 3)	$58,264,885
7	Gross Revenue Requirement	(Line 4 + Line 5 + Line 6)	$174,831,587
8	Less Revenue Credits		$6,217,565
9	Net Revenue Requirement	(Line 7 – Line 8)	$168,614,022
10	Divide by 2004 Network Load (in kW)		8,817,147
11	Annual Network and P-T-P Transmission Rate	(Line 9 divided by Line 10)	$19,123
12	Monthly Network and P-T-P Transmission Rate ($/kW per month)	(Line 11 divided by 12)	$1.594

(1)
The weighted average cost of capital is calculated as follows:

	Percentage of ITC's Total Capitalization		Cost of Capital		Weighted Average Cost of Capital
Debt	39.162	x	5.332%	(Pre-tax)=	2.088%
Equity	60.838	x	13.88%	(After tax)=	8.444%

	100.000				10.532%

Rate Setting Proceeding

        In PSC Kentucky v. FERC, decided on February 18, 2005, the U.S. Court of Appeals for the District of Columbia Circuit found that the FERC failed to give customers adequate notice that it would add 50 basis points to the rate of return on equity used in Attachment O to encourage participation in MISO. By its terms, the order would prohibit certain MISO transmission owners other than ITC from collecting the 50 basis point incentive component of the Attachment O formula. The court reached its conclusion on purely procedural grounds and declined to address the merits of whether such an incentive, if supported by a proper record, is appropriate.

        On June 3, 2005, the FERC issued an order on remand requiring MISO transmission owners whose rates were set in the general docket before it to make refunds of the 50 basis point incentive component of their rates. However, neither the court's order nor the FERC's order on remand applies to ITC's rates. In its February 20, 2003 order, the FERC, acting from a separate record in a distinct case, approved a 13.88% rate of return on the equity portion of ITC's capital structure. This determination as to ITC's rates was not challenged on rehearing or appeal either in the PSC Kentucky v. FERC proceeding or in any other proceeding. As with all FERC-approved rates, ITC's rates remain subject to challenge under Section 206 of the FPA.

BUSINESS

Our History

        In 1996, FERC issued Order No. 888. That landmark order directed utilities to file open access transmission tariffs allowing the open use of their transmission lines by others on a non-discriminatory basis. The first step in the formation of a truly independent, stand-alone transmission company occurred in May 2000, when Predecessor ITC, Detroit Edison and DTE Energy filed a joint application with the FERC, seeking permission to transfer all jurisdictional transmission assets from Detroit Edison to a subsidiary of Detroit Edison. This permission was granted in June 2000 and Predecessor ITC became a subsidiary of Detroit Edison on January 1, 2001.

        Also in 2000, the State of Michigan enacted legislation to permit unbundled retail electric service and allow consumers a choice among electricity generation providers. That legislation, in part, required major electric utilities, such as Detroit Edison, to join an RTO and/or divest its transmission facilities. Michigan's effort to unbundle electric service dates back to 1994 when it first established a retail electric choice program in Detroit Edison's and Consumers Energy Company's service territories.

        On June 1, 2001, Predecessor ITC began operations as a wholly-owned subsidiary of DTE Energy. In December of that year, Predecessor ITC joined MISO. Predecessor ITC was the first company to join MISO under Appendix I of the MISO transmission owners agreement, which allows independent transmission companies to claim greater control over certain functions. Consistent with the policy goals of the FERC and the State of Michigan regarding the separation of electricity transmission from electricity generation, distribution, marketing and trading, DTE Energy decided to undertake a corporate restructuring and to divest Predecessor ITC.

        ITC Holdings was incorporated in Michigan in November 2002 for the purpose of acquiring Predecessor ITC, and has no material assets other than the common stock of ITC and cash on hand. The FERC-approved the sale of Predecessor ITC by DTE Energy to ITC Holdings on February 20, 2003 and the transaction closed on February 28, 2003. After an accelerated transition period during which Detroit Edison performed limited service-related functions for ITC, on April 8, 2004, ITC became the first independently owned and operated electricity transmission company in the United States.

Overview

        ITC transmission facilities are located in an approximately 7,600 square mile area serving distribution customers in 13 counties in southeastern Michigan with a population of approximately 4.9 million as of December 31, 2004. Much of ITC's service area is urban, densely populated, and industrial. ITC's transmission system consists of:

  •
  approximately 2,700 circuit miles of overhead and underground transmission lines rated at 120 kV to 345 kV;

  •
  approximately 16,000 transmission towers and poles;

  •
  30 stations which connect transmission facilities;

  •
  other transmission equipment necessary to safely operate the system (e.g., switching stations, breakers and metering equipment);

  •
  associated land, rights of way and easements;

  •
  certain assets of our Novi, Michigan-based office space, which consist of a transmission operations control room, furniture, fixtures and office equipment; and

  •
  the Michigan Electric Power Coordination Center, or MEPCC, located near Ann Arbor, Michigan, which provides control area services for all of the electrical systems of ITC and the METC.

Business Strengths

        Our strategy is aligned with the FERC's policy objective to promote needed investment in transmission infrastructure in order to enhance competition in wholesale power markets, improve reliability and reduce system constraints to decrease the overall costs of delivered electricity. As a result, we believe ITC's business combines the stability of a regulated utility with significant opportunities for growth through prudent capital investment.

Stability

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  Supportive Regulatory Environment for Independent Transmission Companies. The FERC has allowed independent transmission system owners to earn incentive rates of return to encourage the separation of transmission systems from the generation and sale of electricity and to facilitate greater investment in transmission infrastructure. The FERC currently allows ITC, as the first independently owned and operated electricity transmission company in the United States, to collect in its rates a 13.88% return on the equity portion of its capital structure, which includes 100 basis points of additional return to reward ITC for its independent status.

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  Efficient and Predictable Rate Setting Process. The formulaic nature of ITC's rate setting mechanism enables ITC to generate predictable revenues and cash flows as the rates ITC charges are determined annually using actual historical data. ITC's rate setting process is approved by the FERC, and administered and confirmed by MISO pursuant to Attachment O, which significantly streamlines ITC's rate determination procedures and substantially reduces the delay between the incurrence and recovery of costs through rates. By contrast, most regulated investor-owned utilities endeavor to recover their investments and expenses through rates set by state commissions or the FERC. These proceedings are often adversarial and protracted and may delay recovery of costs for years with an uncertain outcome. ITC is obligated and committed to ensure that its operating and capital expenditures are prudent.

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  Minimal Weather, Commodity and Energy Demand Risk. ITC's network revenues are a product of its regulated transmission rate and the monthly peak network load that is connected to its transmission system. Peak network load varies with weather and the general demand for electricity. ITC's rates are adjusted annually to incorporate any changes in network load. If loads are reduced due to cool weather in a calendar year, ITC's rates would increase effective the following June 1, assuming all other conditions remained equal. ITC operates a transmission system and, accordingly, is not impacted by electricity commodity pricing or price volatility.

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  Attractive Service Territory. ITC is the only transmission system in its service territory, serving 13 counties in southeastern Michigan. ITC's service territory includes a concentration of industrial end-use consumers, including automobile manufacturers and suppliers. Many of these industrial consumers employ advanced manufacturing techniques that require reliable delivery of electricity. These consumers are receptive to transmission infrastructure projects as the cost of lost productivity resulting from poor reliability may far exceed the cost of reliability enhancements. ITC's service territory also includes residential and other end-use consumers in a densely populated urban area. These characteristics have provided ITC with operating and capital expenditure efficiencies that lead to relatively low operating and maintenance costs compared to more geographically dispersed transmission systems.

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  Lack of Competition. The introduction of deregulation to foster competition among power industry participants is not expected to have any impact on independent operators of transmission systems. ITC's transmission system is the primary means in its service territory to transmit electricity from generators to distribution facilities that ultimately provide electricity to end-use consumers.

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  Operational Excellence. ITC's goal is to provide best-in-class system performance to better serve the needs of its customers. A recent study by the East Central Area Reliability Council, or ECAR, on 345 kV lines showed that ITC's system performed well above the system average of those surveyed. For example, in 2004 ITC's system had an average of 0.68 outages per 100 miles compared to the ECAR system average of 2.21. ITC's system outperformed the ECAR system average in momentary outages as well, experiencing 0.43 momentary outages per 100 miles compared to the ECAR system average of 2.0. ITC's goal is not only to outperform other transmission systems, but also to operate the most reliable, highest performing system possible. In addition to consistently outperforming the ECAR system average, ITC has experienced year-over-year improvement from 1.11 outages per 100 miles in 2003 to 0.68 outages per 100 miles in 2004.

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  Experienced and Incentivized Management Team. Our pioneering management team identified the business opportunity for the formation of ITC. They have worked over the past decade with state and federal regulators to understand their policy objectives and to contribute to the development of the current policy framework for independent transmission companies. Our senior management team is comprised of individuals with an average of 22 years of utility industry experience. Much of that experience relates directly to ITC's transmission system. Our management and employees collectively own approximately 9.35% of ITC Holdings' common stock on a fully-diluted basis at March 31, 2005.

Growth

        Our growth strategy, which includes prudently investing in ITC's transmission system as well as pursuing opportunities to acquire other transmission systems, has relatively low execution risk. No single investment project represents a material portion of our total capital expenditure program and a significant portion of our budget is based on upgrading or replacing existing equipment, rather than building new transmission lines with new right-of-way requirements.

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  Significant Prudent Investment Opportunities in ITC's Existing Transmission System. We believe that prudent capital investment will expand ITC's rate base and earnings potential. We intend to invest our resources to upgrade ITC's transmission system to meet system capacity needs, to increase reliability and to provide lower delivered electricity costs to end-use consumers. We intend to invest in infrastructure projects, such as replacing outdated equipment, enhancing security for transmission infrastructure, providing interconnection to new generation resources in the region and responding to power flows in neighboring regions that impact ITC's service territory. For the year ended December 31, 2004, we invested $81.5 million in ITC's transmission system, versus $26.4 million of depreciation and amortization. We expect to invest approximately $100 million in additional PP&E during each of 2005 and 2006, primarily on projects reviewed by MISO.

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  Pursue Opportunities to Acquire Other Transmission Systems. We intend to pursue opportunities to acquire transmission systems similar to ITC's in order to expand our existing service territory. Subject to applicable regulatory limitations, we will seek to identify attractive transmission systems and apply our business model and operating expertise across these systems to improve reliability, deliver lower energy costs to end-use customers and create value for our stockholders. We believe we are well positioned to capitalize on these opportunities given our experienced management team, our relationships with our financial sponsors and the ability to use our publicly traded common stock as acquisition consideration.

Operations

        As a transmission-only company, ITC functions as a conduit, moving power from generators to local distribution systems either entirely through its own system or in conjunction with other neighboring transmission systems. Detroit Edison and other third parties then transmit power through these local distribution systems, to end-use consumers. The transmission of electricity by ITC is a central function to the provision of electricity to residential, commercial and industrial end-use consumers. The operations performed by ITC fall into the following categories:

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  asset planning;

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  engineering, design and construction;

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  maintenance; and

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  real time operations.

Asset Planning

        ITC is focused on identifying opportunities to reduce transmission system constraints, increase flows across its system and increase system reliability through prudent capital investment. ITC believes that the historic under-investment in the transmission grid, coupled with an ability to generate attractive returns on equity, will provide it with opportunities for growth.

        The planning division uses detailed system models and long-term load forecasts to develop ITC's capital expansion plan. The expansion plan identifies projects that address potential future reliability issues and produce economic savings for customers by eliminating constraints.

        ITC works closely with MISO in the development of ITC's annual capital plan performing technical evaluations and detailed studies to identify capital investment requirements to improve reliability or eliminate constraints on its transmission system. As the regional planning authority, MISO reviews regional system improvement projects by its members, including ITC, and if MISO supports the projects, it incorporates them into its regional transmission expansion plan.

Engineering, Design and Construction

        ITC's engineering, design and construction division is responsible for design, creating equipment specifications, developing maintenance plans and project management for capital, operation and maintenance work. ITC works with outside contractors to perform some of its engineering and design and all of its construction, but retains internal technical experts that have expertise with respect to the key elements of the transmission system such as substations, towers and relays. This internal expertise allows ITC to effectively manage outside contractors, keeping projects on track and minimizing costs.

        ITC's engineering, design and construction operations are handled by six sub-groups. The relay group is responsible for developing all new designs for protective relaying and for the day-to-day monitoring of performance, development, testing, and maintenance of the protective relay system. The tower group is responsible for all the overhead lines. Station design is responsible for designing new and existing stations and substations, as well as leading the design for overhead and underground lines. The equipment group manages all the technical aspects, specifications, and policies and procedures for the electric system equipment. They are also responsible for the upkeep of engineering data and asset tracking in ITC's asset management system. Project engineering schedules and is responsible for the construction of capital projects, as well as leading the effort to develop and track the preventative maintenance plan to help ensure a safe and reliable system. Field supervision monitors, evaluates, and audits all work on the ITC system.

Maintenance

        ITC's maintenance division develops and tracks the preventative maintenance plan to help ensure a safe and reliable system. By performing preventative maintenance on its assets, ITC can minimize the need for reactive maintenance, which may impact reliability and tends to be more costly than preventative maintenance. ITC contracts with Utility Lines Construction, which is a division of Asplundh Tree Expert Co., to perform the bulk of its maintenance. We do not expect the pricing structure of the agreements with the contractors to have a negative impact on our financial results. The agreements provide ITC with access to an experienced and scalable workforce with intimate knowledge of the ITC system at a known cost for the five-year period ending August 28, 2008.

Real Time Operations

        Joint Control Area Operator.    Under the operational control of MISO, ITC and METC operate their electricity transmission systems as a combined control area under the MECS Control Area Agreement. The operation is performed at the MEPCC where employees of both ITC and METC jointly perform the functions as the control area operator which include balancing loads and generation in order to ensure a supply of electricity to customers, maintaining voltage, coordinating the use of ITC and METC transmission facilities and monitoring the flow on critical facilities to avoid exceeding operating security limits.

        Field Operations.    As part of day to day operations in ITC's operations control room located in Novi, Michigan, transmission system coordinators analyze system conditions at all times, allowing them to react quickly to changing conditions. Transmission system coordinators must also work with maintenance and construction crews in the field to ensure the safe and reliable operation of the grid. A key component of this work involves scheduling outages on system elements to allow crews to safely perform maintenance and construction while maintaining reliability for our customers.

Operating Contracts

        Detroit Edison operates the electricity distribution system to which ITC's transmission system connects. A set of three operating contracts sets forth terms and conditions related to Detroit Edison's and ITC's ongoing working relationship. These contracts include the following:

        Master Operating Agreement.    The Master Operating Agreement, or MOA, governs the primary day-to-day operational responsibilities of ITC and Detroit Edison and will remain in effect until terminated by mutual agreement of the parties (subject to any required FERC approvals) unless earlier terminated pursuant to its terms. The MOA identifies the control area coordination services that ITC is obligated to provide to Detroit Edison. The MOA also requires Detroit Edison to provide certain generation-based support services to ITC.

        Generator Interconnection and Operation Agreement.    Detroit Edison and ITC entered into the Generator Interconnection and Operation Agreement, or GIOA, in order to establish, re-establish and maintain the direct electricity interconnection of Detroit Edison's electricity generating assets with ITC's transmission system for the purposes of transmitting electric power from and to the electricity generating facilities. Unless otherwise terminated by mutual agreement of the parties (subject to any required FERC approvals), the GIOA will remain in effect until Detroit Edison elects to terminate the agreement with respect to a particular unit or until a particular unit ceases commercial operation.

        Coordination and Interconnection Agreement.    The Coordination and Interconnection Agreement, or CIA, governs the rights, obligations and responsibilities of ITC and Detroit Edison regarding, among other things, the operation and interconnection of Detroit Edison's distribution system and ITC's transmission system, and the construction of new facilities or modification of existing facilities. Additionally, the CIA allocates costs for operation of supervisory, communications and metering equipment. The CIA will remain in effect until terminated by mutual agreement of the parties (subject to any required FERC approvals).

Billing

        MISO administers the transmission tariff under which all customers procure transmission service and, in addition, MISO is responsible for billing and collection for transmission services in the MISO service territory. As the billing agent for ITC, MISO bills Detroit Edison, a wholly owned subsidiary of DTE Energy whose long-term senior unsecured rating is Baa1/BBB (Moody's/S&P), and other ITC customers on a monthly basis and collects fees for the use of ITC's transmission system. MISO has implemented strict credit policies for its members, which include customers using ITC's transmission system. In general, if these customers do not maintain their investment grade credit rating or have a history of late payments, MISO may require them to provide MISO with a letter of credit or a cash deposit equal to the highest monthly invoiced amount over the previous 12 months.

Competition

        ITC is the only transmission system in its service area and, therefore, effectively has no competitors.

Employees

        As of March 31, 2005, we had 122 employees. We consider our relations with our employees to be good.

Environmental Matters

        ITC's operations are subject to federal, state, and local environmental laws and regulations, which impose limitations on the discharge of pollutants into the environment, establish standards for the management, treatment, storage, transportation and disposal of hazardous materials and of solid and hazardous wastes, and impose obligations to investigate and remediate contamination in certain circumstances. Liabilities to investigate or remediate contamination, as well as other liabilities concerning hazardous materials or contamination, such as claims for personal injury or property damage, may arise at many locations, including formerly owned or operated properties and sites where wastes have been treated or disposed of, as well as at properties currently owned or operated by ITC. Such liabilities may arise even where the contamination does not result from noncompliance with applicable environmental laws. Under a number of environmental laws, such liabilities may also be joint and several, meaning that a party can be held responsible for more than its share of the liability involved, or even the entire share. Environmental requirements generally have become more stringent and compliance with those requirements more expensive. We are not aware of any specific developments that would increase ITC's costs for such compliance in a manner that would be expected to have a material adverse effect on our results of operations, financial position or liquidity.

        ITC's assets and operations also involve the use of materials classified as hazardous, toxic or otherwise dangerous. Many of the properties ITC owns or operates have been used for power generation, transmission and distribution operations for many years, and include older facilities and equipment that may be more likely than newer ones to contain or be made from such materials. Some of these properties include aboveground or underground storage tanks and associated piping. Some of them also include large electrical equipment filled with mineral oil, which may contain or previously have contained polychlorinated biphenyls (sometimes known as PCBs). ITC's facilities and equipment are often situated close to or on property owned by others so that, if they are the source of contamination, other's property may be affected. For example, aboveground and underground transmission lines sometimes traverse properties that ITC does not own, and, at some of ITC's transmission stations, transmission assets (owned or operated by ITC) and distribution assets (owned or operated by ITC's transmission customer) are commingled.

        Several properties in which ITC has an ownership interest or at which ITC operates are, and others are suspected of being, affected by environmental contamination. ITC is not aware of any claims pending or threatened against ITC with respect to environmental contamination, or of any investigation or remediation of contamination at any properties, that entail costs likely to materially affect it. In addition, DTE Energy has certain indemnity obligations under the stock purchase agreement relating to our acquisition of ITC with respect to environmental conditions, including certain known or suspected environmental contamination at such properties. Some facilities and properties are located near environmentally sensitive areas such as wetlands.

        Claims have been made or threatened against electric utilities for bodily injury, disease or other damages allegedly related to exposure to electromagnetic fields associated with electricity transmission and distribution lines. While ITC does not believe that a causal link between electromagnetic field exposure and injury has been generally established and accepted in the scientific community, if such a relationship is established or accepted, the liabilities and costs imposed on our business could be significant. We are not aware of any claims pending or threatened against ITC for bodily injury, disease or other damages allegedly related to exposure to electromagnetic fields and electricity transmission and distribution lines that entail costs likely to have a material adverse effect on our results of operations, financial position or liquidity.

Litigation

        Various claims and legal proceedings generally incidental to the normal course of business are pending against us. Management intends to vigorously defend all lawsuits. The ultimate outcome of these lawsuits is not expected to have a material adverse effect on our results of operations, financial position or liquidity.

MANAGEMENT

Directors and Executive Officers

        Set forth below are the names, ages and titles of the directors and executive officers of ITC Holdings as of March 31, 2005.

Name	Age	Position
Lewis M. Eisenberg	62	Director
Joseph L. Welch	56	Director, President, Chief Executive Officer and Treasurer
Edward G. Jepsen	61	Director(1)
Daniel J. Oginsky	31	Vice President, General Counsel and Secretary
Edward M. Rahill	51	Vice President—Finance and Chief Financial Officer
Richard A. Schultz	60	Vice President—Asset Planning
Linda H. Blair	35	Vice President—Business Strategy
Jim D. Cyrulewski	58	Vice President—Asset Performance
Joseph R. Dudak	57	Vice President—Resource and Asset Management
Larry Bruneel	48	Vice President—Federal Affairs
Jon E. Jipping	39	Vice President—Engineering

(1)
Mr. Jepsen's appointment as a member of the board of directors will be effective upon the effectiveness of the registration statement of which this prospectus forms a part.

        Lewis M. Eisenberg.    Mr. Eisenberg is the sole member of Ironhill Transmission LLC. From April 1995 to December 2001, he was the Chairman of the Board of Commissioners of the Port Authority of New York and New Jersey. From December 2001 to April 2003, Mr. Eisenberg served as a director of the Lower Manhattan Development Corporation for which he chaired the Victims' Families and Transportation Advisory Councils. Mr. Eisenberg is co-founder and co-chairman of Granite Capital International Group, an investment management company. Prior to co-founding Granite Capital, Mr. Eisenberg was a general partner and co-head of the equity division of Goldman, Sachs & Co.

        Mr. Eisenberg currently serves on the Advisory Council of Samuel Johnson Graduate School of Management at Cornell University. Mr. Eisenberg also currently serves on the Board of Directors of Granum Value Fund. Mr. Eisenberg has been a member of the Board of Directors of the Republican Jewish Coalition since November 1996 and a member of its Vice Chairman's Council since 1995. He served on the National Board of Directors for American Israel Public Affairs Committee from June 1998 to April 2003. Mr. Eisenberg was a board member of St. Barnabas Health Care System from April 1997 to April 2003 and Chairman of its Investment Committee from June 1998 to April 2003. He also served on the Board of Trustees of Monmouth Medical Center Foundation from October 1998 to May 2003, and since then has been a member of its honorary Board of Trustees.

        Mr. Eisenberg graduated from Dartmouth College in 1964 and received an MBA from Cornell University in 1966.

        Joseph L. Welch.    Mr. Welch is Director, President, Chief Executive Officer and Treasurer. As its founder, Mr. Welch had overall responsibility for ITC's vision, foundation and transformation into the first independently owned and operated electricity transmission company in the United States. As president and CEO, Mr. Welch is focused on establishing ITC as a best-in-class electricity transmission company through the implementation of innovative methods to improve reliability, reduce transmission constraints and lower the total cost of delivered energy. During his career at Detroit Edison from 1971 to 2003, Mr. Welch has held positions of increasing responsibility in the electricity transmission, distribution, rates, load research, marketing and pricing areas and regulatory affairs that included the development and implementation of regulatory strategies.

        Mr. Welch has a Bachelor of Science degree in Electrical Engineering from the University of Kansas and is a Licensed Professional Engineer in the State of Michigan.

        Edward G. Jepsen.    Mr. Jepsen will become a Director upon the effectiveness of the registration statement of which this prospectus forms a part. Mr. Jepsen currently serves as a director of the Amphenol Corporation and as a director and on the audit committees of the boards of directors of TRC Companies, Inc. and Gerber Scientific, Inc. In addition, Mr. Jepsen is a non-officer Advisor of the Amphenol Corporation, where he served as Executive Vice President and Chief Financial Officer from 1989 to 2004. Prior to joining the Amphenol Corporation, Mr. Jepsen worked at Price Waterhouse LLP from 1969 to 1988, ultimately attaining the position of partner.

        Mr. Jepsen graduated from Antioch College in 1966 and received an MBA from the Harvard Business School in 1968.

        Daniel J. Oginsky.    Mr. Oginsky is Vice President, General Counsel and Secretary. Mr. Oginsky's official appointment to those positions was effective on December 27, 2004 but his employment with us began on October 20, 2004. As Vice President and General Counsel, Mr. Oginsky is responsible for the legal affairs of ITC Holdings and manages our legal department. From June 2002 until joining Holdings, Mr. Oginsky was an attorney with Dykema Gossett PLLC in Lansing, Michigan. At Dykema Gossett, Mr. Oginsky represented ITC and other energy clients, as well as telecommunications clients, on regulatory, administrative litigation, transactional, property tax and legislative matters. Mr. Oginsky practiced state regulatory law at Dickinson Wright PLLC in Lansing, Michigan from August 2001 to May 2002. From 1999 to 2001, Mr. Oginsky was an attorney with Sutherland Asbill & Brennan LLP in Washington, D.C. At Sutherland Asbill & Brennan, Mr. Oginsky focused on the FERC and state electric and natural gas matters on behalf of various energy clients.

        Mr. Oginsky earned his Bachelor of Arts degree, with honors, from Michigan State University (James Madison College) in East Lansing, Michigan. He earned his Juris Doctor degree, with honors, from George Washington University Law School in Washington, D.C. Mr. Oginsky is a licensed attorney in Michigan and Washington, D.C.

        Edward M. Rahill.    Mr. Rahill has been Vice President—Finance and Chief Financial Officer since 2003, and has responsibility for the financial operations and reporting, including Treasury Management, Accounting, Tax and the Financial Planning and Analysis functions for ITC. Prior to his current position, Mr. Rahill headed the Planning and Corporate Development functions for DTE. He joined DTE Energy in 1999 as the Manager of Mergers, Acquisitions and Alliances. Mr. Rahill has over 22 years of experience in finance and accounting. Prior to joining DTE Energy, Mr. Rahill led the Corporate Development Function for Equitable Resources. He has also held various finance and accounting positions with Bell & Howell, Atlantic Richfield and Carborundum Corporation.

        Mr. Rahill earned an undergraduate degree from the University of Notre Dame and an MBA in Finance and a Masters Certification in Economics from State University of New York at Buffalo.

        Richard A. Schultz.    Mr. Schultz has been Vice President—Asset Planning since 2003 and is responsible for transmission planning and system optimization for ITC. He began his career in 1968 with Detroit Edison. Over the years, Mr. Schultz held a variety of positions with leading companies, including Florida Power and Light and Midland Cogeneration Venture. From 2000 to 2003, Mr. Schultz was Director for Restructuring/Regulation in the Transmission Organization at Detroit Edison. From 1997 to 2000, Mr. Schultz worked for Seminole Electric Cooperative as a Transmission Planning Engineer.

        Mr. Schultz is a graduate of the University of Michigan with a Bachelor of Science degree in Electrical Engineering. He is a Registered Professional Engineer in the States of Michigan and Florida.

        Linda H. Blair.    Ms. Blair is Vice President—Business Strategy and is responsible for managing Regulatory Affairs, Policy Development, Internal and External Communications, Community Affairs and Human Resource functions. Ms. Blair has served in this capacity since March 2003. From 2001 through February 2003, Ms. Blair was the Manager of Transmission Policy and Business Planning at ITC when it was a subsidiary of DTE Energy. Prior to this time, Ms. Blair was the Supervisor of Regulatory Relations within Detroit Edison's Regulatory Affairs organization from 1999 to 2000. In this position, her responsibilities included the development and management of all regulatory relations and communications activities with the MPSC and the FERC. Ms. Blair joined Detroit Edison in 1994.

        Ms. Blair earned both her MBA and a Bachelor of Science degree in Public Affairs Management from Michigan State University.

        Jim D. Cyrulewski.    Mr. Cyrulewski has been Vice President—Asset Performance for ITC since March 2003. He is responsible for ITC's real-time operation of transmission facilities including its Novi Operation Control Room. Mr. Cyrulewski also is responsible for the operation of the MECS Control Area as Manager of the MEPCC, which is located in Ann Arbor. From 1999 to 2003, Mr. Cyrulewski worked for DTE Energy as Manager of the MEPCC. From 1997 to 1999, he was Detroit Edison's Director of Power Delivery Transactions-Transmission and was responsible for development and administration of the Detroit Edison Open Access Transmission Tariff and Michigan Electric Coordinated Systems Joint Open Access Transmission Tariff. During his 30-year career at Detroit Edison, he also held positions in generation engineering, planning, engineering research, power-supply transactions and worked on the Fermi 1, Fermi 2 and St. Clair power plants, as well as the Atomic Power Development Authority.

        Mr. Cyrulewski has a Masters of Engineering and Bachelor of Science degrees in Engineering from the University of Detroit and is a Registered Professional Engineer in the State of Michigan.

        Joseph R. Dudak.    Mr. Dudak is Vice President—Resource and Asset Management. He is responsible for suppliers, capital projects, operation and maintenance management and services for the ITC assets company-wide. From April 2001 to April 2003, Mr. Dudak was a management consultant to energy, utility and manufacturing clients, a business he pursued after his early retirement from National Steel Corporation in 2001. While at National Steel from 1970 to 2001, he held various executive and management positions in energy and environmental affairs, purchasing, strategic sourcing, transportation, special projects and asset sales. Throughout his career, Mr. Dudak has served as an active large industrial customer advocate in the utility regulatory and legislative arenas in Washington, D.C., Minnesota, Illinois, Indiana, and especially in Michigan, in both natural gas and electricity matters, including restructuring. Mr. Dudak led the industrial group, the Association of Businesses Advocating Tariff Equity, as Chairperson for 10 years.

        Mr. Dudak holds a Bachelor of Science degree in Mechanical Engineering Technology from Western Michigan University, an MBA from Robert Morris University, and a lifetime Certified Purchasing Management certification.

        Larry Bruneel.    Mr. Bruneel is Vice President—Federal Affairs. Located in ITC's Washington, D.C. office, Mr. Bruneel is primarily responsible for the development of federal regulatory strategies and advocacy before the U.S. Congress and federal agencies, including the FERC. Mr. Bruneel has more than 20 years of experience in federal energy policy issues, most recently focusing on issues affecting electric utilities. From 1997 until joining ITC in 2003, he was the Assistant Vice President for Federal Policy at We-Energies, a combined gas and electric utility company subsidiary of the Wisconsin Energy Corporation. From 1993 to 1997, Mr. Bruneel served as Technical Advisor to Commissioner Vicky A. Bailey at the FERC and from 1991 to 1993, he was an Industry Policy Analyst at the U.S. Department of Energy. Mr. Bruneel was at the Madison Public Affairs Group from 1989 to 1991, where he facilitated policy disputes under the auspices of the Keystone Energy program and prior to that he was at the American Public Power Association. Mr. Bruneel started his energy career in 1980 at the General Accounting Office where he investigated energy and natural resource issues for the U.S. Congress.

        Mr. Bruneel received a Bachelor of Science degree in Engineering Arts from Michigan State University. He went on to receive a Masters of Science degree in Science, Technology and Values from Rensselaer Polytechnic Institute with a specialty in energy policy.

        Jon E. Jipping.    Mr. Jipping is Vice President—Engineering and is responsible for transmission system design, maintenance and project engineering. Prior to joining ITC in 2003, Mr. Jipping was Manager of Business Systems & Applications in Detroit Edison's Service Center Organization, responsible for implementation and management of business applications across the distribution business unit. Mr. Jipping joined Detroit Edison in 1990 and has held various positions of increasing responsibility in Transmission Operations and Transmission Planning, including serving as Principal Engineer and Manager of Transmission Planning during the sale of ITC.

        Mr. Jipping earned a Bachelor of Science degree in Electrical Engineering from Calvin College and a Masters of Science degree in Electrical Engineering, concentrating in power systems, from Michigan Technological University. He is a Registered Professional Engineer in the State of Michigan.

Board of Directors

Composition

        Our board of directors currently consists of two directors. In addition, Mr. Jepsen's appointment as a member of our board of directors will become effective upon the effectiveness of the registration statement of which this prospectus forms a part.

        We intend to avail ourselves of the "controlled company" exception under the NYSE corporate governance rules that eliminates the requirements that we have a majority of independent directors on our board of directors and compensation and nominating and corporate governance committees composed entirely of independent directors. As a controlled company, we are required to have an audit committee composed entirely of independent members and consisting of at least three members within one year of the completion of this offering. Consequently, in addition to adding Mr. Jepsen to our board, we will add a second independent member within 90 days of the completion of this offering and a third independent member within one year of the completion of this offering. After giving effect to these additions, we expect our board of directors to consist of five members.

Committees

        Our board of directors currently has an audit committee, a compensation committee and a nominating and corporate governance committee.

        Audit Committee.    Our audit committee will consist of Mr. Eisenberg, Mr. Jepsen and Mr. Welch. We expect to add Mr. Jepsen, as an independent member and "financial expert," as such term is defined in Item 401(h) of Regulation S-K, of our audit committee upon the effectiveness of the registration statement of which this prospectus forms a part. We plan to add a second new independent member within 90 days of the completion of this offering and a third new independent member within one year thereafter to replace Mr. Eisenberg and Mr. Welch so that all of our audit committee members will be independent as such term is defined in Rule 10A-3(b)(i) under the Exchange Act and under NYSE Rule 303A.

        Our audit committee will be responsible for (1) selecting our independent public accountants, (2) approving the overall scope of the audit, (3) assisting the board in monitoring the integrity of our financial statements, the independent public accountant's qualifications and independence, the performance of the independent public accountants and our internal audit function and our compliance with legal and regulatory requirements, (4) annually reviewing a report of the independent public accountants describing the firm's internal quality-control procedures and any material issues raised by the most recent internal quality-control review, or peer review, of the firm, (5) discussing the annual audited and quarterly financial statements with management and our independent public accountants, (6) discussing earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies, (7) discussing policies with respect to risk assessment and risk management, (8) meeting separately, periodically, with management, internal auditors and our independent public accountants, (9) reviewing with our independent public accountants any audit problems or difficulties and managements' response, (10) setting clear hiring policies for employees or former employees of our independent public accountants, (11) handling such other matters that are specifically delegated to the audit committee by the board of directors from time to time and (12) reporting regularly to the full board of directors.

        Our board of directors has adopted a written charter for the audit committee which will be available on our website.

        Compensation Committee.    Our compensation committee will consist of Mr. Eisenberg and Mr. Jepsen. Our compensation committee will be responsible for (1) reviewing key employee compensation policies, plans and programs, (2) reviewing and approving the compensation of our executive officers, (3) reviewing and approving employment contracts and other similar arrangements between us and our executive officers, (4) reviewing and consulting with the chief executive officer on the selection of officers and evaluation of executive performance and other related matters, (5) administration of stock plans and other incentive compensation plans and (6) such other matters that are specifically delegated to the compensation committee by the board of directors from time to time.

        Our board of directors has adopted a written charter for the compensation committee which will be available on our website.

        Nominating and Corporate Governance Committee.    Our nominating and corporate governance committee will consist of Mr. Eisenberg, Mr. Jepsen and Mr. Welch. The nominating and corporate governance committee will be responsible for (1) developing and recommending criteria for selecting new directors, (2) screening and recommending to the board of directors individuals qualified to become executive officers, (3) overseeing evaluations of the board of directors, its members and committees of the board of directors and (4) handling such other matters that are specifically delegated to the nominating and corporate governance committee by the board of directors from time to time.

        Our board of directors has adopted a written charter for the nominating and corporate governance committee which will be available on our website.

2003 Stock Purchase and Option Plan

        The 2003 Stock Purchase and Option Plan, which has been approved by our stockholders, provides for the granting of equity awards, which consist of the right to purchase shares of common stock, restricted common stock and options to purchase shares of common stock, as well as stock appreciation rights and dividend equivalent rights, for up to an aggregate of 3,343,214 shares of ITC Holdings' common stock. The 2003 Stock Purchase and Option Plan is administered by the compensation committee of our board of directors. The compensation committee has the power to select the recipients of equity awards, although it may delegate to certain officers the authority to grant equity awards and to otherwise act with respect to awards made to participants who are not officers or directors of ITC Holdings, subject to Section 16 of the Securities Exchange Act of 1934. Employees, non-employee directors, consultants and other persons having a relationship with ITC Holdings are eligible to receive awards under the 2003 Stock Purchase and Option Plan.

        The compensation committee also has broad power to determine the terms of equity awards and to change such terms in various ways subsequent to grant, but generally may not change such terms in a manner adverse to the grantee without the grantee's consent other than certain adjustments made in good faith in connection with certain corporate events, such as a stock split or other change in the outstanding common stock or a merger or other extraordinary transaction involving ITC Holdings. The board is permitted to amend or terminate the 2003 Stock Purchase and Option Plan at any time without stockholder approval, other than to increase the number of shares available under the 2003 Stock Purchase and Option Plan, decrease the price of outstanding grants, change the requirements relating to the compensation committee, extend the term of the 2003 Stock Purchase and Option Plan or in a manner that would be materially adverse to all participants with respect to outstanding grants. No grants may be made under the 2003 Stock Purchase and Option Plan after February 28, 2013.

        Options are granted under the 2003 Stock Purchase and Option Plan pursuant to stock option agreements. The options generally vest and become exercisable over the passage of time at the rate of 20% per year over five years, assuming the recipient of the option continues to be employed during such time by ITC Holdings or any of its subsidiaries, and expire on the tenth anniversary of the date of the grant. The purchase price of the shares subject to each currently outstanding option is greater than or equal to the fair market value of the shares on the date of the grant of the option. In addition, the options automatically become exercisable immediately prior to a change of ownership of ITC Holdings (as defined in the 2003 Stock Purchase and Option Plan) as to 100% of the shares subject to the option. The options expire earlier in the event of the termination of the option holder's employment, certain change in ownership events, or a termination of the option pursuant to the Management Stockholder's Agreement.

        Restricted stock is also granted under the 2003 Stock Purchase and Option Plan pursuant to restricted stock award agreements. The restricted stock grants generally vest five years after the date of grant, assuming the grantee continues to be employed by ITC Holdings or any of its subsidiaries during such time. Restricted stock becomes 100% vested immediately upon a change of ownership of ITC Holdings (as defined in the 2003 Stock Purchase and Option Plan). In addition, restricted stock will become vested upon termination of the recipient's employment with ITC Holdings if termination is by ITC Holdings without cause or by the recipient for good reason (as such terms are defined in the restricted stock award agreements). However, if the recipient's employment is terminated due to the recipient's death or permanent disability (as defined in the restricted stock award agreements), any unvested restricted stock will only become vested in increments of 20% of such stock in respect of each anniversary of the date of the grant on which the recipient was employed by ITC Holdings prior to his or her death or permanent disability. If the recipient's employment is terminated by ITC Holdings for cause or by the recipient without good reason, any unvested restricted shares will be forfeited.

Dividend Equivalent Rights Plan

        This plan was adopted by the stockholders of ITC Holdings on August 21, 2003. This plan allowed all employees of ITC Holdings who hold options to purchase shares of ITC Holdings common stock the opportunity to participate in any dividends otherwise payable to ITC Holdings stockholders. Under this plan, ITC Holdings established bookkeeping accounts for each participant, to which cash amounts were credited upon the payment of any cash or non-common stock dividends. For cash dividends, the amount that was credited to each participant's account was equal to the per share dividend amount, multiplied by the number of shares of ITC Holdings common stock that was subject to any unexercised options held by the participant (whether such options are vested or unvested) at the time the dividend was paid. For dividends that were paid in the form of ITC Holdings common stock, the amount that was credited to each participant's account was equal to the per share fair market value of the stock dividend being paid, multiplied by the number of shares of ITC Holdings common stock that were subject to any unexercised options held by the participant (whether such options are vested or unvested) at the time the dividend was paid. Under the plan, the participants' account balances are treated as being invested in certain investment alternatives, and any gains or losses on such deemed investments are credited to each participant's plan account accordingly. Plan participants are fully vested at all times in all amounts held in their plan accounts.

        Under the plan, participants' accounts are payable in cash only upon the earliest to occur of (1) the fifth anniversary of the date the participant was first granted an option on ITC Holdings' common stock, (2) the participant's death or permanent disability, (3) a change of ownership of ITC Holdings (as such term is defined in the plan) or (4) termination of the plan. Participants' accounts under the plan are also payable pro rata upon the sale or other disposition by the IT Holdings Partnership of any portion of its ITC Holdings common stock, based on the percentage of ITC Holdings common stock being sold by the IT Holdings Partnership relative to the total number of shares of ITC Holdings common stock held by the IT Holdings Partnership, on a fully diluted basis, at the time of such sale.

        When ITC Holdings made a distribution in August 2003, the board of directors authorized compensation under the plan to all option holders in an amount equivalent to the per share distribution with respect to vested and unvested options, as well as shares of common stock, that they owned on that date.

        This plan is administered, and may be amended or terminated at any time, by the compensation committee of our board of directors. ITC Holdings' obligations under this plan are funded through a grantor trust established by ITC Holdings. As of December 31, 2004, the aggregate amount of all plan participants' account balances equaled approximately $1.9 million.

        On May 10, 2005, our board of directors determined that it is in the best interests of our company to terminate the Dividend Equivalent Rights Plan. Upon termination of the plan, the 25 plan participants will receive their full account balances. As a result, an aggregate amount of approximately $1.8 million will be paid by us from the funded trust to participants in the plan.

Special Bonus Plans

        On June 15, 2005, our board of directors approved two new, discretionary special bonus plans, the ITC Holdings Executive Group Special Bonus Plan and the ITC Holdings Special Bonus Plan, under which plan participants may have amounts credited to accounts maintained by our company for each participant in respect of each calendar year during which the plans are in place. Under the special bonus plans, in determining the amounts to be credited to the plan participants' accounts, our board of directors is required to give consideration to dividends paid, or expected to be paid, on our common stock during each year. Under both plans, plan participants will be entitled to elect the investment options in which their bonus accounts will be deemed invested. Our board of directors can generally amend or terminate the plans at any time, except that no such amendment or termination can materially and adversely affect accrued and vested rights, unless an amendment is necessary to satisfy applicable laws or to obtain favorable accounting treatment for ITC Holdings. All distributions under these plans are payable only in cash.

        Under the ITC Holdings Executive Group Special Bonus Plan, executive officers are eligible to participate in this plan. Plan participants are vested in amounts credited to their plan accounts to the extent they are vested in awards previously granted under our Stock Purchase and Option Plan. To the extent participants are vested in amounts credited to their special bonus plan accounts, such amounts will be payable within fifteen days after the date the amounts are credited, unless the plan participant has previously made an election to defer receipt of such amounts until the earlier to occur of the plan participant's death, permanent disability, or separation from service, a change in control of us or a fixed date that is no earlier than the second anniversary of the date as of which the amount is credited to the plan participant's account. Any amounts that are unvested at the time they are credited to an account are only payable on the first to occur of the plan participant's death, permanent disability, a change in control of us or, subject to the participant's continued employment with us on such date, the fifth anniversary of the date on which the plan participant was first granted an option to purchase our common stock under the 2003 Stock Purchase and Option Plan. In addition, our board may reject any payment election made by any plan participant to the extent that such payment would not be fully deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code.

        Under the ITC Holdings Special Bonus Plan, non-executive employees are eligible to participate in this plan. Plan participants become vested in their account balances on the first to occur of the plan participant's death, permanent disability, a change in control of us or, subject to the participant's continued employment with us on such date, the fifth anniversary of the date on which the plan participant was first granted an option to purchase our common stock under the 2003 Stock Purchase and Option Plan. Participants in this plan are not given the opportunity to defer receipt of any part of their plan accounts.

Compensation of Directors and Executive Officers

        Director Compensation.    Except as described below under "—Partnership Director Compensation," we do not currently pay any compensation to any of our directors for serving as a director or as a member or chair of a committee of the board of directors. We expect to add an independent director prior to the completion of this offering, another independent director within three months after the completion of this offering and a third independent director to our board within 12 months after the completion of this offering. We plan to pay our non-employee directors an annual cash retainer of $25,000, an annual equity retainer of restricted stock with a value, at the time of grant, of $25,000 that will have a three year vesting period, $1,250 per board of directors meeting, $1,500 per meeting of the audit committee and $1,000 per meeting of other committees of the board of directors. In addition, we plan to pay $7,000 annually to the chair of ITC Holdings' audit committee and $4,500 annually to the chair of other ITC Holdings board of directors committees.

        Partnership Director Compensation.    ITC Holdings, ITC and the IT Holdings Partnership entered into a partnership services letter agreement whereby the IT Holdings Partnership or its designee performs certain management, consulting, and financial services, which includes participation on the board of directors. The IT Holdings Partnership designated Lewis M. Eisenberg to the board of directors. We incurred $200,000 of expenses in 2004 relating to this agreement. Prior to the completion of this offering we will terminate our agreement with Mr. Eisenberg in exchange for a one-time payment of $1.0 million to the General Partner. After the completion of this offering, Mr. Eisenberg will receive the same retainer and fee as our independent directors.

        Executive Compensation.    We have established or will establish compensation plans for our executive officers that will link compensation with our performance including the Deferred Compensation Plan and the Short-Term Incentive Compensation Plan described below. We will continually review our compensation programs to ensure that they are competitive.

        Summary Compensation Table.    The following table sets forth information, for the fiscal year ended December 31, 2004, with respect to the compensation of our Chief Executive Officer, each of our four other most highly compensated executive officers who were serving as executive officers on December 31, 2004 and one executive officer who was not serving as an executive officer on December 31, 2004, but who would otherwise have been one of our four most highly compensated officers. These six executive officers are collectively referred to as the "named executive officers."

Summary Compensation Table

	Annual Compensation				Long-term Compensation Awards
Name and Principal Position	Salary ($)	Bonus ($)	Other Annual Compensation ($)(1)		Restricted Stock Awards($)	Securities Underlying Options (#)	All Other Compensation ($)(9)
Joseph L. Welch Director, President, Chief Executive Officer and Treasurer	361,981	296,800	150,848	(2)	—	—	21,756
Edward M. Rahill Vice President—Finance and Chief Financial Officer	198,326	80,674	35,861	(3)	—	—	20,586
Larry Bruneel Vice President—Federal Affairs	184,171	74,520	23,160	(4)	—	—	21,014
Linda H. Blair Vice President—Policy and Business Development	170,283	69,630	31,319	(5)	—	—	9,792
Joseph R. Dudak Vice President—Resource and Asset Management	169,189	68,640	52,996	(6)	—	—	38,645
John H. Flynn(8) Former Vice President, General Counsel and Secretary	166,269	66,000	34,146	(7)	—	—	83,063

(1)
Other annual compensation includes amounts for perquisites such as auto allowance and expenses, financial planning, income tax return preparation, social clubs and home security, as well as reimbursements for income tax gross-ups related to the inclusion of the value of the payment by ITC Holdings of certain perquisites. Perquisites with an incremental cost to ITC Holdings of more than 25% of the total other annual compensation for the named executive officers are separately itemized in the footnotes below.

(2)
Includes country club initiation fee and monthly dues of $66,676 and reimbursement for income tax gross-ups related to the inclusion of the value of the payment by ITC Holdings of certain perquisites of $52,205.

(3)
Includes auto allowance and related expenses of $14,751.

(4)
Includes auto allowance and related expenses of $13,434.

(5)
Includes auto allowance and related expenses of $13,998.

(6)
Includes auto allowance and related expenses of $14,513, financial planning of $14,500 and reimbursement for income tax gross-ups related to the inclusion of the value of the payment by ITC Holdings of certain perquisites of $17,027.

(7)
Includes auto allowance and related expenses of $13,605.

(8)
Mr. Flynn resigned from his position as Vice President, General Counsel and Secretary of ITC Holdings effective December 31, 2004.

(9)
All other compensation includes the following amounts:

Name	Relocation Assistance ($)	401K Match ($)	Executive Defined Contribution Plan($)	Termination Payments($)(10)	Total($)
Joseph L. Welch	—	12,135	9,621	—	21,756
Edward M. Rahill	—	10,329	10,257	—	20,586
Larry Bruneel	—	10,251	10,763	—	21,014
Linda H. Blair	—	9,792	—	—	9,792
Joseph R. Dudak	16,928	12,037	9,680	—	38,645
John H. Flynn	—	7,147	11,067	64,849	83,063
(10)
Pursuant to Mr. Flynn's termination agreement, ITC Holdings paid Mr. Flynn $2,528 in vacation pay and $62,321 in lieu of certain other benefits to which he had been entitled under his employment agreement with ITC Holdings.

        Option Grants in Last Fiscal Year.    There were no individual grants of stock options made during 2004 to any of the named executive officers.

        Option Holdings.    The following table sets forth information concerning the value of unexercised options held by each of the named executive officers as of December 31, 2004. There were no exercises during 2004 by the named executive officers. The dollar values of unexercised in-the-money options were determined using the Black-Scholes pricing model. Assumptions used for stock option value of $5.49 was as follows: expected volatility of 30.3%, risk-free interest rate of 3.2%, exercise price of $7.48, dividend yield of 0%, fair value of underlying shares of $11.90 and expected lives of 3.2 years.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

	Number of Securities Underlying Unexercised Options at December 31, 2004(#)		Value of Unexercised In-the-Money Options at December 31, 2004($)
Name
	Exercisable	Unexercisable	Exercisable	Unexercisable
Joseph L. Welch	120,356	481,423	$660,671	$2,642,685
Edward M. Rahill	20,059	80,237	110,112	440,447
Larry Bruneel	10,698	42,793	58,726	234,905
Linda H. Blair	20,059	80,237	110,112	440,447
Joseph R. Dudak	10,698	42,793	58,726	234,905
John H. Flynn (1)	20,059	—	110,112	—

(1)
Mr. Flynn resigned from his position as Vice President, General Counsel and Secretary of ITC Holdings effective December 31, 2004.

        Pension Plans.    ITC maintains a defined benefit retirement plan for eligible employees, comprised of a traditional pension plan and a cash balance plan. ITC has also established two supplemental nonqualified, noncontributory, unfunded retirement benefit plans for selected management employees. The plans provide for benefits that supplement those provided by ITC's defined benefit retirement plan.

        Under the traditional final average pay portion of the defined benefit plan, retirement benefits payable as a life annuity at the normal retirement age of 65 are based on a participant's average final compensation and years of service multiplied by certain specified percentages. A participant's average final compensation is equal to one-fifth of the participant's 260 highest compensation weeks of credited service with ITC. For this purpose, a participant's compensation is defined as the participant's base salary, exclusive of bonuses, overtime, and fringe benefits, but includes the participant's salary reduction contributions made by the participant to the ITC Holdings tax-qualified defined contribution plan. Participants in the traditional pension plan become vested after five years of service. Benefits payable under the traditional final average pay portion of the defined benefit plan are not subject to offset for Social Security or other benefits. There is no lump sum payment option for this benefit.

        The following table shows the estimated annual pension benefits payable at normal retirement age to plan participants under the traditional final average pay portion of the defined benefit plan, based on compensation that is covered under the plan.

PENSION PLAN TABLE—ANNUAL PENSION BENEFIT
(in Dollars)

	Years of Service
Average Final Compensation	15	20	25	30	35
$125,000	$28,125	$37,500	$46,875	$56,250	$65,000
150,000	33,750	45,000	56,250	67,500	78,000
175,000	39,375	52,500	65,625	78,750	91,000
200,000	45,000	60,000	75,000	90,000	104,000
210,000	47,250	63,000	78,750	94,500	109,200

        Mr. Rahill is the only named executive officer who participates in the traditional final average pay portion of the defined benefit plan. The covered annual compensation for Mr. Rahill under this plan is $210,000, the maximum amount permitted to be taken into account for purposes of calculating his annual pension benefit in 2005 under federal tax law. He currently has six years of credited service and is vested in his benefits under the plan.

        For participants (which include the named executive officers other than Mr. Rahill) in the cash balance portion of the defined benefit plan, a participant's plan account is credited with two amounts at the close of each year of participation in the defined benefit plan. First, there is a credit of 7% of the participant's total compensation earned for the year. For this purpose, a participant's compensation includes a participant's base salary and bonuses, as well as any elective salary reduction contribution made by the participant to ITC Holdings' 401(k) plan. However, this plan does not consider annual compensation in excess of the maximum amount permitted to be taken into account for purposes of calculating this contribution amount under federal tax law ($210,000 for 2005). Second, each participant's plan account as of January 1 of each year is credited with interest at an assumed rate equal to the 30-year U.S. Treasury bond rate in effect for September of the previous year. The effective rate used to determine participants' interest credits on January 1, 2004 was 5.14% and the rate used on January 1, 2005 was 4.90%.

        Participants in the cash balance portion of the defined benefit plan are entitled to a lump sum distribution of their plan account upon retirement or may elect to have this balance transferred to one of several lifetime annuity options using the plan's stated actuarial assumptions for the age at which payments are to begin. Benefits payable under the cash balance portion of the defined benefit plan are not offset for Social Security or other benefits.

        ITC has also established two supplemental nonqualified, noncontributory, unfunded retirement benefit plans for selected management employees. First, ITC has established the Management Supplemental Benefit Plan for Mr. Welch, which entitles him to receive a supplemental pension benefit from ITC Holdings if the sum of his pension benefits under the cash balance portion of the plan and certain other retirement benefits to which he is entitled under retirement plans of his prior employer, DTE Energy, do not equal a target percentage of his final average compensation. For this purpose, Mr. Welch's compensation includes his base salary and bonuses, and the target percentage is determined by years of service. Benefits payable under this plan are not offset by Social Security or any other benefits. The current estimated lump sum and annual lifetime benefits payable to Mr. Welch under this agreement are included in the amounts set forth in the table below. Mr. Welch is not entitled to receive a lump sum payment of his supplemental pension benefit under the plan.

        The named executive officers other than Mr. Welch are also entitled to receive a supplemental pension benefit from ITC Holdings. At the close of each year of participation in this supplemental plan, each officer's supplemental pension plan account is credited with two amounts. First, there is a credit of 9% of the participant's total compensation earned for the year. For this purpose, compensation includes a participant's base salary, plus bonuses, as well as any elective salary reduction contribution made by the participant to ITC Holdings' 401(k) plan. Second, each participant's plan account as of January 1 of each year is credited with interest at an assumed rate equal to 9.5%. Benefits payable under this plan are not offset by Social Security or any other benefits.

        Estimated lump sum benefits and annual lifetime annuity amounts payable at age 65 to each of the named executive officers, based on projected future earnings and interest rates as of December 31, 2004, are as follows:

Name	Projected Lump Sum Balance Plan Benefit at Age 65	Alternative Annual Benefit at Age 65
Joseph L. Welch	$5,959,028	$561,568
Edward M. Rahill	818,152	57,129
Larry Bruneel	1,487,801	109,623
Linda H. Blair	5,068,890	359,353
Joseph R. Dudak	486,479	37,166
John H. Flynn(1)	414,531	31,962

(1)
Mr. Flynn resigned from his position as Vice President, General Counsel and Secretary of ITC Holdings effective December 31, 2004.

        The amounts in the table above represent aggregate amounts payable under the qualified cash balance portion of the defined benefit retirement plan and the nonqualified supplemental pension plans, to each of the named executive officers other than Mr. Rahill. The amounts payable to Mr. Rahill under the traditional final average pay portion of the defined benefit retirement plan have been excluded, but see the discussion of the calculation of such amounts above. Supplemental pension plan benefits included in the annual benefit amount in the table above represent amounts payable in the first year only. Annual benefit payments for all of the named executive officers except Mr. Welch would increase from year to year based on interest earned on the unpaid balance of their pension plan accounts. All annual benefits are normally payable as life annuities, except that Mr. Welch's supplemental pension plan benefit is normally payable as a 15-year certain and life annuity.

Employment Agreements

        ITC Holdings has entered into employment agreements with each of Messrs. Welch, Schultz, Rahill, Jipping, Oginsky, Cyrulewski, Bruneel and Dudak and Ms. Blair. The employment agreements are substantially similar to each other, with the exceptions described below.

        Each of the employment agreements has an initial term of employment of two years and is subject to automatic one-year employment term renewals thereafter unless either party provides the other with 30 days advance written notice of intent not to renew the employment term. Under the employment agreements, Mr. Welch reports to our board of directors and all of the other executives report to Mr. Welch.

        The employment agreements also state each executive's current annual base salary, which will be subject to annual review and increase by our board of directors in their discretion. The employment agreements also provide that the executives are eligible to receive an annual cash bonus, subject to our achievement of certain performance targets established by our board of directors. The target annual bonuses stated in the employment agreements are as follows: (1) Mr. Welch, 100% of his base salary; (2) Messrs. Rahill, Schultz and Jipping and Ms. Blair, 80% of their base salary; and (3) Messrs. Oginsky, Cyrulewski, Bruneel and Dudak, 40% of their base salary.

        The employment agreements also provide the executives with the right to participate in certain welfare and pension benefits, including the right to participate in certain tax qualified and non-tax-qualified defined benefit and defined contribution plans and a retiree welfare benefit plan. Mr. Welch's employment agreement also acknowledges that he is entitled to receive benefits under the supplemental pension plan (described above) that is maintained for him.

        If the executives' employment with ITC Holdings is terminated without cause by ITC Holdings or by the executive for good reason (as such terms are defined in the employment agreements), the executives will receive:

  •
  any accrued but unpaid compensation and benefits;

  •
  continued payment during a specified severance period (as described below) of the executive's annual rate of base salary (plus, for Mr. Welch only, an amount equal to the average of each of the annual bonuses that were payable to him for the three fiscal years immediately preceding the fiscal year in which his employment terminates, commencing on the earliest date that is permitted under the new Section 409A of the Code (relating to the taxation of deferred compensation));

  •
  continued coverage under our active health and welfare plans for the specified severance period and outplacement services for at least one year; and

  •
  (1) for Messrs. Welch and Rahill and Ms. Blair only, deemed satisfaction of the eligibility requirements of our retiree welfare benefit plan for purposes of participation therein; and (2) for the other executives, participation in our retiree welfare benefit plan only if, by the end of their specified severance period, they have achieved the necessary age and service credit otherwise necessary to meet the eligibility requirements.

In addition, if we terminate our retiree welfare benefit plan and, by application of the provisions described in the prior sentence, the executives would otherwise be entitled to retiree welfare benefits, the executives will receive a cash payment to the executives equal to our cost of providing such benefits, in order to assist the executives in obtaining other retiree welfare benefits.

        The specified severance period referenced above is two years for each of Messrs. Welch, Rahill, Schultz and Jipping and Ms. Blair and one year for each of Messrs. Oginsky, Cyrulewski, Bruneel and Dudak.

        In addition, while employed by ITC Holdings and (1) for Messrs. Welch, Rahill, Schultz and Jipping and Ms. Blair, (x) for a period of two years after any termination of employment without cause by ITC Holdings (other than due to their disability) or for good reason by them, and (y) for a period of one year following any other termination of their employment and (2) for Messrs. Oginsky, Cyrulewski, Bruneel and Dudak, for a period of one year following any termination of their employment, the executives will be subject to certain covenants not to compete with or assist other entities in competing with our business and not to encourage our employees to terminate their employment with us. At all times while employed and thereafter, the executives will also be subject to a covenant not to disclose confidential information.

Executive Compensation Plans

        Short-Term Incentive Plan.    On May 10, 2005, our board of directors approved a short-term cash incentive plan, designed to provide certain of our employees, including the executive officers, with incentive compensation, on an annual or other short-term basis, based upon the achievement of pre-established performance goals. The annual incentive plan is designed to comply with the performance-based compensation exemption from Section 162(m) of the Code during any period during which Section 162(m) of the Code is applicable. The incentive plan will be administered by the compensation committee of our board of directors, which will have the authority to identify the individuals who will be eligible to receive an award under the plan and award bonuses under the plan.

        In the event that the bonuses are awarded to employees covered by Section 162(m) of the Code during any period during which Section 162(m) of the Code is applicable, ITC Holdings contemplates that bonuses will be payable to such employees only upon the achievement of certain pre-established performance goals, which will be based on one or more of the following criteria, as determined by the committee: (1) earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (2) net income; (3) operating income; (4) earnings per share; (5) book value per share; (6) return on stockholders' equity; (7) expense management; (8) return on investment before or after the cost of capital; (9) improvements in capital structure; (10) profitability of an identifiable business unit or product; (11) maintenance or improvement of profit margins; (12) stock price; (13) market share; (14) revenues or sales; (15) costs; (16) cash flow; (17) working capital; (18) return on assets; and (19) changes in net assets. The foregoing criteria may relate to ITC Holdings, one or more of its subsidiaries or one or more of its divisions or units, all as the committee shall determine. The incentive plan imposes a $500,000 limit on the maximum amount of any bonuses that a participant in the plan may receive under the plan with respect to any given fiscal year.

        Deferred Compensation Plan.    ITC Holdings maintains the Deferred Compensation Plan, which provides all executive officers of ITC Holdings with the opportunity to defer receipt of certain compensation into a bookkeeping account established under the plan for each participant. For this purpose, compensation includes all wages, including base salary, bonuses, and any other taxable or deferred compensation earned by a participant. Also under the plan, ITC Holdings is required to credit to the participants' accounts certain "make whole" contributions in respect of benefits lost under the ITC Holdings tax-qualified defined contribution and defined benefit plans in which the Deferred Compensation Plan participant participates, due to such participant's election to defer certain amounts into the Deferred Compensation Plan. Under the plan, all such deferred compensation is treated as being invested in certain investment alternatives, and any gains or losses on such deemed investments are credited to each participant's plan account accordingly. Deferred Compensation Plan participants are fully vested at all times in all amounts held in their plan accounts.

        Under this plan, account balances can be distributed upon the earliest to occur of the participant's termination, reaching normal retirement age, becoming disabled or experiencing a financial hardship or a change in control of ITC Holdings (as all such terms are defined in the plan). The Deferred Compensation Plan may be amended or terminated at any time by the board of directors.

        ITC Holdings' obligations under the Deferred Compensation Plan are funded through a grantor trust established by ITC Holdings. Currently, the only participants in this plan are Mr. Welch and Mr. Flynn, and the aggregate liability under this plan as of December 31, 2004 was approximately $0.4 million.

PRINCIPAL AND SELLING STOCKHOLDERS

        The following table sets forth information as of March 31, 2005 with respect to the beneficial ownership of our common stock before and after this offering by:

  •
  each person who beneficially owns more than 5% of our common stock;

  •
  each of our directors and named executive officers; and

  •
  all of our directors and executive officers as a group.

        Unless otherwise indicated, the address of each person named in the table below is c/o ITC Holdings Corp., 39500 Orchard Hill Place, Suite 200, Novi, Michigan 48375.

				Percentage After this Offering
	Beneficial Ownership of Common Stock
			Shares of Common Stock Being Sold in this Offering	Without Exercise of Underwriters' Over-Allotment Option	With Exercise of Underwriters' Over-Allotment Option
Name of Beneficial Owner	Number(1)	Percentage Prior to this Offering
International Transmission Holdings Limited Partnership(2)	29,621,568	94.1%	10,000,000	57.7%	52.2%
Lewis M. Eisenberg(3)	29,621,568	94.1%	10,000,000	57.7%	52.2%
Joseph L. Welch	441,304	1.4%	—	1.3%	1.3%
Edward M. Rahill	80,237	*	—	*	*
Larry Bruneel	48,142	*	—	*	*
Linda H. Blair	73,551	*	—	*	*
Joseph R. Dudak	48,142	*	—	*	*
John H. Flynn(4)	53,491	*	—	*	*
All directors and executive officers as a group (10 persons)(3)	30,544,355	97.0%	10,000,000	60.4%	54.9%

*
Less than one percent.

(1)
The amounts and percentages of our common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of such securities as to which such person has an economic interest.

The column includes shares of common stock that the individual had the right to acquire on March 31, 2005 or within 60 days thereafter pursuant to stock options, as set forth below.

Name	Option Shares
Joseph L. Welch	240,711
Edward M. Rahill	40,119
Larry Bruneel	21,397
Linda H. Blair	40,119
Joseph R. Dudak	21,397
John H. Flynn	20,059
All directors and executive officers as a group (10 persons)	472,062
(2)
The "Limited Partners" of the IT Holdings Partnership are the KKR partnerships (KKR Millennium Fund, L.P. and KKR Partners III, L.P. (Series A)), the Trimaran partnerships (Trimaran Fund II, L.L.C.,

  Trimaran Parallel Fund II, L.P., Trimaran Capital, L.L.C., CIBC Employee Private Equity Fund (Trimaran) Partners and CIBC MB Inc.) and Stockwell Fund, L.P. (an entity formed to make direct investments for certain State of Michigan retirement funds), Ironhill Transmission LLC (the sole member of Ironhill Transmission, LLC is Lewis M. Eisenberg) is the General Partner of the IT Holdings Partnership. See "Summary—Ownership Structure."

(3)
Includes 29,621,568 shares beneficially owned by the IT Holdings Partnership. Mr. Eisenberg is the sole member of Ironhill Transmission, LLC, which is the General Partner of the IT Holdings Partnership.

(4)
Mr. Flynn resigned from his position as Vice President, General Counsel and Secretary of ITC Holdings effective December 31, 2004.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        The following is a brief summary of the material agreements we have entered into with our current and former stockholders as amended prior to the completion of this offering. The descriptions below are summaries and should not be relied upon as a complete description of all the various terms and provisions of these agreements. We will file copies of these agreements as exhibits to the registration statement of which this prospectus forms a part.

The IT Holdings Partnership

IT Holdings Partnership Agreement

        Prior to our acquisition of ITC from DTE Energy, the General Partner, the KKR partnerships and the Trimaran partnerships formed the IT Holdings Partnership to facilitate their investment in ITC Holdings. Under the terms of the IT Holdings partnership agreement as amended upon completion of this offering, the General Partner will have the exclusive and complete authority and discretion to manage the day-to-day operations and affairs of the IT Holdings Partnership and to make all decisions regarding the business of the IT Holdings Partnership. However, the IT Holdings partnership agreement will contain restrictions on the ability of the General Partner to take (or permit ITC Holdings and ITC to take) limited actions with respect to us and our business, except with the approval of a majority in interest or, in some cases, three-fourths in interest, of the Limited Partners. In particular, following this offering, ITC Holdings and ITC may not, without the required approval of the Limited Partners, among other things:

  •
  create any additional class, or issue or sell equity interests, of the IT Holdings Partnership (or any warrants, options or rights to acquire such equity interests or securities convertible into or exchangeable for such equity interests);

  •
  amend, modify or repeal any provision of the formation or organizational documents of the IT Holdings Partnership or any of its subsidiaries in a manner adverse to the Limited Partners;

  •
  initiate, settle or compromise certain suits in which any amount is claimed by or against the IT Holdings Partnership or that would require the IT Holdings Partnership to be subject to equitable relief or to take or refrain from taking any material action;

  •
  take any material action with respect to any transaction that results in actual or potential conflicts of interest that arise with the General Partner or any of the Limited Partners (and their respective affiliates); or

  •
  take (or fail to take) any action that would result in a Limited Partner (or its affiliates) (1) being deemed to be engaged in a trade or business for U.S. federal tax purposes or having unrelated business taxable income for U.S. federal tax purposes, (2) being deemed to be a holding company, subsidiary company or an affiliate of a public-utility company under PUHCA or any similar legislation, or as a public utility under the FPA or (3) being subject to any other federal or state regulation that would have an adverse effect on the Limited Partners or any of their affiliates (in addition to this provision, a majority in interest of the Limited Partners may, at any time, direct the General Partner to take reasonable actions to preclude the foregoing regulatory events).

        The IT Holdings partnership agreement will also provide that certain of the Limited Partners have the right to attend meetings of the boards of directors of ITC Holdings and ITC and receive information provided to the directors and notice of certain significant events. The Limited Partners have agreed to take reasonable steps to maintain the confidentiality of any non-public information concerning ITC Holdings or its subsidiaries.

Registration Rights Agreement

        In connection with the acquisition, the IT Holdings Partnership entered into a Registration Rights Agreement with ITC Holdings. Pursuant to the Registration Rights Agreement, the IT Holdings Partnership has the right to require ITC Holdings to effect an unlimited number of registrations of ITC Holdings' common stock. ITC Holdings has agreed to pay for the first six of these demand registrations. In addition, if ITC Holdings conducts a registered offering of its common stock, such as this offering, the IT Holdings Partnership has the right to include all or a portion of its common stock in the offering.

        The Management Stockholders (as defined below under "—Management Stockholder's Agreement") are also parties to this Registration Rights Agreement, but generally do not have the ability to demand a registration. See "—Management Stockholder's Agreements" below.

Management, Consulting and Financial Services Letter Agreements

        Each of KKR and Trimaran Fund Management, L.L.C., the investment manager to the Trimaran partnerships, entered into a management, consulting and financial services letter agreement with the IT Holdings Partnership and ITC. Under these agreements, each of KKR and Trimaran Fund Management received a one-time transaction fee from us for advisory services with respect to the acquisition of ITC of $7.0 million and $3.0 million, respectively. In addition, pursuant to these agreements, KKR and Trimaran Fund Management agreed to provide customary management, consulting and financial services to us in exchange for annual fees of $0.7 million and $0.3 million, respectively, plus out of pocket expenses and a 7% annual escalation factor. We incurred expenses of $0.7 million in 2003 and $0.9 million in 2004 from KKR and $0.4 million in 2003 and $0.3 million in 2004 from Trimaran Fund Management relating to these agreements. In connection with this offering, the parties to these agreements and ITC Holdings have agreed to amend these agreements by terminating ITC's obligation to pay these annual fees in exchange for one-time fees to KKR and Trimaran Fund Management of $4.0 million and $1.7 million, respectively, which will be payable by ITC Holdings upon the completion of this offering. The amended agreements also contain provisions for additional fees for future, mutually agreed-upon services, which may include advisory, consulting or financial services. ITC Holdings, ITC and the IT Holdings Partnership have also agreed to reimburse KKR and Trimaran Fund Management for reasonable expenses incurred in providing services under the agreement and ITC Holdings and ITC have agreed to indemnify KKR and Trimaran Fund Management (and their affiliates) for losses arising out of the performance of these services. The terms of the management, consulting and financial services letter agreements, including the related fees, are no less favorable to ITC Holdings, the IT Holdings Partnership and ITC than those that ITC Holdings, the IT Holdings Partnership and ITC could have obtained from unaffiliated third parties.

        ITC Holdings and ITC also agreed to retain the IT Holdings Partnership to provide to ITC, when and if called upon, certain management, consulting and financial services. As consideration for these services, ITC Holdings and ITC agreed to pay an annual fee of $0.2 million to IT Holdings Partnership. We incurred expenses of $0.2 million in each of 2003 and 2004 under this agreement. In connection with this offering, the parties to this agreement have agreed to terminate ITC's and ITC Holdings' obligation to pay this annual fee in exchange for a one-time fee of $1.0 million to the IT Holdings Partnership, which will be payable by ITC Holdings upon the completion of this offering. The agreement also contains provisions for additional fees for future, mutually agreed-upon services. We have also agreed to reimburse IT Holdings Partnership for reasonable expenses incurred in providing services under the agreement and to indemnify IT Holdings Partnership (and its affiliates) for losses arising out of the performance of these services.

Management Rights Letters

        In connection with the acquisition, ITC, ITC Holdings and the IT Holdings Partnership entered into agreements with each of (1) the KKR Millennium Fund, L.P., or KKR Millennium, a KKR

Partnership, and (2) Trimaran Fund II, L.L.C., or Trimaran II, a Trimaran Partnership, pursuant to which, for so long as the IT Holdings partnership agreement remains in full force and effect, KKR Millennium and Trimaran II will have the right to designate one representative each to:

  •
  attend as a non-voting observer all meetings of the board of directors of ITC and ITC Holdings (although such representative is not entitled to vote at any such meeting and his or her attendance at any such meeting does not affect any quorum requirements); and

  •
  meet periodically with the General Partner at such times as reasonably requested by KKR Millennium or Trimaran II, as applicable.

        In addition, each of KKR Millennium and Trimaran II is entitled to (x) receive advance written notice of any meetings of the boards of directors of ITC or ITC Holdings and all information provided to the members of such boards of directors and (y) meet with the appropriate officers and/or directors of each of ITC, ITC Holdings and/or the IT Holdings Partnership periodically and at such times as reasonably requested by KKR Millennium or Trimaran II, as applicable, with respect to matters relating to the business and affairs of each of ITC, ITC Holdings and the IT Holdings Partnership. The IT Holdings Partnership has agreed to cause ITC Holdings and ITC to grant similar rights to certain Limited Partners from time to time.

Management Stockholder's Agreements

        ITC Holdings has entered into management stockholder's agreements, or the Management Stockholder's Agreements, with all current and former officers and employees of ITC Holdings and/or ITC who have purchased or acquired shares of ITC Holdings' common stock and/or received options to purchase ITC Holdings' common stock. We refer to these persons as Management Stockholders. The Management Stockholder's Agreements contain transfer restrictions, put and call rights, registration rights and a non-compete and confidentiality covenant.

        Restrictions on Transfers.    The Management Stockholder's Agreements impose significant restrictions on transfers of shares of common stock. Pursuant to the Management Stockholder's Agreements, the shares of common stock acquired by a Management Stockholder generally will be non-transferable until the fifth anniversary of the effective date of the Management Stockholder's Agreement, or the Closing Date, except for (1) permitted non-public transfers (as defined in the Management Stockholder's Agreements), (2) subject to the provisions described under "—Registration Rights" and "Executive and Non-Executive Waiver and Agreements" below, a sale of shares of common stock pursuant to an effective registration statement filed by ITC Holdings under the Securities Act (not including a registration statement on Form S-8), (3) pursuant to the Sale Participation Agreement described below or (4) transfers approved by our board of directors.

        Stockholder's Resale of Common Stock and Options to ITC Holdings Upon Death or Disability.    If, prior to the fifth anniversary of the applicable Closing Date, a Management Stockholder is still employed by ITC Holdings or any subsidiary of ITC Holdings and that Management Stockholder either dies or becomes permanently disabled, then the Management Stockholder will have the right, for a period of 60 days to require ITC Holdings to purchase (1) all of the shares of common stock then held by the Management Stockholder at the fair market value per share of the underlying common stock and (2) all of the Management Stockholder's then exercisable options to purchase ITC Holdings' common stock at a price equal to the excess, if any, of the fair market value per share of the underlying common stock over the applicable option exercise price. However, we propose to amend this provision in the manner discussed under "First Amendment to Management Stockholder's Agreements" below.

        ITC Holdings' Right to Repurchase Common Stock and Options of Stockholder.    ITC Holdings may repurchase common stock and exercisable options to purchase ITC Holdings' common stock held by a Management Stockholder upon the termination of that Management Stockholder's employment with ITC Holdings or any of its subsidiaries if the termination occurs prior to the fifth anniversary of the applicable Closing Date at various repurchase prices that are equal to or less than the fair market value per share of the common stock being repurchased.

        Lapse of Certain Provisions on Change of Ownership.    Some of the provisions of the Management Stockholder's Agreement, including those described under "—Restrictions on Transfers," "—Stockholder's Resale of Common Stock and Options to ITC Holdings Upon Death or Disability" and "—ITC Holdings' Right to Repurchase Common Stock and Options of Stockholder" above, will lapse upon the occurrence of a change of ownership of ITC Holdings. A change of ownership means any of the following events that result in the inability of any of the IT Holdings Partnership, the General Partner or the Limited Partners (other than Stockwell) to designate or elect a majority of our board of directors:

  •
  the sale of all or substantially all of our assets to any person or group other than the IT Holdings Partnership, the General Partner, a Limited Partner and their respective affiliates (any such person or group, an "unaffiliated person");

  •
  a sale resulting in more than 50% of our voting stock being held by an unaffiliated person; or

  •
  a merger, consolidation, recapitalization or reorganization of us with or into another unaffiliated person.

        Registration Rights.    If the IT Holdings Partnership sells shares of common stock in a public offering in accordance with the Registration Rights Agreement, generally, the Management Stockholders have limited "piggyback" registration rights with respect to the shares of common stock purchased under or held subject to the Management Stockholder's Agreement or underlying then exercisable options. These registration rights terminate upon the fifth anniversary of the applicable Closing Date. Shares of common stock included in a public offering pursuant to the Registration Rights Agreement will cease to be subject to any restrictions on transfer imposed by the Management Stockholder's Agreements. However, ITC Holdings has asked for, and received from all Management Stockholders, an agreement to waive their "piggyback" registration rights in this offering in exchange for certain other rights and/or benefits as further described under "Executive and Non-Executive Waiver and Agreements" below.

        Restrictions on Public Sale Relating to a Public Offering.    Except as described under "Executive and Non-Executive Waiver and Agreements" below, each Management Stockholder will be prohibited from effecting any public sale or distribution of shares of common stock not covered by a registration statement within the period between seven days before and 180 days after, the effective date of a registration statement (or, if later, the date of the public offering pursuant to the registration statement) in connection with a public offering of capital stock of ITC Holdings. ITC Holdings may waive this restriction.

        Non-Compete and Confidentiality Covenant.    Pursuant to the Management Stockholder's Agreements, for so long as a Management Stockholder is employed by ITC Holdings or one of its subsidiaries and for a period of one year thereafter, the Management Stockholder is subject to covenants not to:

  •
  be engaged in or have financial interest (other than an ownership position of less than 5% in any company whose shares are publicly traded or any non-voting non-convertible debt securities in any company) in any business which competes with any business of ITC Holdings or any of its subsidiaries;

  •
  solicit customers or clients of ITC Holdings or any of its subsidiaries to terminate their relationship with ITC Holdings or any of its subsidiaries or otherwise compete with any business of ITC Holdings or any of its subsidiaries; or

  •
  solicit or offer employment to any person who has been employed by ITC Holdings or any of its subsidiaries at any time during the 12 months immediately preceding the termination of the Management Stockholder's employment.

In addition, the Management Stockholder has agreed not to disclose or use at any time any confidential information pertaining to the business of ITC Holdings or any of its subsidiaries, except when required to perform his or her duties to ITC Holdings or one of its subsidiaries, by law or judicial process.

First Amendment to Management Stockholder's Agreements

        ITC Holdings proposes to enter into amendments to the Management Stockholder's Agreements with each Management Stockholder in order to eliminate the Management Stockholder's (or his or her estate's or personal representative's, as applicable) current right under the Management Stockholder's Agreement, in the event of the Management Stockholder's death or permanent disability, to cause ITC Holdings to purchase all of the Management Stockholder's then exercisable options to purchase ITC Holdings' common stock.

        In exchange for the foregoing, upon the Management Stockholder's death or permanent disability, the proposed amendments would allow the Management Stockholder (or his or her estate or personal representative, as applicable) to:

            (1)   exercise all then outstanding exercisable options of the Management Stockholder by having ITC Holdings withhold, from the shares being acquired upon exercise of the option, a number of shares of ITC Holdings common stock having a value that is equal to the option exercise price as payment for such option exercise price, and, from the 181st day after the date of such option exercise through the 211th day after such exercise date, the Management Stockholder (or estate or personal representative, as applicable) may cause ITC Holdings to purchase the shares of ITC Holdings' common stock obtained through such option exercise and held for such 180 day period at the then fair market value of such shares; or

            (2)   on and after the date of the Management Stockholder's death or permanent disability, to elect to have any transfer restrictions that may have been imposed on the shares acquired upon exercise of the then exercisable options to purchase shares of ITC Holdings' common stock generally removed from such shares, which will allow such shares to be freely sold or transferred in the market (subject to any other limitations and/or requirements imposed by applicable securities laws or other provisions of the Management Stockholder's Agreement with respect to any such sale or transfer).

Executive and Non-Executive Waiver and Agreements

        ITC Holdings has entered into certain waiver and agreement arrangements with all Management Stockholders as described below.

        All of our executive officers have agreed to waive their right to exercise their "piggyback" registration rights described above with respect to this offering in exchange for:

  •
  the right to sell, at any time 180 days after the date of this prospectus, an aggregate 113,886 shares of ITC Holdings' common stock that they hold (assuming sale of such shares at the midpoint of the price range set forth on the cover page of this prospectus and payment of taxes relating to the sale of such shares); and

  •
  the grant (other than to Mr. Oginsky) of options to purchase an aggregate of 475,849 shares of ITC Holdings' common stock at an exercise price equal to the offering price per share of ITC Holdings' common stock set forth on the cover page of this prospectus that vest 20% per year as long as the executive officer remains employed with ITC Holdings.

  •
  All Management Stockholders who are not executive officers have agreed to waive their right to exercise their "piggyback" registration rights described above with respect to this offering in exchange for the right to sell, pursuant to a registration statement on Form S-8 filed concurrently with the sale of ITC Holdings' common stock in this offering, at any time after the date of this prospectus, all or any portion of the same number of shares of ITC Holdings' common stock that the Management Stockholders could have disposed of by exercising their "piggyback" registration rights.

Sale Participation Agreements

        Each Management Stockholder has also entered into a Sale Participation Agreement with the IT Holdings Partnership, which grants to the Management Stockholders the right to participate in any sale (other than a public offering or sale to an affiliate of the IT Holdings Partnership) for cash or other consideration of shares of common stock by the IT Holdings Partnership occurring prior to the fifth anniversary of this offering. The Management Stockholder may also be required to participate in such a sale in the event the acquiring party in the sale so requires. Shares of common stock sold by a Management Stockholder pursuant to the Sale Participation Agreements will not be subject to any restrictions on transfer imposed by the Management Stockholder's Agreements.

Put Agreement

        In connection with the investment by Management Stockholders in ITC Holdings, CIBC, Inc., a bank affiliated with one of the Limited Partners, and Comerica Bank, a non-affiliated bank, provided some of the Management Stockholders with loans to acquire shares of our common stock. The loans are evidenced by notes made by the Management Stockholders and require a pledge of each Management Stockholder's shares of our common stock. We refer to CIBC and Comerica together as the Lenders. As a condition to making these loans, ITC Holdings entered into put agreements with the Lenders pursuant to which ITC Holdings agreed that upon the occurrence of certain events, ITC Holdings would be assigned the note and pledge and would either pay the Lenders the aggregate principal amount outstanding of the note plus interest thereon or execute a demand promissory note in a principal amount equal to the aggregate principal amount outstanding of the note plus interest thereon. The maximum potential amount of future payments for ITC Holdings under these put agreements was approximately $2.0 million at December 31, 2004. The fair value of the liability in respect of the put agreements at inception and as of December 31, 2004 was not material.

        Prior to this offering, ITC Holdings and Comerica terminated the put agreement between them. The put agreement with CIBC will remain in effect until the date when the ITC Holdings obligations under the agreement are satisfied or when any amounts outstanding under the notes have been paid in full. This put agreement with CIBC previously covered loans to Management Stockholders who are executive officers of ITC Holdings; however, this put agreement currently is only applicable to loans made to Management Stockholders who are not executive officers of ITC Holdings.

Agreements with Detroit Edison

        ITC and Detroit Edison entered into a construction and maintenance, engineering, and system operations service level agreement, or the SLA, whereby Detroit Edison performed maintenance, asset construction, and certain aspects of transmission operations and administration on behalf of ITC. Under the SLA, as amended, ITC utilized Detroit Edison or other vendors for the services specified. When other vendors were used, ITC was required to pay Detroit Edison 100% of the operation and maintenance expenditure markup fees and 50% of the capital expenditure markup fees specified in the SLA. ITC entered into the SLA to provide a more orderly transition from an integrated utility to a stand-alone independent transmission company. The SLA, as amended, had a term through February 29, 2004, with certain specified services extending through April 30, 2004, as necessary.

        In August 2003, ITC entered into an Operation and Maintenance Agreement and a Supply Chain Management Agreement with other contractors to perform these services subsequent to the term of the SLA. In order to facilitate the transition from Detroit Edison, the new contractors performed work in parallel with Detroit Edison prior to the termination of the SLA.

DESCRIPTION OF OUR INDEBTEDNESS

Revolving Credit Facilities

        In July 2003, ITC entered into a 2 1/2-year $15.0 million revolving credit agreement with Canadian Imperial Bank of Commerce, as administrative agent, and Credit Suisse First Boston, Cayman Islands Branch, as documentation agent. In January 2004, the capacity under ITC's revolving credit facility was increased to $25.0 million. At December 31, 2004, ITC had $25.0 million outstanding under its revolving credit agreement.

        On January 19, 2005, ITC and a syndicate of lenders led by Canadian Imperial Bank of Commerce amended and restated this revolving credit agreement to increase the total commitments thereunder to $65.0 million, with an option to increase the commitments to $75.0 million subject to ITC's ability to obtain the agreement of willing lenders. As amended and restated, ITC's revolving credit agreement has a maturity date of March 19, 2007. ITC's obligations under its revolving credit agreement are supported by an aggregate of $75.0 million of its Series B Mortgage Bonds (described below) issued to Canadian Imperial Bank of Commerce.

        Borrowings under ITC's revolving credit agreement bear interest, at ITC's option, at either LIBOR plus 1.25% each year or the alternate base rate plus 0.25% each year, which applicable margins are subject to adjustment based on the ratings by Moody's Investor Service, Inc. and Standard & Poor's Ratings Services applicable to ITC's Mortgage Bonds from time to time.

        ITC's revolving credit agreement also provides for the payment to the lenders of a commitment fee on the average daily unused commitments under the revolving credit agreement at a rate equal to 0.50% per annum, payable quarterly in arrears.

        On March 19, 2004, ITC Holdings entered into a three-year $20.0 million revolving credit agreement with Canadian Imperial Bank of Commerce, as administrative agent, and Credit Suisse First Boston, Cayman Islands Branch, as documentation agent. In May 2004, the capacity under ITC Holdings' revolving credit facility was increased to $30.0 million and in June 2004 it was increased to $40.0 million. At December 31, 2004, ITC Holdings had $7.5 million outstanding under its revolving credit agreement.

        On January 12, 2005, ITC Holdings and a syndicate of lenders led by Canadian Imperial Bank of Commerce amended and restated this revolving credit agreement to increase the total commitments thereunder to $47.5 million, with an option to increase the commitments to $50.0 million subject to ITC Holdings' ability to obtain the agreement of willing lenders. As amended and restated, ITC Holdings' revolving credit agreement has a maturity date of March 19, 2007. ITC Holdings' revolving credit agreement contains a $10.0 million letter of credit sub-facility.

        ITC Holdings' obligations under its revolving credit agreement are secured by 158 shares of ITC's common stock, representing 15 5/6% of the total outstanding common stock of ITC. Increasing commitments to $50.0 million would require an additional 8 shares of security, for a total of 166 shares, representing 16 3/5% of the total outstanding common stock of ITC.

        Borrowings under ITC Holdings' revolving credit agreement bear interest, at ITC Holdings' option, at either LIBOR plus 1.50% each year or the alternate base rate plus 0.50% each year, which applicable margins are subject to adjustment based on the ratings by Moody's Investor Service, Inc. and Standard & Poor's Ratings Services applicable to ITC Holdings' 5.25% Senior Notes (described below) from time to time.

        ITC Holdings' revolving credit agreement provides for the payment to the lenders of a commitment fee on the average daily unused commitments under the revolving credit agreement at a rate equal to 0.375% per annum and a letter of credit fee on the average daily stated amount of all outstanding letters of credit at a rate equal to the then-applicable spread for LIBOR loans, in each case payable quarterly in arrears. ITC Holdings' revolving credit agreement also provides for the payment to Canadian Imperial Bank of Commerce, as letter of credit issuer, of a letter of credit fronting fee on the average daily stated amount of all outstanding letters of credit at a rate equal to 0.125% per annum, payable quarterly in arrears.

        Our revolving credit facilities contain numerous financial and operating covenants that limit the discretion of our management with respect to certain business matters. These covenants place significant restrictions on, among other things, our ability to:

  •
  create liens or other encumbrances;

  •
  enter into any mergers, consolidations, liquidations or dissolutions, or sell or otherwise dispose of all or substantially all of our assets; and

  •
  pay dividends or make distributions on or redemptions of ITC's and ITC Holdings' capital stock.

        In addition, ITC's revolving credit agreement requires ITC to maintain a ratio of total debt to total capitalization (calculated as total debt plus total stockholders' equity) of less than or equal to 60%, and ITC Holdings' revolving credit agreement requires ITC Holdings to maintain a ratio of total debt to total capitalization (calculated as total debt plus total stockholders' equity) of less than or equal to 85%.

        Our revolving credit facilities provide for voluntary prepayments of the loans and voluntary reductions of the unutilized portions of the commitments, without penalty, subject to certain conditions pertaining to minimum notice and pre-payment/reduction amounts and subject to payment of any applicable breakage costs on LIBOR loans.

5.25% Senior Notes and Mortgage Bonds

        In July 2003, we refinanced the original variable rate term loans used to finance our acquisition of ITC from DTE Energy through the issuance by:

  •
  ITC Holdings of $267 million of its 5.25% Senior Notes due July 15, 2013, or the ITC Holdings 5.25% Senior Notes; and

  •
  ITC of $185 million of its 4.45% First Mortgage Bonds Series A due July 15, 2013, or the 4.45% First Mortgage Bonds Series A.

        Additionally, the proceeds from the issuance of the ITC Holdings 5.25% Senior Notes were used in part to make a $27.1 million distribution to ITC Holdings' stockholders.

        In July 2003, ITC also issued $15.0 million of its 4.45% First Mortgage Bonds Series B due February 28, 2006, or the ITC Series B Mortgage Bonds. We refer to the ITC Series B Mortgage Bonds, together with the 4.45% First Mortgage Bonds Series A, as the Mortgage Bonds. In January 2004, ITC issued an additional $10.0 million of its Series B Mortgage Bonds and on January 19, 2005, ITC issued an additional $50.0 million of its Series B Mortgage Bonds. As amended and restated in connection with the January 2005 amended and restated revolving credit agreement, all outstanding ITC Series B Mortgage Bonds will mature on March 19, 2007. All of the ITC Series B Mortgage Bonds were issued to Canadian Imperial Bank of Commerce, as administrative agent under ITC's revolving credit agreement, in support of its obligations under that agreement. Under the terms of the ITC Series B Mortgage Bonds, ITC is only required to make interest or principal payments on the ITC Series B Mortgage Bonds if payments are not made under ITC's revolving credit agreement.

        There are no maintenance covenants governing the ITC Holdings 5.25% Senior Notes or Mortgage Bonds.

5.25% Senior Notes due July 15, 2013

        General.    The ITC Holdings 5.25% Senior Notes were issued under an indenture, dated as of July 16, 2003, between ITC Holdings and BNY Midwest Trust Company, as trustee, as amended and supplemented by the first supplemental indenture thereto, dated as of July 16, 2003. The ITC Holdings 5.25% Senior Notes bear interest at a rate of 5.25% per annum.

        Ranking.    The ITC Holdings 5.25% Senior Notes rank equally in right of payment with all of our existing and future unsecured senior indebtedness. The ITC Holdings 5.25% Senior Notes are structurally subordinated to all existing and future indebtedness and other obligations of ITC Holdings' subsidiaries, including trade payables and the Mortgage Bonds.

        Optional Redemption.    The ITC Holdings 5.25% Senior Notes may be redeemed, in whole or in part, at any time, at ITC Holdings' option, at a redemption price equal to the greater of (1) 100% of the principal amount of the ITC Holdings 5.25% Senior Notes being redeemed and (2) as determined by an independent investment banker (as such term is defined in the indenture), the sum of the present values of the remaining scheduled payments of principal and interest on the ITC Holdings 5.25% Senior Notes being redeemed (not including any portion of such payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the adjusted treasury rate (as such term is defined in the indenture), plus, in each case, accrued and unpaid interest thereon to, but excluding, the redemption date.

        Covenants.    The indenture contains covenants limiting, among other things, the ability of ITC Holdings to:

  •
  incur additional indebtedness;

  •
  create liens; and

  •
  engage in sale and lease-back transactions.

        Events of Default.    The indenture provides for events of default, which, if any of them occurs, would permit or require the principal of and accrued interest on the ITC Holdings 5.25% Senior Notes to become or to be declared due and payable.

4.45% First Mortgage Bonds due July 15, 2013

        General.    The Mortgage Bonds were issued under a first mortgage and deed of trust, dated as of July 15, 2003, between ITC and BNY Midwest Trust Company, as trustee, as supplemented and amended by the first and second supplemental indentures thereto, each dated as of July 15, 2003, and the amendment to the second supplemental indenture, dated as of January 19, 2005. The mortgage and deed of trust, as supplemented, does not limit the amount of Mortgage Bonds that ITC may offer thereunder. The Mortgage Bonds bear interest at a rate of 4.45% per annum.

        Ranking.    The Mortgage Bonds are secured by a first mortgage lien on substantially all of the property owned by ITC from time to time. The Mortgage Bonds will be secured equally with all other securities issued under the first mortgage and deed of trust.

        Optional Redemption.    The Mortgage Bonds may be redeemed, in whole or in part, at any time, at ITC's option, at a redemption price equal to the greater of (1) 100% of the principal amount of the Mortgage Bonds being redeemed and (2) as determined by an independent investment banker (as such term is defined in the first mortgage and deed of trust), the sum of the present values of the remaining scheduled payments of principal and interest on the Mortgage Bonds being redeemed (not including any portion of such payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the adjusted treasury rate (as such term is defined in the first mortgage and deed of trust), plus, in each case, accrued and unpaid interest thereon to, but excluding, the redemption date.

        Events of Default.    The first mortgage and deed of trust provides for events of default, which, if any of them occurs, would permit or require the principal of and accrued interest on the Mortgage Bonds to become or to be declared due and payable.

DESCRIPTION OF OUR CAPITAL STOCK

        The following is a summary of the material terms of ITC Holdings' capital stock and the provisions of ITC Holdings' Amended and Restated Articles of Incorporation and amended and restated bylaws, which we refer to as "our capital stock," "our Articles of Incorporation" and "our bylaws," respectively. It also summarizes relevant provisions of the Michigan Business Corporation Act, or MBCA. Since the terms of our Articles of Incorporation, bylaws and the MBCA are more detailed than the general information provided below, we urge you to read the actual provisions of those documents and the MBCA. The following summary of our capital stock is subject in all respects to the MBCA, our Articles of Incorporation and our bylaws. We have filed our Articles of Incorporation and bylaws as exhibits to the registration statement of which this prospectus forms a part.

General

        Immediately following this offering, our authorized capital stock will consist of:

  •
  100 million shares of common stock, without par value; and

  •
  10 million shares of preferred stock, without par value.

        Prior to this offering, there are 30,701,917 shares of our common stock outstanding and no shares of preferred stock outstanding. Immediately following the completion of this offering, there are expected to be 33,201,917 shares of common stock issued and outstanding, and no shares of preferred stock outstanding, excluding 802,100 shares of common stock issuable upon the exercise of options outstanding at March 31, 2005, with an exercise price of $7.48 per share.

        Immediately prior to this offering, we had 131 holders of record of our common stock.

Common Stock

        All of the outstanding shares of our common stock are fully paid and nonassessable.

        Voting Rights.    Each holder of our common stock is entitled to cast one vote for each share held of record on all matters submitted to a vote of stockholders, including the election of directors, subject to the restrictions on market participants described below. Holders of our common stock have no cumulative voting rights.

        Dividends.    Holders of our common stock are entitled to receive dividends or other distributions declared by the board of directors. The right of the board of directors to declare dividends is subject to the right of any holders of our preferred stock, to the extent that any preferred stock is authorized and issued, and the availability under the MBCA of sufficient funds to pay dividends.

        Liquidation Rights.    If our company is dissolved, the holders of our common stock will share ratably in the distribution of all assets that remain after we pay all of our liabilities and satisfy our obligations to the holders of any of our preferred stock, to the extent that any preferred stock is authorized and issued.

        Preemptive and Other Rights.    Holders of our common stock have no preemptive rights to purchase or subscribe for any stock or other securities of our company, and, other than as described below, there are no conversion rights or redemption or sinking fund provisions with respect to our common stock.

        Restrictions on Ownership by Market Participants.    Our Articles of Incorporation include the following restrictions on issuance to, and ownership and voting of our capital stock by, "market participants," as defined below, which are provisions designed to ensure that ITC remains an "independent" transmission company eligible for favorable rate treatment, consistent with FERC orders.

  •
  We are restricted from issuing any shares of capital stock or recording any transfer of shares if the issuance or transfer would cause any market participant, either individually or together with members of its "group" (as defined in SEC beneficial ownership rules), to beneficially own 5% or more of any class or series of our capital stock, provided that we may issue shares in excess of 5% to the underwriters of this offering or underwriters or initial purchasers in future underwritten offerings or private placements approved by our board of directors. In addition, this restriction will not preclude settlement of any transfer that occurs on the New York Stock Exchange (or another national securities exchange or automated inter-dealer quotation system on which the shares may trade).

  •
  If a market participant, together with its group members, beneficially owns 5% or more of any class or series of our capital stock, that market participant, together with its group members, will not be permitted to exercise voting rights on shares constituting 5% or more of that class or series.

  •
  We will have the right to redeem shares of capital stock beneficially owned by a market participant (or its group members) if that market participant, together with its group members, beneficially owns 5% or more of any class or series of our capital stock so that the market participant, together with its group members, ceases to beneficially own 5% or more of that class or series.

Prior to redeeming any shares, we will be required to give at least 45 days' written notice to the holder of the shares. Prior to the redemption date, the stockholder may sell any shares that would otherwise be redeemed to avoid redemption of those shares. The redemption price for any shares redeemed will be the fair market value of the shares, as determined by our board of directors in good faith. If our shares are listed on the New York Stock Exchange (or another national securities exchange or automated inter-dealer quotation system), the fair market value will be equal to the lesser of (x) the volume weighted average price for the shares over the 10 most recent trading days immediately prior to the delivery of the redemption notice and (y) the volume weighted average price for the shares over the 10 trading days immediately prior to the date the shares are redeemed.

        A "market participant" has the meaning given to that term by the FERC and includes:

  •
  any person or entity that, either directly or through an affiliate, sells or brokers electric energy, or provides ancillary services to ITC or to an RTO to which we belong (unless the FERC finds that the person or entity does not have economic or commercial interests that would be significantly affected by the actions or decisions of ITC or an RTO to which we belong); or

  •
  any other person or entity that the FERC finds to be a market participant because it has economic or commercial interests that would be significantly affected by the actions or decisions of ITC or any RTO to which we belong.

An affiliate, for these purposes, includes any person or entity that directly or indirectly owns, controls or holds with the power to vote 5% or more of the outstanding voting securities of a market participant.

        A determination by our board of directors, acting in good faith, that a person or entity is a market participant will be binding on all stockholders. In determining whether any shares of capital stock are beneficially owned by a market participant, or its group members, our board of directors may rely solely on our stock transfer records, public filings with the SEC on Schedule 13G or Schedule 13D by beneficial owners of our shares and on the declarations described below.

        Certain Stockholders Required to Certify as to Market Participant Relationships.    Our Articles of Incorporation permit, and require if we request, the following persons or entities to make certain declarations to us:

  •
  any person or entity that, together with its group members, acquires beneficial ownership of 5% or more of any class or series of capital stock of ITC Holdings and which has made a filing with the SEC under Regulation 13D-G in respect of such beneficial ownership; or

  •
  any person or entity (other than a depositary institution or broker-dealer who is not a beneficial owner for purposes of Regulation 13D-G) that is a record holder of 5% or more of any class or series of capital stock of ITC Holdings.

        The declaration must be delivered to us within 10 days of any request and must include the following information:

  •
  the number of shares of capital stock beneficially owned by such person or entity, together with its group members, together with the name of the record holders of such shares; and

  •
  a certification by such person or entity that neither it nor its group members is a market participant (or, in lieu of such certification, the stockholder may deliver a certified list of all of such person's or entity's activities and investments related to the sale, marketing, trading, brokering or distribution of electric energy or provision of ancillary services to ITC or to the RTO to which we belong).

        Any person, entity or group that fails to deliver the declaration when requested by us to do so will be deemed to be a market participant for purposes of the voting restrictions and redemption provisions described above, unless that person, entity or group subsequently delivers the required declaration to ITC Holdings and the board of directors determines that such person, entity or group is not a market participant.

Preferred Stock

        Our Articles of Incorporation authorize our board of directors to establish one or more series of preferred stock. Unless required by law or by any stock exchange on which our common stock is listed, the authorized shares of preferred stock will be available for issuance without further action by you. Our board of directors is authorized to determine, with respect to any series of preferred stock, the terms and rights of that series including:

  •
  the designation of the series;

  •
  the number of shares of the series;

  •
  the preferences and relative, participating, option or other special rights, if any, and any qualifications, limitations or restrictions of such series; and

  •
  the voting rights, if any, of the holders of the series.

Provisions That May Discourage Takeovers

        The MBCA and our Articles of Incorporation and bylaws contain provisions that may have the effect of discouraging transactions involving an actual or threatened change of control. These provisions could protect the continuity of our directors and management and possibly deprive our stockholders of an opportunity to sell their shares of common stock at prices higher than the prevailing market prices. The following description is subject in its entirety to applicable provisions of the MBCA and our Articles of Incorporation and bylaws.

        Availability of Authorized but Unissued Shares.    Under the terms of our Articles of Incorporation, our board of directors may issue shares of authorized common stock without stockholder approval. However, the listing requirements of the NYSE, which would apply so long as our common stock is listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then-outstanding voting power or then-outstanding number of shares of common stock. If our board of directors decides to issue shares to persons supportive of current management, this could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise. Authorized but unissued shares also could be used to dilute the stock ownership of persons seeking to obtain control of our company, including dilution through a stockholder rights plan of the type commonly known as a "poison pill," which the board of directors could adopt without a stockholder vote.

        Issuance of Preferred Stock.    In addition, our board of directors could issue shares of preferred stock having voting rights that adversely affect the voting power of holders of our common stock, which could have the effect of delaying, deferring or impeding a change in control of our company.

        No Cumulative Voting.    Under the MBCA, stockholders do not have cumulative voting rights for the election of directors unless the Articles of Incorporation so provide. Our Articles of Incorporation do not provide for cumulative voting.

        Limitation on Calling Special Meetings of Stockholders.    The MBCA allows the board of directors or officers, directors or stockholders authorized in our bylaws to call special meetings of stockholders. Our bylaws provide that a special meeting may be called by our board of directors, the chairperson of the board (if the office is filled) or president, and shall be called by the president or secretary at the written request of stockholders holding a majority of the outstanding shares of stock entitled to vote at the proposed special meeting. Business to be transacted at a special meeting is limited by our bylaws to the purpose or purposes stated in the notice of the meeting.

        Action Without Meeting of Stockholders.    If the IT Holdings Partnership, or its affiliates or limited partners or their respective affiliates, hold less than 35% of the outstanding capital stock of ITC Holdings, any action required or permitted by the MBCA to be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote, only if consent in writing to such action is signed by the holders of all of the outstanding capital stock.

        Advance Notice Requirements for Stockholder Proposals and Director Nominations.    Our bylaws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual or special meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a stockholder's notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the previous year's annual meeting or, in the case of a special meeting, the date of the special meeting. Our bylaws also specify requirements as to the form and content of a stockholder's notice. These provisions may impede stockholders' ability to bring matters before an annual or special meeting of stockholders or make nominations for directors at an annual or special meeting of stockholders.

        Business Combinations and Change of Control.    The MBCA contains statutes which regulate business combinations and changes in control of Michigan corporations.

        Chapter 7A of the MBCA provides that a business combination subject to Chapter 7A between a covered Michigan corporation or any of its subsidiaries and a beneficial owner of shares entitled to 10% or more of the voting power of such corporation generally requires the affirmative vote of 90% of the votes of each class of stock entitled to vote, and not less than 2/3 of the votes of each class of stock entitled to vote (excluding voting shares owned by such 10% or more owner), voting as a separate class.

These requirements do not apply if (1) the corporation's board of directors approves the transaction before the 10% or more owner becomes such or (2) the transaction satisfies certain fairness standards, certain other conditions are met and the 10% or more owner has been such for at least five years. Chapter 7A business combinations include, among other transactions, mergers, significant asset transfers, certain disproportionate issuances of shares to an interested stockholder, certain reclassifications and recapitalizations disproportionately favorable to such stockholder, and the adoption of a plan of liquidation or dissolution in which such a stockholder would receive anything other than cash. Chapter 7A does not restrict the purchase of shares from other stockholders in the open market, through private transactions or acquired through a tender offer.

        As permitted by Chapter 7A, our Articles of Incorporation provide that we are not governed by the provisions of that Chapter. In order for ITC Holdings to become subject to the provisions of Chapter 7A, our stockholders would have to vote affirmatively to amend our Articles of Incorporation.

        Chapter 7B of the MBCA provides that, unless a corporation's articles of incorporation or bylaws provide that Chapter 7B does not apply, "control shares" of a corporation acquired in a control share acquisition have no voting rights except as granted by the stockholders of the corporation. "Control shares" are outstanding shares which, when added to shares previously owned by a stockholder, increase such stockholder's voting power, acting alone or in a group, to exceed three separate thresholds of the outstanding shares: (1) one-fifth or more but less than one-third, (2) one-third or more but less than a majority, or (3) more than a majority of the shares entitled to vote for the election of directors. To confer voting rights, a control share acquisition must be approved by the affirmative vote of a majority of the votes cast by holders of all shares entitled to vote, excluding shares owned by the acquiror and certain officers and employee directors. However, no such approval is required for gifts or other transactions not involving consideration, for a merger to which the corporation is a party or for certain other transactions described in Chapter 7B. Although control shares include, for the purpose of determining whether the thresholds have been met, shares beneficially owned by persons acting as a group, the formation of a group does not constitute a control share acquisition of shares held by members of the group.

        Chapter 7B applies to Michigan corporations which have 100 or more stockholders of record, their principal place of business or substantial assets in Michigan and at least one of the following characteristics: (a) more than 10% of their shares are owned of record by Michigan residents; (b) more than 10% of their stockholders of record are Michigan residents or (c) 10,000 of their stockholders of record are Michigan residents.

        As permitted by Chapter 7B, our bylaws provide that we will not be governed by the provisions of that Chapter. In order for ITC Holdings to become subject to the provisions of Chapter 7B, our board of directors or stockholders may at any time amend our bylaws to cause Chapter 7B to become applicable to us if the statutory conditions for applicability are satisfied.

Limitation on Liability and Indemnification of Officers and Directors

        As permitted by the MBCA, our Articles of Incorporation and bylaws generally limit the personal liability of our directors to us and our stockholders for breach of their fiduciary duty and require us to indemnify our directors and officers to the fullest extent permitted by the MBCA. Specifically, our bylaws require us to indemnify directors and officers against expenses (including actual and reasonable attorneys' fees), judgments, penalties, fines, excise taxes and settlements actually and reasonably incurred in connection with any threatened, pending or completed action or proceeding brought against a director or officer by reason of the fact that the person is or was a director or officer of ITC Holdings or, while serving as a director or officer, is or was serving at the request of ITC Holdings as a director, officer, member, partner, trustee, employee, fiduciary or agent of another enterprise to the maximum extent permitted by, and in accordance with the procedures and requirements specified in, the MBCA. Our bylaws also provide that indemnification is a contractual right between us and the officer or director, who may not be adversely affected by a repeal of the indemnification provisions of our bylaws.

        The MBCA and our bylaws authorize us to purchase and maintain insurance on behalf of a person who is or was a director, officer, employee or agent of ITC Holdings or who serves at the request of ITC Holdings as a director, officer, partner, trustee, employee or agent of another enterprise, whether or not we would have the power to indemnify him or her under the bylaws or the laws of the State of Michigan. We maintain a directors' and officers' insurance policy. The policy insures directors and officers against unindemnified losses from certain wrongful acts in their capacities as directors and officers and reimburses us for those losses for which we have lawfully indemnified the directors and officers.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to officers and directors pursuant to the provisions described above or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Transfer Agent and Registrar

        EquiServe Trust Company, N.A. will be the transfer agent and registrar for our common stock.

Listing

        Our common stock has been approved for listing, subject to official notice of issuance, on the New York Stock Exchange under the symbol "ITC."

SHARES ELIGIBLE FOR FUTURE SALE

Sales of Restricted Shares

        Upon the completion of this offering, 33,201,917 shares of our common stock will be outstanding. Of these shares, 12,500,000 shares of our common stock sold in this offering will be freely tradable by persons other than our affiliates, as that term is defined in Rule 144 under the Securities Act, without restriction or further registration under the Securities Act.

        Approximately 20,701,917 of the shares of common stock that will be outstanding after this offering will be either "restricted securities" or affiliate securities as such terms are defined in Rule 144. These restricted and affiliate securities may be sold in the future without registration under the Securities Act to the extent permitted under Rule 144. Approximately 20,441,975 outstanding shares of these restricted or affiliate securities will be eligible for sale under Rule 144 subject to applicable holding period, volume limitations, manner of sale and notice requirements set forth in applicable SEC rules, and approximately 259,942 shares of the restricted securities will be saleable without regard to these restrictions under Rule 144(k).

Rule 144

        In general, under Rule 144, a stockholder who has beneficially owned his or her restricted shares for at least one year is entitled to sell, within any three-month period, a number of shares of our common stock that does not exceed the greater of:

  •
  1% of the then-outstanding shares of our common stock, which is 332,019 shares, upon the completion of this offering; or

  •
  the average weekly trading volume in our common stock on the NYSE during the four calendar weeks preceding the date on which notice of such sale is filed, provided certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied.

        In addition, our affiliates must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to publicly sell shares of our common stock which are not restricted securities. A stockholder who is not one of our affiliates and has not been our affiliate for at least three months prior to the sale and who has beneficially owned restricted shares of our common stock for at least two years may resell the shares without limitation. In meeting the one-and two-year holding periods described above, a holder of restricted shares of our common stock can include the holding period of a prior owner who was not our affiliate. The one- and two-year holding periods described above do not begin to run until the full purchase price or other consideration is paid by the person acquiring the restricted shares of our common stock from us or one of our affiliates.

Lock-Up Agreements

        We, all of our directors and executive officers and the selling stockholder have agreed that, without the prior written consent of Lehman Brothers Inc., we and they will not, directly or indirectly, offer, pledge, announce the intention to sell, sell, contract to sell, sell an option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of any common stock or any securities which may be converted into or exchanged for any common stock or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock for a period of 180 days from the date of this prospectus other than permitted transfers.

        Pursuant to the terms of the Management Stockholder's Agreements, the Management Stockholders have the right, upon the sale by the IT Holdings Partnership of shares of our common stock in any underwritten offering to sell a percentage of the shares of our common stock that they hold at the time of the offering and any shares of our common stock underlying then exercisable options. As a percentage of total shares held, the Management Stockholders would be eligible to sell a percentage equal to the percentage sold by the IT Holdings Partnership. Otherwise, each Management Stockholder is restricted from selling any common stock he or she holds until the fifth anniversary of the date of the execution of the Management Stockholder's respective Management Stockholder's Agreement. The "piggyback" registration rights described above also expire on such fifth anniversary. See "Certain Relationships and Related Party Transactions—Management Stockholder's Agreements."

        Notwithstanding the foregoing, all of our employee stockholders have agreed to waive their right to exercise their "piggyback" registration rights with respect to this offering in exchange for certain other rights and/or benefits as further described under "Certain Relationships and Related Party Transactions—Executive and Non-Executive Waiver and Agreements."

Rule 701

        Under Rule 701, common stock acquired upon the exercise of certain currently outstanding options or pursuant to other rights granted under our stock plans may be resold, to the extent not subject to lock-up agreements or the restriction on transfer in the management stockholder's agreements, (1) by persons other than affiliates, beginning 90 days after the effective date of this offering, subject only to the manner-of-sale provisions of Rule 144, and (2) by affiliates, subject to the manner-of-sale, current public information, and filing requirements of Rule 144, in each case, without compliance with the one-year holding period requirement of Rule 144.

Stock Options

        Options to purchase up to an aggregate of 2,467,727 shares of our common stock will be outstanding as of the completion of this offering. Of these options, 802,100 will have vested at or prior to the closing of this offering and 979,067 may vest over the next two years.

        Concurrently with this offering, we intend to file one or more registration statements on Form S-8 under the Securities Act to register all shares of common stock subject to outstanding stock options and options issuable under our 2003 Stock Option and Purchase Plan. After expiration of the applicable contractual resale restrictions, shares covered by these registration statements will be eligible for sale in the public markets, other than shares owned by our affiliates, which may be sold in the public market if they are registered or qualify for an exemption from registration under Rule 144.

Registration Rights

        We granted registration rights to all of our current stockholders with respect to a percentage of the shares of our common stock that each of them owns and will own upon the completion of this offering. For a description of the terms of these registration rights, see "Certain Relationships and Related Party Transactions—The IT Holdings Partnership—Registration Rights Agreement."

        Any sales of substantial amounts of our common stock in the public markets, or the perception that such sale may occur, could adversely affect the market price of our common stock. See "Risk Factors—Risks Related to this Offering—Future sales of our shares could depress the market price of our common stock."

CERTAIN UNITED STATES FEDERAL INCOME AND ESTATE TAX
CONSEQUENCES TO NON-U.S. HOLDERS

        The following is a summary of certain United States federal income and estate tax consequences of the purchase, ownership and disposition of our common stock as of the date hereof. Except where noted, this summary deals only with common stock that is held as a capital asset by a non-U.S. holder.

        A "non-U.S. holder" means a person (other than a partnership) that is not for United States federal income tax purposes any of the following:

  •
  an individual citizen or resident of the United States;

  •
  a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to United States federal income taxation regardless of its source; or

  •
  a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

        This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, it does not represent a detailed description of the United States federal income and estate tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, "controlled foreign corporation," "passive foreign investment company," corporation that accumulates earnings to avoid United States federal income tax or an investor that holds our common stock through a pass-through entity). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

        If a partnership holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisors.

        If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the ownership of the common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Dividends

        Dividends paid to a non-U.S. holder of our common stock generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, where a tax treaty applies, are attributable to a United States permanent establishment of the non-U.S. holder) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

        A non-U.S. holder of our common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required to (a) complete Internal Revenue Service Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code or (b) if our common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

        A non-U.S. holder of our common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Gain on Disposition of Common Stock

        Any gain realized on the disposition of our common stock generally will not be subject to United States federal income tax unless:

  •
  the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, where a tax treaty applies, is attributable to a United States permanent establishment of the non-U.S. holder);

  •
  the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

  •
  we are or have been a "United States real property holding corporation" for United States federal income tax purposes.

        An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

        We believe we are not and do not anticipate becoming a "United States real property holding corporation" for United States federal income tax purposes although no assurance can be given in this regard as the determination of whether we are a "United States real property holding corporation" is fact-specific and depends on the composition of our assets. If, contrary to our belief, we are or become a "United States real property holding corporation," so long as our common stock continues to be regularly traded on an established securities market (such as the NYSE), only a non-U.S. holder who holds or held (at any time during the shorter of the five year period preceding the date of disposition or the holder's holding period) more than 5% of our common stock will be subject to United States federal income tax on the disposition of our common stock.

Federal Estate Tax

        Common stock held by an individual non-U.S. holder at the time of death will be included in such holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

        We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

        A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder, and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code, or such holder otherwise establishes an exemption.

        Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code) or such owner otherwise establishes an exemption.

        Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder's United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

UNDERWRITING

        Under the terms of an underwriting agreement, which will be filed as an exhibit to the registration statement of which this prospectus forms a part, each of the underwriters named below, for whom Lehman Brothers Inc., Credit Suisse First Boston LLC and Morgan Stanley & Co. Incorporated are acting as representatives, have severally agreed to purchase from us and the selling stockholder the respective number of shares of common stock opposite their names below:

Underwriters	Number of Shares
Lehman Brothers Inc.
Credit Suisse First Boston LLC
Morgan Stanley & Co. Incorporated
Goldman, Sachs & Co.
UBS Securities LLC

Total	12,500,000

        The underwriting agreement provides that the underwriters' obligations to purchase shares of common stock depends on the satisfaction of the conditions contained in the underwriting agreement, including:

  •
  the obligation to purchase all of the shares of common stock offered hereby if any of the shares are purchased;

  •
  the representations and warranties made by us to the underwriters are true;

  •
  there is no material change in the financial markets; and

  •
  we deliver customary closing documents to the underwriters.

Option to Purchase Additional Shares

        The selling stockholder has granted the underwriters an option exercisable for 30 days after the date of the underwriting agreement, to purchase, from time to time, in whole or in part, up to an aggregate of 1,875,000 shares at the public offering price less underwriting discounts and commissions. This option may be exercised if the underwriters sell more than 12,500,000 shares in connection with this offering. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional shares based on the underwriter's percentage underwriting commitment in this offering as indicated in the table above.

Commissions and Expenses

        The following table summarizes the underwriting discounts and commissions that we and the selling stockholder will pay to the underwriters. The amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase up to an additional 1,875,000 shares from the selling stockholder. The underwriting fee is the difference between the public offering price and the amount the underwriters pay to purchase the shares from us or the selling stockholder, as the case may be.

	No Exercise	Full Exercise
Per share	$	$
Total	$	$

        The underwriters have advised us that they propose to offer the shares of common stock directly to the public at the public offering price presented on the cover page of this prospectus, and to

selected dealers, who may include the underwriters, at the public offering price less a selling concession not in excess of $            per share. The underwriters may allow, and the selected dealers may reallow, a concession not in excess of $            per share to brokers and dealers. After this offering, the underwriters may change the offering price and other selling terms.

        We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $3.9 million. We will pay all costs and expenses of this offering.

Offering Price Determination

        Prior to this offering, there has been no public market of our common stock. The initial public offering price will be negotiated between the representatives, the selling stockholder and us. In determining the initial public offering price of our common stock, the representatives will consider:

  •
  prevailing market conditions;

  •
  our historical performance and capital structure;

  •
  estimates of our business potential and earnings prospects;

  •
  an overall assessment of our management; and

  •
  the consideration of these factors in relation to market valuation of companies in related businesses.

Lock-Up Agreements

        We, all of our directors and executive officers and the selling stockholder have agreed that, without the prior written consent of Lehman Brothers Inc., we and they will not, directly or indirectly, offer, pledge, announce the intention to sell, sell, contract to sell, sell an option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of any common stock or any securities which may be converted into or exchanged for any common stock or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock for a period of 180 days from the date of this prospectus other than permitted transfers. Pursuant to the terms of the Management Stockholder's Agreements, each Management Stockholder has agreed to be subject to a similar 180-day restriction on sales of his or her shares.

        Notwithstanding the foregoing, pursuant to the waiver and agreements that we have entered into with all Management Stockholders who are not executive officers, we have agreed to permit all such persons the right to sell, pursuant to registration statements on Form S-8 filed concurrently with the sale of ITC Holdings' common stock in this offering, at any time after the date of this prospectus, all or any portion of the same number of shares of ITC Holdings' common stock that the Management Stockholders could have disposed of by exercising their "piggyback" registration rights which equals 322,912 shares in the aggregate. See "Certain Relationships and Related Party Transactions—Executive and Non-Executive Waiver and Agreements."

Indemnification

        We and the selling stockholder have agreed to indemnify the underwriters against liabilities relating to this offering, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Directed Share Program

        At our request, the underwriters have reserved for sale at the initial public offering price up to 625,000 shares offered hereby for officers, directors, employees and certain other persons associated with us. The number of shares available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered hereby. We have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with the sales of the reserved shares.

Stabilization, Short Positions and Penalty Bids

        The representatives may engage in over-allotment, stabilizing transactions, syndicate covering transactions, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Securities Exchange Act of 1934, as amended:

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum;

  •
  Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering; and

  •
  Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE or otherwise and, if commenced, may be discontinued at any time.

        Neither we nor the selling stockholder nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor the selling stockholder nor any of the underwriters make representations that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Listing

        Our common stock has been approved for listing, subject to official notice of issuance, on the New York Stock Exchange under the symbol "ITC." In connection with that listing, the underwriters have undertaken to sell the minimum number of shares to the minimum number of beneficial owners necessary to meet the NYSE listing requirements.

Stamp Taxes

        If you purchase shares of common stock offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Discretionary Sales

        The underwriters have informed us that they do not intend to confirm sales to discretionary accounts that exceed 5% of the total number of shares offered by them.

Electronic Distribution

        A prospectus in electronic format may be made available on Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view the preliminary prospectus and the final prospectus online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations. In addition, one or more of the underwriters participating in this offering may distribute prospectuses electronically.

        Other than the prospectus in electronic format, information on any underwriter's or selling group member's website and any information contained in any other website maintained by an underwriter or selling group member is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied on by investors.

Other Relationships

        Some of the underwriters have performed and may in the future perform investment banking and advisory services for us from time to time for which they have received or may in the future receive customary fees and expenses. Credit Suisse First Boston LLC, or CSFB, is an affiliate of one of the lenders under the revolving credit facilities of both ITC Holdings' and ITC. In July 2003, CSFB was the initial purchaser of ITC Holdings' Senior Notes and ITC's Mortgage Bonds. CSFB also acted as a financial advisor to DTE Energy in connection with our acquisition of ITC in February 2003.

LEGAL MATTERS

        Dykema Gossett PLLC will pass upon the validity of the issuance of our common stock and as to certain matters of Michigan law. Certain legal matters will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. In addition, Stuntz, Davis & Staffier, P.C., Washington, D.C. is advising us on matters relating to the FERC and PUHCA. Simpson Thacher & Bartlett LLP is relying upon the opinion of Dykema Gossett PLLC as to certain matters of Michigan law. Certain partners of Simpson Thacher & Bartlett LLP, members of their families, related persons and others have an indirect interest, through limited partnerships, who are investors in KKR Millennium Fund, L.P., in less than 1% of the common stock of ITC Holdings.

EXPERTS

        The financial statements of ITC Holdings Corp. and subsidiaries as of December 31, 2004 and 2003, and for the year ended December 31, 2004 and the period February 28, 2003 (Date of Acquisition) through December 31, 2003, and the financial statements of International Transmission Company, LLC (Predecessor ITC) for the two-month period ended February 28, 2003 and the year ended December 31, 2002, included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing herein, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the issuance of shares of our common stock being offered hereby. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us and the shares of our common stock, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and, where such contract or other document is an exhibit to the registration statement, each such statement is qualified by the provisions in such exhibit, to which reference is hereby made. We are not currently subject to the informational requirements of the Exchange Act. As a result of this offering of the shares of our common stock, we will become subject to the informational requirements of the Exchange Act, and, in accordance therewith, will file periodic reports and other information with the SEC. The registration statement, such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at 100 F Street, N.E., Room 1580, Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC's home page on the Internet (http://www.sec.gov).

ITC HOLDINGS CORP. AND SUBSIDIARIES

INDEX TO FINANCIAL STATEMENTS

PREDECESSOR INTERNATIONAL TRANSMISSION COMPANY, LLC
Report of Independent Registered Public Accounting Firm	F-2
Statements of Operations for the Year Ended December 31, 2002 and the Two-Month Period Ended February 28, 2003	F-3
Statement of Member's Interest/Stockholders' Equity for the Year Ended December 31, 2001 and 2002 and the Two-Month Period Ended February 28, 2003	F-4
Statements of Cash Flows for the Year Ended December 31, 2002 and the Two-Month Period Ended February 28, 2003	F-5
Notes to Financial Statements	F-6
ITC HOLDINGS CORP. AND SUBSIDIARIES
Report of Independent Registered Public Accounting Firm	F-12
Consolidated Statements of Financial Position at December 31, 2003 and 2004	F-13
Consolidated Statements of Operations for the Period February 28, 2003 (Date of Acquisition) through December 31, 2003 and the Year Ended December 31, 2004	F-14

Consolidated Statement of Changes in Stockholders' Equity and Comprehensive Income (Loss) for the Period February 28, 2003 (Date of Acquisition) through December 31, 2003 and the Year Ended December 31, 2004	F-15
Consolidated Statements of Cash Flows for the Period February 28, 2003 (Date of Acquisition) through December 31, 2003 and the Year Ended December 31, 2004	F-16
Notes to Consolidated Financial Statements	F-17
Condensed Consolidated Statements of Financial Position at March 31, 2005 (unaudited)	F-42
Condensed Consolidated Statements of Operations for the Three Months Ended March 31, 2004 and 2005 (unaudited)	F-43
Condensed Consolidated Statement of Changes in Stockholders' Equity for the Three Months Ended March 31, 2005 (unaudited)	F-44
Condensed Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2004 and 2005 (unaudited)	F-45
Notes to Condensed Consolidated Financial Statements (unaudited)	F-46

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
International Transmission Company, LLC
Detroit, Michigan

        We have audited the balance sheets of International Transmission Company, LLC (the "Company," formerly International Transmission Company) as of February 28, 2003 and December 31, 2002 (not presented separately herein), and the related statements of operations, member's interest/stockholder's equity and cash flows for the two-month period ended February 28, 2003 and the year ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such financial statements present fairly, in all material respects, the results of operations and cash flows of International Transmission Company, LLC for the two-month period ended February 28, 2003 and the year ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Detroit, Michigan
May 28, 2003

INTERNATIONAL TRANSMISSION COMPANY, LLC

STATEMENTS OF OPERATIONS
YEAR ENDED DECEMBER 31, 2002 AND
TWO-MONTH PERIOD ENDED FEBRUARY 28, 2003

(in thousands)

	Year ended December 31, 2002	Two-month period ended February 28, 2003
OPERATING REVENUES:	$137,535	$20,936
OPERATING EXPENSES:
Operation and maintenance	34,699	5,675
Depreciation and amortization	21,996	3,665
Taxes other than income taxes	15,776	4,298

Total operating expenses	72,471	13,638

OPERATING INCOME	65,064	7,298

INTEREST EXPENSE AND OTHER:
Interest expense	58	—
Other income	(1,720)	(147)
Other expense	245	45

Total interest expense and other	(1,417)	(102)

INCOME BEFORE INCOME TAXES	66,481	7,400
PROVISION FOR INCOME TAXES	23,268	3,915

NET INCOME	$43,213	$3,485

See notes to financial statements.

INTERNATIONAL TRANSMISSION COMPANY, LLC

STATEMENT OF MEMBER'S INTEREST/STOCKHOLDERS' EQUITY
YEAR ENDED DECEMBER 31, 2001 AND 2002
AND THE TWO-MONTH PERIOD ENDED FEBRUARY 28, 2003

(in thousands)

	Common Stock
			Retained Earnings	Member's Interest
	Shares	Amount			Total
BALANCE, DECEMBER 31, 2001	60,000	$326,383	$13,194	$—	$339,577
Net income	—	—	43,213	—	43,213

BALANCE, DECEMBER 21, 2002	60,000	$326,383	$56,407	$—	$382,790
Net income	—	—	3,485	—	3,485
Change in legal status (Note 1)	(60,000)	(326,383)	(59,892)	386,275	—
Member distribution (Note 4)	—	—	—	(36,766)	(36,766)
Member contribution (Note 4)	—	—	—	1,406	1,406

BALANCE, FEBRUARY 28, 2003	—	$—	$—	$350,915	$350,915

See notes to financial statements.

INTERNATIONAL TRANSMISSION COMPANY, LLC

STATEMENTS OF CASH FLOWS
YEAR ENDED DECEMBER 31, 2002 AND
TWO-MONTH PERIOD ENDED FEBRUARY 28, 2003

(in thousands)

	Year ended December 31, 2002	Two-month period ended February 28, 2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$43,213	$3,485
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	21,996	3,665
Deferred income taxes	646	(827)
Change in operating assets and liabilities:
Accounts receivable	(51,347)	106,523
Inventory	(190)	(450)
Regulatory assets	(2,469)	(105)
Accounts payable and other current liabilities	59,862	(124,235)
Income taxes payable and deferred income taxes	20,031	(18,041)

Net cash provided by operating activities	91,742	(29,985)
CASH FLOWS FROM INVESTING ACTIVITIES:
Change in affiliated note receivable	(72,355)	72,355
Proceeds from sales of assets	304	12
Expenditures for property, plant and equipment	(13,901)	(3,099)
Costs of removal	(1,459)	(2,517)

Net cash used in investing activities	(87,411)	66,751
CASH FLOWS FROM FINANCING ACTIVITIES
Cash effect of assets and liabilities transferred to DTE Energy	—	(36,766)
Net short-term borrowings from DTE Energy	(4,339)	—

Net cash used in financing activities	(4,339)	(36,766)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(8)	—
CASH AND CASH EQUIVALENTS—Beginning of period	8	—

CASH AND CASH EQUIVALENTS—End of period	$—	$—

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$58	$—

Cash paid to DTE Energy for federal income taxes	$2,838	$—

See notes to financial statements.

INTERNATIONAL TRANSMISSION COMPANY, LLC

NOTES TO FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2002 AND
TWO-MONTH PERIOD ENDED FEBRUARY 28, 2003

1. ORGANIZATION AND BASIS OF PRESENTATION

        As of February 28, 2003, International Transmission Company, LLC (the "Company," formerly International Transmission Company) was a wholly owned subsidiary of DTE Energy Company ("DTE Energy"). In December 2002, DTE Energy entered into a definitive agreement with ITC Holdings Corp., an entity that was then affiliated with each of Kohlberg Kravis Roberts & Co. L.P. and Trimaran Fund Management, L.L.C., which agreement provided for the sale of the Company for approximately $610 million in cash (the "Stock Purchase Agreement"). Following receipt of regulatory approvals and resolution of other contingencies, the sale closed on February 28, 2003. The Company is regulated by the Federal Energy Regulatory Commission (the "FERC") for rates, conditions of service and operations relating to the transmission of electricity.

        Effective February 28, 2003, International Transmission Company, a Michigan corporation, changed its legal structure to a Michigan limited liability company. In conjunction with the change in legal structure to a limited liability company, the Company elected to retain its federal tax status.

        These financial statements are prepared in accordance with accounting principles generally accepted in the United States of America. These financial statements were prepared prior to the closing of sale transaction and do not give effect to the change in basis relative to the sale transaction.

        The Company's electricity transmission system is operated pursuant to an arrangement established by the Midwest Independent Transmission System Operator ("MISO") (see Note 3). MISO, a FERC-approved regional transmission organization ("RTO"), which has responsibility for the oversight and coordination of transmission service for a substantial portion of the midwestern United States and Manitoba, Canada. MISO establishes regional operating and market practices and scheduling protocols. It also administers the transmission tariff under which all customers procure transmission service. ITC coordinates with MISO with respect to ITC's operations, as well as the need for capital investment in its electricity transmission system. Prior to June 1, 2002, The Detroit Edison Company ("Detroit Edison"), an affiliate of the Company, billed and collected revenues from its retail customers as then authorized in its bundled rates approved by the Michigan Public Service Commission ("MPSC"). These bundled rates included a transmission component. The Company received transmission revenues from Detroit Edison and other wholesale customers based on FERC-approved rates. Beginning June 1, 2002, MISO as billing agent for the Company bills and collects revenues from wholesale customers, including Detroit Edison, at FERC-approved rates. These revenues are then remitted to the Company. In an order issued February 20, 2003 authorizing DTE Energy to transfer the Company's transmission facilities to the purchaser, the FERC accepted a rate level of $1.075 per kilowatt ("kW")/month through December 31, 2004. Thereafter, rates will be derived in accordance with Attachment O of the MISO transmission tariff.

2. SIGNIFICANT ACCOUNTING POLICIES

        Cash Equivalents—The Company considers all unrestricted highly liquid temporary investments with an original maturity of three months or less at the date of purchase to be cash equivalents.

        Inventories—Materials and supplies inventories are valued at average cost.

        Property, Plant and Equipment—Property, plant and equipment ("PP&E"), is stated at original cost. The cost of properties retired is charged to accumulated depreciation. The composite depreciation rate was 2.8% for the year ended December 31, 2002 and for the two-month period ended February 28, 2003, which includes depreciation primarily on transmission station equipment, towers and overhead and underground lines that have a useful life ranging from 36 to 43 years. Depreciation is computed over the estimated useful lives of the assets using the straight-line method for financial reporting purposes and accelerated methods for income tax reporting purposes, as approved by MPSC and as approved by the FERC effective when ITC became a subsidiary of DTE Energy.

        Revenues—Revenues from deliveries of electricity are recognized as services are provided. The Company accrues revenues for transmission services provided but unbilled at month-end.

        Income Taxes—DTE Energy and subsidiaries file a consolidated federal income tax return. Income taxes are computed as if the Company were filing on a stand-alone basis. As discussed in Note 1, in connection with the change in legal structure to a limited liability company, the Company filed an election with the Internal Revenue Service to be classified as a taxable entity.

        Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        New Accounting Pronouncement—In July 2001, the Financial Accounts Standards Board issued Statement of Financial Accounting Standards No. 143 ("SFAS 143"), "Accounting for Asset Retirement Obligations." SFAS 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes a cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its then present value, and the capitalization cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. SFAS 143 is effective for fiscal years beginning after June 15, 2002. There was no net impact to the Company's financial statements upon adoption on January 1, 2003.

3. REGULATORY MATTERS

        Regulation—The Company is subject to the regulatory jurisdiction of the FERC, which issues orders pertaining to rates, recovery of certain costs, including the costs of transmission assets and regulatory assets, conditions of service, accounting and operating-related matters, the issuance of securities and the direct or indirect change of control over ITC and its transmission facilities.

        The transmission operations of the Company meet the criteria of Statement of Financial Accounting Standards ("SFAS") No. 71, "Accounting for the Effects of Certain Types of Regulation." This accounting standard recognizes the cost-based rate setting process, which results in differences in the application of generally accepted accounting principles between regulated and non-regulated businesses. SFAS No. 71 requires the recording of regulatory assets and liabilities for certain transactions that would have been treated as revenue and expense in non-regulated businesses.

Regulatory assets represent costs that will probably be recovered from customers through the rate setting process. Continued applicability of SFAS No. 71 requires that rates be designed to recover specific costs of providing regulated services and can be charged to and collected from customers. Management believes that currently available facts support the continued application of SFAS No. 71. Future regulatory changes or changes in the competitive environment could result in the Company discontinuing the application of SFAS No. 71 and require the write-off of the portion of any regulatory asset or liability that was no longer probable of recovery through regulated rates.

        Regulatory Assets—Regulatory assets recorded at February 28, 2003 and December 31, 2002 include costs incurred related to Regional Transmission Organization ("RTO") dues and consulting costs associated with the implementation and structuring of the Company to comply with FERC requirements and Michigan Public Act 141 of 2000 ("PA 141"). Management believes these types of costs are probable of recovery in future MISO transmission rates as prudently incurred costs based on FERC Docket No. RT01-88-000.

        During 2001, the Company paid Alliance RTO start-up costs of $2.5 million in exchange for promissory notes due in 2002. The first payment due in March 2002 has not yet been received. In the event the amounts are not collected from Alliance RTO or its successor, these costs are expected to be recovered through the FERC rate setting process as an RTO start-up expense. Accordingly, the amounts have been presented as regulatory assets. In accordance with the terms of the Stock Purchase Agreement, any future recovery of this regulatory asset would be remitted to DTE Energy.

        Regional Transmission Organization—PA 141 and Public Act 142 of 2000 were passed by the State of Michigan and among other things, required Detroit Edison to have its transmission assets operated independently by joining a FERC-approved RTO or divesting its interest in transmission to an independent transmission owner by December 31, 2001. During 2001, the Company was formed and subsequently joined the Alliance RTO. On August 31, 2001, in Docket Nos. ER01-3000, EC01-137 and RT01-101, the Company informed the FERC that it was withdrawing from the Alliance RTO under the terms of the Alliance RTO Transmission Owners' Agreement. In the same filing, the Company sought FERC approval of an agreement between the Company and MISO to become an independent transmission company under the MISO structure. On January 31, 2002, the Company obtained FERC approval of its request in Docket No. EC02-28 to transfer its obligations under the Joint Open Access Transmission Tariff ("JOATT") to MISO. Subsequently, on February 20, 2003 in Docket Nos. ER03-366-000 and ER03-368-000, the FERC conditionally approved conforming the JOATT to the MISO Open Access Transmission Tariff ("OATT") and in Docket No. ER03-368-000, the FERC approved the cancellation of the JOATT. The MISO OATT specifies the rates and terms for transmission service on the Company's transmission system.

        Tariff Rates—The Company's initial transmission tariff was approved as a Detroit Edison Open Access Transmission Tariff by the FERC in Docket No. OA96-78-000 on July 15, 1999. This tariff resulted in approximately $93 million of revenue per year. Detroit Edison requested FERC approval to transfer its OATT to the Company on May 26, 2000 in Docket No. ER00-2622 and the FERC authorized this transfer on July 6, 2000.

        The Detroit Edison and Consumer Energy Company individual OATT tariff rates were incorporated in the JOATT, a transmission tariff that was accepted by the FERC in Docket Nos. OA97-249 and ER97-1166 on February 28, 1997 and became effective on March 1, 1997 that covers service of both Detroit Edison and Consumers Energy Company, a neighboring utility. Detroit Edison requested the FERC to transfer its portion of the JOATT to the Company on July 7, 2000 in Docket No. ER00-3094. The FERC accepted this transfer on September 5, 2000.

        On July 28, 2000, the Company filed a new tariff at FERC, in Docket No. ER00-3295, which requested the approval of an innovative rate that would have resulted in approximately $138 million of revenue per year. On September 28, 2000, the FERC conditionally accepted this rate filing. However, this rate was not implemented. On September 10, 2001, the Company requested FERC approval to suspend the implementation of the innovative rate until the Company became a part of an RTO and independent of any market participant.

        The transmission rates of certain transmission owners participating in the MISO are established using a FERC-approved rate setting formula set forth in Attachment O of the MISO's OATT. These rates are calculated primarily using information in each respective transmission owner's annual FERC Form No. 1 Report ("FERC Form 1"). On May 31, 2002, the MISO submitted a filing ("May 31 Filing") containing certain specific and limited adjustments to the Company's Attachment O inputs based on 2001 FERC Form 1 data. On July 19, 2002, the FERC issued an order accepting the May 31 Filing, suspending the proposed revisions to the Company's Attachment O inputs, subject to refund, and establishing hearing and settlement procedures for the establishment of the Company's transmission rates. This proceeding is currently still in settlement discussions. However, during this time, the rate charged for transmission service was $1.075 per kW/month. The Company does not expect the resolution to have a materially adverse affect on the financial statements.

4. RELATED PARTY TRANSACTIONS

        The Company and Detroit Edison have entered into a Master Services Agreement (the "Agreement") whereby Detroit Edison performs maintenance, asset construction and day-to-day management of transmission operations and administration on behalf of the Company. Detroit Edison receives compensation for the wages and benefits for employees performing work on behalf of the Company and for costs of construction or maintenance directly related to the Company. Amounts incurred related to the Agreement totaled $50 million and $11.1 million for the year ended December 31, 2002 and for the two-month period ended February 28, 2003, respectively, a portion of which was capitalized in PP&E.

        The current Agreement provides generally for all required services and that consideration for the services shall include a 25% overhead fee as a percentage of the charges specified in the Detroit Edison Accounting Policies and Guidelines for 2002 and 2003 ("Charges"). In addition, the Agreement provides for an additional 9.5% fee as a percentage of the sum of Charges and overhead fee in 2003.

        The Company's transmission services are primarily provided to Detroit Edison for retail customers, and Detroit Edison in turn invoices the end user of the electricity. Revenues earned from Detroit Edison totaled $118 million and $17.9 million for the year ended December 31, 2002 and for the two-month period ended February 28, 2003, respectively. Detroit Edison is the Company's largest customer, comprising the majority of its revenue. Accounts receivable also includes amounts that were collected on the Company's behalf by Detroit Edison and not yet remitted to the Company, via MISO.

        The Company's property taxes are currently combined with Detroit Edison's when assessed by taxing authorities. The Company's share of all property taxes assessed to Detroit Edison is calculated by and remitted to Detroit Edison for ultimate payment to those taxing authorities. The Company's share of personal property taxes for the year ended December 31, 2002 and for the two-month period ended February 28, 2003, was determined to be approximately 7% and 11.8%, respectively, calculated as the Company's weighted average percentage of Detroit Edison's total personal and real property balances. The Company's share of real property taxes for the two-month period ended February 28, 2003, was determined by specifically identifying the taxes assessed on the Company's real property. All property tax amounts billed to the Company prior to February 28, 2003 were paid to Detroit Edison as of February 28, 2003.

        The Company is allocated certain overhead charges from DTE Energy relating to DTE Energy's corporate expenses. The amounts included in operation and maintenance for these charges are $11 million and $0.9 million for the year ended December 31, 2002 and for the two-month period ended February 28, 2003, respectively.

        On February 28, 2003, prior to the sale of the Company, all DTE Energy affiliate receivable and payable balances and current federal and state taxes, were settled with or assigned to DTE Energy. As such, all amounts were recorded as a member distribution of $36.8 million. For the year ended December 31, 2002, the Company had outstanding trade accounts receivable and accounts payable with DTE Energy and affiliates totaling $94 million and $121 million, respectively.

        The Company has a working capital loan/investing agreement with DTE Energy. The maximum amount of borrowings permitted by the Company under this agreement is $17.0 million. Variable interest rates on the receivables and payables were 1.21% and 1.16% at December 31, 2002 and February 28, 2003, respectively. At December 31, 2002, the Company had a receivable balance of $72 million. This agreement was terminated on February 28, 2003.

        On February 28, 2003, prior to the sale of the Company, DTE Energy made a non-cash contribution of certain internally-developed software assets necessary to the operations of the Company. The software assets were transferred at their net book value of approximately $1.4 million.

5. INCOME TAXES

        The Company establishes deferred tax assets and liabilities, as appropriate, for all temporary differences. As the temporary differences reverse, the related accumulated deferred income taxes are reversed. The Company has an income tax sharing arrangement with DTE Energy. Under this arrangement, DTE Energy is responsible for payment of all federal and state income taxes. Income tax liabilities paid by DTE Energy on behalf of the Company are repaid to DTE Energy. The Company's deferred income tax liability at December 31, 2002 and February 28, 2003 relates to depreciation of PP&E, property taxes and regulatory assets.

        The effective tax rate varied from the statutory federal income tax rate due to the following

	Year ended December 31, 2002	Two-month period ended February 28, 2003
	(in thousands, except tax rates)
Federal income tax effective rate	35.0%	52.9%
Income tax expense at 35% statutory rate	$23,268	$2,590
Adjustment for property-related differences	—	1,325

Total	$23,268	$3,915

        Federal income tax expense is as follows:

	Year ended December 31, 2002	Two-month period ended February 28, 2003
	(in thousands)
Current income taxes	$22,622	$4,742
Deferred income taxes	646	(827)

Total	$23,268	$3,915

6. MICHIGAN ELECTRIC COORDINATED SYSTEM

        The Company and Consumers Energy Company have maintained their existing interconnections and continue to offer joint transmission service on their respective transmission systems pursuant to the terms of a JOATT, and to operate their interconnected transmission systems as a single electric control area, known as the Michigan Electric Coordinated System, pursuant to the Michigan Electric Coordinated Systems Transmission Interconnection and Control Area Operating Agreement, between Consumers Energy Company and ITC, dated February 7, 2001. The Company earned $2 million and $0.3 million in rental income from Consumers Energy Company for operation of the joint control area for the year ended December 31, 2002 and for the two-month period ended February 28, 2003, respectively, which is recorded in Operating Revenues.

7. COMMITMENT AND CONTINGENCY

        The Company is involved in routine litigation in the normal course of its business. Such proceedings are not expected to have a material adverse impact on the Company's results of operations, financial position or liquidity.

The accompanying consolidated financial statements give effect to (1) a 3.34-for-one split of the outstanding common stock of ITC Holdings Corp., that will be effected immediately prior to the completion of the offering, (2) the adjustment of the number of shares authorized under the Amended and Restated 2003 Stock Purchase and Option Plan for Key Employees of ITC Holdings Corp. and its Subsidiaries, as well as the share amounts of stock grants under such plan and the number of options and exercise prices of options under such plan as a result of the 3.34-for-one stock split, which will be effected immediately prior to the completion of the offering, and (3) the Amended and Restated Articles of Incorporation, which authorized 100 million shares of common stock. The following report is in the form which will be furnished by Deloitte & Touche LLP, an independent registered public accounting firm, upon the effective dates of the stock split of the Company's outstanding common stock and the Amended and Restated 2003 Stock Purchase and Option Plan for Key Employees of ITC Holdings Corp. and its Subsidiaries as described in Note 18 to the consolidated financial statements and assuming that from March 21, 2005 to the dates of such completion no other material events have occurred that would affect the accompanying consolidated financial statements or required disclosure therein.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

"To the Board of Directors and Stockholders of
ITC Holdings Corp.
Novi, Michigan

        We have audited the accompanying consolidated statements of financial position of ITC Holdings Corp. and subsidiaries (the "Company") as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for the year ended December 31, 2004 and the period from February 28, 2003 (date of acquisition) through December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of ITC Holdings Corp. and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for the year ended December 31, 2004 and the period from February 28, 2003 (date of acquisition) through December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

Detroit, Michigan

March 21, 2005 (July    , 2005 as to the effects of the stock split, the Amended and Restated 2003 Stock Purchase and Option Plan for Key Employees of ITC Holdings Corp. and its Subsidiaries, and the Amended and Restated Articles of Incorporation described in Note 18)"

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
Detroit, Michigan
June 28, 2005

ITC HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
DECEMBER 31, 2003 AND 2004

	2003	2004
	(in thousands, except number of shares)
ASSETS
Current assets
Cash and cash equivalents	$8,139	$14,074
Accounts receivable	15,936	15,614
Inventory	8,045	13,785
Other	885	954

Total current assets	33,005	44,427
Property, plant and equipment (net of accumulated depreciation and amortization of $388,271 and $402,026, respectively)	459,393	513,684
Other assets
Goodwill	178,414	176,039
Regulatory assets—acquisition adjustment	58,077	55,047
Other regulatory assets	9,986	8,053
Deferred financing fees (net of accumulated amortization of $330 and $1,294, respectively)	6,215	6,058
Deferred income taxes	4,306	2,871
Other	2,261	2,668

Total other assets	259,259	250,736

TOTAL ASSETS	$751,657	$808,847

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$19,738	$29,788
Accrued interest	10,198	10,294
Accrued taxes	5,909	12,831
Point-to-point revenue due to customers	9,907	12,903
Other	4,886	5,728

Total current liabilities	50,638	71,544
Accrued pension liability	2,708	3,783
Accrued postretirement liability	1,960	2,338
Deferred compensation liability	1,744	2,329
Regulatory liabilities	46,411	43,941
Deferred payables	6,197	4,887
Long-term debt	450,753	483,423
STOCKHOLDERS' EQUITY
Common stock, without par value, 100,000,000 shares authorized, 30,457,037 and 30,679,240 shares issued and outstanding, respectively	200,956	203,459
Unearned compensation—restricted stock	(1,656)	(1,411)
Accumulated deficit	(8,054)	(5,446)

Total stockholders' equity	191,246	196,602

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$751,657	$808,847

See notes to consolidated financial statements.

ITC HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE PERIOD FEBRUARY 28, 2003 (DATE OF ACQUISITION)
THROUGH DECEMBER 31, 2003 AND
FOR THE YEAR ENDED DECEMBER 31, 2004

	2003	2004
	(in thousands, except per share data)
OPERATING REVENUES	$102,362	$126,449
OPERATING EXPENSES
Operation and maintenance	22,902	24,552
General and administrative	26,342	24,412
Depreciation and amortization	21,463	29,480
Taxes other than income taxes	11,499	20,840

Total operating expenses	82,206	99,284

OPERATING INCOME	20,156	27,165

OTHER EXPENSES (INCOME)
Interest expense	21,630	25,585
Allowance for equity funds used in construction	(322)	(1,691)
Loss on extinguishment of debt	11,378	—
Other income	(197)	(1,289)
Other expense	27	283

Total other expenses	32,516	22,888

INCOME (LOSS) BEFORE INCOME TAXES	(12,360)	4,277
INCOME TAX PROVISION (BENEFIT)	(4,306)	1,669

NET INCOME (LOSS)	$(8,054)	$2,608

Weighted average common shares outstanding—basic	29,339,394	30,183,886
Net income (loss) per share—basic	$(0.27)	$0.09
Weighted average common shares outstanding—diluted	29,339,394	30,899,548
Net income (loss) per share—diluted	$(0.27)	$0.08

See notes to consolidated financial statements.

ITC HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
AND COMPREHENSIVE INCOME (LOSS)
FOR THE PERIOD FEBRUARY 28, 2003 (DATE OF ACQUISITION)
THROUGH DECEMBER 31, 2003 AND
THE YEAR ENDED DECEMBER 31, 2004

					Accumu- lated other compre- hensive income (loss)
			Unearned compen- sation restricted stock
	Common Stock						Compre- hensive income (loss)
				Accumu- lated deficit
	Shares	Amount				Total
	(in thousands, except number of shares)
INITIAL CAPITAL CONTRIBUTION AT FEBRUARY 28, 2003:
Common stock	28,216,729	$211,000	$—	$—	$—	$211,000	$—
Restricted stock	53,491	400	(400)	—	—	—	—

BALANCE, FEBRUARY 28, 2003	28,270,220	211,400	(400)	—	—	211,000	—
Net loss	—	—	—	(8,054)	—	(8,054)	(8,054)
Issuance of common stock	1,031,763	7,675	—	—	—	7,675	—
Conversion of subordinated notes to common stock	803,060	6,005	—	—	—	6,005	—
Issuance of restricted stock	351,994	2,434	(1,505)	—	—	929	—
Amortization of restricted stock	—	—	249	—	—	249	—
Distribution to stockholders	—	(27,095)	—	—	—	(27,095)	—
Other	—	537	—	—	—	537	—
Unrealized losses on cash flow hedge, net of tax of $914	—	—	—	—	(1,698)	—	(1,698)
Reclassification of unrealized loss on cash flow hedge to other regulatory assets, net of tax of $914	—	—	—	—	1,698	—	1,698

Comprehensive loss	—	—	—	—	—	—	$(8,054)

BALANCE, DECEMBER 31, 2003	30,457,037	$200,956	$(1,656)	$(8,054)	—	$191,246	—
Net income		—	—	2,608	—	2,608	2,608
Issuance of common stock	155,065	1,020	—	—	—	1,020	—
Issuance of restricted stock	70,481	521	(506)	—	—	15	—
Forfeiture of restricted stock	(3,343)	(22)	22	—	—	—	—
Amortization of restricted stock	—	—	729	—	—	729	—
Other	—	984	—	—	—	984	—

Comprehensive income	—	—	—	—	—	—	$2,608

BALANCE, DECEMBER 31, 2004	30,679,240	$203,459	$(1,411)	$(5,446)	$—	$196,602

ITC HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE PERIOD FEBRUARY 28, 2003 (DATE OF ACQUISITION)
THROUGH DECEMBER 31, 2003 AND
FOR THE YEAR ENDED DECEMBER 31, 2004

	2003	2004
	(in thousands)
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES
Net income (loss)	$(8,054)	$2,608
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization expense	21,463	29,480
Amortization of deferred financing fees and discount	1,695	1,094
Stock-based compensation expense	1,056	1,262
Loss on extinguishment of debt	11,378	—
Deferred income taxes	(4,306)	1,435
Deferred payables	6,197	(1,309)
Accrued pension and postretirement liabilities	1,042	1,453
Regulatory assets	6,769	1,933
Allowance for equity funds used in construction	(322)	(1,691)
Other	(2,706)	(257)
Changes in current assets and liabilities, exclusive of changes shown separately (Note 2)	18,664	13,638

Net cash provided by operating activities	52,876	49,646
CASH FLOWS FROM INVESTING ACTIVITIES
Expenditures for property, plant and equipment	(26,805)	(76,779)
Acquisition of ITC	(618,306)	—
ITC Acquisition-related transaction fees	(15,698)	—
Bridge loan to Conjunction	(1,100)	—
Other	(900)	308

Net cash used in investing activities	(662,809)	(76,471)
CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of long-term debt	891,593	46
Repayment of long-term debt	(435,000)	—
Borrowings under revolving credit facilities	—	54,500
Repayments of revolving credit facilities	—	(22,000)
Distributions to stockholders	(27,095)	—
Acquisition-related debt issuance costs	(20,878)	—
Other debt issuance costs	(6,611)	(806)
Interest rate swap termination cost	(2,612)	—
Issuance of common stock	218,675	1,020

Net cash provided by financing activities	618,072	32,760

NET INCREASE IN CASH AND CASH EQUIVALENTS	8,139	5,935
CASH AND CASH EQUIVALENTS—Beginning of period	—	8,139

CASH AND CASH EQUIVALENTS—End of period	$8,139	$14,074

See notes to consolidated financial statements.

ITC HOLDINGS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FEBRUARY 28, 2003 (DATE OF ACQUISITION)
THROUGH DECEMBER 31, 2003 AND THE YEAR ENDED DECEMBER 31, 2004

1.    ORGANIZATION

        ITC Holdings Corp. ("Holdings") was incorporated for the purpose of acquiring International Transmission Company, LLC ("Predecessor ITC") from DTE Energy Company ("DTE Energy"). Following the approval of the transaction by the Federal Energy Regulatory Commission (the "FERC"), Holdings acquired the outstanding ownership interests of Predecessor ITC (the "Acquisition") under the terms of the Stock Purchase Agreement (the "Stock Purchase Agreement") for $610.0 million in cash plus direct transaction costs on February 28, 2003. Immediately following the Acquisition, Predecessor ITC was merged with and into ITC Holdings Merger Sub, Inc., an entity formed by Holdings, and ITC Holdings Merger Sub, Inc. was then renamed International Transmission Company ("ITC"). ITC was the surviving entity following the merger. The financial information presented herein for Holdings and its consolidated subsidiaries ("ITC Holdings Corp.," "we," "our," and "us") includes results of operations for the period from February 28, 2003 through December 31, 2003 (the "2003 Period"), the initial period of operations of ITC as a subsidiary of Holdings. The 2003 Period is a ten-month period and therefore not directly comparable to the results of operations for the year ended December 31, 2004.

        ITC is an independently-owned electricity transmission company with assets located in southeastern Michigan. ITC is regulated by the FERC for rates, conditions of service, and electricity transmission operations, among other aspects of the business. The Midwest Independent System Operator ("MISO") bills and collects revenues from ITC's customers at FERC-approved rates.

2.    SIGNIFICANT ACCOUNTING POLICIES

        Principles of Consolidation—Holdings consolidates majority owned subsidiaries and investments in entities for which it has effective management control, which consists of ITC and New York Transmission Holdings Corporation ("NYTHC") as of December 31, 2003 and 2004. We eliminate all intercompany balances and transactions.

        Accounts Receivable—We recognize losses for uncollectible accounts based on specific identification of any such items. We did not have an accounts receivable reserve balance at December 31, 2003 or 2004.

        Inventories—Materials and supplies inventories are valued at average cost.

        Property, Plant and Equipment—Property, plant and equipment ("PP&E"), is stated at its original cost when first placed in service. The gross book value of assets retired less salvage proceeds is charged to accumulated depreciation. Depreciation is computed over the estimated useful lives of the assets using the straight-line method for financial reporting purposes and accelerated methods for income tax reporting purposes. Our composite depreciation rate was 2.8% and 3.1% for the 2003 Period and 2004, respectively, which includes depreciation primarily on transmission station equipment, towers and overhead and underground lines that have a useful life ranging from 36 to 43 years. Depreciation and amortization expense relating to PP&E was $18.9 million and $26.4 million for the 2003 Period and 2004, respectively. The portion of depreciation expense related to asset removal costs is credited to regulatory liabilities. ITC capitalizes an allowance for the cost of equity and borrowings used during construction in accordance with FERC regulations. The allowance for the cost of borrowed funds of $0.1 million and $0.4 million for the 2003 Period and 2004, respectively, was credited to interest expense. The allowance for the cost of equity funds of $0.3 million and $1.7 million for the 2003 Period and 2004, respectively, was credited to other income.

        Software Costs—We capitalize the costs associated with computer software we develop or obtain for use in our business which is included in PP&E. We amortize computer software costs on a straight-line basis over the expected period of benefit once the installed software is ready for its intended use.

        Long-Lived Assets—Long-lived assets that we own are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. If the carrying amount of the asset exceeds the expected future cash flows generated by the asset, an impairment loss is recognized resulting in the asset being written down to its estimated fair value.

        Regulation—ITC is subject to the regulatory jurisdiction of the FERC, which issues orders pertaining to rates, recovery of certain costs, including the costs of transmission assets and regulatory assets, conditions of service, accounting, financing authorization and operating-related matters. The electricity transmission operations of ITC meet the criteria of Statement of Financial Accounting Standards ("SFAS") 71, "Accounting for the Effects of Certain Types of Regulation." This accounting standard recognizes the cost-based rate setting process, which results in differences in the application of generally accepted accounting principles between regulated and non-regulated businesses. SFAS 71 requires the recording of regulatory assets and liabilities for certain transactions that would have been treated as revenue and expense in non-regulated businesses. Regulatory assets represent costs that will be included as a component of tariff rates and regulatory liabilities represent estimated asset removal costs to be incurred in the future or amounts to be refunded to customers. The financial statements include assumptions for the regulatory treatment of certain matters that are subject to review by the FERC and would be adjusted in the period where a different regulatory treatment is required.

        The Michigan Public Service Commission does not have jurisdiction over ITC's rates or terms and conditions of service, but it continues to maintain jurisdiction over siting of new transmission lines. Pursuant to Michigan Public Acts 197 and 198 of 2004, ITC has the right as an independent transmission company to condemn property in the State of Michigan for the purposes of building new transmission facilities.

        Cash and Cash Equivalents—We consider all unrestricted highly liquid temporary investments with an original maturity of three months or less at the date of purchase to be cash equivalents.

Consolidated Statements of Cash Flows

Cash flows for the period February 28, 2003 through December 31, 2003 and the year ended December 31, 2004

	2003	2004
	(in thousands)
Change in current assets and liabilities, exclusive of changes shown separately:
Accounts receivable	$(6,472)	$322
Inventory	(3,189)	(5,739)
Other current assets	(885)	(75)
Accounts payable	11,544	12,387
Accrued interest	10,198	96
Accrued taxes	(1,192)	6,922
Point-to-point revenue due to customers	9,907	2,996
Other current liabilities	(1,247)	(3,271)

Total change in current assets and liabilities	$18,664	$13,638

Supplementary cash flow information—
Interest paid (excluding interest capitalized)	$8,852	$22,403
Noncash investing and financing activities:
Conversion of restricted stock to Holdings' common stock	—	943
Conversion of Holdings debt to Holdings' common stock	6,005	—
Conversion of Conjunction loan to Class B units in Conjunction	(1,100)	—
ITC purchase price adjustment resulting in reduced PP&E	—	(1,431)

        Revenues—Revenues from transmission of electricity are recognized as services are provided. ITC's revenues consist primarily of network revenues, which are calculated monthly by multiplying 1) the peak network load achieved during any one hour each month by 2) the appropriate tariff rate as calculated under the MISO rate setting mechanism, known as Attachment O ("Attachment O") by 3) the number of days in that month divided by the number of days in the year by 4) 12.

        Property Taxes—We use a calendar year method of accounting for property taxes. Property tax expense is accrued on a straight-line basis over the calendar year immediately following the tax lien date of December 31 of each year.

        Deferred Financing Fees—The costs related to the issuance of long-term debt are deferred and amortized over the life of the debt issue. In accordance with FERC regulations, the unamortized discount, premium and expense related to debt redeemed with a refinancing at ITC are amortized over the remainder of the original life of the issue retired, and the unamortized amounts are classified as other regulatory assets. For Holdings, unamortized discount, premium and expense related to debt redeemed with a refinancing are recorded as expense. Amortization of deferred financing fees for the 2003 Period and 2004 of $1.6 million and $1.0 million, respectively, was recorded in interest expense.

        Goodwill—We comply with SFAS 142, "Goodwill and Other Intangible Assets," which addresses the financial accounting and reporting standards for goodwill and other intangible assets subsequent to their acquisition. This accounting standard requires that goodwill be reviewed at least annually for impairment. We completed our annual goodwill impairment test as of October 1, 2004 and determined that no impairment exists.

        Stock-Based Compensation—We have a stock-based compensation plan under which we make various stock-based awards, including options and restricted stock. Stock-based awards are accounted for under the recognition and measurement principles of SFAS 123, "Accounting for Stock-Based Compensation." Compensation expense for employees is recorded for stock options and restricted stock awards based on their fair value at the grant date, and is amortized over the expected vesting period. The grant date is the date at which our commitment to issue stock awards to the employee arises, which is generally the later of the board approval date, the date of hire of the employee or the date of the employee's compensation agreement which contains the commitment to issue the award. For non-employees, expense is recognized based on the fair value of the options at each financial reporting date until the related services are completed upon vesting of the options. The effect of forfeitures on unvested awards is recognized in the period they occur.

        Comprehensive Income—Comprehensive income is the change in common stockholders' equity during a period arising from transactions and events from non-owner sources, including net income. Amounts recorded as other comprehensive income during the 2003 Period consisted of unrealized losses associated with cash flow hedging activities and the reclassification of those unrealized losses to other regulatory assets upon termination of the hedge.

        Income Taxes—Deferred income taxes are recognized for the expected future tax consequences of events that have been recognized in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on the differences between the financial statement and tax bases of various assets and liabilities using the tax rates in effect for the year in which the differences are expected to reverse.

        Use of Estimates—The preparation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America ("GAAP") requires us to make estimates and assumptions that impact the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. Actual results may differ from these estimates.

        Reclassifications—We reclassified certain prior year balances to match the current year's financial statement presentation, primarily to separately present amounts that had been previously combined in one financial statement line item.

        Other accounting policies impacting our financial statements—See the following notes for other accounting policies impacting our financial statements:

Note 7	Long-Term Debt
Note 11	Retirement Benefits and Assets Held in Trust
Note 12	Deferred Compensation Plans

3.    RECENT ACCOUNTING PRONOUNCEMENTS

Share-based Payment

        SFAS 123R, "Share-Based Payment" requires all entities to recognize compensation expense in an amount equal to the fair value of share-based payments made to employees, among other requirements. SFAS 123R is effective in the first reporting period beginning after June 15, 2005. We have already adopted the expense recognition provisions of SFAS 123 for our stock-based compensation and have not concluded whether the transition to SFAS 123R will have a material effect on our consolidated financial statements.

Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity

        SFAS 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity" establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS 150 requires that certain financial instruments be classified as liabilities that were previously considered equity. The adoption of this standard as of July 1, 2003, as required, had no impact on our consolidated financial statements.

4.    ACQUISITIONS AND DISPOSITIONS

        Acquisition of ITC—On February 28, 2003, Holdings acquired all of Predecessor ITC's outstanding ownership interests from DTE Energy for $610.0 million in cash plus direct transaction costs. Prior to the Acquisition, Holdings had no operations. In accordance with provisions of the Stock Purchase Agreement the agreement that sets various terms and conditions of the Acquisition, the purchase price was adjusted based on a closing balance sheet of Predecessor ITC at February 28, 2003. Holdings paid $8.3 million in additional consideration for the Acquisition during the 2003 Period, primarily relating to incremental PP&E balances of Predecessor ITC at February 28, 2003 compared with the preliminary PP&E balances estimated at the time of the closing of the Acquisition. During 2004, Holdings and DTE Energy negotiated additional PP&E, inventory, and other closing balance sheet items relating to the Acquisition. These negotiations are not final; however, Holdings' best estimate of the outcome has been recorded resulting in an increase in the purchase price of $1.4 million. There may be additional purchase price adjustments as Holdings and DTE Energy finalize their negotiations or continue to identify differences from the closing balance sheet at February 28, 2003.

        Holdings accounted for the Acquisition using the purchase method. The excess purchase price, including transaction costs, over the fair value of net assets acquired was classified as goodwill. The Acquisition was treated as a taxable transaction, adjusting the tax basis of the assets acquired to fair value pursuant to an election under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended. The goodwill amount of $176.0 million is expected to be deductible for federal income tax purposes, with the majority of the goodwill being amortized over fifteen years for federal income tax purposes.

        The following table summarizes the allocation of the purchase price to the fair values of the assets acquired and liabilities assumed in the Acquisition:

(in thousands)
Current assets	$14,449
Property, plant and equipment (net)(a)	433,536
Other regulatory assets	5,883
Regulatory assets—acquisition adjustment	60,602

Total assets acquired	514,470

Current liabilities	(231)
Regulatory liabilities	(45,227)
Other liabilities	(11,775)

Total liabilities assumed	(57,233)

Net assets acquired	457,237
Goodwill(a)	176,039

Acquisition price, including transaction costs	$633,276

(a)
Includes purchase price adjustments recorded during 2004 relating to PP&E.

        Conjunction—We acquired a majority membership interest in Conjunction LLC ("Conjunction") in the 2003 Period, subsequent to approval by the FERC, through our newly-formed wholly-owned subsidiary, NYTHC. The majority interest was acquired in October 2003 for $2.0 million, consisting of the conversion of a loan receivable to membership interest of $1.1 million, cash of $0.9 million and direct transaction costs of $0.3 million. Additional membership interests were acquired in December 2003 for cash of $1.0 million. The investment in Conjunction was used to fund initial planning and development of a 130-mile high-voltage direct current transmission line to be built within New York State to transmit power to the metropolitan New York City area. On July 16, 2004, the Conjunction agreement was amended in several respects, including providing substantial participating rights to the minority membership interest holder of Conjunction. As a result, NYTHC discontinued the application of consolidation accounting for Conjunction and prospectively began to apply equity method accounting in July 2004. Conjunction had goodwill of $3.8 million, accounts payable of $3.9 million and other current liabilities of $0.3 million that were no longer included in the consolidated statement of financial position beginning in July 2004 due to the discontinuation of consolidation accounting for Conjunction. The impact from Conjunction for the 2003 Period resulted in losses of $1.6 million ($1.0 million after tax). The net impact from Conjunction for 2004 resulted in losses of $1.7 million ($1.1 million after tax), comprised of general and administrative expenses of $2.4 million offset by the reversal of previously recognized losses upon application of the equity method of $0.7 million recorded in other income. In November 2004, Conjunction announced that the development of the proposed transmission line had been terminated. We have no remaining investment balance relating to Conjunction at December 31, 2004 and therefore no equity method losses to record prospectively.

        Goodwill—The following table summarizes the changes in the carrying amount of goodwill during the 2003 Period and 2004:

	2003	2004
	(in thousands)
Goodwill balance, beginning of period	$170,171	$178,414
Changes to goodwill:
Acquisition of Conjunction	3,806	—
ITC purchase price adjustments	4,437	1,431
Deconsolidation of Conjunction	—	(3,806)

Goodwill balance, end of period	$178,414	$176,039

5.    REGULATORY MATTERS

        Regulatory Assets—Acquisition Adjustment—The regulatory assets-acquisition adjustment balance at December 31, 2004 of $55.1 million is the remaining unamortized balance of the portion of the ITC purchase price in excess of the fair value of net assets acquired approved for inclusion in future rates by the FERC. ITC earns a return on the remaining unamortized balance of the regulatory asset-acquisition adjustment. The FERC based the original amount on the accumulated deferred income taxes recorded by Predecessor ITC at February 28, 2003, the benefit of which remained with DTE. The original amount recorded for this regulatory asset of $60.6 million is being recognized in rates and amortized on straight-line basis over 20 years. ITC recorded amortization expense of $2.5 million and $3.0 million during the 2003 Period and 2004, respectively, which is included in depreciation and amortization.

        Other Regulatory Assets—During the 2003 Period, ITC amortized $4.9 million of regulatory assets relating to MISO and ITC start-up activities to general and administrative expense. Additionally, during the 2003 Period, approximately $1.0 million of costs previously deferred as regulatory assets relating to MISO Integrated Control Center System were reimbursed by MISO. There was no remaining balance for this regulatory asset at December 31, 2003.

        In July 2003, unamortized debt expense of $10.9 million related to ITC debt redeemed with the July 2003 refinancing was reclassified from deferred financing fees to other regulatory assets. ITC amortized $0.9 million and $1.9 million of this regulatory asset to interest expense during the 2003 Period and 2004, respectively. The balance of this regulatory asset at December 31, 2004 was $8.1 million. ITC does not earn a return on this regulatory asset, and the amounts are amortized on a straight-line basis through February 2009.

        Regulatory Liabilities—At December 31, 2004, we had recorded an estimated $43.9 million for accrued asset removal costs related to ITC, included in regulatory liabilities. Removal expenditures incurred are charged to regulatory liabilities.

        Tariff Rates/Attachment O—ITC's transmission rates are regulated by the FERC. On February 20, 2003, the FERC issued an order authorizing the Acquisition and approving transmission rates for ITC, including a fixed transmission rate of $1.075 per kilowatt ("kW") per month through December 31,

2004 (the "Freeze Period"). This fixed rate was less than the rate that would otherwise have applied upon closing of the Acquisition if rates had reflected ITC's FERC-approved capital structure, rate base and other components of revenue requirements under Attachment O.

        Attachment O is a FERC-approved cost of service formula rate template that is completed annually by all transmission-owning members of the MISO, except for members who have alternative rate structures approved by the FERC. Under Attachment O, transmission rates are determined annually based on an allowed rate of return on rate base (weighted average cost of capital), network load, operating expenses (including taxes) and depreciation and amortization, among other components. The financial information used to complete ITC's Attachment O filing is taken primarily from ITC's most recently completed FERC Form 1. In its February 20, 2003 order, the FERC accepted ITC's proposed return of 13.88% on the equity portion of its capital structure. ITC's proposed capital structure targeting 60% equity and 40% debt was also accepted by the FERC although Attachment O uses ITC's actual capital structure from its FERC Form 1. Since Attachment O is a FERC-approved rate formula, no FERC filing is required to put the calculated rates into effect.

        During the Freeze Period, the difference between the revenue ITC would have been entitled to collect under Attachment O and the actual revenue ITC received based on the fixed transmission rate in effect during the Freeze Period (the "Revenue Deferral") will not be recognized as revenue until billed. The cumulative Revenue Deferral at December 31, 2004 was $59.7 million ($38.8 million net of tax). At the end of each year, the cumulative Revenue Deferral, net of taxes, will be included in rate base on Attachment O to determine ITC's annual revenue requirement. The Revenue Deferral will be included ratably in rates over the five-year period beginning June 1, 2006. The Revenue Deferral and related taxes are not reflected as an asset or as revenue in the 2003 or 2004 consolidated financial statements, because the Revenue Deferral does not meet the criteria to be recorded as a regulatory asset in accordance with SFAS 71.

        The February 20, 2003 order required ITC to submit a compliance filing explaining the Attachment O deferral calculation and its proposed accounting for the Acquisition. On March 24, 2003, ITC submitted its compliance filing. On July 2, 2003 the FERC issued an order that accepted the March 24, 2003 compliance filing but deferred action on ITC's proposed accounting.

        On April 29, 2004, the FERC issued an order accepting in part and modifying in part ITC's proposed accounting and related rate setting items contained in its March 24, 2003 compliance filing and directed ITC to make a further compliance filing to revise its Attachment O tariff sheets in accordance with the accounting items. On May 28, 2004, ITC submitted its compliance filing in response to the April 29, 2004 order. On July 14, 2004 the FERC accepted ITC's May 28, 2004 compliance filing. On September 16, 2004, and as amended on September 20, 2004, MISO and ITC submitted a joint filing to incorporate the tariff revisions accepted on July 14, 2004 into the MISO Open Access Transmission Tariff. On November 16, 2004, the FERC accepted the submittals for filing.

        Beginning January 1, 2005, ITC began to charge a rate of $1.587 per kW/month as calculated under the Attachment O formula based primarily on FERC Form 1 data for the year ended December 31, 2003. Beginning June 1, 2005, and each June 1 thereafter, ITC will charge rates based primarily on data from the previous year's FERC Form 1. ITC's rates beginning June 1, 2006 will be based primarily on FERC Form 1 data for the year ended December 31, 2005 and will also include recovery of a portion of the Revenue Deferral. ITC's rates will be based on Attachment O through January 31, 2008, subject to further extension by the FERC.

        Other—On September 4, 2003, ITC was represented and testimony was submitted in hearings before the Energy and Commerce Committee of the United States House of Representatives investigating the August 14, 2003 electrical blackout. These hearings together with other investigations may result in further regulatory proceedings and initiatives that would affect the operations of the transmission grid.

        On September 15, 2003, the FERC issued an order authorizing an increase in the aggregate amount of long-term debt securities that ITC may issue from $200 million to $210 million subject to various conditions.

        On February 13, 2004, ITC filed an application with the FERC to issue additional debt and/or equity securities in an aggregate amount of $50 million. On March 10, 2004, the FERC issued a letter order authorizing the issuance of such securities subject to various terms and conditions.

        On July 13, 2004, Michigan Public Acts 197 and 198 were signed. This legislation clarifies that independent transmission companies such as ITC may use the eminent domain procedures, where necessary and appropriate, to site new transmission lines. This legislation updated existing Michigan statutes to ensure independent transmission companies have the same eminent domain authority possessed by traditional utilities. It allows independent transmission companies to gain siting approval for new transmission facilities from the Michigan Public Service Commission.

        On October 29, 2004, MISO and certain MISO transmission owners, other than ITC, filed revisions to their Attachment O tariff sheets with respect to the treatment of long-term interest on advances from associated companies. Under the previous version of Attachment O, long-term interest on advances from associated companies was not included as a component of revenue requirements. The revision, as filed, would have allowed ITC to include long-term interest on advances from associated companies in its weighted average cost of borrowings and therefore, such interest would be a component of revenue requirements. On November 1, 2004, ITC and MISO filed a corresponding revision to ITC's Attachment O tariff sheet. In December 2004, the FERC accepted this filing. This Attachment O revision did not have an impact on ITC in 2004.

        ITC is actively involved in numerous other FERC proceedings either directly or jointly with MISO as part of its ongoing operations.

6.    PROPERTY, PLANT AND EQUIPMENT

        PP&E-net consisted of the following at December 31, 2003 and 2004:

	2003	2004
	(in thousands)
Property, plant and equipment
Transmission plant in service	$821,839	$886,918
Construction work in progress	17,851	20,568
Other	7,974	8,224

Total	847,664	915,710
Less accumulated depreciation and amortization	(388,271)	(402,026)

Property, plant and equipment-net	$459,393	$513,684

7.    LONG-TERM DEBT

        The following amounts were outstanding at December 31, 2003 and 2004:

	2003	2004
	(in thousands)
Holdings 5.25% Senior Notes due July 15, 2013 (net of discount of $1,134 and $1,015, respectively)	$265,866	$265,985
ITC 4.45% First Mortgage Bonds Series A due July 15, 2013 (net of discount of $113 and $101, respectively)	184,887	184,899
Holdings revolving credit facility	—	7,500
ITC revolving credit facility	—	25,000
Other	—	46

	450,753	483,430
Less amounts due within one year	—	7

	$450,753	$483,423

        The annual maturities of long-term debt as of December 31, 2004 are as follows:

(in thousands)
2005	$7
2006	25,007
2007	7,507
2008	7
2009	5
2010 and thereafter	450,897

Total long-term debt	$483,430

        On February 28, 2003, Holdings and ITC borrowed funds in order to partially finance the Acquisition. On July 16, 2003, those variable rate term loans were refinanced with ITC's issuance of $185 million 4.45% First Mortgage Bonds Series A due July 15, 2013 (the "ITC Mortgage Bonds"). The bonds are issued under ITC's First Mortgage and Deed of Trust, and therefore have the benefit of a first mortgage lien on substantially all of ITC's property. Holdings issued $267 million unsecured 5.25% Senior Notes due July 15, 2013 (the "Holdings Senior Notes") and used a portion of the proceeds to make a $27.1 million distribution to its stockholders in August 2003. Holdings recorded a loss on extinguishment of debt of $11.4 million in connection with the July refinancing.

        We are in compliance with our debt covenants under the ITC Mortgage Bonds and Holdings Senior Notes. Additionally, in order to incur additional indebtedness at Holdings or any of its Subsidiaries the Holdings Senior Notes require that we maintain a funds from operations to interest ratio of 2.0 to 1.0 after including the effect of the new indebtedness. Funds from operations is computed using operating cash flows less the change in working capital plus cash paid for interest.

        Based on the borrowing rates currently available to us for loans with similar terms and average maturities, the fair value of the ITC Mortgage Bonds and Holdings Senior Notes is $443.0 million at

December 31, 2004. The total book value of the ITC Mortgage Bonds and Holdings Senior Notes is $450.9 million at December 31, 2004. Our other long-term debt of $32.5 million included in total long-term debt is comprised of variable rate instruments the fair value of which approximates book value.

        In July 2003, a convertible variable rate loan of $5.9 million obtained as part of the Acquisition financing and accrued interest of $0.1 million were converted into 803,060 shares of Holdings' common stock.

        ITC had $25.0 million outstanding under its revolving credit facility at December 31, 2004 with a variable weighted-average interest rate of 3.66% and a maturity date of February 28, 2006. The commitment under this facility was $25.0 million at December 31, 2004.

        In January 2005, ITC amended and restated its revolving credit facility to increase the total commitment thereunder to $65.0 million with an option to increase the commitments to $75.0 million, subject to ITC's ability to obtain the agreement of willing lenders. The maturity date was amended to March 19, 2007. ITC's revolving credit facility is supported by the issuance of $75.0 million of ITC's Series B Mortgage Bonds, which in turn are supported by a first mortgage lien on substantially all of ITC's property. ITC must not exceed a total debt to total capital ratio of 60% under its revolving credit facility.

        Holdings had borrowings of $7.5 million under its revolving credit facility at December 31, 2004 with a variable weighted-average interest rate of 3.91% and a maturity date of March 19, 2007. The commitment under this facility was $40.0 million at December 31, 2004.

        In January 2005, Holdings amended and restated its revolving credit facility to increase the total commitments thereunder to $47.5 million, with an option to increase the commitments to $50.0 million, subject to Holdings' ability to obtain the agreement of willing lenders. We must not exceed a debt to total capital ratio of 85% under Holdings' revolving credit facility. Holdings' revolving credit facility is secured by a perfected first priority pledge of 158 of the 1,000 outstanding shares of common stock of ITC.

        Interest Rate Swap—On March 31, 2003, ITC entered into an interest rate swap to limit sensitivity to market interest rate risk associated with the variable rate term loan that ITC obtained to partially finance the Acquisition. The interest rate swap was designated as a cash flow hedge under SFAS 133, "Accounting for Derivative Instruments and Hedging Activities." The fixed rate under the swap agreement was 5.41% with an original notional of $185 million and a maturity date of March 30, 2007. On July 16, 2003, the interest rate swap was terminated in conjunction with the refinancing of ITC's long-term debt. The termination cost of the cash flow hedge of $2.6 million was reclassified to other regulatory assets.

8.    EARNINGS PER SHARE

        We report both basic and diluted earnings per share. Basic earnings (loss) per share is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period. Diluted earnings (loss) per share assumes the issuance of potentially dilutive shares of common stock during the period resulting from the exercise of common stock options and vesting of restricted stock awards. A reconciliation of both calculations for the 2003 Period and 2004 is presented in the following table:

	2003	2004
	(in thousands, except shares outstanding and per share amounts)
Basic earnings (loss) per Share
Weighted average common shares outstanding	29,339,394	30,183,886
Net income (loss)	$(8,054)	$2,608

Earnings (loss) per share of common stock based on number of shares outstanding	$(0.27)	$0.09

Diluted earnings (loss) per Share
Weighted average common shares outstanding	29,339,394	30,183,886
Incremental shares of stock-based awards	—	715,662
Average number of dilutive shares outstanding	29,339,394	30,899,548
Net income (loss)	$(8,054)	$2,608

Earnings (loss) per share of common stock assuming issuance of incremental shares	$(0.27)	$0.08

        Diluted earnings (loss) per share for the 2003 Period has been corrected subsequent to the original issuance of these financial statements to exclude the 274,388 incremental shares of stock-based awards and the 328,391 incremental shares for assumed conversion of debt that were anti-dilutive in accordance with GAAP.

        Compensation arrangements for certain employees and non-employees included a commitment by each of these individuals to purchase a stated number of shares of common stock of Holdings. Prior to the actual purchase of such shares, the commitment is treated as a stock subscription, and because such shares effectively participate in dividends, share amounts of 66,125 and 82,858 for the 2003 Period and 2004, respectively, have been included in the weighted average common shares outstanding used to determine both basic and diluted earnings per share.

        Basic net income (loss) per share excludes 405,485 and 337,273 shares of restricted common stock at December 31, 2003 and 2004, respectively, that were issued and outstanding, but had not yet vested as of such dates.

        Options to purchase approximately 2.0 million shares of common stock at December 31, 2003 were not included in the computation of diluted earnings per share because the options' exercise price was greater than the average fair value of the shares of common stock during the respective periods, making them anti-dilutive.

9.    INCOME TAXES

        Our effective tax rate varied from the statutory federal income tax rate due to permanent differences between the book and tax treatment of various transactions as follows:

	2003	2004
	(in thousands)
Income tax expense (benefit) at 35% statutory rate	$(4,326)	$1,497
Lobbying expenses not deductible	46	147
Other—net	(26)	25

Deferred income tax provision (benefit)	$(4,306)	$1,669

        Deferred income tax assets (liabilities) consisted of the following at December 31, 2003 and 2004:

	2003	2004
	(in thousands)
Property, plant and equipment	$(4,346)	$(21,948)
Tax loss carryforward	10,390	26,161
Goodwill	(3,527)	(6,279)
Debt issue costs	(3,495)	(2,819)
Property taxes	3,666	5,264
Other—net	1,618	2,492

	$4,306	$2,871

Deferred income tax liabilities	$(11,368)	$(31,994)
Deferred income tax assets	15,674	34,865

Net deferred tax assets	$4,306	$2,871

        We have federal income tax operating loss carryforwards of $74.7 million as of December 31, 2004 that we expect to use within the next several years. The tax loss carryforwards of $36.1 million and $38.6 million relating to the 2003 Period and 2004, respectively, expire in 2023 and 2024, respectively.

10.    LEASES

        ITC has operating lease agreements for office space rental which expire in May 2008. ITC has two successive one-year options to renew a portion of the leased premises upon expiration solely at ITC's discretion. Additionally, ITC has operating leases for office equipment and storage facilities. Rent expense during the 2003 Period and 2004 was $0.3 million and $0.5 million, respectively, recorded in general and administrative expenses.

        Future minimum lease payments under the leases at December 31, 2004 were:

(in thousands)
2005	$771
2006	823
2007	836
2008	351
2009 and thereafter	—

Total minimum lease payments	$2,781

11.    RETIREMENT BENEFITS AND ASSETS HELD IN TRUST

Retirement Plan Benefits

        We have a defined benefit retirement plan for eligible employees, comprised of a traditional final average pay plan and a cash balance plan. The defined benefit retirement plan is noncontributory, covers substantially all employees, and provides retirement benefits based on the employees' years of benefit service. The traditional final average pay plan benefits factor average final compensation and age at retirement in determining retirement benefits provided. The cash balance plan benefits are based on annual employer contributions and interest credits. We have also established two supplemental nonqualified, noncontributory, unfunded retirement benefit plans for selected management employees. The plans provide for benefits that supplement those provided by our other retirement plans.

        Our policy is to fund the defined benefit retirement plan by contributing the minimum amount required by the Employee Retirement Income Security Act of 1974, as amended, and additional amounts deemed appropriate. We expect to contribute $1.6 million to the defined benefit retirement plan relating to 2004 in 2005. The minimum funding requirement relating to 2004 is $0.8 million.

        As outlined in the Stock Purchase Agreement, we assumed certain retirement benefit obligations from DTE Energy as part of the Acquisition and the parties agreed that DTE Energy would transfer $3.6 million into our pension trust. The transfer occurred on December 29, 2003. The plan assets consisted of the following at September 30, 2003 and 2004:

	2003	2004
Asset Category
Receivable from DTE Energy pension	100.0%	—
Fixed income securities	—	59.5%
Equity securities	—	40.5%

Total	100.0%	100.0%

        The investment objective of the retirement benefit plan is to maximize total return with moderate tolerance for risk. Targeted asset allocation is equally weighted between equity and fixed income securities. Management believes that this strategy will provide flexibility for liquidity purposes but also establishes some investment for growth. We began implementing this strategy in July 2004. As of September 30, 2004, this strategy had not yet been fully implemented as the plan was in the process of gradually transferring its investments from guaranteed deposits to equity and fixed income securities.

        We had an initial measurement date of February 28, 2003 to determine the pension benefit obligation recorded at the date of Acquisition and have an annual measurement date of September 30.

        Net pension cost for the 2003 Period and 2004 includes the following components:

	2003	2004
	(in thousands)
Service cost	$474	$769
Interest cost	398	511
Expected return on plan assets	(211)	(254)
Amortization of prior service cost	445	533
Amortization of actuarial gain	—	(3)

Net pension cost	$1,106	$1,556

        The following table reconciles the obligations, assets and funded status of the plans as well as the amounts recognized as pension liability in the consolidated statement of financial position as of the measurement date of September 30:

	2003	2004
	(in thousands)
Accumulated benefit obligation September 30	$5,005	$7,000

Projected benefit obligation February 28, 2003 and October 1, 2003, respectively	$7,650	$8,517
Service cost	288	769
Interest cost	285	511
Actuarial net loss	294	324
Plan amendments	—	(82)

Projected benefit obligation September 30	$8,517	$10,039

Plan assets at fair value February 28, 2003 and October 1, 2003, respectively	3,628	3,628
Actual return on plan assets	—	148
Employer contributions	—	250

Plan assets at fair value September 30	$3,628	$4,026

Funded status	$(4,889)	$(6,013)
Unrecognized prior service cost	2,491	1,875
Unrecognized actuarial net loss	206	640

Prepaid (accrued) cost	$(2,192)	$(3,498)

        We recognized an additional minimum pension liability as required under SFAS 87, "Employers' Accounting for Pensions." An additional pension liability may be required when the accumulated benefit obligation of the plan exceeds the fair value of plan assets. Under SFAS 87, we recorded an additional minimum pension liability and recorded an intangible pension asset of $0.5 million and $0.3 million in other assets as of December 31, 2003 and 2004, respectively, in our consolidated statement of financial position.

        Actuarial assumptions used to determine the benefit obligation are listed below:

	February 28, 2003 Benefit Obligation	September 30, 2003 Benefit Obligation	September 30, 2004 Benefit Obligation
Discount rate	6.25%	6.0%	5.75%
Annual rate of salary increases	3.5%	3.5%	3.5%

        Actuarial assumptions used to determine the benefit cost for the 2003 Period and 2004 are listed below:

	2003	2004
Discount rate	6.25%	6%
Annual rate of salary increases	3.5%	3.5%
Expected long-term rate of return on plan assets	7%	7%

        The expected long-term rate of return was estimated using market benchmarks for equities and bonds applied to the plan's target asset allocation. The expected return on plan assets component of net pension cost was determined based on the expected long-term rate of return on plan assets and the fair value of plan assets.

        At December 31, 2004, the projected benefit payments for the defined benefit retirement plan are $75,000 in 2005, $110,000 in 2006, $151,000 in 2007, $3.8 million in 2008, $493,000 in 2009 and a total of $3.6 million for 2010 through 2014. The projected payments were calculated using the same assumptions as those used to calculate the benefit obligations described above.

        We also sponsor a defined contribution retirement savings plan. Participation in this plan is available to substantially all employees. We match employee contributions up to certain predefined limits based upon eligible compensation and the employee's contribution rate. The cost of this plan was $0.4 million and $0.6 million for the 2003 Period and 2004, respectively.

Other Postretirement Benefits

        We provide certain postretirement health care, dental, and life insurance benefits for employees who may become eligible for these benefits. We had an initial measurement date of February 28, 2003 to determine the benefit obligation recorded at the date of Acquisition. Annual measurement dates are September 30 of each year. We made our initial contribution to the plan in September 2004 and expect to contribute $0.6 million to the plan in first quarter 2005. The plan assets consisted exclusively of fixed income securities at September 30, 2004.

        The investment objective for the postretirement benefit plan is to maximize total return with moderate tolerance for risk. Targeted asset allocation is equally weighted between equity and fixed income securities. This strategy will provide flexibility for liquidity purposes but also establishes some investment for growth. As of September 30, 2004, this strategy had not yet been implemented as we made our initial contribution to the plan on September 15, 2004.

        On December 8, 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the "Act") was signed into law. In accordance with FASB Staff Position No. 106-2, ITC's measurement of the accumulated postretirement benefit obligation as of September 30, 2004 reflects amounts associated with the expected subsidies under the Act because we have concluded that the benefits provided by the plan are actuarially equivalent to Medicare Part D under the Act.

        Net postretirement cost for the 2003 Period and 2004 includes the following components:

	2003	2004
	(in thousands)
Service cost	$192	$498
Interest cost	88	118

Net postretirement cost	$280	$616

        The following table reconciles the obligations, assets and funded status of the plans as well as the amounts recognized as accrued postretirement liability in the consolidated statement of financial position as of the measurement date of September 30:

	2003	2004
	(in thousands)
Accumulated postretirement obligation February 28, 2003 and October 1, 2003, respectively	$(1,680)	$(1,971)
Service cost	(111)	(498)
Interest cost	(85)	(118)
Actuarial loss	(95)	(995)
Effect of Medicare Part D 28% Subsidy	—	394

Accumulated postretirement obligation September 30	$(1,971)	$(3,188)

Plan assets at fair value February 28, 2003 and October 1, 2003, respectively	$—	$—
Actual return on plan assets	—	—
Employer contributions	—	$237

Plan assets at fair value September 30	$—	$237

Funded status	$(1,971)	$(2,951)
Unrecognized prior service cost	—	—
Unrecognized actuarial net loss	11	613

Prepaid (accrued) cost	$(1,960)	$(2,338)

        Actuarial assumptions used to determine the benefit obligation are as follows:

	February 28, 2003	September 30, 2003	September 30, 2004
Discount rate	6.25%	6.0%	5.75%
Annual rate of salary increases	3.5%	3.5%	3.5%
Health care cost trend rate assumed for next year	10%	10%	11%
Rate to which the cost trend rate is assumed to decline	5%	5%	5%
Year that the rate reaches the ultimate trend rate	2013	2013	2014
Annual rate of increase in dental benefit costs	4%	4%	5%

        Actuarial assumptions used to determine the benefit cost for the 2003 Period and 2004 are as follows:

	2003 Benefit Cost	2004 Benefit Cost
Discount rate	6.25%	6.0%
Annual rate of salary increases	3.5%	3.5%
Health care cost trend rate assumed for next year	10%	10%
Rate to which the cost trend rate is assumed to decline	5%	5%
Year that the rate reaches the ultimate trend rate	2013	2013

        At December 31, 2004, the projected benefit payments for the postretirement benefit plan, net of the Medicare subsidy, are $22,000 in 2005, $25,000 in 2006, $40,000 in 2007, $72,000 in 2008, $145,000 in 2009 and a total of $1.6 million for 2010 through 2014. The projected payments were calculated using the same assumptions as those used to calculate the benefit obligations listed above.

        Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point increase and decrease in assumed health care cost trend rates would have the following effects on costs for the 2004 and benefit obligation at September 30, 2004:

	One-percentage- point increase	One-percentage- point decrease
	(in thousands)
Effect on total of service and interest cost	$110	$(84)
Effect on postretirement benefit obligation	$487	$(398)

12.    DEFERRED COMPENSATION PLANS

        Certain of our employees participate in our deferred compensation plan (the "Deferred Compensation Plan"). The investments in the Deferred Compensation Plan trust of $0.4 million at December 31, 2004 are included in other assets with the corresponding liability in Deferred compensation liability. We account for the assets contributed under the Deferred Compensation Plan and held in a trust as trading securities under SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities". Accordingly, gains or losses on the investments, for which the employees are at risk for the investment returns, are recorded as investment income or loss with an offsetting amount recorded to compensation expense. Total compensation expense for 2004, including investment earnings, was $0.4 million recorded in general and administrative expense.

        We have a Dividend Equivalent Rights Plan (the "Dividend Plan") that is accounted for as a deferred compensation plan. Participants in the Dividend Plan are our employees with Holdings' stock options. Awards under the Dividend Plan are recognized on the record date of any dividend declared on the outstanding shares of common stock of Holdings and contributed to a trust. The investments in the Dividend Plan trust of $1.9 million at December 31, 2004 are included in other assets with the corresponding liability in deferred compensation liability. We account for the assets contributed under the Dividend Plan and held in a trust as trading securities under SFAS 115. Accordingly, gains or losses on the investments are recorded as investment income or loss with an offsetting amount recorded to compensation expense. Total compensation expense for the 2003 Period and 2004 was $1.7 million and $0.2 million, respectively, recorded in general and administrative expense.

13.    STOCKHOLDERS' EQUITY AND STOCK-BASED COMPENSATION

Common Stock

        Our authorized capital stock consists of 100 million shares of Holdings common stock, without par value.

        Voting Rights—Each holder of Holdings common stock, including holders of restricted stock awards, is entitled to cast one vote for each share held of record on all matters submitted to a vote of stockholders, including the election of directors. Holders of Holdings common stock have no cumulative voting rights.

        Dividends—Holders of Holdings common stock, including holders of restricted stock, are entitled to receive dividends or other distributions declared by the board of directors. The right of the board of directors to declare dividends is subject to the right of any holders of our preferred stock, to the extent that any preferred stock is authorized and issued, and the availability under the Michigan Business Corporation Act of sufficient funds to pay dividends. We have not issued any preferred stock.

        Liquidation Rights—If we are dissolved, the holders of Holdings common stock will share ratably in the distribution of all assets that remain after we pay all of our liabilities and satisfy our obligations to the holders of any of our preferred stock, to the extent that any preferred stock is authorized and issued.

        Preemptive and Other Rights—Holders of Holdings common stock have no preemptive rights to purchase or subscribe for any of our stock or other securities, and there are no conversion rights or redemption or sinking fund provisions with respect to our common stock.

Stock-based compensation

        Our stock-based compensation plan permits the awarding of various stock awards to employees and non-employees, including options to purchase Holdings' common stock and restricted stock of Holdings. The number of shares authorized for grant under the plan is 3,343,214 shares of Holdings common stock after giving effect to the adjustment of the number of shares authorized under the Amended and Restated 2003 Stock Purchase and Option Plan for Key Employees of ITC Holdings Corp. and its Subsidiaries.

Options

        During the 2003 Period and 2004, we granted options with vesting schedules of 20% each over a five-year period beginning on February 28, 2004 or February 28, 2005. The exercise price for all options is $7.48 per share. The options have a term of 10 years subsequent to the grant date, with a remaining weighted average contract life of approximately 8.5 years. Stock option activity for the 2003 Period and 2004 was as follows:

Number of options
Outstanding at February 28, 2003	—
Granted	2,014,621

Outstanding at December 31, 2003 (none exercisable)	2,014,621
Granted	97,622
Cancelled	(80,237)

Outstanding at December 31, 2004 (407,738 exercisable)	2,032,006

        Based on the fair value of the options at the grant dates for employees, and the fair value of the options as the related services are completed at each vesting date and as valued at each financial reporting date through the vesting date for non-employees, ITC recognized approximately $0.5 million and $0.6 million of compensation expense for the 2003 Period and 2004, respectively. Fair value of the stock options was determined using a Black-Scholes option pricing model. The following assumptions were used in determining the weighted average fair value per option of $1.68 and $4.42 in the 2003 Period and 2004, respectively:

	2003 Awards	2004 Awards
Weighted average expected volatility	21.3%	28.1%
Weighted average risk-free interest rate	2.9%	3.2%
Weighted average expected life	4.8 years	3.4 years
Range of estimated fair values of underlying shares	$6.58-$7.48	$6.58-$11.90

Restricted Stock Awards

        Holders of restricted stock awards have all the rights of a holder of common stock of Holdings, including dividend and voting rights. The holder becomes vested as a result of certain events, but not longer than five years after the grant date. The average expected remaining vesting period at December 31, 2004 is 3.2 years. Restricted stockholders may not sell, transfer, or pledge their shares.

        Restricted stock awards are recorded at fair value at the date of grant. Awards that were granted for future services are accounted for as unearned compensation, with amounts amortized over the vesting period. Awards that were granted as a signing bonus have been expensed at the grant date. Restricted stock award activity for the 2003 Period and 2004 is as follows:

	2003	2004
Restricted stock awarded	405,485	70,481
Restricted stock forfeited	—	(3,343)
Weighted average fair value of shares awarded	$6.99	$7.39
Compensation expense recognized (in millions)	$0.5	$0.6

14.    RELATED-PARTY TRANSACTIONS

        We pay consulting fees, including out-of-pocket expenses, to certain of our stockholders (and affiliates of their partners) for ongoing management and administration services. Additionally, we pay insurance premiums to certain of our stockholders (and affiliates of their partners). During the 2003 Period and 2004, we incurred $1.2 and $1.5 million for these services, respectively, which were recorded in general and administrative expenses. The consulting fees are generally paid at the end of each quarter and the insurance premiums are paid in advance for a twelve-month period.

15.    JOINTLY OWNED UTILITY PLANT/COORDINATED SERVICES

        The Michigan Public Power Agency ("MPPA") has a 50.41% ownership interest in ITC's Greenwood-St. Clair-Jewell-Stephens Transmission Line and Monroe-Wayne-Coventry-Majestic Transmission Line. ITC had $21.4 million of gross transmission plant in service relating to its ownership interest of 49.59% at December 31, 2004. An Ownership and Operating Agreement provides ITC with authority for construction of capital improvements and for the operation and management of the transmission lines. MPPA is responsible for the capital and operating and maintenance costs allocable to their ownership interest. There was no jointly-owned plant under construction at December 31, 2004.

        ITC and the Michigan Electric Transmission Company ("METC") operate their interconnected transmission systems as a single control area from the Michigan Electric Power Coordination Center ("MEPCC") which is owned by ITC. ITC and METC are each responsible for 50% of all costs, obligations and liabilities incurred by either party in connection with the operation and maintenance of the MEPCC, including the monthly fixed charges on the investment made by ITC in the MEPCC. The monthly fixed charges totaling $1.4 million and $1.8 million for the 2003 Period and 2004, respectively, is recorded in operating revenues.

16.    COMMITMENTS AND CONTINGENCIES

Litigation

        We are involved in routine litigation in the normal course of our business. Such proceedings are not expected to have a material adverse impact on our results of operations, financial position or liquidity.

MPPA Accounts Receivable

        ITC has billed MPPA $2.1 million under the Ownership and Operating Agreement, which is included in accounts receivable as of December 31, 2004. MPPA has withheld payment of the amount as a setoff to revenues for which it believes ITC should have provided them through a recovery mechanism. MPPA has not disputed that it is obligated to reimburse ITC under the terms of the Ownership and Operating Agreement. However, MPPA has asserted that ITC should have executed a revenue distribution mechanism with MPPA that would enable MPPA to establish a revenue requirement to be collected by MISO from customers in ITC's service territory. ITC believes it has no obligation to unilaterally impose such a revenue requirement on these customers and accordingly it believes the assertion made by MPPA is not supportable. ITC will seek legal remedies should the amounts continue to be unpaid. ITC has not recorded any reserves relating to this matter as of December 31, 2004 because it believes collection of the receivable is probable.

        Beginning January 2005, the rate charged by MISO to customers in ITC's service territory includes an amount relating to MPPA's revenue requirements allocable to their ownership interest. These amounts are not included in ITC's Attachment O, but currently are expected to be collected by MISO, paid to ITC, and remitted by ITC to MPPA.

Thumb Loop Project

        ITC currently is upgrading its electric transmission facilities in Lapeer County, Michigan (the "Thumb Loop Project"). As part of the Thumb Loop Project, ITC is replacing existing H-frame transmission poles with single steel poles and replacing a single circuit transmission line with a double circuit transmission line. Certain property owners along the Thumb Loop have alleged that ITC's facilities upgrades overburden ITC's easement rights, and in part have alleged trespass. Litigation regarding the property owners' claims is being held in abeyance and, accordingly, remains in its early stages. We cannot predict the final disposition of such proceedings. The legal costs incurred relating to the Thumb Loop Project are included as a cost of the project and are recorded in PP&E. Additionally, any damages that result from these proceedings would be included in PP&E. The legal costs incurred as of December 31, 2004 were not material.

Personal Property Taxes

        The Detroit Edison Company ("Detroit Edison"), a subsidiary of DTE Energy, was responsible for paying property taxes for combined DTE Energy distribution and transmission properties prior to the Acquisition. The property tax valuation tables established by the Michigan State Tax Commission ("STC") are used to determine the taxable value of personal property based on the property's age. In November 1999, the STC approved new valuation tables that more accurately recognize the value of a utility's personal property. The new valuation tables became effective in 2000 and are currently used to calculate property tax expense. However, several local taxing jurisdictions have taken legal action attempting to prevent the STC from implementing the new valuation tables and have continued to prepare assessments based on the superseded valuation tables or their own tables. The legal actions regarding the appropriateness of the new valuation tables were before the Michigan Tax Tribunal ("MTT") which, in April 2002, issued its decision essentially affirming the validity of the STC's new valuation tables. In June 2002, petitioners in the case filed an appeal of the MTT's decision with the Michigan Court of Appeals. On January 20, 2004, the Michigan Court of Appeals upheld the validity of the new valuation tables.

        Predecessor ITC had recorded property tax expense based on the new valuation tables prior to the Acquisition, and ITC continued to record property tax expense based on the new valuation tables. Property taxes for lien dates December 31, 2002 and prior periods were billed to Predecessor ITC or

ITC by Detroit Edison, as the taxable value of PP&E for Predecessor ITC or ITC was included in Detroit Edison's property tax values. Beginning with property taxes for lien date December 31, 2003, ITC is billed directly by municipalities. In the event that lien date December 31, 2001 or 2002 property tax assessments are further appealed by the petitioners in the case, ITC may be required to pay additional amounts or may be refunded amounts paid relating to these years.

        Numerous municipalities have applied their own valuation tables in assessing the value of ITC's personal property subsequent to the Acquisition, rather than the valuation tables approved by the STC. ITC has filed tax appeals and is in the process of discussing lien date December 31, 2003 tax assessments with various municipalities, which are the basis for 2004 property tax expense. ITC has developed an appeal strategy and filed formal appeals with the MTT for the municipalities that did not utilize the STC tax tables. Until this issue is resolved, ITC is making property tax payments based on the valuation tables approved by the STC, while continuing to expense the full amounts billed by the municipalities in applying their own valuation tables. Tax assessments of certain real property have also been appealed. Property taxes accrued for 2004 are based on a total annual liability of $20.3 million from the 2004 tax statements received from the municipalities. In the event that there are changes to the estimated real or personal property tax values based on negotiations with municipalities or through appeals with the MTT, any adjustments to ITC's property tax expense would be recorded at that time.

Service Level Agreement

        During 2003 and through April 2004, ITC and Detroit Edison had operated under a construction and maintenance, engineering, and system operations service level agreement (the "SLA") whereby Detroit Edison performs maintenance, asset construction, and certain aspects of transmission operations and administration (the "SLA Activities") on our behalf. The original term of the SLA was for periods ranging from two to six years from the Acquisition date. During 2003, the FERC required ITC to transition the SLA Activities from Detroit Edison to ITC on an accelerated basis to promote the transition to an independent transmission operator. The SLA, as amended and accepted by the FERC in March 2003, had a revised term ending on February 29, 2004. The SLA was further amended and accepted by the FERC in April 2004 to extend certain services under the SLA through April 30, 2004, as necessary.

        Detroit Edison receives compensation for the wages and benefits of its employees performing work on behalf of ITC and for costs of construction or maintenance directly related to ITC. Under the SLA, as amended, ITC utilizes Detroit Edison or other vendors for the services specified. When other vendors are used, ITC is required to pay Detroit Edison 100% of the operation and maintenance expenditure markup fees and 50% of the capital expenditure markup fees specified in the SLA. The amount expensed during the 2003 Period for these markup fees when other vendors were used was $0.4 million and were recorded in operation and maintenance expenses.

        Operation and maintenance expenses incurred by ITC under the SLA that exceeded $15.9 million during 2003 were recognized as expense but are deferred as a long-term payable and will be paid to Detroit Edison in equal annual installments over a five-year period beginning June 1, 2005. As of December 31, 2004, ITC has deferred the payment of $6.1 million of SLA expenses that exceeded the 2003 threshold, with $1.2 million recorded in other current liabilities and $4.9 million recorded in deferred payables. There is no payment deferral for construction expenditures.

        In August 2003, ITC entered into an Operation and Maintenance Agreement with its primary maintenance contractor and a Supply Chain Management Agreement with its primary purchasing and inventory management contractor to replace the services that Detroit Edison has provided under the SLA. ITC is not obligated to take any specified amount of services under the terms of the Operation and Maintenance Agreement or the Supply Chain Management Agreement, which have a five-year term ending August 28, 2008.

Put Agreement

        Certain officers and employees of Holdings (the "Management Stockholders") have purchased or acquired shares of common stock of Holdings. In connection with this investment in Holdings, CIBC, Inc., a bank affiliated with one of the limited partners of our parent company, and a non-affiliated bank (together, the "Banks"), provided some of the Management Stockholders with loans to acquire shares of Holdings' common stock. The loans are evidenced by notes made by such Management Stockholders and require a pledge of their common stock of Holdings. As a condition to making such loans, Holdings entered into put agreements with the Banks pursuant to which Holdings agreed that upon the occurrence of certain events, Holdings would be assigned the note and pledge and would either pay the Banks the aggregate principal amount outstanding of the note plus interest thereon or execute a demand promissory note in a principal amount equal to the aggregate principal amount outstanding of the note plus interest thereon. The maximum potential amount of future payments for Holdings under the put agreements was approximately $2.0 million at December 31, 2004. The fair value of this liability at inception and as of December 31, 2004 was not material.

        After December 31, 2004, Holdings and the non-affiliated Bank terminated the put agreement between them. The put agreement with the affiliated Bank shall remain in effect until the date when the Holdings obligations under the agreement are satisfied or when any amounts outstanding under the notes have been paid in full. The put agreement with the affiliated Bank is only applicable to loans made to Management Stockholders who are not executive officers of Holdings.

Concentration of credit risk

        Our credit risk is primarily with Detroit Edison, which is responsible for approximately 68% of total operating revenue for the year ended December 31, 2004. Any financial difficulties experienced by Detroit Edison could negatively impact our business. MISO, as ITC's billing agent, bills Detroit Edison and other ITC customers on a monthly basis and collects fees for use of ITC's transmission system. MISO has implemented credit policies for its members, including ITC's customers, in general, if these customers do not maintain their credit rating or have a history of late payments, MISO may require them to provide MISO with a letter of credit or cash deposit equal to the highest monthly invoiced amount over the previous twelve months.

17.    SEGMENT INFORMATION

        Our business segments consist of ITC and NYTHC. ITC is a regulated enterprise. NYTHC is a subsidiary that invests in non-regulated ventures, which consisted exclusively of Conjunction during the

2003 Period and 2004. Holdings' activities include general corporate expenses and interest expense. Holdings has no revenue generating activities.

2003	ITC	NYTHC	Holdings, Reconciliations and Eliminations	Total
	(in thousands)
Operating revenues	$102,362	$—	$—	$102,362
Depreciation and amortization	21,463	—	—	21,463
Interest expense	9,218	—	12,412	21,630
Income taxes	4,887	(561)	(8,632)	(4,306)
Net income (loss)	9,018	(1,041)	(16,031)	(8,054)
Total assets	744,045	4,135	3,477	751,657
Goodwill	174,608	3,806	—	178,414
Capital expenditures	26,802	3	—	26,805
2004	ITC	NYTHC	Holdings, Reconciliations and Eliminations	Total
	(in thousands)
Operating revenues	$126,449	$—	$—	$126,449
Depreciation and amortization	29,480	—	—	29,480
Interest expense	10,759	—	14,826	25,585
Income taxes	7,713	(601)	(5,443)	1,669
Net income (loss)	13,859	(1,117)	(10,134)	2,608
Total assets	801,815	—	7,032	808,847
Goodwill	176,039	—	—	176,039
Capital expenditures	76,779	—	—	76,779

18.    SUBSEQUENT EVENT

        Holdings has filed a registration statement under the Securities Act of 1933 to sell common stock. Immediately prior to the completion of this offering, Holdings expects to effect a 3.34-for-one stock split and adjust the number of shares authorized under the Amended and Restated 2003 Stock Purchase Option Plan for Key Employees of ITC Holdings Corp. and its Subsidiaries, as well as the share amounts of stock grants under the plan and the number of options and exercise prices of options under the plan as a result of the 3.34-for-one stock split. Additionally, Holdings' Articles of Incorporation were amended in June 2005 to authorize 100 million shares of common stock. All numbers of common shares and per share data in the accompanying consolidated financial statements and related notes have been retroactively adjusted to give effect to the stock split and the changes to the Amended and Restated 2003 Stock Purchase and Option Plan for Key Employees of ITC Holdings Corp. and its Subsidiaries and the Amended and Restated Articles of Incorporation of Holdings.

ITC HOLDINGS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)
MARCH 31, 2005

2005
(in thousands, except share data)
ASSETS
Current assets
Cash and cash equivalents	$3,863
Accounts receivable	19,204
Inventory	15,702
Other	2,935

Total current assets	41,704
Property, plant and equipment (net of accumulated depreciation and amortization of $408,117)	543,251
Other assets
Goodwill	174,569
Regulatory assets-acquisition adjustment	54,289
Other regulatory assets	7,570
Deferred financing fees (net of accumulated amortization of $1,625)	6,399
Other	5,305

Total other assets	248,132

TOTAL ASSETS	$833,087

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$27,581
Accrued interest	5,126
Accrued taxes	9,785
Point-to-point revenue due to customers	131
Other	5,951

Total current liabilities	48,574
Accrued pension liability	4,202
Accrued postretirement liability	2,639
Deferred compensation liability	2,306
Deferred income taxes	1,449
Regulatory liabilities	44,428
Deferred payables	4,887
Long-term debt	519,756
STOCKHOLDERS' EQUITY
Common stock, without par value, 100,000,000 shares authorized, 30,686,595 shares issued and outstanding at March 31, 2005	203,848
Unearned compensation-restricted stock	(1,426)
Accumulated (deficit) earnings	2,424

Total stockholders' equity	204,846

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$833,087

See notes to condensed consolidated financial statements (unaudited).

ITC HOLDINGS CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2004 AND 2005

	2004	2005
	(in thousands, except share data)
OPERATING REVENUES	$27,544	$42,460
OPERATING EXPENSES
Operation and maintenance	6,394	6,522
General and administrative	6,448	5,286
Depreciation and amortization	6,966	8,018
Taxes other than income taxes	5,424	4,299

Total operating expenses	25,232	24,125
OPERATING INCOME	2,312	18,335

OTHER EXPENSES (INCOME)
Interest expense	6,291	6,854
Allowance for equity funds used in construction	(318)	(580)
Other income	(12)	(305)
Other expense	37	176

Total other expenses (income)	5,998	6,145

INCOME (LOSS) BEFORE INCOME TAXES	(3,686)	12,190
INCOME TAX PROVISION (BENEFIT)	(1,268)	4,320

NET INCOME (LOSS)	$(2,418)	$7,870

Basic earnings (loss) per common share	$(0.08)	$0.26
Diluted earnings (loss) per common share	$(0.08)	$0.25
Weighted-average basic common shares	30,159,066	30,341,967
Weighted-average diluted common shares	30,159,066	31,140,306

See notes to condensed consolidated financial statements (unaudited).

ITC HOLDINGS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CHANGES
IN STOCKHOLDERS' EQUITY (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2005

	Common stock		Unearned compensation restricted stock
				Accumulated (deficit) earnings
	Shares	Amount			Total
	(in thousands, except number of shares)
BALANCE, DECEMBER 31, 2004	30,679,240	$203,459	$(1,411)	$(5,446)	$196,602
Net income	—	—	—	7,870	7,870
Issuance of restricted stock	10,030	151	(151)	—	—
Forfeiture of restricted stock	(2,675)	(18)	18	—	—
Amortization of restricted stock	—	—	118	—	118
Other	—	256	—	—	256

BALANCE, MARCH 31, 2005	30,686,595	$203,848	$(1,426)	$2,424	$204,846

See notes to condensed consolidated financial statements (unaudited).

ITC HOLDINGS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2004 AND 2005

	2004	2005
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(2,418)	$7,870
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization expense	6,966	8,018
Amortization of deferred financing fees and discount	226	363
Stock-based compensation expense	263	283
Deferred income taxes	(1,269)	4,320
Accrued pension and postretirement liabilities	544	720
Other regulatory assets	483	483
Allowance for equity funds used in construction	(318)	(580)
Other	(380)	(226)
Changes in current assets and liabilities, exclusive of changes shown separately (Note 1)	(7,789)	(31,063)

Net cash used in operating activities	(3,692)	(9,812)
CASH FLOWS FROM INVESTING ACTIVITIES
Expenditures for property, plant and equipment	(21,549)	(36,112)
Other	—	229

Net cash used in investing activities	(21,549)	(35,883)
CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings under revolving credit facilities	21,500	51,000
Repayments of revolving credit facilities	—	(14,700)
Debt issuance costs	(355)	(671)
Issuance of common stock	264	—
S-1 filing costs	—	(145)

Net cash provided by financing activities	21,409	35,484

NET DECREASE IN CASH AND CASH EQUIVALENTS	(3,832)	(10,211)
CASH AND CASH EQUIVALENTS—Beginning of period	8,139	14,074

CASH AND CASH EQUIVALENTS—End of period	$4,307	$3,863

See notes to condensed consolidated financial statements (unaudited).

ITC HOLDINGS CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2004 AND 2005

1.    GENERAL

        These condensed consolidated financial statements for ITC Holdings Corp. and Subsidiaries ("we," "our" and "us") should be read in conjunction with the notes to the consolidated financial statements as of and for the period ended December 31, 2004.

        The accompanying consolidated financial statements are prepared using accounting principles generally accepted in the United States of America ("GAAP"). These accounting principles require us to use estimates and assumptions that impact the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. Actual results may differ from our estimates.

        The consolidated financial statements are unaudited, but in our opinion include all adjustments necessary for a fair statement of the results for the interim period. Financial results for this interim period are not necessarily indicative of results that may be expected for any other interim period or the fiscal year. International Transmission Company's ("ITC") revenues are dependent on the monthly peak loads and regulated transmission rates. Electric transmission is generally a seasonal business since demand for electricity largely depends on weather conditions. Revenues and operating income are higher in the summer months when cooling demand is high.

Condensed Consolidated Statements of Cash Flows

	Three months ended March 31, 2004	Three months ended March 31, 2005
	(in thousands)
Change in current assets and liabilities, exclusive of changes shown separately:
Accounts receivable	$655	$(3,590)
Inventory	213	(1,917)
Other current liabilities	2,719	(2,021)
Point-to-point revenue due to customers	(6,990)	(12,772)
Accounts payable	3,280	(568)
Accrued taxes	(484)	(3,046)
Accrued interest	(5,474)	(5,168)
Other current assets	(1,708)	(1,981)

Total change in current assets and liabilities	$(7,789)	$(31,063)

Supplementary cash flows information—Interest paid (excluding interest capitalized)	$11,137	$11,175

        S-1 Filing—On March 29, 2005, we filed a Form S-1 with the Securities and Exchange Commission ("SEC") to register common stock of ITC Holdings Corp. ("Holdings"). We have incurred professional services in connection with the filing and the related anticipated initial public offering and we recorded an estimate for these services of $2.7 million in other assets and $2.5 million in other current liabilities for the amounts that had not been paid as of March 31, 2005 in the consolidated statements of financial position. These amounts will be recorded as a reduction in stockholders' equity if a portion of the proposed public offering includes the issuance of new shares of common stock or will be recorded as general and administrative expense if the proposed public offering consists entirely of selling existing shares of common stock.

2.    NEW ACCOUNTING PRONOUNCEMENTS

Share-based Payment

        Statement of Financial Accounting Standards ("SFAS") 123R, "Share-Based Payment", as interpreted by Securities and Exchange Commission Staff Accounting Bulletin 107, requires all entities to recognize compensation expense in an amount equal to the fair value of share-based payments made to employees, among other requirements. SFAS 123R is effective for us on January 1, 2006. We have already adopted the expense recognition provisions of SFAS 123 for our stock-based compensation and have not concluded whether the transition to SFAS 123R will have a material effect on our consolidated financial statements.

Accounting for Conditional Asset Retirement Obligations

        Financial Accounting Standards Board Interpretation 47, "Accounting for Conditional Asset Retirement Obligations" ("FIN 47") is an interpretation of SFAS 143, "Accounting for Asset Retirement Obligations". FIN 47 clarifies that the term "conditional asset retirement obligation" as used in SFAS 143, refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. An entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. FIN 47 is effective for us on December 31, 2005. We have not concluded whether FIN 47 will have a material effect on our consolidated financial statements.

3.    ACQUISITIONS

        Acquisition of ITC—In accordance with provisions of the Stock Purchase Agreement, the agreement that sets various terms and conditions of the Acquisition, the purchase price was adjusted based on a closing balance sheet of International Transmission Company, LLC ("Predecessor ITC") at February 28, 2003. Holdings paid $8.3 million in additional consideration for the Acquisition during 2003, primarily relating to incremental PP&E balances of Predecessor ITC at February 28, 2003 compared with the preliminary PP&E balances estimated at the time of the closing of the Acquisition. During the three months ended March 31, 2005, Holdings and DTE Energy Company ("DTE Energy") negotiated additional PP&E, inventory, and other closing balance sheet items relating to the Acquisition. These negotiations are not final; however, Holdings' best estimate of the outcome has been recorded resulting in a decrease in the purchase price of $1.5 million during the three months ended March 31, 2005. There may be additional purchase price adjustments as Holdings and DTE Energy finalize their negotiations or continue to identify differences from the closing balance sheet at

February 28, 2003. The following table summarizes the changes in the carrying amount of goodwill during the three months ended March 31, 2005:

(in thousands)
Goodwill balance, December 31, 2004	$176,039
Changes to goodwill:
ITC purchase price adjustments	(1,470)

Goodwill balance, March 31, 2005	$174,569

4.    REGULATORY MATTERS

        Tariff Rates/Attachment O—ITC's transmission rates are regulated by the Federal Energy Regulatory Commission ("FERC"). On February 20, 2003, the FERC issued an order authorizing the Acquisition and approving transmission rates for ITC, including a fixed transmission rate of $1.075 per kilowatt ("kW") per month through December 31, 2004 (the "Freeze Period"). This fixed rate was less than the rate that would otherwise have applied upon closing of the Acquisition if rates had reflected ITC's FERC-approved capital structure, rate base and other components of revenue requirements under Attachment O.

        Attachment O is a FERC-approved cost of service formula rate template that is completed annually by all transmission-owning members of the Midwest Independent Transmission System Operator, Inc. ("MISO,") except for members who have alternative rate structures approved by the FERC. Under Attachment O, transmission rates are determined annually based on an allowed rate of return on rate base (weighted average cost of capital), network load, operating expenses (including taxes) and depreciation and amortization, among other components. The financial information used to complete ITC's Attachment O filing is taken primarily from ITC's most recently completed FERC Form 1. In its February 20, 2003 order, the FERC accepted ITC's proposed return of 13.88% on the equity portion of its capital structure. ITC's proposed capital structure targeting 60% equity and 40% debt was also accepted by the FERC although Attachment O uses ITC's actual capital structure from its FERC Form 1. Since Attachment O is a FERC-approved rate formula, no FERC filing is required to put the calculated rates into effect.

        During the Freeze Period, the difference between the revenue ITC would have been entitled to collect under Attachment O and the actual revenue ITC received based on the fixed transmission rate in effect during the Freeze Period (the "Revenue Deferral") will not be recognized as revenue until billed. The final Revenue Deferral at December 31, 2004 as established during the Freeze Period was $59.7 million ($38.8 million net of tax). At the end of each year, the cumulative Revenue Deferral, net of taxes, will be included in rate base on Attachment O to determine ITC's annual revenue requirement. The Revenue Deferral will be included ratably in rates over the five-year period beginning June 1, 2006. The Revenue Deferral and related taxes are not reflected as an asset or as revenue in the 2004 or 2005 consolidated financial statements, because the Revenue Deferral does not meet the criteria to be recorded as a regulatory asset in accordance with SFAS 71.

        Beginning January 1, 2005, ITC began to charge a rate of $1.587 per kW/month as calculated under the Attachment O formula based primarily on FERC Form 1 data for the year ended December 31, 2003. Beginning June 1, 2005, and each June 1 thereafter, ITC will charge rates based primarily on data from the previous year's FERC Form 1. ITC's rates beginning June 1, 2006 will be based primarily on FERC Form 1 data for the year ended December 31, 2005 and will also include recovery of a portion of the Revenue Deferral. ITC's rates will be based on Attachment O through January 31, 2008, subject to further extension by the FERC.

        Holdings' Initial Public Offering—On March 30, 2005, we filed a Joint Application for Authorization of an Indirect Disposition of Jurisdicitional Facilities Under Section 203 of the Federal Power Act and Notification of Change in Ownership Structure with the FERC. The filing contemplates the public offering of Holdings common stock, including an initial public offering and future public offerings. The FERC approved the application in its order issued on May 5, 2005 and, in doing so, authorized this offering, as well as potential future public offerings of ITC Holdings' common stock occurring within two years of May 5, 2005.

        Redirected Transmission Service—In January and February 2005 in FERC Docket EL05-55 and EL05-63, transmission customers filed complaints against MISO claiming that MISO is charging excessive rates for redirected transmission service. In April 2005, FERC ordered MISO to refund, with interest, excess amounts charged to all affected transmission customers. ITC earns revenues based on an allocation from MISO for this redirected transmission service and is obligated to refund the excess amounts charged to all affected transmission customers. We had not accrued any amounts relating to this proceeding as of March 31, 2005 based on our assessment of the likelihood of any refunds resulting from these complaints at that date. Based on the April 2005 order, we will be required to refund amounts relating to redirected transmission service upon completion of the refund calculations by MISO, which MISO expects to complete during second quarter 2005. We cannot estimate the amount of the refund until the calculations are completed.

        Long Term Pricing—In November 2004 in FERC Docket EL02-111 et al., the FERC approved a pricing structure to facilitate seamless trading of electricity between MISO and PJM Interconnection. The order establishes a Seams Elimination Cost Adjustment (SECA), as set forth in previous Commission orders, to take effect December 1, 2004, and remain in effect through March 31, 2006 as a transitional pricing mechanism. The SECA revenues are subject to refund and will be litigated in a contested hearing before the FERC with a final order expected in 2006. We cannot anticipate whether any refunds of amounts earned by ITC will result from this hearing and have not accrued any amounts relating to this proceeding. Through March 31, 2005, ITC has recorded $0.7 million of SECA revenue.

        Elimination of Transmission Rate Discount—Several energy marketers filed a complaint against MISO in February 2005 in FERC Docket EL05-66 asserting that MISO improperly eliminated a rate discount that had previously been effective for transmission service at the Michigan-Ontario Independent Electric System Operator interface. Since the complaints have been filed, MISO has held amounts in escrow that it has collected for the difference between the discounted tariff rate and the full tariff rate. FERC has not yet acted on this complaint. ITC has recorded revenues based only on the amounts collected by MISO and remitted to ITC. These amounts do not include the amounts held in escrow by MISO of $0.6 million as of March 31, 2005.

5.    LONG TERM DEBT—REVOLVING CREDIT FACILITIES

        In January 2005, ITC amended and restated its revolving credit facility to increase the total commitment thereunder to $65.0 million with an option to increase the commitments to $75.0 million, subject to ITC's ability to obtain the agreement of willing lenders. The maturity date was amended to March 19, 2007. ITC's revolving credit facility is supported by the issuance of $75.0 million of ITC's Series B Mortgage Bonds, which in turn are supported by a first mortgage lien on substantially all of ITC's property. ITC must not exceed a total debt to total capital ratio of 60% under its revolving credit facility. At March 31, 2005, ITC had $54.5 million outstanding under its revolving credit facility.

        In January 2005, Holdings amended and restated its revolving credit facility to increase the total commitments thereunder to $47.5 million, with an option to increase the commitments to $50.0 million, subject to Holdings' ability to obtain the agreement of willing lenders. We must not exceed a debt to total capital ratio of 85% under Holdings' revolving credit facility. Holdings' revolving credit facility is secured by a perfected first priority pledge of 158 of the 1,000 outstanding shares of common stock of ITC. ITC Holdings' revolving credit agreement contains a $10.0 million letter of credit sub-facility. At March 31, 2005, Holdings had $14.3 million outstanding under its revolving credit facility. There were no amounts outstanding under the letter of credit.

6.    EARNINGS PER SHARE

        We report both basic and diluted earnings (loss) per share. Basic earnings (loss) per share is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period. Diluted earnings (loss) per share assumes the issuance of potentially dilutive shares of common stock during the period resulting from the exercise of common stock options and vesting of restricted stock awards. A reconciliation of both calculations for the three months ended March 31, 2004 and 2005 is presented in the following table:

	2004	2005
	(in thousands, except share and per share data)
Basic earnings (loss) per share:
Net income (loss)	$(2,418)	$7,870
Weighted-average common shares outstanding	30,159,066	30,341,967

Earnings (loss) per share- basic	$(0.08)	$0.26

Diluted earnings (loss) per share:
Net income (loss)	$(2,418)	$7,870
Weighted-average common shares outstanding	30,159,066	30,341,967
Incremental shares of stock-based awards	—	798,339

Weighted-average number of dilutive shares outstanding	30,159,066	31,140,306

Earnings (loss) per share- diluted	$(0.08)	$0.25

        Basic earnings (loss) per share excludes 438,523 and 344,629 shares of restricted common stock at March 31, 2004 and 2005, respectively, that were issued and outstanding, but had not yet vested as of such dates.

        Diluted earnings (loss) per share for the three months ended March 31, 2004 has been corrected subsequent to the original issuance of these financial statements to exclude the 428,008 incremental shares of stock-based awards that were anti-dilutive in accordance with GAAP.

        Compensation arrangements for certain employees and non-employees included a commitment by the individual to purchase a stated number of shares of stock of Holdings. Prior to the actual purchase of such shares, the commitment is treated as a stock subscription, and because such shares effectively participate in dividends, share amounts of 84,590 for the three months ended March 31, 2004 have been included in the weighted average common shares outstanding used to determine both basic and diluted earnings per share.

7.    RETIREMENT BENEFITS AND ASSETS HELD IN TRUST

Pension Benefits

        We have a defined benefit retirement plan for eligible employees, comprised of a traditional final average pay plan and a cash balance plan. The defined benefit retirement plan is noncontributory, covers substantially all employees, and provides retirement benefits based on the employees' years of benefit service. The traditional final average pay plan benefits factor average final compensation and age at retirement in determining retirement benefits provided. The cash balance plan benefits are based on annual employer contributions and interest credits. We have also established two supplemental nonqualified, noncontributory, unfunded retirement benefit plans for selected management employees. The plans provide for benefits that supplement those provided by our other retirement plans.

        Net pension cost for the three months ended March 31, 2004 and 2005 includes the following components:

	2004	2005
	(in thousands)
Service cost	$193	$225
Interest cost	128	144
Expected return on plan assets	(64)	(72)
Amortization of prior service cost	133	122
Amortization of unrecognized (gain)/loss	(1)	(1)

Net pension cost	$389	$418

Other Postretirement Benefits

        We provide certain postretirement health care, dental, and life insurance benefits for employees who may become eligible for these benefits. Net postretirement cost for the three months ended March 31, 2004 and 2005 includes the following components:

	2004	2005
	(in thousands)
Service cost	$124	$250
Interest cost	30	46
Expected return on plan assets	—	(3)
Amortization of actuarial loss	—	8

Net postretirement cost	$154	$301

Defined Contribution Plans

        We also sponsor a defined contribution retirement savings plan. Participation in this plan is available to substantially all employees. We match employee contributions up to certain predefined limits based upon eligible compensation and the employee's contribution rate. The cost of this plan was $0.2 million and $0.3 million for the three months ended March 31, 2004 and 2005, respectively.

8.    CONTINGENCIES

Litigation

        We are involved in routine litigation in the normal course of our business. Such proceedings are not expected to have a material adverse impact on our results of operations, financial position or liquidity.

Reactive Power Service

        In April 2005, ITC received an invoice from an electricity generating company (the "Generator") for charges for reactive power in the amount of $0.5 million for services from October 2004 through March 2005. The Generator has stated that it is invoicing ITC pursuant to its Tariff for Sales of Ancillary Services and Interconnected Operations Services. ITC does not believe it is obligated to pay for any reactive power service beyond service provided in an emergency condition. The Generator has not suggested that any reactive power service was provided under an emergency condition. We have not recorded an accrual for this matter based on our assessment of the likelihood of any liabilities resulting from these claims.

Michigan Electric Coordinated Systems Bonus Payments

        ITC received an invoice from the Consumers Energy Company ("Consumers"), the previous owner of the Michigan Electric Transmission Company, which stated that ITC owes $0.7 million for ITC's share of the bonus payments paid by Consumers to its employees for the operation of the Michigan Electric Coordinated Systems pool center in 2002. We have not recorded an accrual for this matter based on our assessment of the likelihood of any liabilities resulting from these claims.

MPPA Accounts Receivable

        ITC has billed MPPA $2.8 million under the Ownership and Operating Agreement, which is included in accounts receivable as of March 31, 2005. MPPA has withheld payment of the amount as a setoff to revenues for which it believes ITC should have provided them through a recovery mechanism. MPPA has not disputed that it is obligated to reimburse ITC under the terms of the Ownership and Operating Agreement. However, MPPA has asserted that ITC should have executed a revenue distribution mechanism with MPPA that would enable MPPA to establish a revenue requirement to be collected by MISO from customers in ITC's service territory. ITC believes it has no obligation to unilaterally impose such a revenue requirement on these customers and accordingly it believes the assertion made by MPPA is not supportable. ITC will seek legal remedies should the amounts continue to be unpaid. ITC has not recorded any reserves relating to this matter as of December 31, 2004 because it believes collection of the receivable is probable.

        Beginning January 2005, the rate charged by MISO to customers in ITC's service territory includes an amount relating to MPPA's revenue requirements allocable to their ownership interest. These amounts are not included in ITC's Attachment O, but currently are expected to be collected by MISO, paid to ITC, and remitted by ITC to MPPA.

Thumb Loop Project

        ITC currently is upgrading its electric transmission facilities in Lapeer County, Michigan (the "Thumb Loop Project"). As part of the Thumb Loop Project, ITC is replacing existing H-frame transmission poles with single steel poles and replacing a single circuit transmission line with a double circuit transmission line. Certain property owners along the Thumb Loop have alleged that ITC's facilities upgrades overburden ITC's easement rights, and in part have alleged trespass. Litigation regarding the property owners' claims is being held in abeyance and, accordingly, remains in its early stages. We cannot predict the final disposition of such proceedings. The legal costs incurred relating to the Thumb Loop Project are recorded in PP&E and totaled $0.1 million as of March 31, 2005. Additionally, any damages that result from these proceedings would be included in PP&E.

Property Taxes

        Numerous municipalities applied their own valuation tables in assessing the value of ITC's personal property at December 31, 2003 rather than the valuation tables approved by the STC. ITC has filed tax appeals and is in the process of discussing lien date December 31, 2003 tax assessments with various municipalities, which are the basis for 2004 property tax expense. ITC has developed an appeal strategy and filed formal appeals with the Michigan Tax Tribunal ("MTT") for the municipalities that did not utilize the STC tax tables. Until this issue is resolved, ITC made property tax payments based on the valuation tables approved by the STC, while continuing to expense the full amounts billed by the municipalities in applying their own valuation tables. Tax assessments of certain real property have also been appealed. Property taxes accrued for 2004 are based on a total annual liability of $20.3 million from the 2004 tax statements received from the municipalities. In the event that there are changes to the estimated real or personal property tax values based on negotiations with municipalities or through appeals with the MTT, any adjustments to ITC's property tax expense would be recorded at that time.

        The December 31, 2004 tax assessments received from the municipalities that are the basis for 2005 property taxes use the STC-approved valuation tables. Property taxes accrued during 2005 are based on a total estimated annual liability of $16.7 million.

9.    SEGMENT INFORMATION

        Our business segments consisted of ITC and NYTHC in 2004. ITC is a regulated enterprise. NYTHC is a subsidiary that invests in non-regulated ventures, which consisted exclusively of

Conjunction during 2004. There was no activity in the NYTHC segment in 2005. Holdings' activities include general corporate expenses and interest expense. Holdings has no revenue generating activities.

	Three months ended March 31, 2004
	ITC	NYTHC	Holdings, Reconciliations and Eliminations	Total
	(in thousands)
Operating revenues	$27,544	$—	$—	$27,544
Net income (loss)	675	(613)	(2,480)	(2,418)
Total assets	752,777	9	1,712	754,498
	Three months ended March 31, 2005
	ITC	NYTHC	Holdings, Reconciliations and Eliminations	Total
	(in thousands)
Operating revenues	$42,460	$—	$—	$42,460
Net income (loss)	10,503	—	(2,633)	7,870
Total assets	827,136	—	5,951	833,087

10.    SUBSEQUENT EVENTS

        Holdings has filed a registration statement under the Securities Act of 1933 to sell common stock. Immediately prior to the completion of this offering, Holdings expects to effect a 3.34-for-one stock split and adjust the number of shares authorized under the Amended and Restated 2003 Stock Purchase and Option Plan for Key Employees of ITC Holdings Corp. and its Subsidiaries, as well as the share amounts of stock grants under the plan and the number of options and exercise prices of options under the plan as a result of the 3.34-for-one stock split. Additionally, Holdings' Articles of Incorporation were amended in June 2005 to authorize 100 million shares of common stock. All numbers of common shares and per share data in the accompanying consolidated financial statements and related notes have been retroactively adjusted to give effect to the stock split and the changes to the Amended and Restated 2003 Stock Purchase and Option Plan for Key Employees of ITC Holdings Corp. and its Subsidiaries and the Amended and Restated Articles of Incorporation of Holdings.

        In June 2005, MPPA notified us that it disagrees with the amounts invoiced to it by ITC in 2004 and 2003 under the Ownership and Operating Agreement (the "O&O"). Of the $2.2 million billed to MPPA under the O&O for 2004 and 2003, MPPA took the position that its obligation should not exceed $0.5 million. ITC's total amount billed to MPPA is approximately $2.9 million for the time period from March 2003 to June 2005. MPPA has failed to pay any of these amounts. It is likely we will pursue litigation to recover the full amount billed to MPPA and we are considering whether an adjustment to the receivables is warranted in the second quarter of 2005.

*    *    *    *    *    *

12,500,000 Shares

Common Stock

PROSPECTUS
              , 2005

LEHMAN BROTHERS

CREDIT SUISSE FIRST BOSTON

MORGAN STANLEY

GOLDMAN, SACHS & CO.
UBS INVESTMENT BANK

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

        The actual and estimated expenses in connection with this offering, all of which will be borne by ITC Holdings Corp., a Michigan corporation (the "Registrant"), are as follows:

SEC registration fee	$35,531
Printing and engraving expenses	425,000
Legal fees	1,785,000
Accounting fees	1,200,000
NYSE listing fees	226,227
NASD filing fee	30,500
Miscellaneous	200,000

Total	$3,902,258

Item 14.    Indemnification of Directors and Officers

        As permitted by the Michigan Business Corporation Act, or MBCA, the Amended and Restated Articles of Incorporation of the Registrant generally limit the personal liability of its directors to the Registrant and its stockholders for breach of their fiduciary duty. The Articles of Incorporation, however, do not eliminate or limit the liability of a director for any of the following: (1) the amount of a financial benefit received by a director to which he or she is not entitled; (2) intentional infliction of harm on the Registrant or its stockholders; (3) a violation of the MBCA provision relating to unlawful distributions or loans; and (4) an intentional criminal act.

        Sections 561 through 571 of the MBCA authorize indemnification of directors and officers of Michigan corporations. The Registrant's Articles of Incorporation and bylaws require the Registrant to indemnify directors and officers to the fullest extent permitted by the MBCA. Specifically, the Registrant's bylaws require it to indemnify directors and officers against expenses (including actual and reasonable attorneys' fees), judgments, penalties, fines, excise taxes and settlements actually and reasonably incurred in connection with any threatened, pending or completed action or proceeding brought against a director or officer by reason of the fact that the person is or was a director or officer of the Registrant or, while serving as a director or officer, is or was serving at the request of the Registrant as a director, officer, member, partner, trustee, employee, fiduciary or agent of another enterprise to the maximum extent permitted by the MBCA. The bylaws further require the Registrant to indemnify officers and directors whose defense on the merits or otherwise has been successful.

        Although the Registrant's bylaws require indemnification in the situations described above, each request by an officer or director for indemnification must be individually authorized upon a determination that indemnification is proper in the circumstances because the person has met the applicable standard of conduct provided in the MBCA. The determination may be made in any one of the following ways: (1) by a majority of a quorum of the board consisting of directors who are not parties or threatened to be made parties to the action, suit or proceeding; (2) if the quorum in (1) is not obtainable, then by majority vote of a committee of at least two directors who are not at the time parties or threatened to be made parties to the action, suit or proceeding; (3) by independent legal counsel in a written opinion; (4) the Registrant's stockholders, other than directors, officers, employees or agents who are parties or threatened to be made parties; or (5) by all directors meeting the MBCA definition of "independent director" who are not parties or threatened to be made parties to the action, suit or proceeding. However, because the Registrant's Articles of Incorporation contain a provision limiting monetary liability of directors, the Registrant may indemnify a director without a determination that the applicable standard of conduct has been met unless the director received a financial benefit to which he or she was not entitled, intentionally inflicted harm on the Registrant or its stockholders, violated the MBCA provision relating to unlawful distributions or loans or intentionally violated criminal law. The authorization of payment may be made in any one of the following ways: (1) if there are two or more directors who are not parties or threatened to be made parties to the action, suit or proceeding, by a majority of all such directors or by majority vote of a committee of at least two such directors; (2) by a majority vote of any directors of the Registrant meeting the MBCA definition of "independent director" who are not parties or threatened to be made parties to the action, suit or proceeding; (3) if there are no "independent directors" and fewer than two directors who are not parties or threatened to be made parties to the action, suit or proceeding, by majority vote of the board; or (4) the Registrant's stockholders, other than directors, officers, employees or agents who are parties or threatened to be made parties. The bylaws also provide that indemnification is a contractual right between the Registrant and the officer or director, who may not be adversely affected by a repeal of the indemnification provisions of the Registrant's bylaws.

        Section 567 of the MBCA and the Registrant's bylaws authorize the Registrant to purchase and maintain insurance on behalf of a person who is or was a director, officer, employee or agent of the Registrant or who serves at the request of the Registrant as a director, officer, partner, trustee, employee or agent of another enterprise, whether or not the Registrant would have the power to indemnify him or her under the bylaws or the laws of the State of Michigan. The Registrant maintains a directors' and officers' insurance policy. The policy insures directors and officers against unindemnified losses from certain wrongful acts in their capacities as directors and officers and reimburses the Registrant for those losses for which the Registrant has lawfully indemnified the directors and officers. The policy contains various exclusions, none of which apply to this offering.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to officers and directors pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15.    Recent Sales of Unregistered Securities

        Since its inception, the Registrant has issued shares of its common stock, without par value (the "Common Stock") in the following transactions, each of which was exempt from the registration requirements of the Securities Act of 1933, as amended, as transactions by an issuer not involving any public offering thereunder. All of the below-referenced securities are deemed restricted securities for the purposes of the Securities Act. No underwriters were involved in any of the below-referenced sales of securities. The number of shares of common stock sold in each of the below-listed transactions gives retroactive effect to the 3.34-for-one stock split to be effected immediately prior to the completion of this offering.

        On February 28, 2003, the Registrant sold 28,149,865 shares of its Common Stock to International Transmission Holdings Limited Partnership in consideration for $210,500,000.

        On February 28, 2003, the Registrant sold 66,864 shares of its Common Stock to its President and Chief Executive Officer in consideration for $500,000.

        On April 15, 2003, the Registrant sold 318,134 shares of its Common Stock to certain of its officers and employees for consideration of $2,378,950.

        On July 3, 2003, the Registrant sold 803,060 shares of its Common Stock to International Transmission Holdings Limited Partnership in consideration for converted debt of $6,005,150.

        On August 13, 2003, the Registrant sold 668,643 shares of its Common Stock to International Transmission Holdings Limited Partnership in consideration for $5,000,000.

        On November 25, 2003, the Registrant sold 18,241 shares of its Common Stock to certain of its officers and employees for consideration of $120,032.

        On December 24, 2003, the Registrant sold 26,746 shares of its Common Stock to one of its officers in consideration for $176,000.

        On February 9, 2004, Registrant sold 40,119 shares of its Common Stock to one of its officers in consideration for $264,000.

        On November 30, 2004, the Registrant sold 114,946 shares of its Common Stock to certain of its officers and employees for consideration of $756,404.

        The sales of the above securities were exempt from the registration requirements of the Securities Act, in reliance on Section 4(2) of the Securities Act, Regulation D or Rule 701 promulgated thereunder, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. There were no underwriters involved in connection with the sale of the above securities.

        On July 16, 2003, the Registrant sold $267.0 million aggregate principal amount at maturity of 5.25% senior notes due July 15, 2013 (the "Notes") to Credit Suisse First Boston LLC and CIBC World Markets Corp as initial purchasers for aggregate net proceeds of approximately $264.1 million. The Notes were sold at a price of 99.555% resulting in an aggregate offering price of $265.8 million and the aggregate underwriting discounts amounted to approximately $1.7 million. The sales of the Notes were exempt from the registration requirements of the Securities Act in reliance on Rule 144A and Regulation S promulgated under the Securities Act as transactions by an issuer not involving a public offering.

Item 16.    Exhibits and Financial Statement Schedules

  (a)
  Exhibit Index

        A list of exhibits filed with this registration statement on Form S-1 is set forth on the Exhibit Index and is incorporated in this Item 16(a) by reference.

  (b)
  Financial Statement Schedules

        None.

Item 17.    Undertakings

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        (1)   The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

        (2)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (3)   For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, ITC Holdings Corp. has duly caused this amendment no. 3 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Novi, State of Michigan, on June 30, 2005.

ITC Holdings Corp.
By:	/s/ JOSEPH L. WELCH Name: Joseph L. Welch Title: Director, President, Chief Executive Officer and Treasurer

        Pursuant to the requirements of the Securities Act of 1933, this amendment no. 3 to the registration statement has been signed by the following persons in the capacities indicated on June 30, 2005.

Signature	Title

/s/ JOSEPH L. WELCH Joseph L. Welch	Director, President, Chief Executive Officer and Treasurer (Principal Executive Officer)

* Edward M. Rahill	Vice President-Finance and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

* Lewis M. Eisenberg	Director

*By:	/s/ JOSEPH L. WELCH Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
1.1*	Form of Underwriting Agreement
2.1***	Stock Purchase Agreement by and between DTE Energy Company and the Registrant, dated December 3, 2002
3.1**	Amended and Restated Articles of Incorporation of the Registrant
3.2***	Form of Amended and Restated Bylaws of the Registrant
4.1**	Form of Certificate of Common Stock
4.2***	Registration Rights Agreement, dated as of February 28, 2003, among the Registrant and International Transmission Holdings Limited Partnership
4.3***	Indenture, dated as of July 16, 2003, between the Registrant and BNY Midwest Trust Company, as trustee
4.4***	First Supplemental Indenture, dated as of July 16, 2003, supplemental to the Indenture dated as of July 16, 2003, between the Registrant and BNY Midwest Trust Company, as trustee
4.5***	First Mortgage and Deed of Trust, dated as of July 15, 2003, between International Transmission Company and BNY Midwest Trust Company, as trustee
4.6***
First Supplemental Indenture, dated as of July 15, 2003, supplementing the First Mortgage and Deed of Trust dated as of July 15, 2003, between International Transmission Company and BNY Midwest Trust Company, as trustee
4.7***
Second Supplemental Indenture, dated as of July 15, 2003, supplementing the First Mortgage and Deed of Trust dated as of July 15, 2003, between International Transmission Company and BNY Midwest Trust Company, as trustee
4.8***	Amendment to Second Supplemental Indenture, dated as of January 19, 2005, between International Transmission Company and BNY Midwest Trust Company, as trustee
5.1**	Opinion of Dykema Gossett PLLC
10.1*	Form of Amended and Restated Agreement of Limited Partnership of International Transmission Holdings Limited Partnership
10.2***
Amended and Restated Management, Consulting and Financial Services Letter Agreement, dated June 1, 2005, among Kohlberg, Kravis Roberts & Co. L.P., International Transmission Holdings Limited Partnership, the Registrant and International Transmission Company
10.3***
Amended and Restated Management, Consulting and Financial Services Letter Agreement, dated June 1, 2005, among Trimaran Fund Management, L.L.C., International Transmission Holdings Limited Partnership, the Registrant and International Transmission Company
10.4***
Amended and Restated Management, Consulting and Financial Services Letter Agreement, dated June 1, 2005, among International Transmission Holdings Limited Partnership, the Registrant and International Transmission Company
10.5***	VCOC Rights Letter, dated February 25, 2003, among International Transmission Holdings Limited Partnership, the Registrant, International Transmission Company and KKR Millennium Fund, L.P.
10.6***	VCOC Rights Letter, dated February 25, 2003, among International Transmission Holdings Limited Partnership, the Registrant, International Transmission Company and Trimaran Fund II, L.L.C.
10.7***	Forms of Management Stockholder's Agreements
10.8**	Form of First Amendment to Management Stockholder's Agreement

10.9**	Forms of Waiver and Agreement for Executive Stockholders
10.10**	Form of Waiver and Agreement for Non-Executive Stockholders
10.11***	Form of Sale Participation Agreement
10.12***	Put Agreement, dated as of February 28, 2003, by the Registrant in favor of CIBC, Inc., along with letter amendment thereto, dated March 4, 2005
10.13**	Amended and Restated 2003 Stock Purchase and Option Plan for Key Employees of the Registrant and its Subsidiaries
10.14**	Form of Special Bonus Plan of the Registrant
10.15***	Form of Short Term Incentive Plan of the Registrant
10.16**	Form of Executive Group Special Bonus Plan of the Registrant
10.17***	Management Supplemental Benefit Plan
10.18***
Revolving Credit Agreement, dated as of March 19, 2004, among the Registrant, as the Borrower, Various Financial Institutions and Other Persons from Time to Time Parties Hereto, as the Lenders, Canadian Imperial Bank of Commerce, as the Administrative Agent, Credit Suisse First Boston, Cayman Islands Branch, as the Documentation Agent and Joint Lead Arranger, and CIBC World Markets Corp., as the Joint Lead Arranger
10.19***	Pledge Agreement, dated as of March 19, 2004, between the Registrant and Canadian Imperial Bank of Commerce
10.20***
First Amended and Restated Revolving Credit Agreement, dated as of January 12, 2005, among ITC Holdings Corp., as the Borrower, Various Financial Institutions and Other Persons from Time to Time Parties Hereto, as the Lenders, Canadian Imperial Bank of Commerce, as the Administrative Agent, Credit Suisse First Boston, Cayman Islands Branch and CIBC World Markets, as the Joint Lead Arrangers, and Comerica Bank, as the Documentation Agent
10.21***	Amendment No. 1 to the Pledge Agreement, dated as of January 12, 2005, between the Registrant and Canadian Imperial Bank of Commerce
10.22***
Revolving Credit Agreement, dated as of July 16, 2003, among International Transmission Company, as the Borrower, Various Financial Institutions and Other Persons from Time to Time Parties Hereto, as the Lenders, Canadian Imperial Bank of Commerce, as the Administrative Agent, and Credit Suisse First Boston, Cayman Islands Branch, as the Documentation Agent and Arranger
10.23***
First Amended and Restated Revolving Credit Agreement, dated as of January 19, 2005, among International Transmission Company, as the Borrower, Various Financial Institutions and Other Persons from Time to Time Parties Hereto, as the Lenders, Canadian Imperial Bank of Commerce, as the Administrative Agent, Credit Suisse First Boston, Cayman Islands Branch and CIBC Inc., as the Joint Lead Arrangers, and Comerica Bank, as the Documentation Agent
10.24***	Employment Agreement between the Registrant and Joseph L. Welch
10.25***	Form of Employment Agreements between the Registrant and Edward M. Rahill, Linda H. Blair, Richard A. Schultz and Jon Jipping
10.26***	Form of Employment Agreements between the Registrant and Daniel J. Oginsky, Jim D. Cyrulewski, Joseph R. Dudak and Larry Bruneel
10.27*	Deferred Compensation Plan
10.28***	Service Level Agreement — Construction and Maintenance/Engineering/System Operations, dated February 28, 2003, between The Detroit Edison Company and International Transmission Company, LLC
21.1***	List of Subsidiaries

23.1**	Consent of Dykema Gossett PLLC (included as part of its opinion filed as Exhibit 5.1 hereto)
23.2**	Consent of Deloitte & Touche LLP relating to International Transmission Company, LLC
23.3**	Consent of Deloitte & Touche LLP relating to the Registrant and subsidiaries
24.1***	Powers of Attorney of the directors and officers of the registrants (included in the signature pages to the registration statement)
24.2**	Power of Attorney of Edward G. Jepsen
99.1**	Consent of Edward G. Jepsen

*
To be filed by amendment.

**
Filed herewith.

***
Previously filed.

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TABLE OF CONTENTS
ABOUT THIS PROSPECTUS
SUMMARY
Our Business
Ownership Structure
The Offering
Risk Factors
Summary Historical Financial Data
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION
DILUTION
SELECTED CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
INDUSTRY OVERVIEW
RATE SETTING
BUSINESS
MANAGEMENT
Summary Compensation Table
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values
PENSION PLAN TABLE—ANNUAL PENSION BENEFIT (in Dollars)
PRINCIPAL AND SELLING STOCKHOLDERS
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
DESCRIPTION OF OUR INDEBTEDNESS
DESCRIPTION OF OUR CAPITAL STOCK
SHARES ELIGIBLE FOR FUTURE SALE
CERTAIN UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO NON-U.S. HOLDERS
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND ADDITIONAL INFORMATION
ITC HOLDINGS CORP. AND SUBSIDIARIES INDEX TO FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
INTERNATIONAL TRANSMISSION COMPANY, LLC STATEMENTS OF OPERATIONS YEAR ENDED DECEMBER 31, 2002 AND TWO-MONTH PERIOD ENDED FEBRUARY 28, 2003 (in thousands)
INTERNATIONAL TRANSMISSION COMPANY, LLC STATEMENT OF MEMBER'S INTEREST/STOCKHOLDERS' EQUITY YEAR ENDED DECEMBER 31, 2001 AND 2002 AND THE TWO-MONTH PERIOD ENDED FEBRUARY 28, 2003 (in thousands)
INTERNATIONAL TRANSMISSION COMPANY, LLC STATEMENTS OF CASH FLOWS YEAR ENDED DECEMBER 31, 2002 AND TWO-MONTH PERIOD ENDED FEBRUARY 28, 2003 (in thousands)
INTERNATIONAL TRANSMISSION COMPANY, LLC NOTES TO FINANCIAL STATEMENTS YEAR ENDED DECEMBER 31, 2002 AND TWO-MONTH PERIOD ENDED FEBRUARY 28, 2003
ITC HOLDINGS CORP. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF FINANCIAL POSITION DECEMBER 31, 2003 AND 2004
ITC HOLDINGS CORP. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE PERIOD FEBRUARY 28, 2003 (DATE OF ACQUISITION) THROUGH DECEMBER 31, 2003 AND FOR THE YEAR ENDED DECEMBER 31, 2004
ITC HOLDINGS CORP. AND SUBSIDIARIES CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME (LOSS) FOR THE PERIOD FEBRUARY 28, 2003 (DATE OF ACQUISITION) THROUGH DECEMBER 31, 2003 AND THE YEAR ENDED DECEMBER 31, 2004
ITC HOLDINGS CORP. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE PERIOD FEBRUARY 28, 2003 (DATE OF ACQUISITION) THROUGH DECEMBER 31, 2003 AND FOR THE YEAR ENDED DECEMBER 31, 2004
ITC HOLDINGS CORP. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE PERIOD FEBRUARY 28, 2003 (DATE OF ACQUISITION) THROUGH DECEMBER 31, 2003 AND THE YEAR ENDED DECEMBER 31, 2004
ITC HOLDINGS CORP. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED) MARCH 31, 2005
ITC HOLDINGS CORP. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED) FOR THE THREE MONTHS ENDED MARCH 31, 2004 AND 2005
ITC HOLDINGS CORP. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (UNAUDITED) FOR THE THREE MONTHS ENDED MARCH 31, 2005
ITC HOLDINGS CORP. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED) FOR THE THREE MONTHS ENDED MARCH 31, 2004 AND 2005
ITC HOLDINGS CORP. AND SUBSIDIARIES NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) FOR THE THREE MONTHS ENDED MARCH 31, 2004 AND 2005
PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX